    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1999


                                                      REGISTRATION NO. 333-81631
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             2511                            43-1659062
 (State or other jurisdiction of     (Primary Standard Industrial               (IRS Employer
 incorporation or organization)       Classification Code Number)            Identification No.)

                           --------------------------

                                1900 GULF STREET
                           LAMAR, MISSOURI 64759-1899
                                 (417) 682-3322
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                             ROWLAND H. GEDDIE, III
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                1900 GULF STREET
                           LAMAR, MISSOURI 64759-1899
                                 (417) 682-3322
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

            JEFFREY BAGNER                                   LANCE BALK
    FRIED, FRANK, HARRIS, SHRIVER &                       KIRKLAND & ELLIS
               JACOBSON                                 153 EAST 53RD STREET
          ONE NEW YORK PLAZA                           NEW YORK, NY 10022-4675
       NEW YORK, NEW YORK 10004                            (212) 446-4800
            (212) 859-8000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC. As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

 THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT/PROSPECTUS, DATED OCTOBER
                                   21, 1999,
                          WILL BE AMENDED OR COMPLETED


                                     [LOGO]

                           PROXY STATEMENT/PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Board of Directors of O'Sullivan Industries Holdings, Inc. agreed to a merger with a company formed by the principals of Bruckmann, Rosser, Sherrill & Co., LLC, a private equity firm.

    Upon completion of the merger, each share of O'Sullivan common stock becomes $16.75 in cash and one share of senior preferred stock of O'Sullivan. O'Sullivan will continue in existence as the surviving corporation of the merger. However, some of the shares of O'Sullivan common stock and options to acquire shares that are held by the management participants in the buyout will be exchanged for equity interests in the surviving corporation. The management participants in the buyout include 32 members of management, three directors and an affiliate of a fourth director. The remaining equity of the surviving corporation will be owned by BRS and its affiliates. Under Delaware law, stockholders who do not vote in favor of the merger transaction have the right to dissent from the merger and receive the "fair value" of their shares in cash.

    We cannot complete the merger unless holders of a majority of the outstanding shares of O'Sullivan common stock vote to approve the merger agreement at a special stockholders meeting. Your vote is very important.

    Details of the Merger Agreement, the terms of the senior preferred stock and other important information are included in this document. A copy of the Merger Agreement is attached as Appendix A. This document is a proxy statement for soliciting proxies for the special stockholders meeting. This document is also a prospectus relating to the senior preferred stock to be issued in the merger. WE URGE YOU TO READ THE DOCUMENT CAREFULLY.

    FOR RISKS RELATING TO THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                                        Sincerely,

                                        /s/ Daniel F. O'Sullivan

                                        Daniel F. O'Sullivan
                                        Chairman of the Board

 NEITHER THIS TRANSACTION NOR THESE SECURITIES HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Proxy Statement/Prospectus dated October   , 1999, was first mailed to
                                  stockholders
                         on or about October   , 1999.

                  NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 17, 1999

To the Stockholders of O'Sullivan Industries Holdings, Inc.:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of O'Sullivan Industries Holdings, Inc. ("O'Sullivan") will be held on November 17, 1999, at 9:00 a.m., local time, at the Embassy Suites Kansas City Airport Hotel, 7640 Northwest Tiffany Springs Parkway, Kansas City, Missouri for the following purpose:

        To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 18, 1999 (the "Merger Agreement"), between O'Sullivan and OSI Acquisition, Inc. ("OSI"), a Delaware corporation, and approve the related merger, pursuant to which
    (a) OSI will merge with and into O'Sullivan (the "Merger"), (b) O'Sullivan will be the surviving corporation in the Merger and (c) each share of common stock of O'Sullivan, par value $1.00 per share (the "Shares"), issued and outstanding immediately prior to the Merger (other than Shares held in O'Sullivan's treasury or by any of its subsidiaries, some of the Shares held by management participants in the buyout and Shares for which appraisal rights are perfected in accordance with Delaware law) will be converted into the right to receive (i) $16.75 in cash, without interest, and (ii) one share of 12% Senior Preferred Stock of O'Sullivan, as the surviving corporation in the Merger, with a liquidation preference of $1.50 per share.

    O'Sullivan reserves the right to abandon the Merger at any time prior to the consummation of the Merger upon the terms and subject to the conditions of the Merger Agreement.


    The board of directors of O'Sullivan has fixed the close of business on September 29, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only stockholders of record at that time will be entitled to notice of and to vote at the Special Meeting. A list of O'Sullivan stockholders entitled to vote at the Special Meeting will be available for examination, during ordinary business hours, at the office of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1100, Kansas City, Missouri during the ten-day period prior to the Special Meeting.


    A form of Proxy and a Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

    THE BOARD OF DIRECTORS, WITH DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

    You are cordially invited and urged to attend the Special Meeting in person. If you attend the Special Meeting and desire to revoke your Proxy and vote in person you may do so. In any event, a Proxy may be revoked at any time before it is voted.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                                                      By Order of the Board of Directors,
                                                      /s/ Rowland H. Geddie, III
                                                      ------------------------------------------------
                                                      Rowland H. Geddie, III
                                                      VICE PRESIDENT, GENERAL COUNSEL
                                                      AND SECRETARY

Lamar, Missouri
October   , 1999

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Questions and Answers About the Merger......................       1
Summary.....................................................       3
  The Merger................................................       3
  What You Will Receive in the Merger.......................       3
  Opinion of O'Sullivan's Financial Advisor.................       3
  Votes Required; Record Date for Voting....................       3
  Recommendation of the Board of Directors..................       3
  Accounting Treatment......................................       4
  Completion of the Merger..................................       4
  Financing of the Merger...................................       4
  Termination of the Merger Agreement.......................       4
  Compensation Payable if Merger Not Completed..............       5
  Conflicts of Interests; Arrangements with Management......       5
  Federal Income Tax Consequences...........................       5
Selected Historical Financial Information...................       6
  Selected Unaudited Pro Forma Financial Information........       8
  Market Prices and Dividends...............................      10
Recent Developments.........................................      11
Risk Factors................................................      13
Cautionary Statement Regarding Forward-Looking
  Information...............................................      17
Special Factors.............................................      18
  Background to the Merger..................................      18
  Reasons for the Merger; Recommendations of the Board of
    Directors...............................................      22
  Opinion of O'Sullivan's Financial Advisor.................      25
  Forecasts.................................................      31
  Purpose of the Merger.....................................      31
  Fairness of the Merger....................................      32
  Structure of the Merger...................................      33
  Financing of the Merger...................................      34
  Effect of the Merger on O'Sullivan Capital Stock..........      36
  Description of O'Sullivan Capital Stock After the
    Merger..................................................      36
  Beneficial Ownership of Common Stock......................      40
  Security Ownership of the Surviving Corporation After the
    Merger..................................................      42
  Consequences of the Merger; Plans for O'Sullivan After the
    Merger..................................................      42
  Conflicts of Interest; Arrangements with Management.......      43
  Federal Income Tax Consequences...........................      48
  Regulatory Matters........................................      51
  Accounting Treatment of the Merger........................      52
  Tax Sharing and Tax Benefit Reimbursement Agreement with
    Tandy...................................................      52
  Litigation Challenging the Merger.........................      53
  Estimated Fees and Expenses of the Merger.................      53
The Special Meeting.........................................      54
  Matters to be Considered at the Special Meeting...........      54
  Votes Required for Approval of the Merger Agreement.......      54
  How Shares Will Be Voted at the Special Meeting...........      54
  How to Revoke a Proxy.....................................      54
  Solicitation of Proxies...................................      55
  Rights of Stockholders Not Voting for the Merger..........      55

                                                                PAGE
                                                              --------
The Companies...............................................      55
  O'Sullivan Industries Holdings, Inc.......................      55
  OSI Acquisition, Inc......................................      65
  BRS.......................................................      65
The Merger Agreement........................................      66
  The Merger................................................      66
  Effective Time of the Merger..............................      66
  Exchange Procedures.......................................      66
  Representations and Warranties............................      66
  Covenants.................................................      68
  No Solicitation of Transactions...........................      69
  Board's Covenant to Recommend.............................      70
  Benefit Plans.............................................      70
  Indemnification and Insurance.............................      70
  Conditions................................................      70
  Termination...............................................      71
  Termination Fees..........................................      72
  Other Expenses............................................      74
Appraisal Rights of Dissenting Stockholders.................      74
Unaudited Pro Forma Financial Data..........................      76
Sources and Uses of Cash Proceeds and Equity................      83
Legal Matters...............................................      84
Experts.....................................................      84
Stockholder Proposals for 1999 Annual Meeting...............      84
Where You Can Find More Information.........................      85

Appendix A -- Amended and Restated Agreement and Plan of
  Merger
Appendix B -- Opinion of Salomon Smith Barney Inc.
Appendix C -- Section 262 of the Delaware General
              Corporation Law
Appendix D -- Transactions Involving O'Sullivan Common Stock
              by BRS, Bruckmann, Rosser, Sherrill & Co. II,
              L.P., BRSE, LLC, O'Sullivan and Executive
              Officers and Directors of O'Sullivan
Appendix E -- Information Relating to BRS, Bruckmann,
              Rosser, Sherrill & Co. II, L.P., BRSE, LLC and
              Their Respective Principals and the Executive
              Officers and Directors of OSI, O'Sullivan, and
              O'Sullivan Properties, Inc.
Appendix F -- O'Sullivan Industries Holdings, Inc.
              Form 10-K for the fiscal year ended June 30,
              1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS O'SULLIVAN'S BOARD OF DIRECTORS RECOMMENDING APPROVAL OF THE MERGER?

A: After O'Sullivan's senior management expressed a desire to acquire O'Sullivan on November 10, 1998, the O'Sullivan board of directors established a special committee of independent directors to explore various alternatives for O'Sullivan. With the assistance of Salomon Smith
    Barney Inc., the special committee requested that interested third parties submit proposals to acquire O'Sullivan. After this process was completed, the proposal submitted by Bruckmann, Rosser, Sherrill & Co. II, L.P. was selected. The special committee believes that BRS's revised proposal provides the best available alternative for O'Sullivan and its stockholders.

Q: WHO IS BRUCKMANN, ROSSER, SHERRILL & CO., L.L.C.?

A: BRS is a private equity firm formed in 1995 that specializes in leveraged acquisitions. BRS seeks to acquire quality businesses with proven operating management. BRS professionals currently manage two funds, with total committed capital of more than $1.2 billion. Since its formation in 1995, BRS has completed 15 acquisitions, including acquisitions in the manufacturing and retailing industries. From the mid-1980's until BRS's formation, the principals of BRS worked together as senior officers of Citicorp Venture Capital. While at Citicorp Venture Capital, the principals of BRS completed 25 acquisitions, including the furniture companies Chromcraft Revington, Inc. and CORT Business Services Corporation.

Q: WHAT WILL O'SULLIVAN STOCKHOLDERS RECEIVE FOR EACH O'SULLIVAN SHARE IF THE
    MERGER IS COMPLETED?

A: Upon completion of the merger, each share of O'Sullivan common stock becomes $16.75 in cash and one share of senior preferred stock of O'Sullivan. However, some of the shares of O'Sullivan common stock and options to acquire shares held by management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving corporation.

Q: WHAT ARE THE TERMS OF THE SENIOR PREFERRED STOCK TO BE RECEIVED IN THE
    MERGER?


A: Each share of senior preferred stock will initially have a liquidation value of $1.50. The annual dividend rate for each share of senior preferred stock is 12% of the liquidation value. We do not anticipate paying the dividends on the senior preferred stock in cash. Moreover, under the terms of the debt to be issued by O'Sullivan in the transaction, O'Sullivan may be limited or prohibited from paying dividends on the senior preferred stock in cash. Instead, upon a liquidation of O'Sullivan or a redemption of the senior preferred stock, holders of the senior preferred stock will be entitled to receive cash in an amount equal to the liquidation value of the senior preferred stock plus all accrued and unpaid dividends. On the twelfth anniversary of the completion of the merger, O'Sullivan is required to redeem the senior preferred stock for cash in an amount equal to the liquidation value plus all accrued and unpaid dividends.


Q: WILL THE NEW PREFERRED STOCK OF O'SULLIVAN BE LISTED ON A NATIONAL SECURITIES
    EXCHANGE?

A: No. We do not expect that the shares of preferred stock of O'Sullivan will be listed on any national securities exchange or any inter-dealer quotation system.

Q: IF I DO NOT SUPPORT THE MERGER, DO I HAVE ANY ALTERNATIVES?

A: Yes. If you do not vote to approve the merger agreement and you follow the required procedures, you may receive the fair cash value of your shares as appraised by the Delaware Court of Chancery. This payment will only be made if the merger is completed and if you exercise your appraisal rights.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, just indicate on your proxy card how you want to vote. Sign, mail and date the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible. By doing so, your shares will be represented and voted at the special meeting to be held at 9:00 a.m., local time, on November 17, 1999 at the Embassy Suites Kansas City Airport Hotel, 7640 Northwest Tiffany Springs Parkway, Kansas City, Missouri. In order for us to complete the merger, holders of a majority of the outstanding common shares of O'Sullivan must approve the merger agreement. IF YOU DO NOT VOTE YOUR SHARES, THE EFFECT WILL BE A VOTE AGAINST THE MERGER AGREEMENT. THE BOARD OF DIRECTORS, WITH THE DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS VOTING "FOR" THE MERGER AGREEMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. Your shares will not be voted unless you follow the directions your broker provides to you regarding how to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy card is voted. Just send in a later dated, signed proxy card to our Corporate Secretary before the meeting or attend the meeting in person and vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your O'Sullivan stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We expect to complete the merger by the end of November 1999. However, we cannot assure you as to when or if the merger will occur. We must first obtain the approval of our stockholders at the special meeting. Financing in an amount necessary to complete the merger must also be obtained.


Q: WHO CAN HELP ANSWER MY QUESTIONS?

A:  If you have any questions please contact us at:

    O'Sullivan Industries Holdings, Inc.
    1900 Gulf Street
    Lamar, Missouri 64759
    (417) 682-8248
    Attention: Rowland H. Geddie, III

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE MERGER. THE TERMS "O'SULLIVAN," "WE," "OUR," AND "US" REFER TO O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND ITS SUBSIDIARIES, BOTH BEFORE AND AFTER THE COMPLETION OF THE MERGER. WE HAVE INCLUDED PAGE AND CAPTION REFERENCES TO DIRECT YOU TO MORE COMPLETE INFORMATION IN THE DOCUMENT. FOR A GUIDE AS TO WHERE YOU CAN OBTAIN MORE INFORMATION ON O'SULLIVAN GENERALLY, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 85.

THE MERGER


    Under the merger agreement, as amended on October 18, 1999, a recently created corporation named OSI Acquisition, Inc. will merge into O'Sullivan. Principals of Bruckmann, Rosser, Sherrill & Co., L.L.C., a private equity firm, formed OSI. We will be the surviving corporation in the merger. OSI will cease to exist as a corporation after the merger. Some members of management are participating with BRS in the buyout of O'Sullivan. The management participants in the buyout include 32 members of management, three directors and an affiliate of a fourth director. After completion of the merger, the management participants in the buyout will own a total of approximately 27.1% of the outstanding common stock of the surviving corporation. BRS and its affiliates will own the balance. See "Special Factors--Security Ownership of the Surviving Corporation After the Merger" on page 42.


WHAT YOU WILL RECEIVE IN THE MERGER

    If we complete the merger, each share of common stock becomes $16.75 in cash and one share of senior preferred stock of O'Sullivan. Each option to purchase one share of common stock held by directors, officers and employees of O'Sullivan will generally become one share of senior preferred stock plus cash equal to the difference between $16.75 and the exercise price of that option. This consideration will not be paid for some of the holdings of the management participants in the buyout.

OPINION OF O'SULLIVAN'S FINANCIAL ADVISOR (SEE PAGE 25)

    The O'Sullivan special committee received a written opinion from Salomon Smith Barney Inc. The written opinion states that the merger consideration, as of October 18, 1999, was fair from a financial point of view to the holders of O'Sullivan common stock, other than the management participants in the buyout. SALOMON SMITH BARNEY'S OPINION TO THE SPECIAL COMMITTEE IS NOT A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE. We have attached Salomon Smith Barney's opinion to this document as Appendix B. The opinion describes important considerations, assumptions and limitations. We encourage you to read the opinion carefully in its entirety.

VOTES REQUIRED; RECORD DATE FOR VOTING (SEE PAGE 54)

    You may vote at the special stockholders meeting if you owned O'Sullivan common stock at the close of business on September 29, 1999. To approve the merger agreement, the holders of a majority of outstanding O'Sullivan common stock entitled to vote at the special meeting must vote in favor of doing so. If you do not vote your shares, the effect will be a vote against the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS (SEE PAGE 70)

    The board recommends that you vote in favor of the merger agreement. Four of the members of our board of directors have conflicts of interest since they are management participants in the buyout. These four directors abstained from voting to approve the merger agreement. The remaining four directors, who are the members of the special committee, voted unanimously to approve the merger agreement. See "Special Factors--Conflicts of Interests; Arrangements with Management" on page 43.

ACCOUNTING TREATMENT (SEE PAGE 52)

    We expect the merger to qualify for recapitalization accounting. Under this method, the historical basis of the assets and liabilities of O'Sullivan will not be affected.

COMPLETION OF THE MERGER (SEE PAGE 70)

    Before we can complete the merger, a number of conditions must be satisfied. These include:

    - approval of the merger agreement by holders of a majority of our outstanding shares of common stock;

    - the absence of any legal prohibitions against the merger;


    - the receipt of financing in an amount necessary to complete the merger;


    - appraisal rights not being requested for more than 5% of our outstanding shares;

    - the absence of any material adverse change in our business;

    - O'Sullivan receiving necessary consents under our loan agreements; and

    - material compliance with our obligations under the merger agreement.


We will complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We expect to complete the merger by the end of November 1999, but we cannot be certain when or if the conditions will be satisfied or waived.


FINANCING OF THE MERGER (SEE PAGE 34)


    Approximately $360 million is required to complete the merger and pay related fees and expenses.


    Lehman Brothers Inc. and Lehman Commercial Paper Inc. have agreed to provide the necessary debt financing, if a number of conditions are satisfied. These conditions include:


    - an investment by BRS and management participants in the buyout of $58.9 million in cash and equity of O'Sullivan;


    - no event having occurred that affects O'Sullivan's business in a material adverse manner;

    - no material adverse change in the financial markets since October 14, 1999 that may prevent Lehman from being able to sell the debt financing to third parties;

    - the merger being completed for a total purchase price of not more than $358.1 million, including fees and expenses not greater than $24.5 million; and

    - Lehman having received satisfactory lien searches, solvency opinions, environmental reports and legal opinions.


    BRS has agreed to purchase up to $58.9 million of equity of the surviving corporation and to provide or cause others to provide $25.0 million of debt financing if a number of conditions are satisfied. These conditions include:


    - the conditions to OSI's obligations under the merger agreement being satisfied; and


    - sufficient cash to complete the merger has been received.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 71)

    O'Sullivan and OSI may agree to terminate the merger agreement at any time without completing the merger, even after our stockholders have approved it.

    In addition, either O'Sullivan or OSI may decide to terminate the merger agreement if:

    - the merger has not been completed by November 30, 1999;

    - our stockholders fail to approve the merger agreement; or

    - the other party breaches its representations or obligations under the merger agreement in a material manner.

    If a more favorable proposal to acquire O'Sullivan is made by a third party, we also have the right to terminate the merger agreement if the special committee believes that the board of directors is under a fiduciary obligation to do so.

COMPENSATION PAYABLE IF MERGER NOT COMPLETED (SEE PAGE 72)

    If the merger is not completed because of a possible alternative transaction with a third party not affiliated with BRS, we may be required to compensate OSI. This compensation is limited to $11.5 million in cash, including termination fees and reimbursement of OSI's expenses. The requirement to pay this compensation could discourage other companies from trying or proposing to combine with O'Sullivan before the completion of the merger.

CONFLICTS OF INTERESTS; ARRANGEMENTS WITH MANAGEMENT (SEE PAGE 43)

    Management participants in the buyout have interests in the merger that may conflict with those of the other O'Sullivan stockholders. These interests include:

    - some of the shares of O'Sullivan common stock and options to acquire shares that are held by management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving corporation. These shares will not become $16.75 per share and one share of senior preferred stock;

    - agreements with our executive officers and key managers generally provide them with a cash payment and the continuation of benefits if their employment is terminated up to 24 months after a change in control of O'Sullivan. The merger would constitute a change in control of O'Sullivan for this purpose; and

    - some of the management participants in the buyout will continue to serve as officers and directors of the surviving corporation.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 48)

    The merger will be a taxable transaction to you for United States federal income tax purposes and also may be a taxable transaction to you for state, local, foreign and other tax purposes.

    You should consult your own tax advisor for a full understanding of the tax consequences.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth our selected consolidated historical financial data for the years ended and at June 30, 1995 through 1999. These data were derived from our audited consolidated financial statements. You should read the data presented below together with, and qualified by reference to, our consolidated financial statements and related notes for the three years in the period ended June 30, 1999 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included in our 1999 Annual Report on Form 10-K. Our Form 10-K is included as Appendix F to this document. See "Where You Can Find More Information" on page 85.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                                                                 YEAR ENDED JUNE 30,
                                                           ----------------------------------------------------------------
                                                             1995          1996          1997          1998          1999
                                                           --------      --------      --------      --------      --------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net sales..............................................  $269,306      $291,766      $321,490      $339,407      $379,632
  Costs and expenses:
    Cost of sales........................................   208,176       229,262       230,578       244,086       267,630
    Selling, marketing and administrative................    45,489        52,691        62,137        69,212        74,962
    Merger-related expenses..............................        --            --            --            --         1,143
    Restructuring charge.................................        --         5,212            --            --            --
                                                           --------      --------      --------      --------      --------
  Total costs and expenses...............................   253,665       287,165       292,715       313,298       343,735
Operating income.........................................    15,641         4,601        28,775        26,109        35,897
Interest expense, net....................................     2,382         3,831         2,327         2,468         2,844
                                                           --------      --------      --------      --------      --------
Income before income taxes...............................    13,259           770        26,448        23,641        33,053
Income tax provision.....................................     5,038           433        10,050         8,742        11,900
                                                           --------      --------      --------      --------      --------
Net income...............................................  $  8,221      $    337      $ 16,398      $ 14,899      $ 21,153
                                                           ========      ========      ========      ========      ========
Earnings per common share:
  Basic..................................................  $   0.49      $   0.02      $   0.98      $   0.91      $   1.32
  Diluted................................................  $   0.49      $   0.02      $   0.96      $   0.89      $   1.30

Weighted average shares outstanding:
  Basic..................................................    16,820        16,820        16,786        16,339        15,973
  Diluted................................................    16,820        16,822        17,056        16,715        16,330

Other Data:
Book value per share (a).................................  $   8.36      $   8.42      $   9.19      $   9.79      $  11.34
Ratio of earnings to fixed charges.......................      6.19          1.19         10.98          9.21         10.87

Cash flow provided by operating activities...............  $ 13,188      $ 25,345      $ 23,512      $ 27,209      $ 25,441
Cash flow used for investing activities..................   (30,355)       (4,403)      (15,825)      (28,359)      (15,779)
Cash flow provided (used) by financing activities........    17,334       (21,000)       (1,218)       (4,015)       (7,732)

EBITDA (b)...............................................    23,106        13,836        38,735        37,669        49,859
Depreciation and amortization............................     7,465         9,235         9,960        11,560        13,962
Capital expenditures.....................................    30,355         4,403        15,825        28,359        15,779

                                                                                       JUNE 30,
                                                           ----------------------------------------------------------------
                                                             1995          1996          1997          1998          1999
                                                           --------      --------      --------      --------      --------
Balance Sheet Data (in thousands):
Working capital..........................................  $ 86,058      $ 71,136      $ 82,045      $ 72,893      $ 85,262
Total assets.............................................   228,477       212,317       232,607       250,314       266,967
Long-term debt...........................................    51,000        30,000        30,000        30,000        22,000
Stockholders' equity.....................................   140,624       141,615       156,790       163,670       185,136

------------------------------

(a) Book value per share represents stockholders' equity divided by the diluted weighted average shares outstanding during this period.

(b) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA is presented here to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following selected unaudited pro forma financial data have been derived from the unaudited pro forma financial data which were prepared by us to illustrate the estimated effects of recapitalization accounting and the financing of the merger. In addition, the unaudited pro forma financial data do not purport to represent what the results of operations or financial position of O'Sullivan would actually have been if the recapitalization and financing of the merger had in fact occurred on these dates or to project the results of operations or financial position of O'Sullivan for any future period or date.

    The following data should be read in conjunction with, and are qualified by reference to, the "Unaudited Pro Forma Financial Data" and related notes. See "Unaudited Pro Forma Financial Data" on page 76 and "Where You Can Find More Information" on page 85.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              YEAR ENDED
                                                               JUNE 30,
                                                                 1999
                                                              PRO FORMA
                                                              ----------
Statement of Operations Data:
  Net sales.................................................  $ 379,632
  Costs and expenses:
    Cost of sales...........................................    267,630
    Selling, marketing and administrative...................     75,712
                                                              ---------
  Total costs and expenses..................................    343,342

  Operating income..........................................     36,290
  Interest expense, net.....................................     31,450
                                                              ---------
  Income before income taxes................................      4,840
  Income tax provision......................................      1,461
                                                              ---------
  Net income................................................      3,379
  Preferred stock dividends.................................    (11,738)
                                                              ---------
  Net loss attributable to common stockholders..............     (8,359)
                                                              =========

  Loss attributable per common share:
    Basic...................................................  $   (6.11)
    Diluted.................................................  $   (6.11)

  Weighted average shares outstanding:
    Basic...................................................      1,368
    Diluted.................................................      1,368

Other Data:
  Book value (deficit) per common share.....................  $  (41.44)
  Pro forma EBITDA(a).......................................     50,252
  Depreciation and amortization.............................     13,962
  Capital expenditures......................................     15,779

Selected Ratios:
  Ratio of earnings to combined fixed charges and preferred
    stock dividends.........................................         (b)
  Ratio of earnings to fixed charges........................       1.15
  Ratio of pro forma EBITDA to interest expense.............       1.60
  Ratio of senior debt to pro forma EBITDA..................       2.98
  Ratio of total debt to pro forma EBITDA...................       5.37

                                                                YEAR ENDED
                                                              JUNE 30, 1999
                                                                PRO FORMA
                                                              --------------
                                                              (IN THOUSANDS)
Balance Sheet Data:
  Total assets..............................................      $276,642
  Total liabilities.........................................       323,476
  Long term debt............................................       270,000
  Stockholders' deficit.....................................       (56,691)


------------------------

(a) EBITDA means earnings before interest expense and interest income, income taxes and depreciation and amortization. EBITDA is presented here to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies.


(b) Fixed charges and preferred stock dividend requirements exceed pro forma earnings by $6,898,000 for the year ended June 30, 1999.

                          MARKET PRICES AND DIVIDENDS

    The following table shows the range of the high and low sale prices of O'Sullivan common stock as reported by the New York Stock Exchange. Our fiscal year begins on July 1 of each year. We have not paid any dividends on our common stock.


                                                                  HIGH                 LOW
                                                              ------------         ------------

Fiscal Year 1998
  First Quarter.............................................  $16 7/16             $11 3/4
  Second Quarter............................................   14                    9 1/4
  Third Quarter.............................................   12 15/16              9 3/8
  Fourth Quarter............................................   16 7/16              12 7/16

Fiscal Year 1999
  First Quarter.............................................   14 1/16               8 11/16
  Second Quarter............................................   11 3/16               8 3/4
  Third Quarter.............................................   15 5/16               9 7/16
  Fourth Quarter............................................   19 1/4               13 3/8

Fiscal Year 2000
  First Quarter.............................................   16 7/8               14
  Second Quarter............................................   15 1/2               14 5/8
    (through October 20, 1999)

                              RECENT DEVELOPMENTS


    On October 20, 1999, O'Sullivan issued a press release announcing its financial results for the first quarter of fiscal year 2000. These results are as follows:



                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                        THREE MONTHS ENDED SEPTEMBER 30,
                                                        ---------------------------------
                                                          1999        1998      % CHANGE
                                                        ---------   ---------   ---------
Net sales.............................................  $101,992    $ 87,673      +16%
Cost of sales.........................................    72,231      62,780      +15%
                                                        --------    --------
Gross profit..........................................    29,761      24,893      +20%
Gross profit percent..................................     29.2%       28.4%

Selling, marketing and administrative.................    20,546      18,373      +12%
Merger related expenses...............................       630          --        --
                                                        --------    --------
Operating income......................................     8,585       6,520      +32%
Net interest expense..................................       422         715      -41%
                                                        --------    --------
Income before income taxes............................     8,163       5,805      +41%
Income taxes..........................................     2,935       2,090      +40%
                                                        --------    --------

Net income............................................  $  5,228    $  3,715      +41%
                                                        ========    ========      ====

Earnings per share:
  Basic...............................................  $   0.33    $   0.23
  Diluted.............................................  $   0.31    $   0.23
Weighted average shares outstanding:
  Basic...............................................    16,073      15,966
  Diluted.............................................    16,658      16,275

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                           SEPTEMBER 30,
                                                        -------------------   JUNE 30,
                                                          1999       1998       1999
                                                        --------   --------   --------
ASSETS
Current Assets:
  Cash and cash equivalents...........................  $ 11,373   $  4,722   $  3,740
  Trade receivables, net..............................    71,636     66,499     63,268
  Inventories, net....................................    55,702     48,813     56,134
  Prepaid expenses and other assets...................     4,128      3,621      3,810
                                                        --------   --------   --------
    Total current assets..............................   142,839    123,655    126,952

Property, plant and equipment, net....................    96,744    100,088     96,684
Other assets..........................................     1,909         --      1,909
Goodwill, net.........................................    41,005     42,672     41,422
                                                        --------   --------   --------
                                                        $282,497   $266,415   $266,967
                                                        ========   ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $ 17,908   $ 17,378   $ 11,416
  Accrued liabilities.................................    24,989     25,289     24,695
  Income taxes payable................................     4,510      2,404      1,579
  Current portion--long term debt.....................     4,000      4,000      4,000
                                                        --------   --------   --------
    Total current liabilities.........................    51,407     49,071     41,690

Long term debt--less current                              22,000     35,000     22,000
Non-current liabilities...............................     1,909         --      1,909
Deferred taxes........................................    16,232     15,690     16,232
Stockholders' Equity..................................   190,949    166,654    185,136
                                                        --------   --------   --------
                                                        $282,497   $266,415   $266,967
                                                        ========   ========   ========

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER AGREEMENT. YOU ALSO SHOULD CONSIDER THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THERE MAY NOT BE A TRADING MARKET FOR YOUR SENIOR PREFERRED STOCK.

    The senior preferred stock is a new issue of securities for which there is currently no established trading market. If your shares of senior preferred stock are traded, they may trade at a substantial discount from their liquidation value. Any discount would depend upon:

    - the market demand for the senior preferred stock;

    - the market for similar securities;

    - our financial condition and performance;

    - prevailing dividend and interest rates; and

    - general economic conditions.

    We cannot assure you that a trading market for our senior preferred stock will develop. The absence of a trading market adversely affects the liquidity of your shares. It may be difficult for you to sell your shares. We do not intend to apply for the listing of the senior preferred stock on any securities exchange or for quotation through any over-the-counter market. See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

YOUR SENIOR PREFERRED STOCK WILL GENERALLY HAVE NO VOTING RIGHTS.

    As holders of senior preferred stock, you will have no voting rights regarding the conduct of our business. You will have the right to vote only on matters relating to the senior preferred stock. This includes the right to vote with respect to:

    - the authorization of any series of our stock with a dividend or liquidation preference senior to the senior preferred stock, and

    - any change to the terms of the senior preferred stock after the merger.

See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

CASH PAYMENT FOR YOUR SENIOR PREFERRED STOCK DEPENDS UPON O'SULLIVAN'S SUCCESS.

    After the completion of the merger, we will have a high level of debt. These debt obligations will rank ahead of the senior preferred stock. We cannot assure you that we will generate cash flow sufficient to repay our debt obligations. If we cannot pay our debt obligations, holders of the senior preferred stock may not receive a cash payment for their interest and liquidation value of the stock. Furthermore, under Delaware law, O'Sullivan may not repurchase the senior preferred stock on the twelfth anniversary of the completion of the merger if at that time its remaining assets are not sufficient to pay its outstanding obligations.


    After the completion of the merger, we will have $270 million of indebtedness. Of this amount, according to BRS, $125 million of new debt will have a floating interest rate estimated at this time to be initially about 9.25% to 9.5%, $110 million of new debt will have a fixed interest rate estimated at this time to be about 12.5% and $25 million of new debt will have a fixed interest rate estimated at this time to be about 13.5%. These interest rates will not be known until the time of the completion of the merger. They may be higher or lower than the rates indicated. In addition, an existing $10 million of industrial revenue bonds will remain outstanding. These bonds will have a floating interest rate estimated at this time to be about 8.5%. The floating interest rate may change from time to time for reasons unrelated to O'Sullivan's performance. See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".


OUR PAYMENTS TO TANDY MAY BE SIGNIFICANTLY HIGHER THAN WE CURRENTLY ANTICIPATE IF TANDY'S DISAGREEMENT WITH US OVER OUR TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT IS NOT RESOLVED FAVORABLY TO US.

    On June 29, 1999, Tandy filed suit in a Texas court against us. The suit relates to a potential reduction in our tax benefit payments to Tandy that would result from our increased interest expense after completion of the merger. Tandy claims that this reduction would violate the tax sharing and tax benefit reimbursement agreement. Although we believe that our interpretation of the tax sharing agreement will ultimately prevail over Tandy's interpretation, we cannot assure you of this. If Tandy were to prevail, our increased interest expense following the merger would not be taken into account in determining our annual payments to Tandy. For example, based on current estimates, our payments to Tandy would be approximately $3 million greater than we currently anticipate over the next two fiscal years combined. However, if our earnings are significantly less than current estimates, then the difference between the amount we believe we would owe to Tandy and the amount Tandy believes we would owe under the tax sharing agreement would be significantly greater. If necessary, we would fund these increased payment obligations from cash flow from operations, borrowing under the revolving credit agreement, or other sources of capital. See "Special Factors--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy".

OFFICERS AND DIRECTORS OF O'SULLIVAN HAVE AGREEMENTS AND OTHER ARRANGEMENTS THAT MAY CREATE POTENTIAL CONFLICTS OF INTEREST WITH O'SULLIVAN STOCKHOLDERS REGARDING THE MERGER.

    When considering the recommendation of the board of directors, you should be aware that the management participants in the buyout have interests which are different from yours. These persons will continue to participate in the earnings and growth of O'Sullivan after the completion of the merger. Some of these persons will continue as directors and officers of the surviving corporation. Some of them have rights under termination protection agreements. These interests may create potential conflicts of interest. The board of directors was aware of these possible conflicts when they approved the merger. See "Special Factors--Conflicts of Interest; Arrangements with Management".

THE TERMINATION FEES PROVIDED FOR UNDER THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO COMBINE WITH US EVEN IF THESE BIDS OFFER HIGHER IMMEDIATE VALUE TO STOCKHOLDERS.

    - We have agreed to termination fees that could discourage other companies from trying or proposing to combine with us in an alternative transaction.

    - If the merger with OSI is not completed because of a possible alternative transaction, we may be required to compensate OSI up to $11.5 million.

    - If any of these termination fees were to be paid, we would experience a material negative impact on our financial condition and results of operations.

See "The Merger Agreement--Termination Fees".

OUR PROFITS WOULD BE REDUCED IF THE PRICES OUR SUPPLIERS CHARGE US FOR RAW MATERIALS INCREASE.

    We purchase large quantities of raw materials, including particleboard and fiberboard. We are dependent on outside suppliers for all of our raw material needs. Therefore, we are subject to changes in the prices charged by our suppliers. In the past, our profits have been reduced by price increases in the prices of particleboard and fiberboard.

    In the fourth quarter of fiscal year 1999, some of our particleboard suppliers increased their prices by approximately 3%. In October 1999, one of these suppliers further increased its prices by approximately 3%. In fiscal year 1999, we spent approximately $85 million on these products. Also in fiscal year 1999, the price of corrugated cartons we purchased decreased by approximately 8% between June 1998 and March 1999. In March 1999, some of our corrugated carton suppliers announced that they intended to increase prices by approximately 8%. In fiscal year 1999, we spent approximately $15 million on corrugated cartons. We anticipate that these price increases may be partially offset by other factors. These factors include raw material price decreases, savings from our value engineering program designed to reduce costs without compromising product quality or appearance, increased productivity in our manufacturing operations and higher selling prices for new products at the retail level. However, we cannot assure you that these efforts will reduce the effect of the price increases already implemented or any future price increases.

BECAUSE WE SELL OUR PRODUCTS TO A SMALL NUMBER OF CUSTOMERS, OUR REVENUE WOULD BE REDUCED IF ONE OF OUR CUSTOMERS SIGNIFICANTLY REDUCED ITS PURCHASES OF OUR PRODUCTS OR WERE UNABLE TO FULFILL ITS FINANCIAL OBLIGATIONS TO US.

    Similar to other large ready-to-assemble furniture manufacturers, our sales are concentrated among a relatively small number of customers. If one of these customers is unable to fulfill its obligations to us or reduces its purchases from us, our revenues would be reduced.

    During fiscal 1999, our two largest customers accounted for approximately 34.0% of our net sales. OfficeMax accounted for 20.9% and Office Depot accounted for 13.1% of these sales. Consistent with industry practice, we do not have long term contracts with any of our customers. Consequently, our sales depend upon our continuing ability to deliver attractive products at reasonable prices. There can be no assurance that we will be able to sell to these or other customers on an economically advantageous basis in the future or that customers will continue to buy our products.

    For fiscal year 1999, the accounts receivable balances of our largest five customers comprised approximately 62% of our total receivables balance. In
March 1999, one of our large customers, Service Merchandise Co., filed for bankruptcy protection. Montgomery Ward & Co., another large customer, also filed for bankruptcy protection in July 1997 and emerged from bankruptcy in August 1999. In fiscal year 1999, sales to Service Merchandise were approximately 7% of our gross annual sales. During that year, sales to Montgomery Ward were approximately 3% of our gross annual sales. Service Merchandise has announced that it plans to reorganize and continue its operations. Sales to Service Merchandise and Montgomery Ward may decline or cease altogether. We cannot assure you that we will be able to replace any reduction in these sales. We are currently shipping to Service Merchandise while it operates under Chapter 11 bankruptcy court protection. This protection gives vendors some priority among claims in the event of liquidation. We cannot assure you that other customers will not experience similar financial difficulties in the future. Because our sales are concentrated among a small number of customers, our revenues could decrease significantly if this occurs.

OUR SALES MAY DECREASE IF THERE IS A REDUCTION IN RETAIL SALES GENERALLY, ESPECIALLY IF THE REDUCTIONS OCCUR IN THE INDUSTRIES WHICH WE BELIEVE ARE CONTRIBUTING TO THE GROWTH OF THE READY-TO-ASSEMBLE FURNITURE INDUSTRY.

    Most of our sales are to major retail chains. In recent years, the retail environment in North America has been highly competitive. If there is a reduction in the overall level of retail sales, our sales could also decline. We believe that the increase in sales of ready-to-assemble furniture over the last several years has occurred in part because there has been an increase in sales of personal computers and home entertainment electronic equipment. If the level of sales of these types of electronic equipment decreases, our sales could also decrease.

WE OPERATE IN THE HIGHLY COMPETITIVE READY-TO-ASSEMBLE SEGMENT OF THE FURNITURE INDUSTRY.

    The industry in which we operate is highly competitive. Some of our competitors are significantly larger and have greater financial, marketing and other resources.

    Along with some of our competitors, we have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. This extra capacity heightened competition in the industry. This increased competition put pressure on us to reduce our prices and consequently reduced our profits. The current increases in the industry's production capacity could again cause excess capacity and heightened competition if our sales do not increase as much as we expect. We cannot assure you that we will be able to compete successfully in the future or that competitive pressure will not reduce our profits in the future.

THE INTERESTS OF OUR PRINCIPAL COMMON STOCKHOLDERS MAY NOT BE ALIGNED WITH THE INTERESTS OF THE HOLDERS OF THE SENIOR PREFERRED STOCK.

    Immediately after the completion of the merger, affiliates of BRS will own securities representing approximately 72.9% of the voting power of our outstanding common stock. By reason of their ownership, they will control our affairs and policies. There may be circumstances in which the interest of BRS and its affiliates could be in conflict with the interests of the holders of the senior preferred stock. For example, BRS and its affiliates may have an interest in pursuing transactions that, in their judgment, could enhance their common equity investment, even though such transactions might involve risks to the holders of the senior preferred stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

    This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to cost savings, benefits, revenues and earnings estimated to result from the merger. It also includes statements using words like "believes," "expects," "anticipates", "plans" or "estimates" or similar expressions.

    These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements. Factors and possible events which could cause results to differ include:

    - expected significant indebtedness that may limit our financial and operational flexibility;

    - costs or difficulties related to the merger are greater than expected;

    - changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise;

    - pricing pressures due to excess capacity in the ready-to-assemble furniture industry, as occurred in 1995, or customer demand in excess of our ability to supply product;

    - raw material cost increases, particularly in particle board and fiberboard, as occurred in 1994 and 1995;

    - transportation cost increases;

    - loss of or reduced sales to significant customers as a result of a merger, acquisition, bankruptcy, liquidation or any other reason, as occurred with the liquidation of Best Products in 1996 and could occur with Service Merchandise Co., Inc. and Montgomery Ward & Co., Inc.;

    - actions of current or new competitors that increase competition with our products or prices;

    - the consolidation of manufacturers in the ready-to-assemble furniture industry;

    - increased advertising costs associated with promotional efforts;

    - failure by O'Sullivan or a major supplier or vendor to identify and remedy all critical year 2000 compliance issues;

    - pending or new litigation, including the litigation involving Tandy, or governmental regulations;

    - other uncertainties which are difficult to predict or beyond our control; and

    - the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

    Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

    All subsequent written and oral forward-looking statements attributable to O'Sullivan or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise these forward-looking statements.

                                SPECIAL FACTORS

BACKGROUND TO THE MERGER

    After the market price of the O'Sullivan common stock fell 47% from $16 7/16 per share on May 6, 1998 to $8 5/16 per share on September 10, 1998, members of management concluded that the common stock was significantly undervalued. Management did not believe that this decrease in value was warranted. Accordingly, management began to consider alternative actions to increase stockholder value. These actions included:

    - increasing the visibility of O'Sullivan in the financial community through increased participation in investor conferences, internet conferences and other means;

    - attempting to secure additional coverage of O'Sullivan by analysts in investment banking firms;

    - exploring strategic acquisitions;

    - considering a substantial dividend to O'Sullivan stockholders;

    - increasing the size of the stock repurchase program authorized by the Board in May 1997; and

    - exploring a possible sale of O'Sullivan to a financial or strategic buyer.

    Management tried to increase O'Sullivan's visibility in the financial community without success. Efforts to secure additional financial analyst coverage also failed. We conducted a due diligence review of an acquisition candidate in fall 1998, but we determined that this transaction would not increase our earnings per share. While a substantial cash dividend to our stockholders would provide cash to the stockholders, management believed that the dividend would depress the stock price further. Management also believed that this dividend might not change the investment community's view of O'Sullivan. In addition, we would have to incur substantial indebtedness to pay a large dividend. Therefore, this alternative was rejected. In August 1998, our Board of Directors decided not to expand the size of our stock repurchase program.

    On September 24, 1998, Richard D. Davidson, President and Chief Operating Officer of O'Sullivan, and Daniel F. O'Sullivan, Chairman of the Board of O'Sullivan, met with representatives of Merrill Lynch & Co. to discuss finding a financial buyer to work with management to increase stockholder value through a purchase of O'Sullivan. Messrs. Davidson and O'Sullivan did not provide any non-public information regarding O'Sullivan to Merrill Lynch or its representatives. Messrs. Davidson and O'Sullivan did not limit Merrill Lynch to prospective purchasers who would agree to continued management participation in the surviving Merrill Lynch entity of any buyout.

    Merrill Lynch identified several potential financial buyers, including BRS. Messrs. Davidson and O'Sullivan met with four potential buyers on October 12 and 13, 1998. On October 27, 1998, Mr. Davidson and Thomas M. O'Sullivan, Jr., Vice President-Sales of O'Sullivan, met with representatives of a fifth potential buyer. This potential buyer was BRS. BRS was represented by Messrs. Harold
O. Rosser and Stephen F. Edwards. In each of the five presentations, management discussed business, products, sales, operations, financial results and prospects of O'Sullivan. The presentations were based on material prepared by Merrill Lynch from public information about O'Sullivan and the furniture industry. Non-public information about O'Sullivan was not provided or used in any of these discussions. Management did not place any limits or conditions on potential transactions with the prospective purchasers in these discussions.

    None of the four potential buyers who participated in the earlier meetings elected to pursue a transaction with O'Sullivan. However, following the meeting with BRS, Mr. Davidson discussed with BRS terms upon which BRS might propose to purchase O'Sullivan. General terms of management's participation in this proposal were also discussed. These terms included the ability of management to invest in the surviving corporation.

    On November 10, 1998, our board of directors received a proposal from BRS for the possible acquisition of O'Sullivan for approximately $14.00 per share in cash. The closing price of O'Sullivan's common stock on November 9, 1998 was $10 15/16 per share. The BRS proposal was made with the participation of some members of senior management and four directors of O'Sullivan. The proposal was conditioned upon due diligence and negotiation of the terms of a definitive agreement. The board rejected the proposal as inadequate.

    After members of senior management expressed continued interest in acquiring O'Sullivan for a possibly higher price, the board determined in early
December 1998 that a special committee of independent directors should be established to consider the management proposal. William Bousquette, Charles Hanson, Stewart Kasen and Ronald Stegall, the independent directors, were named to serve as members of the special committee.

    On December 21, 1998, the special committee held its first meeting. The committee decided to explore alternatives for O'Sullivan. These alternatives included making approaches to strategic as well as financial parties who were potentially interested buyers. BRS was contacted as one of the potential financial buyers. If an acceptable proposal was not received, the special committee was prepared to recommend that O'Sullivan continue as an independent public company. The committee elected William Bousquette to serve as its chairman. The committee also retained Fried, Frank, Harris, Shriver & Jacobson to serve as counsel to the special committee and Salomon Smith Barney to act as its financial advisor.

    With the assistance of Salomon Smith Barney, the special committee identified a number of potential candidates believed to be potentially interested in acquiring O'Sullivan. In mid-February 1999, at the direction of the special committee, Salomon Smith Barney contacted these candidates to determine their interest. Each candidate expressing an interest was given the opportunity to examine non-public information regarding O'Sullivan following the execution of a confidentiality agreement. On March 2, 1999, the special committee reviewed with Salomon Smith Barney the status of the process.

    Each interested party was asked to indicate by March 22, 1999, on a preliminary and non-binding basis, the price per share of common stock it was considering for a possible transaction. Seven parties provided indications of interest. BRS was one of these interested parties.

    Around March 22, 1999, O'Sullivan entered into termination protection agreements with 24 of its director-level managers. The agreements were executed to induce these key managers to remain with O'Sullivan if a change in control occurs or is threatened. See "--Conflicts of Interest; Arrangements with Management--TERMINATION PROTECTION AGREEMENTS."

    On March 24, 1999, the special committee reviewed with Salomon Smith Barney the preliminary indications of interest received. The committee also determined that each of the interested parties should be invited to receive management presentations about O'Sullivan. The management presentations were conducted during April 1999. In addition, a form of merger agreement was prepared by Fried Frank and provided to the interested parties. Each interested party was asked to make a final offer and submit comments on the merger agreement no later than April 30, 1999.

    After the market closed on March 24, 1999, at the committee's direction, O'Sullivan issued a press release making public the formation of the special committee. The press release stated that the special committee was exploring various alternatives for O'Sullivan, including a possible sale of the company. The press release also noted that management had made a proposal to acquire O'Sullivan. The closing price of the common stock on March 24, 1999 was $12.63.

    On or about April 30, 1999, two offers were submitted. Both offers included a number of conditions, including requests for further due diligence. BRS offered the highest per share price at $18.00 in cash plus one share of senior preferred stock with a liquidation value of $1.25. At the same time, the other interested party had communicated that it was working diligently to enhance the value of its proposal. On May 4, 1999, the special committee reviewed with Salomon Smith Barney and Fried Frank the two offers submitted. The special committee instructed Salomon Smith Barney and Fried Frank to initiate negotiations with BRS in an effort to establish greater certainty of closing the transaction.

    On May 6, 1999, Fried Frank and Salomon Smith Barney met with BRS and its counsel to discuss the terms and conditions of the BRS proposal. These discussions continued over the next several days. To increase the certainty of closing, we asked BRS to drop conditions to its proposal that were not included in the merger agreement we provided to BRS and other interested parties. BRS expressed its willingness to drop some of its conditions. One of the conditions dropped by BRS was its request for a letter from Tandy Corporation. This condition would have required us to deliver written acknowledgement from Tandy that our increased interest expense after completion of the merger would be taken into account in determining the payments required to be made by us under the tax sharing and tax benefit reimbursement agreement. At our request, BRS also agreed to make O'Sullivan a third party beneficiary to BRS's commitment letter to OSI. At the same time, BRS lowered the cash component of its offer by $0.50, from $18.00 to $17.50. BRS also informed us that it would be unwilling to proceed with the proposed merger without a termination fee being granted by O'Sullivan. See "--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy" and "The Merger Agreement--Termination Fees".

    The special committee met again on May 10, 1999. The committee reviewed with Fried Frank and Salomon Smith Barney the status of the offers and related legal and financial considerations. The special committee instructed Fried Frank and Salomon Smith Barney to attempt to arrive at a definitive agreement with BRS, if possible, but to continue discussions with the other interested party.

    The special committee also concluded that if the BRS proposal were accepted, it would be appropriate that Daniel O'Sullivan's resignation as chairman of the board be accelerated if the merger agreement were terminated. Mr. O'Sullivan had previously agreed to resign as chairman of the board on March 31, 2000 if no successor is selected by that time. Mr. O'Sullivan had already resigned as chief executive officer on October 16, 1998. In conversations held during the week of May 10, Mr. O'Sullivan agreed to the proposal that could accelerate his resignation as chairman of the board.

    On May 11, 1999, after further negotiations, BRS modified its offer to increase the liquidation value of each share of senior preferred stock to be issued in the merger by $0.50 per share to $1.75.

    On May 13, 1999, at a meeting of the special committee, Fried Frank and Salomon Smith Barney reviewed with the committee legal and financial aspects of the proposed transaction with BRS. The special committee instructed Fried Frank to continue to negotiate with BRS.


    In the evening of May 13, 1999, Fried Frank met with BRS's counsel seeking to narrow the open issues. Our general counsel, Rowland Geddie, participated in this meeting by telephone conference. On the morning of May 14, 1999, Fried Frank met with BRS and its counsel to continue the negotiations. During that period, discussions were also held with the other interested party.


    On May 16, 1999, the special committee reviewed with Fried Frank and Salomon Smith Barney the status of the proposals from BRS and the other interested party. The special committee determined that the other party's offer was financially inferior to the BRS offer. In addition to BRS's offer being at a higher price, the other party's offer was conditioned on further due diligence review. The need for additional due diligence raised concerns about the timing of a transaction with this third party. Salomon Smith Barney also reviewed with the special committee the financial analyses that it performed in its evaluation of the merger consideration then offered by BRS. Based on the assumption that the terms of the merger agreement at that time would remain substantially the same, Salomon Smith Barney orally delivered its opinion as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants in the buyout. After further discussion and consideration, the special committee unanimously approved a transaction with BRS. This approval was contingent on final negotiation of the merger agreement with terms approved by the chairman of the special committee and ratification by the full board.

    The full board of directors met later in the day on May 16, 1999. The special committee presented its recommendations in favor of a merger with BRS. Fried Frank gave its legal presentation and Salomon Smith Barney gave its financial presentation. After further discussion and consideration, the board of directors, with the directors who are management participants in the buyout abstaining, unanimously approved and adopted the original merger agreement and the merger with any changes that may be approved by the special committee. The board of directors, with Daniel O'Sullivan abstaining, also voted unanimously to amend Daniel O'Sullivan's retirement agreement so that his resignation as chairman of the board would become effective on the earlier of March 31, 2000 and the termination of the merger agreement.

    On the afternoon of May 16, 1999, Fried Frank initiated final negotiations with BRS and its counsel. Negotiations continued until the morning of May 18, 1999 when the definitive terms of the original merger agreement were finalized and the original merger agreement was executed. On May 18, 1999, before the opening of trading on the NYSE, we issued a press release announcing that we had signed the original merger agreement with OSI.

    On or about September 21, 1999, BRS advised the special committee through its financial and legal advisors that unfavorable developments in the high yield debt market required a restructuring of the financing of the merger. This restructuring included a commitment by BRS and the management participants in the buyout to increase their equity investment in the merger by approximately
$5 million. The special committee was also advised that no change in the consideration being paid to the stockholders of O'Sullivan would be required. The special committee met on September 27, 1999 and reviewed with its legal and financial advisors the new financing structure proposed by BRS and its investment bank, Lehman Brothers. Salomon Smith Barney informed the special committee that the new financing structure, as then proposed, did not affect the validity of Salomon Smith Barney's opinion of May 17, 1999. The special committee directed Fried Frank to file with the SEC as soon as possible an amendment to the Form S-4 registration statement reflecting these changes to the financing of the merger. After being reviewed by BRS, Lehman Brothers and their legal advisors, an amended Form S-4 was filed with the SEC on October 1, 1999.

    On October 13, 1999, BRS advised Salomon Smith Barney that, given unfavorable developments in the high yield debt markets, a reduction in the merger consideration of $1.00 in cash per share was needed in order to obtain the financing necessary to complete the merger. During a special committee meeting later that afternoon at which representatives of Salomon Smith Barney and Fried Frank were present, the special committee instructed Salomon Smith Barney to convey a counter-proposal to BRS as soon as possible. The counter-proposal included a willingness to accept a $1.00 reduction in the per share merger consideration, consisting of a $0.50 reduction in the cash component and a $0.50 reduction in the liquidation value of the senior preferred stock. However, the special committee's counter-proposal was conditioned upon BRS agreeing to pay O'Sullivan $2.0 million if the merger is not completed by November 30, 1999 other than as a result of a failure of O'Sullivan to comply with its obligations under the merger agreement. In addition, the special committee wanted to review the terms of the revised commitment letter to be received by OSI from Lehman Brothers.

    In the evening of October 14, 1999, BRS responded to the special committee with a proposal which would reduce the cash component of the merger consideration by $0.75 per share and reduce the liquidation value of the senior preferred stock by $0.25 per share. As part of this proposal, BRS and the management participants in the buyout would increase their equity investment in the merger by $4.8 million. BRS would also obtain revised commitment letters from Lehman Brothers. However, BRS was unwilling to agree to pay O'Sullivan the $2.0 million requested by the special committee in the event the merger was not completed by November 30, 1999.

    In the morning of October 15, 1999, Stephen Edwards of BRS called the special committee chairman, William Bousquette. Mr. Edwards assured Mr. Bousquette of BRS's commitment to, and optimism for completing, the merger on the terms of BRS's most recent proposal. Later that day, the special committee met to consider BRS's revised proposal. Representatives of Salomon Smith Barney and Fried Frank participated in the meeting. The special committee concluded that the BRS proposal increased the likelihood that the necessary debt financing would be obtained and that the merger would be completed before November 30, 1999. The special committee decided that it would be willing to amend the merger agreement to reflect BRS's latest proposal. The special committee requested confirmation from both BRS and Lehman Brothers that they would remain committed to completing the merger regardless of any development in the litigation involving the tax sharing agreement with Tandy.

    In the evening of October 15, 1999, Mr. Bousquette spoke with a representative of Lehman Brothers. The representative of Lehman Brothers assured Mr. Bousquette that Lehman Brothers is committed to obtaining the necessary debt financing so that the merger could be completed before November 30, 1999. The legal and financial advisors for both O'Sullivan and BRS worked throughout the weekend to finalize the details necessary for amending the merger agreement and related matters. A progress report was made by these advisors to the special committee in the evening of October 16, 1999. A revised commitment letter was received by the special committee during the evening of October 17, 1999. This revised commitment letter acknowledged that the decisions in the litigation involving the tax sharing agreement with Tandy since April 30, 1999 do not in and of themselves constitute a material adverse change relating to O'Sullivan.

    In the morning of October 18, 1999, the special committee met with representatives from Fried Frank and Salomon Smith Barney to review the final terms of the amended merger agreement and the revised commitment letter. Immediately following that meeting the full board of O'Sullivan met. Fried Frank gave its legal presentation and Salomon Smith Barney gave its financial presentation regarding the revised terms of the merger. Salomon Smith Barney also delivered to the special committee its opinion as to the fairness, from a financial point of view, of the revised merger consideration which would be received by the holders of O'Sullivan common stock, other than the management participants in the buyout. The special committee unanimously recommended that the full board approve and adopt the amended merger agreement. The full board of directors, with the directors who are management participants in the buyout abstaining, unanimously approved and adopted the amended and restated merger agreement and the merger with any changes that may be approved by the special committee.

    An amended merger agreement was signed on October 18, 1999. Before the opening of trading on the NYSE, we issued a press release announcing the revised terms of the merger.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    On October 18, 1999, the board of directors approved the amended merger agreement and the merger and recommends approval of the amended merger agreement and the merger by the O'Sullivan stockholders. This approval was unanimously supported by the four members of the special committee. The remaining four directors--Richard D. Davidson, Daniel F. O'Sullivan, Thomas M. O'Sullivan, Sr. and Tyrone E. Riegel--abstained because they are management participants in the buyout. The board of directors determined that the amended merger agreement and the merger are fair to the stockholders who are not management participants in the buyout. The board of directors also determined that the process by which these determinations were made was appropriate to ensure a fair price. The process included the establishment of the special committee, the auction process and the arm's length negotiations with BRS. In reaching these determinations, the board of directors adopted the financial analyses and opinion of Salomon Smith Barney as well as the unanimous recommendations of the special committee. The Board considered the following material factors that supported its decision:

    (1) the merger will provide O'Sullivan stockholders a premium for their shares compared to the market price at the time we publicly announced a possible sale of O'Sullivan;

    (2) information concerning comparable transactions in the furniture industry, which transactions involved sales prices comparable to the price being paid in the merger on an earnings multiple basis;

    (3) the merger agreement with OSI was the result of an auction process and arm's length negotiations in which the special committee was assisted by its legal and financial advisors. See "--Background to the Merger";

    (4) O'Sullivan publicly announced on March 24, 1999 that it formed the special committee to consider alternatives, including a possible sale of the company, and that management had submitted a buyout proposal;

    (5) various alternatives to the merger, including the alternative of remaining independent, and the risks associated with those alternatives;

    (6) the current and past trading prices of O'Sullivan common stock compared to the common stock of other furniture manufacturers;

    (7) the opinion of Salomon Smith Barney as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants in the buyout. See "--Opinion of O'Sullivan's Financial Advisor";

    (8) the terms and conditions of the merger agreement, including the right of the board of directors to terminate the agreement if its fiduciary duties required that action in the event a superior proposal from a third party is made. See "The Merger Agreement"; and

    (9) the past performance and reputation of BRS in making acquisitions.


    In making its determination that the amended merger agreement and the merger are fair to the stockholders who are not management participants in the buyout and in recommending that the unaffiliated stockholders vote "FOR" the adoption of the amended merger agreement, the board of directors considered a number of additional factors. These factors included:


    - ENHANCED CERTAINTY OF COMPLETION. Unfavorable developments in the high yield debt markets since May 17, 1999, the date of the original merger agreement, have occurred. BRS advised the special committee that, given these developments, there was significant uncertainty as to whether the financing necessary to complete the merger could be obtained. The board of directors believes that agreeing to amend the terms of the merger agreement increases the likelihood of completing the merger.

    - RISKS OF NON-COMPLETION. The price of O'Sullivan common stock has been trading below the cash value of the merger consideration. The board of directors believes that this discounted trading price reflected the uncertainty in the financing markets and a lack of public confidence that the original merger agreement would be completed. If the merger is not completed, the board of directors believes that the trading levels of O'Sullivan common stock may drop further, possibly by a significant amount. By how much the stock price will be affected and when it would recover cannot be predicted.

    - UNCERTAINTY OF ALTERNATIVE TRANSACTIONS. If the merger is not completed, the ability of O'Sullivan to attract and complete an alternative transaction would be uncertain, particularly given the auction process previously conducted by the special committee and the unfavorable developments in the high yield debt market since the auction process was begun. No alternative transaction could be completed in the same time period as the merger could be completed if the conditions to the merger are satisfied.

    The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These included the following:

    (1) our only recourse in the event of a wrongful termination or material breach of the merger agreement is against OSI, a company without assets;

    (2) the obligation of OSI to complete the merger is conditioned upon obtaining financing. The financing may not be received by OSI for reasons beyond the control of O'Sullivan. See "--Financing of the Merger";

    (3) the uncertainty of the value of the senior preferred stock. In this regard, the factors considered included:

       - there is no trading market for the senior preferred stock;

       - the senior preferred stock will not be listed on any securities exchange or for quotation through any over-the-counter market;

       - the senior preferred stock will generally have no voting rights;

       - the surviving corporation may be limited or prohibited from paying dividends on the senior preferred stock in cash due to its debt obligations;

       - under Delaware law, O'Sullivan may not repurchase the senior preferred stock on the twelfth anniversary of the completion of the merger if at that time its remaining assets are not sufficient to pay its outstanding obligation; and

       - that Salomon Smith Barney utilized an estimated value for the senior preferred stock of approximately 40% of its face amount. See "Risk Factors" and "--Opinion of O'Sullivan's Financial Advisor";

    (4) the termination fees that we may have to pay to OSI may discourage others from proposing an alternative transaction that may be more advantageous to our stockholders; and

    (5) the potential conflicts of interest of the management participants in the buyout.

    After considering these factors, and taking into account the recommendation of the special committee, the board of directors concluded that the positive factors outweighed the negative factors. Because of the variety of factors considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination. The determination was made after consideration of all of the factors together. In addition, individual members of the board of directors may have given different weights to different factors.

    The special committee and the board of directors did not consider it necessary to require approval of the merger by at least a majority of our stockholders who are not management participants in the buyout. The special committee and the board believe that the approval of at least a majority of all our stockholders is sufficient because of the other procedural safeguards which are in place ensure the procedural fairness of the merger. These safeguards include:

    - Our board of directors established a special committee to consider alternatives involving O'Sullivan;

    - The committee was comprised of four independent directors, who will have no continuing interest in O'Sullivan after completion of the merger;

    - The special committee selected its choice of investment bankers and lawyers, without the involvement of the management of O'Sullivan;

    - The selection of OSI as the company to acquire O'Sullivan was the result of an auction process which was publicly disclosed;

    - The special committee was actively involved in evaluating other alternatives available to O'Sullivan;

    - The special committee negotiated the terms of the merger with the assistance of its investment bankers and lawyers; and

    - The voting power of the management participants in the buyout, representing less than 4.0% of the total voting power of O'Sullivan's common stock, is small.

    THE BOARD OF DIRECTORS, WITH DIRECTORS WHO ARE MANAGEMENT PARTICIPANTS IN THE BUYOUT ABSTAINING, UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE AMENDED MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

OPINION OF O'SULLIVAN'S FINANCIAL ADVISOR

    O'Sullivan retained Salomon Smith Barney to act as exclusive financial advisor to the special committee and requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the merger consideration provided in the merger. On October 18, 1999, at a meeting of the O'Sullivan board of directors held to evaluate and approve the revised terms of the merger, Salomon Smith Barney delivered to the O'Sullivan special committee an oral opinion to the effect that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair, from a financial point of view, to the holders of O'Sullivan common stock, other than the management participants in the buyout. This opinion was confirmed by delivery of a written opinion dated October 18, 1999, the date of the amended merger agreement.

    In arriving at its opinion, Salomon Smith Barney:

    - reviewed the amended merger agreement, and the terms of the senior preferred stock attached as an exhibit to the amended merger agreement;

    - held discussions with senior officers, directors and other representatives and advisors of O'Sullivan and senior officers and other representatives of BRS concerning the business, operations and prospects of O'Sullivan;

    - examined publicly available business and financial information relating to O'Sullivan;

    - reviewed financial forecasts and other information and data for O'Sullivan that the management of O'Sullivan provided to or discussed with Salomon Smith Barney;

    - reviewed the financial terms of the merger as described in the amended merger agreement;

    - reviewed current and historical market prices and trading volumes of O'Sullivan common stock;

    - reviewed the financial condition, historical and projected earnings and other operating data of O'Sullivan;

    - reviewed the capitalization of O'Sullivan and the surviving corporation;

    - considered, to the extent publicly available, the financial terms of other similar recent transactions that it considered relevant in evaluating the merger;

    - analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating those of O'Sullivan;

    - approached, and held discussions with, third parties to solicit indications of interest in the possible acquisition of O'Sullivan; and

    - conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

    In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data that it reviewed and considered. With respect to these financial forecasts and other information and data, the management of O'Sullivan advised Salomon Smith Barney that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of O'Sullivan as to the future financial performance of O'Sullivan.

    Salomon Smith Barney assumed, with the consent of O'Sullivan, that the merger will be recorded as a recapitalization for financial reporting purposes. Salomon Smith Barney did not express any opinion as to what the value of the senior preferred stock or other securities of the surviving corporation actually will be when issued in the merger or the price at which the senior preferred stock or other securities of the surviving corporation will trade or otherwise be transferable after the merger. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of O'Sullivan. It also did not make any physical inspection of the properties or assets of O'Sullivan. Salomon Smith Barney expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for O'Sullivan or the effect of any transaction in which O'Sullivan might engage. Salomon Smith Barney's opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to it as of the date of its opinion. Although Salomon Smith Barney evaluated the merger consideration from a financial point of view, it was not asked to and did not recommend the specific consideration payable in the merger. The merger consideration was determined through negotiation between O'Sullivan and BRS. No other instructions or limitations were imposed by O'Sullivan on Salomon Smith Barney with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF SALOMON SMITH BARNEY'S WRITTEN OPINION DATED OCTOBER 18, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. SALOMON SMITH BARNEY'S OPINION IS DIRECTED TO THE O'SULLIVAN SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED MERGER. THE SUMMARY OF SALOMON SMITH BARNEY'S OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.


    In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses. A copy of Salomon Smith Barney's written presentation to the special committee relating to its opinion has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by O'Sullivan with the SEC and will be available for inspection and copying at the principal executive offices of O'Sullivan during regular business hours by any interested stockholder of O'Sullivan or stockholder representative who has been so designated in writing and may be inspected and copied, and obtained by mail, from the SEC.

    The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is difficult to summarize. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

    In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion. Many of these factors are beyond the control of O'Sullivan. No company, transaction or business used in those analyses as a comparison is identical to O'Sullivan or the proposed merger, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

    The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis do not necessarily reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

    Salomon Smith Barney's opinion and analyses were only one of many factors considered by the O'Sullivan special committee in its evaluation of the merger and should not be viewed as determinative of the views of the O'Sullivan special committee, board or management with respect to the merger consideration or the proposed merger.

    The following is a summary of the material financial analyses that Salomon Smith Barney performed in connection with the rendering of its opinion dated October 18, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THESE FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF SALOMON SMITH BARNEY'S FINANCIAL ANALYSES.

SELECTED COMPANIES ANALYSIS

    Using publicly available information, Salomon Smith Barney analyzed the market values and trading multiples of O'Sullivan and the following 11 selected publicly traded companies in the furniture manufacturing industry:

    - Bassett Furniture Industries Inc.

    - Bush Industries, Inc.

    - CompX International Inc.

    - Dorel Industries Inc.

    - Ethan Allen Interiors Inc.

    - Furniture Brands International, Inc.

    - Herman Miller, Inc.

    - HON INDUSTRIES, Inc.

    - La-Z Boy Inc.

    - Ladd Furniture, Inc.

    - Steelcase Inc.

    Salomon Smith Barney compared market values as a multiple of, among other things, latest 12 months and estimated calendar year 1999 net income and adjusted market values, calculated as equity market, plus debt, minority interest, preferred stock, out-of-the-money convertible securities, less investments in unconsolidated affiliates and cash, as multiples of latest
12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes. All multiples were based on closing stock prices on October 15, 1999. Net income estimates for the selected companies were based on publicly available research analysts' estimates and net income estimates for O'Sullivan were based both on internal estimates of the management of O'Sullivan and on publicly available research analysts' estimates.

    Salomon Smith Barney then applied a range of selected multiples implied by the selected companies of latest 12 months and estimated calendar year 1999 net income and latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes to corresponding financial data for O'Sullivan. This analysis resulted in the following implied per share equity reference range for O'Sullivan, as compared to the per share equity value for O'Sullivan implied by the merger consideration utilizing an estimated value for the preferred stock component of the merger consideration of approximately 40% of its face value:

     Implied Per Share Equity         Per Share Equity Value for O'Sullivan
  Reference Range for O'Sullivan       Implied by the Merger Consideration
  ------------------------------      -------------------------------------
         $15.96 - $19.21                             $17.35

PRECEDENT TRANSACTIONS ANALYSIS

    Using publicly available information, Salomon Smith Barney reviewed the purchase prices and implied transaction value multiples paid or proposed to be paid in the following nine selected transactions in the furniture manufacturing industry:

                  ACQUIROR                                        TARGET
                  --------                                        ------
- La-Z Boy Inc.                                LADD Furniture, Inc.
- Falcon Products, Inc.                        Shelby Williams Industries, Inc.
- Trivest Inc.                                 WinsLoew Furniture, Inc.
- E.M. Warburg, Pincus & Co.                   Knoll Inc. (remaining 40% stake)
- Bush Industries, Inc.                        Fournier Furniture, Inc.
- Dorel Industries Inc.                        Ameriwood Industries International Corp.
- Citicorp Venture Capital Ltd.                Masco Corp. (home furnishing)
- Leggett & Platt, Inc.                        Pace Industries, Inc.
- Furniture Brands International, Inc.         Thomasville Furniture Industries, Inc.

    Salomon Smith Barney compared the transaction values implied by the purchase prices in the selected transactions as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes. All multiples were based on financial information available at the announcement date of the relevant transaction.

    Salomon Smith Barney then applied a range of selected multiples implied by the selected transactions of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, and earnings before interest and taxes to corresponding financial data of O'Sullivan. This analysis resulted in the following implied per share equity reference range for O'Sullivan, as compared to the per share equity value for O'Sullivan implied by the merger consideration utilizing an estimated value for the preferred stock component of the merger consideration of approximately 40% of its face value:

     Implied Per Share Equity         Per Share Equity Value for O'Sullivan
  Reference Range for O'Sullivan       Implied by the Merger Consideration
  ------------------------------      -------------------------------------
         $17.00 - $20.65                             $17.35

DISCOUNTED CASH FLOW ANALYSIS

    Salomon Smith Barney derived an implied equity reference range for O'Sullivan by performing a five-year discounted cash flow analysis on the stand-alone unlevered free cash flows of O'Sullivan for the fiscal years 2000 through 2004, based on internal estimates of the management of O'Sullivan. The range of estimated terminal values for O'Sullivan was calculated by applying terminal value multiples of 6.0x to 7.0x to O'Sullivan's projected 2004 earnings before interest, taxes, depreciation and amortization. The cash flows and terminal values were discounted to present value using discount rates ranging from 12.0% to 14.0%. This analysis resulted in the following implied per share equity reference range for O'Sullivan, as compared to the per share equity value for O'Sullivan implied by the merger consideration utilizing an estimated value for the preferred stock component of the merger consideration of approximately 40% of its face value:

     Implied Per Share Equity         Per Share Equity Value for O'Sullivan
  Reference Range for O'Sullivan       Implied by the Merger Consideration
  ------------------------------      -------------------------------------
         $17.33 - $21.40                             $17.35

LEVERAGED BUYOUT ANALYSIS

    Salomon Smith Barney derived an implied equity reference range for O'Sullivan by performing a leveraged buyout analysis based on internal estimates of the management of O'Sullivan and estimated rates of return for a financial buyer. Applying a range of terminal value multiples of 6.5x to 7.5x to O'Sullivan's projected 2003 earnings before interest, taxes, depreciation and amortization resulted in a rate of return of approximately 25% to 40% for the five-year period ending 2003. This analysis resulted in the following implied per share equity reference range for O'Sullivan, as compared to the per share equity value for O'Sullivan implied by the merger consideration utilizing an estimated value for the preferred stock component of the merger consideration of approximately 40% of its face value:

     Implied Per Share Equity         Per Share Equity Value for O'Sullivan
  Reference Range for O'Sullivan       Implied by the Merger Consideration
----------------------------------  -----------------------------------------

         $15.50 - $18.50                             $17.35

PREMIUMS ANALYSIS

    Salomon Smith Barney analyzed the premiums paid in 41 transactions completed during the past two years having transaction values of between $250 million and $400 million involving cash or cash/ stock consideration. Salomon Smith Barney analyzed the premiums in these transactions based on the target company's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following premiums in the selected transactions, as compared to the following implied premiums for O'Sullivan in the merger based on the stock price of O'Sullivan common stock on October 15, 1999, the last trading day prior to public announcement of the amended merger agreement, on May 17, 1999, the last trading day prior to public announcement of the merger, during the 30 trading day average prior to May 17, 1999, on March 24, 1999, which is the date of the public announcement of the proposed management buyout of O'Sullivan, and one month, three months, six months and twelve months prior to March 24, 1999:

                                                                       PREMIUM             PREMIUM ONE
                                                                  ONE DAY PRIOR TO         MONTH PRIOR
                                                                       PUBLIC               TO PUBLIC
                                                   PREMIUMS         ANNOUNCEMENT          ANNOUNCEMENT
                                                    IMPLIED      -------------------   -------------------
                    PERIOD                       IN THE MERGER     MEAN      MEDIAN      MEAN      MEDIAN
                    ------                       -------------   --------   --------   --------   --------
                                                                  19.2%      15.6%      32.9%      24.6%
October 15, 1999...............................       16.2%
May 17, 1999...................................       (0.1%)
30 Trading Day Average (April 6, 1999 - May 17,
  1999)........................................        5.8%
Management Buyout Public Announcement Date
  (March 24, 1999).............................       37.4%
One Month Prior to March 24, 1999
  (February 24, 1999)..........................       70.3%
Three Months Prior to March 24, 1999
  (December 24, 1998)..........................       65.2%
Six Months Prior to March 24, 1999
  (September 24, 1998).........................       79.1%
Twelve Months Prior to March 24, 1999
  (March 24, 1998).............................       41.6%

OTHER FACTORS

    In rendering its opinion, Salomon Smith Barney considered other factors, including a review of:

    - historical and projected financial results of O'Sullivan;

    - the history of trading prices and volume for O'Sullivan common stock and the relationship between movements in O'Sullivan common stock, movements in the common stock of selected companies and movements in the S&P 500 Index;

    - selected published analysts' reports on O'Sullivan; and

    - valuation of the preferred stock component of the merger consideration based on a discount rate of 18.0% to 20.0% for periods of five, ten and twelve years.

FEE ARRANGEMENTS AND OTHER RELATIONSHIPS

    Under the terms of its engagement, O'Sullivan agreed to pay Salomon Smith Barney a retainer fee of $150,000 at the time Salomon Smith Barney was retained by the special committee and an opinion fee of $500,000 at the time Salomon Smith Barney delivered its opinion dated May 17, 1999 relating to the original merger agreement. In its May 17, 1999 opinion, Salomon Smith Barney used substantially similar valuation methodologies as those reflected in its October 18, 1999 opinion based on information available, and other conditions and circumstances existing, on May 17, 1999. These earlier analyses have been superceded by the financial analyses underlying Salomon Smith Barney's
October 18, 1999 opinion. Contingent upon completion of the merger, O'Sullivan also agreed to pay Salomon Smith Barney a transaction fee equal to 1.0% of the total consideration payable and liabilities assumed in the merger. The total consideration payable in the merger, including assumed liabilities, is currently estimated to be approximately $335 million. The retainer fee and the opinion fee will be credited against the transaction fee. O'Sullivan has also agreed to reimburse Salomon Smith Barney for its travel and other reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Salomon Smith Barney and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

    In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of O'Sullivan for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with O'Sullivan, BRS and their respective affiliates.

    O'Sullivan selected Salomon Smith Barney based on its experience, expertise and reputation. Salomon Smith Barney is an internationally recognized investment banking firm that, as a customary part of its business, evaluates businesses and their securities in mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

FORECASTS

    The financial forecasts included in this document have been prepared by, and are the responsibility of, O'Sullivan. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying financial forecasts and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to O'Sullivan's historical financial information. It does not extend to the financial forecasts and should not be read to do so.

    O'Sullivan's management conducts strategic planning which typically includes a financial forecast of future operations. Some of this information was shared with Salomon Smith Barney. This information included management forecasts for earnings before interest, taxes, depreciation and amortization. These forecasts were:

                 Fiscal year                                     Forecasts
---------------------------------------------  ---------------------------------------------
                    2000                                       $57.6 million
                    2001                                       $63.0 million
                    2002                                       $67.2 million
                    2003                                       $71.2 million
                    2004                                       $74.8 million

The forecasts for fiscal years 2000, 2001 and 2002 were shared with interested potential buyers, each of whom received a management presentation.

    These internal financial forecasts were prepared for internal budgeting and planning only and not with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based on a variety of assumptions relating to O'Sullivan's business and are inherently subject to significant uncertainties and contingencies that are beyond the control of management. Accordingly, actual results may differ materially from those forecasted. The inclusion of the forecasts in this document should not be regarded as a representation by O'Sullivan or any other person that these forecasts are or will prove to be correct. Except to the extent required under the federal securities laws, O'Sullivan does not intend to make publicly available any update or other revisions to any of these forecasts to reflect circumstances existing after the date of the preparation of the forecasts. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Information."

PURPOSE OF THE MERGER

    The reason that BRS and the management participants in the buyout are engaging in the merger is to acquire O'Sullivan. BRS and management participants in the buyout believe that O'Sullivan's future business prospects can be improved through BRS's active participation on the board of directors and in the areas of strategic planning, acquisitions and financial matters. BRS's assessment is based upon publicly available information regarding O'Sullivan, due diligence investigations by BRS of O'Sullivan and BRS's investment experience. In addition, BRS and management participants in the buyout believe that O'Sullivan will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. While BRS and the management participants in the buyout believe that there will be significant opportunities associated with their investment in O'Sullivan, there are also substantial risks that they may not be fully realized.

    Some members of management decided to pursue a buyout of O'Sullivan in the fall of 1998 because they believed that O'Sullivan's stock price was undervalued. They believed that a sale of O'Sullivan would provide a higher value for stockholders. Management participants in the buyout believe that the consideration offered in the merger is fair to the O'Sullivan's stockholders who are not participating in the buyout. Management participants in the buyout also believe that opportunities exist to improve O'Sullivan's performance further as a private company. For these reasons, they are accepting the risk of investing in the surviving corporation. See "--Fairness of the Merger."

    The proposed acquisition of O'Sullivan has been structured as a merger of OSI into O'Sullivan in order to permit the cancellation of all of O'Sullivan's common stock, other than the shares being converted into common stock of the surviving corporation by the management participants in the buyout, and to preserve O'Sullivan's corporate identity and existing contractual arrangements with third parties.

    A large portion of the cash consideration paid to O'Sullivan's stockholders will be financed through borrowings by O'Sullivan. The amount of debt financing available to O'Sullivan is limited by the amount of money lenders are willing to lend as well as the ability of O'Sullivan to make payments of interest and principal on the debt incurred. By providing part of the merger consideration in the form of senior preferred stock, OSI was able to offer to the stockholders a greater total payment than if only cash consideration were offered.

    The management participants in the buyout will receive shares of common stock and series B junior preferred stock in exchange for some of their shares of O'Sullivan common stock. They are investing in O'Sullivan together with BRS and will receive the same types of securities as BRS. By retaining an interest in the common equity of O'Sullivan, the management participants will continue to participate in any future increases in the value of O'Sullivan. The management participants in the buyout and BRS will receive preferred stock that is junior to the senior preferred stock because the merger agreement requires that the preferred stock received by O'Sullivan's selling stockholders rank ahead of O'Sullivan's other equity securities.

FAIRNESS OF THE MERGER

    BRS and management participants in the buyout believe the merger is fair to O'Sullivan's unaffiliated stockholders. However, none of BRS, any of its affiliates or the management participants in the buyout has undertaken any formal evaluation of the fairness of the merger to O'Sullivan's stockholders. Moreover, neither BRS nor the management participants in the buyout participated in the deliberations of the special committee or received advice from the special committee's financial advisor. Consequently, neither BRS nor the management participants in the buyout are in a position to specifically adopt the conclusions of the special committee with respect to the fairness of the merger to the stockholders who are not management participants in the buyout. Because of the variety of factors considered, BRS did not find it practicable to make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination of BRS and the management participants in the buyout that the merger is fair was made after consideration of all the factors together. These factors include:

    (1) the current and past trading prices of O'Sullivan common stock compared to the common stock of other furniture manufacturers;

    (2) the merger will provide O'Sullivan's stockholders a premium for their shares compared to the market price at the time O'Sullivan publicly announced a possible sale of O'Sullivan;

    (3) the merger agreement was the result of an auction process and arm's length negotiations in which the special committee was assisted by its financial and legal advisers;

    (4) O'Sullivan has advised BRS that its proposal was believed to be the best alternative for O'Sullivan and its stockholders;

    (5) O'Sullivan publicly announced on March 24, 1999 that it formed the special committee to consider alternatives including a possible sale of the company and that management had submitted a buyout proposal;

    (6) the establishment of the special committee to evaluate its proposal as well as other alternatives;

    (7) the unanimous recommendation of the special committee. See "--Reasons for the Merger; Recommendations of the Board of Directors"; and

    (8) the fact that the special committee received a written opinion of its independent financial advisor as to the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants of the buyout. See "--Opinion of O'Sullivan's Financial Advisor".

    BRS and the management participants in the buyout believe these analyses and factors provide a reasonable basis for them to believe that the merger is fair to the holders of O'Sullivan common stock. This belief should not, however, be construed as a recommendation to O'Sullivan's stockholders by BRS or the management participants in the buyout to vote to approve the merger.

    BRS did not consider the net book value, the going concern value or the liquidation value of O'Sullivan to be material factors in determining the fairness of the merger to O'Sullivan's unaffiliated stockholders. BRS does not believe that these factors have any significant impact on the market trading prices of O'Sullivan's common stock. BRS did not rely on any report, opinion or appraisal in determining the fairness of the merger to O'Sullivan's unaffiliated stockholders, but does not disagree with the conclusion expressed by Salomon Smith Barney in its opinion to the special committee regarding the fairness, from a financial point of view, of the merger consideration to the holders of O'Sullivan common stock, other than the management participants in the buyout. Except as otherwise disclosed in this document, BRS is not aware of any firm offers made in the last eighteen months by an unaffiliated person to merge or consolidate with O'Sullivan, to acquire all or any substantial part of the assets of O'Sullivan or to acquire control of O'Sullivan. For the reasons cited above and based upon their involvement in the process leading up to the merger, BRS and the management participants in the buyout believe that the procedures used by the special committee were fair to O'Sullivan's stockholders who are not management participants in the buyout. These procedures include the entire auction process and the fact that the merger must be approved by a majority of all of O'Sullivan's stockholders, including management participants in the buyout. See "--Reasons for the Merger; Recommendations of the Board of Directors".

STRUCTURE OF THE MERGER

    The acquisition has been structured as a one-step merger of OSI into O'Sullivan. Each share of O'Sullivan common stock, other than the shares of stockholders who elect to pursue their appraisal rights, will become $16.75 in cash and one share of senior preferred stock. Some of the shares of O'Sullivan common stock and options held by the management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving company. After completion of the merger, OSI will cease to exist.

FINANCING OF THE MERGER

    The total amount of funds necessary to fund the merger and related transactions is expected to be approximately $360 million. According to BRS, these funds are expected to come from the following sources:

    - an equity investment in O'Sullivan by an affiliate of BRS of approximately $45.3 million in cash in exchange for shares of common stock and series B junior preferred stock of the surviving corporation;

    - an equity investment in O'Sullivan by the management participants in the buyout of approximately $13.7 million resulting from an exchange of some of their common stock of O'Sullivan, approximately $700 thousand in cash and options to acquire common stock of O'Sullivan for shares of common stock, series B junior preferred stock of the surviving corporation and options to acquire series A junior preferred stock. The O'Sullivan common stock will be valued at $18.25 per share for this purpose;

    - the issuance in the merger of approximately $24.6 million of senior preferred stock by the surviving corporation to the existing stockholders of O'Sullivan other than for some of the shares of the management participants in the buyout, based upon the liquidation value of these shares;

    - borrowings by O'Sullivan's operating subsidiary, O'Sullivan Industries, Inc., totaling approximately $125 million under a senior secured credit facility with a floating interest rate estimated at this time to be initially about 9.25% to 9.5%, the issuance of $110 million of senior subordinated notes with a fixed rate estimated at this time to be about 12.5%, and the assumption of $10 million of existing variable rate industrial revenue bonds with a floating interest rate estimated at this time to be about 8.5%; and


    - the issuance by O'Sullivan of securities made up of senior discount notes due 2009 yielding gross proceeds of $25 million with a fixed interest rate estimated at this time to be about 13.5% and warrants to purchase capital stock of the surviving corporation.


BRS has advised O'Sullivan that the sources and terms of the borrowings described above may be changed before completion of the merger.

    The surviving corporation expects to repay this debt from its cash flow from operations and/or the proceeds from new debt or equity financings. These interest rates will not be known until the time of the completion of the merger. They may be higher or lower than the rates indicated. The floating rate may change from time to time for reasons unrelated to O'Sullivan's performance.


    Lehman Commercial Paper Inc. and Lehman Brothers Inc. have agreed to provide O'Sullivan with a senior secured credit facility in a total amount of $165 million and to purchase $135 million of interim loans due 2000. The obligations under this commitment are subject to the satisfaction of the following conditions:



    - an investment by BRS and management participants in the buyout of $58.9 million in cash and equity of O'Sullivan;


    - no event having occurred that affects O'Sullivan's business in a material adverse manner;

    - no material adverse change in the financial markets that may prevent Lehman from being able to sell the debt financing to third parties;

    - the merger being completed for a total purchase price of not more than $358.1 million, including fees and expenses not greater than $24.5 million; and

    - Lehman having received satisfactory lien searches, solvency opinions, environment reports and legal opinions.

SENIOR SECURED CREDIT FACILITY

    According to BRS, the senior secured credit facility will be comprised of the following:

    - a $35 million tranche A term loan facility repayable in 24 quarterly installments, in amounts to be agreed upon;

    - a $90 million tranche B term loan facility repayable in 26 consecutive quarterly installments, beginning 15 months after the completion of the merger; and

    - a $40 million revolving credit facility maturing six years after the completion of the merger, which will include a $15 million letter of credit subfacility and a $5 million swing line subfacility. We expect that this revolving credit facility will be undrawn at the time of the completion of the merger.

    According to BRS, O'Sullivan Industries, Inc. will be the borrower under the senior secured credit facility. All present and future domestic subsidiaries of O'Sullivan Industries, Inc. will guarantee the senior secured credit facility. In addition, the senior secured credit facility will be secured by the following:

    - substantially all of the assets of O'Sullivan Industries, Inc. and its present and future domestic subsidiaries; and

    - a pledge of all of the capital stock of O'Sullivan Industries, Inc.'s present and future domestic subsidiaries and 65.0% of the capital stock of O'Sullivan Industries, Inc.'s present and future direct foreign subsidiaries.

SENIOR SUBORDINATED NOTES AND SENIOR DISCOUNT NOTES


    According to BRS, O'Sullivan Industries, Inc. expects to issue $110 million in senior subordinated notes. These senior subordinated notes will be senior subordinated obligations of O'Sullivan Industries, Inc., ranking behind all of the existing and future senior indebtedness of O'Sullivan Industries, Inc., including indebtedness under the senior secured credit facility. The senior subordinated notes will be unconditionally guaranteed by each of the domestic subsidiaries of O'Sullivan Industries, Inc. O'Sullivan expects to issue securities made up of senior discount notes due 2009 yielding gross proceeds of $25 million and warrants to purchase capital stock of the surviving corporation. The senior discount notes will be senior obligations of O'Sullivan and they will effectively rank behind all the existing and future indebtedness of O'Sullivan Industries. The number of shares of capital stock of the surviving corporation that will be issued upon exercise of the warrants is unknown at this time.



    In the event the senior subordinated notes and the senior discount notes cannot be placed prior to the completion of the merger, Lehman Commercial
Paper Inc. and Lehman Brothers Inc. have agreed to provide O'Sullivan with $135 million of interim loans due 2000. The interim loans would rank the same as the senior subordinated notes and/or the senior discount notes. If issued, these notes will have a maturity date that is 365 days from the completion of the merger and will automatically convert upon maturity into term loans that mature in 2009. The interest rate on both the interim loans and the term loans increases each quarter, up to a maximum rate.


    The conversion of the interim loans into term loans is conditioned upon:

    - the absence of any event of default;

    - the payment of all interest through the date of conversion;

    - the payment of all fees, including a conversion fee payable to Lehman Commercial Paper Inc. and Lehman Brothers Inc.; and

    - the surviving corporation having filed a shelf registration statement with the SEC to cover the resale of exchange notes which may be issued in exchange for term loans.

    According to BRS, the documents for these debt securities will contain affirmative, negative and financial covenants and events of default customary for issuances of similar debt securities of this size and type.

EFFECT OF THE MERGER ON O'SULLIVAN CAPITAL STOCK

    The O'Sullivan common stock and the preferred stock purchase rights are currently listed on the NYSE. Following the completion of the merger, neither the senior preferred stock nor any other class or series of O'Sullivan's capital stock will be listed on the NYSE or any other national securities exchange and will not be quoted on the NASDAQ Stock Market, Inc. The surviving corporation will, however, remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in respect of the senior preferred stock and the senior subordinated notes upon completion of the exchange offer.

DESCRIPTION OF O'SULLIVAN CAPITAL STOCK AFTER THE MERGER

COMMON STOCK


    Following completion of the merger, the surviving corporation will be authorized to issue a total of 2,000,000 shares of common stock, par value $.01 per share.


    The holders of common stock of the surviving corporation will be entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of common stock of the surviving corporation will be able to elect all of the directors and the holders of the remaining shares will not be able to elect any directors.

    All shares of common stock of the surviving corporation will be entitled to share in dividends as the board of directors of the surviving corporation may from time to time declare from legally available sources. The right to dividends will be junior to the rights of holders of the senior preferred stock of the surviving corporation.

    Upon liquidation or dissolution of O'Sullivan, whether voluntary or involuntary, all shares of common stock of the surviving corporation are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of O'Sullivan. These prior obligations include the rights of any holder of senior preferred stock of the surviving corporation.

PREFERRED STOCK


    Following completion of the merger, O'Sullivan will be authorized to issue a total of 19,000,000 shares of preferred stock, par value $.01 per share. The preferred stock outstanding after the completion of the merger will consist of approximately 16,429,000 shares of senior preferred stock and 514,810 shares of series B junior preferred stock. There will also be outstanding options to acquire 61,190 shares of series A junior preferred stock. The board of directors of the surviving corporation will have the right without stockholder action to issue the remaining shares of preferred stock in series. The terms of these series may be determined by our board. However, this right to determine the terms of new series of preferred stock will be limited by the terms of the senior preferred stock and the junior preferred stock.


SENIOR PREFERRED STOCK

    LIQUIDATION VALUE. Each share of senior preferred stock will have a liquidation value of $1.50.

    RANK. The senior preferred stock will rank ahead of all other classes of our equity securities with respect to redemption rights and rights on liquidation, winding up and dissolution. The senior preferred stock will rank behind all of our existing and future indebtedness and other obligations.

    DIVIDENDS

    - The lending facilities to which we will be a party will prohibit or restrict our payment of cash dividends.

    - Holders of senior preferred stock will be entitled to receive cash dividends only if they are declared by our board of directors and if we have funds available for the payment of the dividends.

    - Dividends will accrue on the senior preferred stock on a daily basis at a rate of 12% per year.

    - If we do not pay dividends in cash on June 30 or December 31 of each year, then dividends will also accrue on all the unpaid dividends as of that date.

    - A share of senior preferred stock will accrue dividends from the date the merger is completed until the liquidation value is paid.

    - Dividends will cease to accrue on a share of senior preferred stock on the date we pay the redemption price.

    REPURCHASE OF OTHER EQUITY SECURITIES. As long as any senior preferred stock is outstanding, we may not repurchase, redeem or otherwise acquire any of our other equity securities. We will be permitted, however, to repurchase common stock from employees at the time they leave our employment.

    LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of O'Sullivan, each holder of senior preferred stock will be entitled to be paid the liquidation value of the senior preferred stock plus accrued and unpaid dividends. The holders of senior preferred stock will not be entitled to any further payment. Holders of senior preferred stock must be paid before any holders of our other equity securities receive any payments for their shares.

    If the assets remaining after distribution to holders of indebtedness and other obligations are insufficient to permit payment to all of the holders of senior preferred stock, any remaining assets will be distributed on a proportionate basis to the holders of senior preferred stock. Holders of senior preferred stock must be paid before any holders of our other equity securities which rank behind the senior preferred stock receive any payments.

    None of the following events will be deemed to be a liquidation, dissolution or winding up of O'Sullivan:

    - our consolidation or merger into or with any other entity or entities;

    - our sale or transfer of all or any part of our assets; or

    - the reduction of our capital stock.

    REDEMPTIONS

    - OPTIONAL REDEMPTION. We may, at our option, redeem the senior preferred stock at any time.

    - MANDATORY REDEMPTION. We are required to redeem all of the outstanding shares of senior preferred stock on the twelfth anniversary of the completion of the merger.

    - CHANGE OF CONTROL. We are required to redeem all of the outstanding shares of senior preferred stock if an unaffiliated third party acquires more than 50% of our outstanding common stock on a fully diluted basis.

    - REDEMPTION PAYMENT. We will be obligated to pay an amount equal to the liquidation value plus accrued and unpaid dividends for each share of senior preferred stock redeemed. We will only be required to make a payment to a holder of senior preferred stock when that holder surrenders his shares at our principal office. If we do not have sufficient funds available for the redemption of all shares of senior preferred stock, we will redeem the maximum number of shares possible on a proportionate basis.

    - NOTICE OF REDEMPTION. We will mail a written notice of redemption to each record holder of shares of senior preferred stock. We will mail this notice not more than thirty (30) nor fewer than three (3) days before the date on which the redemption is to be made. If fewer than the total number of shares of senior preferred stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of senior preferred stock will be issued to the holder without cost to that holder. We will issue this new certificate within three (3) business days after surrender of the certificate for redemption.

    - NO RIGHTS AFTER REDEMPTION. After we pay the redemption price, all rights of the holder of that share of senior preferred stock will end, including the right to receive dividends.

    - REDEEMED OR OTHERWISE ACQUIRED SHARES OF SENIOR PREFERRED STOCK. Any shares of senior preferred stock that are redeemed or otherwise acquired by us will be canceled. These shares will not be reissued by us.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of senior preferred stock will not have any rights to receive shares of any other class or series of our capital stock.

    NO PREEMPTIVE RIGHTS. Holders of senior preferred stock will not have any preemptive rights to acquire any unissued shares of our capital stock.

    VOTING RIGHTS. Except as otherwise required by law, the senior preferred stock will not have any voting rights. No terms of the senior preferred stock may be changed unless the approval of the holders of at least 51% of the shares of senior preferred stock outstanding is obtained.

JUNIOR PREFERRED STOCK

    The junior preferred stock will consist of series A junior preferred stock and series B junior preferred stock. The terms of the series A junior preferred and series B junior preferred will be identical except as to liquidation value.

    LIQUIDATION VALUE. Each share of series A junior preferred stock will have an initial liquidation value of $150.00. Each share of series B junior preferred stock will have an initial liquidation value of $100.00.

    RANK. The junior preferred stock will rank ahead of all other classes of our equity securities other than senior preferred stock with respect to dividend rights and rights on liquidation, winding up and dissolution. The junior preferred stock will rank behind all of our existing and future indebtedness and other obligations and the senior preferred stock.

    DIVIDENDS.

    - The lending facilities to which we will be a party will prohibit or restrict our payment of cash dividends.

    - Holders of junior preferred stock will be entitled to receive cash dividends only if they are declared by our board of directors and if we have funds available for the payment of the dividends.

    - Dividends will accrue on the junior preferred stock on a daily basis at a rate of 14% per year.

    - If we do not pay dividends in cash on June 30 or December 31 of each year, then dividends will also accrue on all the unpaid dividends as of that date.

    - Dividends will cease to accrue on a share of junior preferred stock on the date we pay the redemption price.

    REPURCHASE OF OTHER EQUITY SECURITIES. As long as any junior preferred stock is outstanding, we may not repurchase, redeem or otherwise acquire any of our equity securities that rank behind the junior preferred stock. We will be permitted, however, to repurchase common stock from employees at the time they leave our employment.

    LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of O'Sullivan, each holder of junior preferred stock will be entitled to be paid the liquidation value of the junior preferred stock plus accrued and unpaid dividends. The holders of junior preferred stock will not be entitled to any further payment. Holders of junior preferred stock must be paid before any holders of our other equity securities which rank behind the junior preferred stock receive any payments for their shares.

    If the assets remaining after distribution to holders of indebtedness, other obligations and the senior preferred stock are insufficient to permit payment to all of the holders of junior preferred stock, any remaining assets will be distributed on a proportionate basis to the holders of the junior preferred stock. This distribution will be made on the basis of the liquidation value.

    None of the following events will be deemed to be a liquidation, dissolution or winding up:

    - our consolidation or merger into or with any other entity or entities;

    - our sale or transfer of all or any part of our assets; or

    - the reduction of our capital stock.

    REDEMPTIONS

    - LIMITATION. We may not redeem the junior preferred stock if any senior preferred stock remains outstanding.

    - OPTIONAL REDEMPTION. After the senior preferred stock has been redeemed, we may, at our option, redeem the junior preferred stock at any time.

    - MANDATORY REDEMPTION. There is no mandatory date or event when we are required to redeem any of the outstanding shares of junior preferred stock.

    - REDEMPTION PAYMENT. We will be obligated to pay an amount equal to the liquidation value plus accrued and unpaid dividends for each share of junior preferred stock redeemed. We will only be required to make a payment to a holder of junior preferred stock when that holder surrenders his shares at our principal office. If we do not have sufficient funds available for the redemption of all shares of junior preferred stock, we will redeem the maximum number of shares possible on a proportionate basis.

    - NOTICE OF REDEMPTION. We will mail a written notice of redemption to each record holder of shares of junior preferred stock. We will mail this notice not more than thirty (30) nor fewer than three (3) days before the date on which the redemption is to be made. If fewer than the total number of shares of junior preferred stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of junior preferred stock will be issued to the holder without cost to that holder. We will issue this new certificate within three (3) business days after surrender of the certificate for redemption.

    - NO RIGHTS AFTER REDEMPTION. After we pay the holder the redemption price, all rights of the holder will end, including the right to receive dividends.

    - REDEEMED OR OTHERWISE ACQUIRED SHARES OF JUNIOR PREFERRED STOCK. Any shares of junior preferred stock that are redeemed or otherwise acquired by us will be canceled. These shares will not be reissued by us.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of junior preferred stock will not have any rights to receive shares of any other class or series of our capital stock.

    NO PREEMPTIVE RIGHTS. Holders of junior preferred stock will not have any preemptive rights to acquire any unissued shares of our capital stock.

    VOTING RIGHTS. Except as otherwise required by law, the junior preferred stock will not have any voting rights. No terms of the junior preferred stock may be changed unless the approval of the holders of at least 51% of the shares of both series of junior preferred stock outstanding, together as a single class, is obtained.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    Based on public filings made with the SEC, the following are the only persons who own more than 5% of the shares of O'Sullivan's common stock:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP        OF CLASS
------------------------------------                          -----------------   ----------
Tweedy, Browne Company L.L.C................................      1,485,009          9.3%
TBK Partners, L.P.
Vanderbilt Partners, L.P.
  52 Vanderbilt Avenue
  New York, New York 10017

Reich and Tang Asset Management L.P.........................      1,331,700          8.3%
  600 Fifth Avenue
  New York, New York 10020

Dimensional Fund Advisors, Inc..............................        944,700          5.9%
  1299 Ocean Avenue, 11(th) Floor
  Santa Monica, CA 90401

ICM Asset Management, Inc...................................        832,800          5.2%
  601 W. Main Avenue, Suite 97
  Spokane, WA 99201

    We had 16,091,495 shares of common stock outstanding on September 29, 1999. The following table provides information regarding the beneficial ownership of O'Sullivan's common stock as of September 29, 1999 for:

    - our executive officers and Terry Crump who is currently an employee but was an executive officer until August 31, 1999;

    - our directors; and

    - all of our directors and executive officers as a group.

Except under applicable community property laws, joint ownership and as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                              SHARES              OPTIONS       SAVINGS AND
                                           BENEFICIALLY         BENEFICIALLY   PROFIT SHARING         TOTAL            PERCENT
NAME                                          OWNED                OWNED            PLAN             SHARES             OWNED
----                                 ------------------------   ------------   --------------   -----------------   -------------
Daniel F. O'Sullivan...............                   47,946       263,300             1,721              312,967             1.9%
Richard D. Davidson................                  120,378       165,000               945              286,323             1.8%
Tyrone E. Riegel...................                   32,497       148,500             1,549              182,546             1.1%
Terry L. Crump.....................                   23,949       106,670               916              131,535         *
Thomas M. O'Sullivan, Jr...........                   36,527        71,000             3,192              110,719         *
Michael P. O'Sullivan..............                   28,239        67,500             5,004              100,742         *
Rowland H. Geddie, III.............                   11,426        71,000             5,344               87,770         *
E. Thomas Riegel...................                   13,461        71,000             2,720               87,181         *
Phillip J. Pacey...................                    9,539        24,000             3,202               36,741         *
Stuart D. Schotte..................                      186         7,000               203                7,390         *
Tommy W. Thieman...................                   18,248        31,500             4,768               54,516         *
James C. Hillman...................                   22,855        71,000             4,563               98,418         *
William C. Bousquette..............                   14,224         9,000                 0               23,224         *
Charles G. Hanson..................                   25,000         8,000                 0               33,000         *
Stewart M. Kasen...................                    8,417         7,000                 0               15,417         *
Thomas M. O'Sullivan, Sr...........                  167,084         9,000                 0              176,084             1.1%
Ronald G. Stegall..................                        0         9,000                 0                9,000         *
Directors and executive officers as
  a group (17 persons).............                  579,976     1,139,470            34,127            1,753,573            10.2%

------------------------

*   Less than 1.0%.

    The shares for Mr. Daniel F. O'Sullivan include 500 shares owned by his wife. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

    The shares for Mr. Thomas M. O'Sullivan, Sr. include 154,738 shares owned by O'Sullivan Properties, Inc. and 1,139 shares owned by his wife. Mr. Thomas M. O'Sullivan, Sr. and his wife own all of the voting stock of O'Sullivan Properties, Inc. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

    The shares for Thomas M. O'Sullivan, Jr. include 4,995 shares he holds as custodian for his minor son and 13,036 shares held by a limited partnership in which he and his wife are general partners. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his son and the partnership.

    The shares for Mr. Michael P. O'Sullivan include 9,567 shares he holds as custodian for his minor children and 405 shares owned by his wife.
Mr. O'Sullivan disclaims beneficial ownership of the shares held by his minor children and his wife.

    The shares for Mr. James C. Hillman include 4,880 shares owned by his son. Mr. Hillman disclaims beneficial ownership of the shares held by his son.

    Some of the shares held in the Savings and Profit Plan may not be sold by the plan participants prior to the stockholder's retirement or the termination of his employment.

    Since all options to acquire shares of common stock will become exercisable upon completion of the merger, we have treated all options as being beneficially owned. These include options which are not presently exercisable.

SECURITY OWNERSHIP OF THE SURVIVING CORPORATION AFTER THE MERGER


    The following table sets forth the anticipated beneficial ownership of the securities of O'Sullivan immediately after the completion of the merger. Based on information provided by BRS, the amounts set forth below assume a total equity contribution of $58.9 million. Of this amount, approximately
$45.3 million is assumed to be provided by BRS and its affiliates and approximately $13.7 million is assumed to be provided by the management participants in the buyout. These amounts do not include the options to acquire common stock which may be granted to the employees of O'Sullivan after completion of the merger or warrants to acquire capital stock which will be issued to purchasers of the senior discount notes. The actual investment of each management participant in the buyout has not been definitively determined and may be changed. The investment of BRS includes shares to be held by employees and affiliates of BRS.



                                         SHARES OF                                       OPTIONS TO PURCHASE   SHARES OF SERIES
                NAME OF                   COMMON     PERCENTAGE OF    SHARES OF SENIOR     SERIES A JUNIOR         B JUNIOR
           BENEFICIAL OWNER                STOCK      COMMON STOCK    PREFERRED STOCK      PREFERRED STOCK     PREFERRED STOCK
---------------------------------------  ---------   --------------   ----------------   -------------------   ----------------
BRS....................................   996,600        72.85%                 0                   0              442,933
Richard P. Davidson....................    79,211         5.79%            23,943               9,906               21,270
Daniel F. O'Sullivan...................     9,972         0.73%           195,660               4,432                   --
Tyrone E. Riegel.......................    21,265         1.55%           100,659               3,378                3,644
O'Sullivan Properties, Inc. (affiliate
  of Thomas M. O'Sullivan, Sr.)........    21,735         1.59%           100,612                  --                9,660
Michael P. O'Sullivan..................    30,566         2.23%             4,302               6,176                4,980
Thomas M. O'Sullivan, Jr...............    33,075         2.42%             7,662               5,844                6,426
James C. Hillman.......................    27,251         1.99%             6,266               6,117                4,002
Rowland H. Geddie, III.................    24,759         1.81%             4,597               6,375                2,636
E. Thomas Riegel.......................    19,816         1.45%            19,384               4,503                2,311
Tommy W. Thieman.......................    19,104         1.40%             4,253               2,899                3,600
Phillip J. Pacey.......................    13,665         1.00%             4,870               1,991                1,653
Stuart D. Schotte......................    11,209         0.82%                96                 493                2,496
Management participants in the buyout
  as a group (36 persons)..............   371,400        27.15%           632,791              61,190               71,877


    Each management participant in the buyout is a citizen of the United States and has a business address at 1900 Gulf Street, Lamar, Missouri 64759-1899. O'Sullivan Properties, Inc. has a business address at 1101 Gulf Street, Lamar, Missouri 64759. While Mr. Thomas M. O'Sullivan, Sr. is participating in the buyout through O'Sullivan Properties, we are treating him as a management participant in the buyout for purposes of this document.

CONSEQUENCES OF THE MERGER; PLANS FOR O'SULLIVAN AFTER THE MERGER

    As a result of the completion of the merger:

    (1) all of the common stock of O'Sullivan will be owned by BRS, its affiliates and the management participants in the buyout;

    (2) all other current stockholders of O'Sullivan will not participate in O'Sullivan's future earnings and growth other than the right to receive dividends on, and the liquidation value of, the senior preferred stock;

    (3) BRS, its affiliates and the management participants in the buyout will have the opportunity to benefit from any earnings and growth of O'Sullivan, and will bear the risk of any decrease in O'Sullivan's value;

    (4) O'Sullivan will incur a significant amount of indebtedness;

    (5) O'Sullivan may issue warrants in connection with some of its debt;

    (6) O'Sullivan's common stock will no longer be traded on the NYSE, price quotations will no longer be available and the registration of the O'Sullivan common stock under the Exchange Act will be terminated;

    (7) the senior preferred stock will be registered under the Exchange Act;

    (8) the present board of directors of O'Sullivan will be replaced by the board of directors of OSI, which will be comprised of Messrs. Richard D. Davidson, Stephen F. Edwards, Daniel F. O'Sullivan and Harold O. Rosser; and

    (9) the officers of O'Sullivan will be the officers of the surviving corporation.

    Following the completion of the merger, BRS and its affiliates expect that the business and operations of O'Sullivan will be continued substantially as they are currently being conducted. The board of directors and management of the surviving corporation will, however, continue to evaluate O'Sullivan's business, operations, corporate structure and organization and will make changes as they deem appropriate.

CONFLICTS OF INTEREST; ARRANGEMENTS WITH MANAGEMENT

    When you consider the recommendations of the board of directors, you should be aware that the management participants in the buyout may have interests in the merger that are different from your interests. These interests may create potential conflicts of interest. The board of directors was aware of these interests when it approved the merger agreement.

EQUITY INVESTMENT AND CASH PAYMENTS

    One day prior to the completion of the merger, BRS will purchase some of the shares of common stock held by some of the management participants in the buyout. The consideration paid for each of those shares by BRS will consist of $16.75 in cash and one share of senior preferred stock of OSI. Each share of OSI senior preferred stock held by the management participants in the buyout will then be exchanged for one share of senior preferred stock of the surviving corporation in the merger. Consequently, with respect to those shares of common stock held by the management participants in the buyout that will not become common stock and series B junior preferred stock of the surviving corporation, the management participants in the buyout will have received the same consideration for each share of common stock as our unaffiliated stockholders in the merger.

    In the recapitalization that will occur at the same time as the completion of the merger, some of the shares of common stock held by the management participants in the buyout will become shares of common stock and series B junior preferred stock of the surviving corporation. It is anticipated that the shares of common stock held by the management participants in the buyout will represent approximately 27.1% of the outstanding common stock of the surviving corporation. Some of the stock options to acquire shares of common stock that are held by management participants in the buyout will become options exercisable into shares of junior preferred stock of the surviving corporation. In addition, it is presently anticipated that options to acquire 5% of the common stock of the surviving corporation will be granted to its employees under a benefits plan. No decision has been made as to which employees will participate in this plan. Some of these employees may be management participants in the buyout.

    The following table sets forth the anticipated investments that management participants in the buyout will make in the surviving corporation. The investments will be made in the form of existing shares of common stock, existing options to acquire common stock and cash. Existing shares of common stock have been valued at $18.25 for this purpose. Each existing option to acquire common stock has been valued at the difference between $18.25 and the exercise price. The table also sets forth the merger consideration anticipated to be received by these persons in the merger for the existing shares of O'Sullivan common stock that are not being invested in the surviving corporation as part of the buyout:


                                                                                MERGER CONSIDERATION
                                            INVESTMENT IN THE                      TO BE RECEIVED
                                          SURVIVING CORPORATION             -----------------------------
                                -----------------------------------------      SHARES OF
                                                   EXISITING                    SENIOR
                                EXISTING SHARES    OPTIONS TO               PREFERRED STOCK
                                   OF COMMON        ACQUIRE                   (NUMBER OF
                                     STOCK        COMMON STOCK     CASH         SHARES)          CASH
                                ---------------   ------------   --------   ---------------   -----------
Richard D. Davidson...........     $2,174,824      $  990,639    $ 31,354         23,943      $   234,872
Daniel F. O'Sullivan..........             --         443,200       9,972        195,660        2,211,621
Tyrone E. Riegel..............        372,559         337,766      13,066        100,659        1,051,668
O'Sullivan Properties
  (affiliate of Thomas M.
  O'Sullivan, Sr.)............        987,746              --          --        100,602        1,685,258
Michael P. O'Sullivan.........        506,523         617,594      22,021          4,302           72,059
Thomas M. O'Sullivan, Jr......        657,061         584,443      18,616          7,662           93,868
James C. Hillman..............        409,164         611,718      18,247          6,266           88,197
Rowland H. Geddie, III........        200,394         637,500      88,009          4,597           77,000
E. Thomas Riegel..............        236,345         450,309      14,615         19,384          203,064
Phillip J. Pacey..............        168,969         199,149       9,947          4,870           66,000
Tommy W. Thieman..............        327,846         289,859      51,222          4,253           71,238
Stuart D. Schotte.............          1,095          49,281     259,733             96            1,608
Management participants in the
  buyout as a group
  (36 persons)................     $6,841,385      $6,118,964    $717,717        632,791      $ 7,526,595



    As of the record date for the special meeting, the management participants in the buyout owned a total of 634,413 shares of O'Sullivan common stock and held options to purchase a total of 1,247,141 shares of O'Sullivan common stock. Appendix D to this document includes information relating to transactions since August 20, 1999 involving O'Sullivan's common stock effected by or on behalf of BRS, O'Sullivan and their affiliates and directors and executive officers who are management participants in the buyout.


ARRANGEMENTS WITH BRS


BRS TRANSACTION FEE



    BRS has provided various advisory services to O'Sullivan related to the merger. These services include arranging and negotiating the financing of the merger, arranging and structuring the transaction, including forming OSI and planning the capital structure of OSI and the surviving corporation, and related services. For these services, BRS will receive a transaction fee of $4.0 million upon completion of the merger.


MANAGEMENT SERVICES AGREEMENT

    After completion of the merger, O'Sullivan will enter into a management services agreement with BRS. Under this agreement, BRS will provide:

    - general management services;

    - assistance with the identification, negotiation and analysis of acquisitions and dispositions;

    - assistance with the negotiation and analysis of financial alternatives;
      and

    - other services agreed upon by BRS.

    In exchange for these services, BRS will receive an annual fee equal to the greater of:


    - 1.5% of O'Sullivan's annual consolidated earnings before interest, taxes, depreciation and amortization; or

    - $750,000.

AGREEMENTS RELATING TO EQUITY IN THE SURVIVING CORPORATION

    BRS, its affiliates and the management participants in the buyout will enter into agreements relating to their investment in the surviving corporation. According to BRS, these agreements will not impose any restrictions on the voting rights of the management participants in the buyout, other than voting for the election of directors of the surviving corporation. These agreements will provide for:

    - restrictions on transfer;

    - the right of BRS to require the management participants in the buyout to sell their interests in the surviving corporation if BRS decides to sell its interest in the surviving corporation;

    - the right of management participants in the buyout to sell their interests in the surviving corporation on the same terms as BRS or any of its affiliates sells its interests in the surviving corporation;

    - the right to register their securities of the surviving corporation under the Securities Act;

    - the right of management participants in the buyout to purchase additional shares to retain their percentage interest in the surviving corporation if the surviving corporation issues additional securities to BRS or any of its affiliates; and

    - the right of the surviving corporation to repurchase the common stock interest of a management participant in the buyout if that person is no longer employed by the surviving corporation.

TREATMENT OF STOCK OPTIONS

    All options to acquire O'Sullivan common stock will vest and become exercisable at the time of the completion of the merger. Some of the options to acquire O'Sullivan common stock that are held by management participants in the buyout will be converted into equity of the surviving corporation. All other options to acquire O'Sullivan common stock will be canceled. The amount and type of payments made for those canceled options will depend upon the exercise price of the option.

    EXERCISE PRICE EQUAL TO OR LESS THAN $16.75

    Each holder of an option with an exercise price equal to or less than $16.75 will receive for each share covered by that option:

    - one share of senior preferred stock; and

    - cash in an amount equal to the difference between the exercise price and $16.75.

    EXERCISE PRICE GREATER THAN $16.75

    Each holder of an option with an exercise price greater than $16.75 will receive for each share covered by that option a fraction of one share of senior preferred stock. The numerator of this fraction will be the difference between $18.25 and the exercise price of the option. The denominator of the fraction will be $1.50. All options held by a person will be aggregated. Any fraction of a share of senior preferred stock will be paid in cash on the basis of $1.50 per share.

    As of September 16, 1999, there were options outstanding to purchase a total of 1,561,243 shares of O'Sullivan's common stock at a weighted average exercise price of approximately $9.89 per share.


TERMINATION PROTECTION AGREEMENTS

    O'Sullivan has termination protection agreements with its executive officers and key managers. If the employment of a protected employee is terminated by us within a period of up to 24 months after a change in control, the employee will be entitled to receive various benefits. The completion of the merger is a change of control for purposes of these agreements. These benefits include:

    1. a cash payment equal to up to the current base salary and highest bonus received in the previous three years;

    2. a cash payment equal to up to the bonus earned by the employee in the year of termination, calculated on a pro rated basis on the date of termination;

    3.  a cash payment equal to accrued and unpaid vacation pay;

    4. for executive officers only, a cash payment for an automobile allowance of up to 12 months;

    5.  continued life and health insurance coverage for up to 12 months;

    6. a lump sum payment, adjusted for taxes, to the employee in an amount equal to the protected employee's unvested profit sharing account in the Savings and Profit Sharing Plan;

    7. a cash payment based on the amount that the protected employee would have received under our Deferred Compensation Plan had he continued to work for O'Sullivan until he attained the age of 65;

    8.  all outstanding stock options vest and become immediately exercisable;

    9. O'Sullivan will be required to purchase for cash any shares of unrestricted common stock and options for shares at the fair market value;

    10. up to one year of outplacement services;

    11. for executive officers only, if the protected employee moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan, we will repurchase the protected employee's primary residence; and

    12. if the employee is required to pay an excise tax under Section 4999 of the Internal Revenue Code of 1986, we will pay the employee an additional amount to offset the effect of the tax.

    O'Sullivan entered into termination protection agreements with 24 of its director-level managers on about March 22, 1999. At that time, the Special Committee was exploring the possible sale of O'Sullivan. In response to the expressed concerns about their future with O'Sullivan, the agreements were executed to provide key managers with a measure of personal security and to induce them to remain with O'Sullivan even if a change in control were to occur or be threatened. The benefits provided under these agreements allow these managers to remain less distracted from their jobs in the face of a threatened or actual change in control of O'Sullivan.

    The agreements for executive officers also provide for cash payments in lieu of matching payments under the Stock Purchase Program and the Savings and Profit Sharing Plan. The agreements for executive officers also provide that, in some circumstances, they may voluntarily leave the employment of O'Sullivan after a change in control and receive the benefits under the protection agreements. These circumstances include:

    - an adverse change in the executive's status, title or duties;

    - a reduction in the executive's salary or bonus;

    - relocation of the executive's office to a site which is more than 20 miles from its present location;

    - a reduction in the executive's benefit levels;

    - the insolvency or bankruptcy of O'Sullivan; or

    - the executive leaves the employment of O'Sullivan for any reason during the 60-day period beginning on the first anniversary of the change in control.

However, for purposes of the merger, each of the executive officers who is a management participant in the buyout has waived his right to receive benefits under the protection agreements in these circumstances, other than a reduction in his salary or bonus.

    The table below sets forth the total payments that may be received by each of the executive officers and all persons having protection agreements as a group if these persons are terminated following the completion of the merger. The values of non-cash benefits have been included on the basis of their estimated fair value. These amounts do not include any payments to be received for shares of O'Sullivan common stock or options to acquire O'Sullivan common stock. These amounts also do not include payments which we would make to offset the effect of excise taxes or to purchase any executive officer's home. We have assumed for this purpose that the merger was completed on September 30, 1999.

                          OFFICER                               AMOUNT
                          -------                             ----------
Richard Davidson............................................  $  611,457
  President and Chief Operating Officer
Tyrone E. Riegel............................................  $  474,132
  Executive Vice President-Manufacturing
Terry L. Crump..............................................  $  390,983
  former Executive Vice President and Chief Financial
  Officer
Thomas M. O'Sullivan, Jr....................................  $  298,452
  Vice President-Sales
E. Thomas Riegel............................................  $  295,384
  Vice President-Strategic Operations
Rowland H. Geddie, III......................................  $  284,988
  General Counsel, Vice President and Secretary
Michael P. O'Sullivan.......................................  $  276,650
  Vice President-Marketing
James C. Hillman............................................  $  255,022
  Vice President-Human Resources
Phillip J. Pacey............................................  $  201,232
  Vice President-Finance and Treasurer
Stuart D. Schotte...........................................  $  167,876
  Vice President-Supply Chain Management
Tommy W. Thieman............................................  $  167,173
  Vice President-Manufacturing-Lamar
All persons having a protection agreement (33 persons)......  $5,246,574

SEVERANCE AGREEMENTS

    We are required to make payments to Daniel O'Sullivan under his retirement and consulting agreement with O'Sullivan until he becomes 65 years old. During this period, Mr. O'Sullivan will provide consulting, marketing and promotion services with respect to our manufacturing activities and relations with major customers as requested by us from time to time. Mr. O'Sullivan has also agreed not to compete with O'Sullivan during this period. Payments under this agreement amount to an aggregate of $2.2 million. Upon his retirement, Mr. O'Sullivan's unvested stock options will vest and be exercisable for five years. The value associated with acceleration of the vesting of unvested options and the extension of the exercise period for his stock options is approximately $161,000.

    In August 1999, O'Sullivan entered into a severance agreement with Terry Crump, who was Executive Vice President and Chief Financial Officer at that time. Pursuant to the agreement, Mr. Crump resigned as an officer of O'Sullivan effective August 31, 1999, although he remains an employee. Under this agreement, O'Sullivan agreed to pay Mr. Crump the benefits he would receive under his Termination Protection Agreement if the merger closes. If the merger does not close, O'Sullivan will pay Mr. Crump one year's salary, will maintain his medical and life insurance for up to one year and will pay for outplacement services.

SPECIAL COMMITTEE COMPENSATION

    Each member of the special committee has received $5,000 for service on the committee. William Bousquette, chairman of the special committee, received an additional $15,000 for his service on the committee. In addition, each committee member is entitled to receive $1,000 for each special committee meeting attended in person and $500 for each meeting attended by telephone.

DIRECTORS OF O'SULLIVAN AFTER THE MERGER

    Richard D. Davidson, Stephen F. Edwards, Daniel F. O'Sullivan, and Harold O. Rosser will be the directors of O'Sullivan after the completion of the merger. Messrs. Edwards and Rosser will be new directors of O'Sullivan. A brief description of their business experience is set forth in Appendix E.

FEDERAL INCOME TAX CONSEQUENCES

    The following summary of all material federal income tax consequences of the merger and the ownership and disposition of the senior preferred stock received in the merger is for general information only and is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect. The summary does not address any foreign, state, or local tax consequences of the merger and the ownership and disposition of the senior preferred stock received in the merger.

QUALIFICATIONS

    The summary assumes that the O'Sullivan common stock is, and the senior preferred stock to be issued in the merger will be, held as a capital asset. Moreover, the summary does not address all tax consequences of the merger that may be relevant to O'Sullivan stockholders in light of their particular circumstances or to some types of stockholders subject to special treatment under federal income tax law, including:

    - insurance companies,

    - tax-exempt organizations,

    - financial institutions,

    - S Corporations,

    - employees of O'Sullivan,

    - investment companies,

    - broker-dealers,

    - dealers in securities or currencies,

    - traders in securities or currencies,

    - foreign corporations,

    - persons who are not citizens or residents of the United States,

    - persons who acquired their shares by exercising employee stock options or otherwise as compensation, or

    - persons who hold our common stock as part of a "straddle," "hedge," conversion transaction or other integrated investment composed of a share of O'Sullivan common stock and one or more other investments.

    Furthermore, the summary does not address the tax treatment of the following persons:

    - persons who actually own, or are deemed to constructively own under
      Section 302(c) of the Internal Revenue Code, O'Sullivan common stock immediately after the merger or who acquire, actually or constructively, O'Sullivan common stock after the merger, and

    - persons who exercise dissenter's rights in the merger.

EACH HOLDER OF O'SULLIVAN COMMON STOCK SHOULD CONSULT THE HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

THE MERGER

    The receipt of cash and shares of senior preferred stock for O'Sullivan common stock under the merger by holders will be a taxable event for federal income tax purposes. A holder of O'Sullivan common stock will be treated as having disposed of O'Sullivan common stock in a sale or exchange and will recognize gain or loss equal to the difference between (1) the sum of the amount of cash received and the fair market value of the shares of senior preferred stock received and (2) the holder's tax basis in the shares of O'Sullivan common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for O'Sullivan common stock exceeds one year.

DISTRIBUTIONS ON SENIOR PREFERRED STOCK

    CASH DISTRIBUTIONS

    Cash distributions on the senior preferred stock received will be taxable to a holder as ordinary dividend income to the extent that the cash amount does not exceed O'Sullivan's current or accumulated earnings and profits for federal income tax purposes.

    To the extent that the amount of any distribution on the senior preferred stock exceeds O'Sullivan's current or accumulated earnings and profits for federal income tax purposes, the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the senior preferred stock. The amount of the excess distribution that is greater than the holder's adjusted tax basis in the senior preferred stock will be treated as gain from a sale or exchange. The gain will be capital gain and will be long-term capital gain if the holder's holding period for the senior preferred stock exceeds one year.

    ACCRUED DIVIDENDS

    The declaration and payment of cash dividends with respect to the senior preferred stock will, after the effective time of the merger, be limited under the terms of our financing arrangements. Dividends that are not declared currently and which have not previously been declared and paid will be required to be paid at the time the senior preferred stock is redeemed or exchanged or at the time O'Sullivan is liquidated. The tax treatment of dividends that accrue is not free from doubt. O'Sullivan intends to take the position that holders of the senior preferred stock are not required to include any accrued and unpaid dividends in income until dividends are declared or paid in cash, and O'Sullivan does not intend to treat any accruing but undeclared and unpaid dividends as distributions to holders of the senior preferred stock under the information reporting rules. Holders should be aware that the Internal Revenue Service could take the position that dividends are includable in income as they accrue prior to the time that dividends are declared or paid in cash.

    DISCOUNT

    The senior preferred stock is subject to mandatory redemption on the twelfth anniversary of the date of its issuance. In addition, subject to restrictions, the senior preferred stock is redeemable at any time or from time to time at O'Sullivan's option. In the event that the fair market value of a share of the senior preferred stock at the time of the merger is determined to be less than its stated liquidation preference, holders of the senior preferred stock may be required to treat a portion of the difference between the senior preferred stock's liquidation preference and its fair market value as constructive distributions of property includable in income on a periodic basis as it accrues.

    MANDATORY REDEMPTION FEATURE. The entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is taxable as a constructive distribution to the holder over the period from issuance to the date of the mandatory redemption using a constant yield method. The constructive distribution is treated as a dividend to the extent of O'Sullivan's current or accumulated earnings and profits and otherwise subject to the treatment described above for cash distributions.

    The senior preferred stock will generally be considered to have a redemption premium to the extent its mandatory redemption price exceeds its issue price (i.e., its fair market value at the time of issuance) if the mandatory redemption price exceeds the issue price by more than a DE MINIMIS amount. For this purpose, the redemption premium will be treated as zero if the excess of the mandatory redemption price over the issue price is less than 0.25% of the redemption price multiplied by the number of complete years from the date of issuance of the senior preferred stock until the senior preferred stock must be redeemed.

    OPTIONAL REDEMPTION FEATURE. Under applicable regulations, some optional redemption features may also result in constructive distributions over the period from the date of issue to the date of the optional redemption distribution. We do not believe that the optional redemption rights will result in constructive distributions to holders of the senior preferred stock under these rules.

    DIVIDENDS RECEIVED DEDUCTION

    To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the 70% dividends-received deduction under Section 243 of the Internal Revenue Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, including restrictions relating to (1) the holding period of the stock on which the dividends are sought to be deducted, (2) debt-financed portfolio stock, and (3) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which exceptions and restrictions may apply to their particular factual situations.

    EXTRAORDINARY DIVIDENDS

    Under Section 1059 of the Internal Revenue Code, the tax basis of the senior preferred stock that has been held by a corporate stockholder for two years or less is generally reduced, but not below zero, by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent that a corporate holder's tax basis in its senior preferred stock would have been reduced below zero, the holder must generally recognize gain upon receipt of an "extraordinary dividend."

    Generally, an "extraordinary dividend" is a dividend that (1) equals or exceeds 5% of the holder's basis in the senior preferred stock (treating all dividends that have ex-dividend dates within an 85-day period as a single dividend) or (2) exceeds 20% of the holder's adjusted basis in the senior preferred stock (treating all dividends having ex-dividend dates within 365-day period as a single dividend). An "extraordinary dividend" also includes the proceeds of a non-pro-rata redemption of the senior preferred stock, if O'Sullivan has sufficient earnings and profits for tax purposes, without regard to the period the corporate holder held the stock.

CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE CODE TO THEIR OWNERSHIP OF THE SENIOR PREFERRED STOCK.

SALE OR REDEMPTION OF THE SENIOR PREFERRED STOCK RECEIVED IN THE MERGER

    Redemption of shares of the senior preferred stock for cash will be a taxable event. A redemption of shares of the senior preferred stock for cash will generally be treated as a sale or exchange and should result in gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the senior preferred stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the board of directors prior to the redemption (the dividends being separately taxable as described above). Similarly, upon the sale of the senior preferred stock, the difference between (1) the sum of the amount of cash and the fair market value of other property received and (2) the holder's adjusted basis in the senior preferred stock will be treated as gain or loss from a sale or exchange of the senior preferred stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for the senior preferred stock exceeds one year.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    O'Sullivan will be required to report information to the IRS with respect to the payment of dividends on the senior preferred stock. Owners of O'Sullivan common stock should be aware that O'Sullivan will be required in some cases to withhold and remit to the United States Treasury 31% of amounts payable in the merger or as dividends on, or in redemption of, senior preferred stock to any person (1) who has provided either an incorrect tax identification number or no number at all, (2) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (3) who has failed to certify to O'Sullivan that he is not subject to backup withholding or that he is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

REGULATORY MATTERS

    We cannot complete the merger until we give notification and furnish information to the Federal Trade Commission and the Department of Justice and the specified waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 have been satisfied. We filed the required notification and report forms with the Federal Trade Commission and the Department of Justice on June 11, 1999. We received early termination of the antitrust review by the regulatory authorities on or about June 25, 1999.

ACCOUNTING TREATMENT OF THE MERGER

    We expect the transaction to qualify as a recapitalization for accounting purposes. If the transaction is accounted as a recapitalization, the historical basis of O'Sullivan's assets and liabilities will not be affected. See "Unaudited Pro Forma Financial Data".

TAX SHARING AND TAX BENEFIT REIMBURSEMENT AGREEMENT WITH TANDY

    Prior to the initial public offering in 1994 of our common stock, we were owned by Tandy Corporation. As part of the initial public offering, we entered into a tax sharing and tax benefit reimbursement agreement with Tandy. The structure of the public offering increased the basis in our assets for tax purposes. This basis increase reduces the amount of gain we recognize upon sales of our assets and increases our annual tax deductions for depreciation and amortization. This increase in deductions reduces the amount of income taxes that we pay. Under the tax sharing agreement, we agreed to pay Tandy nearly all of any benefit we receive from this reduction in our taxable income. Our taxable income is determined after taking into account all of our other deductible expenses. The annual payment to Tandy under the tax sharing agreement was $9.7 million for fiscal 1999, $11.7 million for fiscal 1998 and $6.0 million for fiscal 1997. This agreement will remain in effect until 2033. However, under the terms of the tax sharing agreement, O'Sullivan and Tandy are expected to negotiate a final payment and termination date of the agreement in 2009.

    Since the initial public offering, in determining the benefit payment to Tandy under the tax sharing agreement, we have historically deducted our interest expense. We will incur a significant increase in interest expense associated with our higher debt levels in connection with the financing of the merger. We believe that, if the merger is completed, this increased interest expense should be taken into account in determining the payments which we would be required to make to Tandy under the tax sharing agreement, and Tandy does not. Under the tax sharing agreement, disputes between the parties should be referred to the chief executive officers. If they are unable to resolve the dispute, it is to be resolved by a public accounting firm or a law firm reasonably satisfactory to Tandy and O'Sullivan.

    On June 29, 1999, Tandy filed a complaint against us in the District Court of Texas in Tarrant County. Tandy's complaint sought a court order compelling us to submit to a dispute resolution process. Alternatively, the complaint sought a declaratory judgment that after the merger O'Sullivan must continue to make tax-sharing payments to Tandy as if the merger had not occurred.

    On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit against us. The motion argues that Tandy is entitled to a court order requiring us to commence dispute resolution procedures under the tax sharing agreement. Because we have made all payments required under the tax sharing agreement and because no merger has occurred, we believe that Tandy's lawsuit is premature since there cannot be a dispute under the tax sharing agreement with respect to the increased interest resulting from the merger until the merger is completed. Alternatively, Tandy argues that it is entitled to a court order preventing us from deducting the interest expense related to the merger from our tax-sharing payments to Tandy. Tandy's argument is based on a letter to that effect, dated June 22, 1999, from PricewaterhouseCoopers LLC to an officer of Tandy. Tandy claims that the June 22, 1999 letter entitles it to the relief it seeks since PricewaterhouseCoopers LLC is our auditing firm. According to Tandy, PricewaterhouseCoopers is necessarily an acceptable arbiter to O'Sullivan under the tax sharing agreement's dispute resolution provisions. PricewaterhouseCoopers, however, did not issue the letter in its capacity as our auditor or as a neutral arbiter, but rather at the request of Tandy. Moreover, PricewaterhouseCoopers states in the letter that the letter "does not constitute a tax opinion or legal advice." We believe that the PricewaterhouseCoopers letter does not entitle Tandy to relief because it is based on invalid facts and assumptions supplied by Tandy. For example, the PricewaterhouseCoopers letter incorrectly assumes that OSI will incur the debt used to finance the merger. The PricewaterhouseCoopers letter relies on a letter provided by Tandy's outside legal counsel. We have not seen that opinion. In fact, the debt used to finance the merger will be incurred by

O'Sullivan and its operating subsidiary, O'Sullivan Industries, Inc. In addition, we have an opinion from outside counsel that supports O'Sullivan's interpretation of the tax sharing agreement.

    On October 8, 1999, the District Court ruled on Tandy's motion for summary judgment. It found that the dispute resolution provision of the tax sharing agreement was triggered, and ordered that we begin the dispute resolution process according to the terms of the tax sharing agreement. The District Court denied all other relief sought by Tandy, including Tandy's request that the court find the PricewaterhouseCoopers letter of June 22, 1999 resolved the dispute in Tandy's favor. The accounting or law firm which will serve as arbitrator in the dispute resolution process, if the chief executive officers of O'Sullivan and Tandy are unable to resolve the dispute, has not yet been selected.

    We are now and, after completion of the merger, expect to continue to be in full compliance with the tax sharing agreement. We believe that Tandy's position is without merit and intend to defend ourselves vigorously. See "Risk Factors."

LITIGATION CHALLENGING THE MERGER

    On May 18, 1999, five lawsuits were filed as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative, to rescind the merger and recover monetary damages. The complaints name as defendants O'Sullivan, all of its directors and, in some cases, BRS. The complaints allege that our directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger are inadequate and unfair to O'Sullivan's stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan's stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of the O'Sullivan's stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted the alleged breaches of fiduciary duties. The defendants do not have to respond to the lawsuits until after the plaintiffs have combined their complaints into one complaint. A consolidated order was signed on July 22, 1999 by the court. This order requires the plaintiffs to combine their complaints into one complaint. However, no date has been set by which the defendants must move or answer in response to the combined complaint. We believe that the claims are without merit and intend to vigorously defend the lawsuits.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Fees and expenses for the merger are estimated at this time to be as follows:


                        DESCRIPTION                                      AMOUNT
                        -----------                           -----------------------------
Advisory fees and expenses..................................  $                   6,250,000
Debt financing fees and expenses............................                     10,000,000
Legal fees and expenses.....................................                      2,500,000
BRS transaction fee.........................................                      4,000,000(a)
Accounting fees and expenses................................                        300,000
Printing and mailing costs..................................                        500,000
Miscellaneous expenses......................................                        200,000
                                                              -----------------------------
    Total...................................................  $                  23,750,000
                                                              =============================


       -------------------------------


       (a) Of this amount, $1.0 million has been allocated to debt issuance costs. See "Unaudited Pro Forma Financial Data."

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, stockholders of O'Sullivan will vote on a proposal to approve and adopt the merger agreement and approve the merger. If the terms and conditions of the merger agreement are met, OSI will merge with and into O'Sullivan. After the completion of the merger, OSI will cease to exist and O'Sullivan will be the surviving company with new owners.

    The management participants in the buyout are not obligated to vote in favor of the merger. These participants have not made any recommendation to our stockholders for or against the merger. However, with the directors who are management participants in the buyout abstaining, the board of directors has unanimously:

    - approved the merger agreement and the merger,

    - determined that the consideration to be paid in the merger is fair to, and in the best interests of, the stockholders, and

    - recommended that stockholders of O'Sullivan vote "for" approval and adoption of the merger agreement and approval of the merger.

VOTES REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT

    The affirmative vote of holders of a majority of the outstanding shares of O'Sullivan common stock is required to approve the merger agreement. Each share of O'Sullivan common stock is entitled to one vote.

    Only holders of record of common stock at the close of business on September 29, 1999 will be entitled to receive notice of and vote at the special meeting. As of that date, there were 16,091,495 shares of O'Sullivan common stock outstanding. Holders of a majority of the outstanding common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting. We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum.


    A list of O'Sullivan stockholders entitled to vote will be available for examination at the office of Blackwell Sanders Peper Martin LLP, 2300 Main Street, Suite 1100, Kansas City, Missouri during the ten-day period prior to the special meeting.


HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    If you abstain or fail to vote your shares, it will have the same effect as voting against the merger. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreement and approval of the merger.

    Under New York Stock Exchange rules, your broker cannot vote O'Sullivan common shares without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to vote your shares, your shares will not be voted. This will have the same effect as voting against the merger.

HOW TO REVOKE A PROXY

    Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

    A stockholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Rowland
H. Geddie, III, Vice President, General Counsel and Secretary, 1900 Gulf Street, Lamar, Missouri 64759-1899.

    In addition, you may revoke your proxy by voting your shares in person at the special meeting.

SOLICITATION OF PROXIES

    Proxies are being solicited by and on behalf of the O'Sullivan board of directors. We will arrange for and pay the costs of brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will also reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses. D.F. King will assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of reasonable out-of-pocket expenses. O'Sullivan will indemnify our proxy solicitor against specific liabilities and expenses, including liabilities and expenses under the federal securities laws.

RIGHTS OF STOCKHOLDERS NOT VOTING FOR THE MERGER

    Stockholders who do not support the merger and who do not wish to receive the cash and senior preferred stock consideration to be paid in the merger have the right to demand that a court appraise their shares. These stockholders will be entitled to receive in cash the fair value of their shares as determined by the court if the merger is completed. In order to qualify for this right, a stockholder must:

    - be the owner of record on the date the stockholder demands appraisal and not sell his or her shares before completion of the merger;

    - not vote for the merger agreement;

    - make a written demand for appraisal prior to the special meeting; and

    - follow the other procedures required by law.

    See "Appraisal Rights of Dissenting Stockholders" for a description of these procedures.

                                 THE COMPANIES

O'SULLIVAN INDUSTRIES HOLDINGS, INC.

    We are a leading designer, manufacturer and distributer of ready-to-assemble furniture products, with over 45 years of experience. We sell primarily to the rapidly growing home office and home entertainment markets. We manufacture approximately 450 stock keeping units of ready-to-assemble furniture at retail price points from $20 to $999. Our product offerings include ready-to-assemble desks, computer workcenters, home entertainment centers, audio equipment racks, pantries and microwave oven carts. We also manufacture a variety of other ready-to-assemble furniture for home office, home entertainment and other home uses. We design our products to provide high quality, value and ease of assembly by the consumer using straight-forward, diagramed instructions.

    We distribute our products primarily through office superstores, including OfficeMax, Office Depot and Staples, discount mass merchants including Wal-Mart, Target and Kmart, as well as through other retail channels. We own three modern manufacturing facilities totaling over 2.1 million square feet that are strategically located across the United States. This network of manufacturing facilities positions us closer to our customers and reduces freight costs. Freight costs represent a significant portion of total product cost. For the fiscal year ended June 30, 1999, we had sales of $379.6 million, EBITDA of $49.9 million and net income of $21.2 million.

    The $3.3 billion ready-to-assemble segment of the North American furniture market grew at a compound annual growth rate of 11.6% from 1990 through 1998. This was significantly faster than the 5.1% compound annual growth rate of the total $57.9 billion domestic residential furniture market from 1990 to 1998. The market for residential furniture, which includes upholstered furniture and wood furniture shipped fully assembled by the manufacturer, is influenced by a variety of factors, including home sales, housing starts and general economic conditions. We believe the faster growth of ready-to-assemble furniture products is the result of changes in the needs of consumers, changes in retail distribution channels and improvements in product quality.

    - CHANGES IN THE NEEDS OF CONSUMERS. Consumer demand for personal computers, which has been accelerating in part due to the rapid growth of the Internet, and for larger screen televisions and related equipment has driven the demand for more sophisticated ready-to-assemble home office and home entertainment furniture. We expect these trends to continue as the number of households owning personal computers, home theaters and other audio and video equipment expands;

    - CHANGES IN RETAIL DISTRIBUTION CHANNELS. Office superstores and discount mass merchants have altered the way many products are sold in the United States. The ready-to-assemble furniture segment has been positively impacted by the rapid growth and increased market share of these retailers. These distribution channels accounted for over 50% of the domestic sales of ready-to-assemble furniture in 1997; and

    - IMPROVEMENTS IN PRODUCT QUALITY. Improvements in equipment, software and manufacturing processes have enabled the ready-to-assemble furniture industry to produce higher quality, more durable products. As a result of these improvements, ready-to-assemble furniture has become more comparable in quality and durability to wood furniture shipped fully assembled by the manufacturer but remains relatively less expensive.

We believe that these trends will continue to drive the growth of the ready-to-assemble segment of the retail furniture market.

COMPETITIVE STRENGTHS

    We believe that we are able to compete effectively due to the following strengths:

    LEADING MARKET SHARE POSITION. We are the second largest North American ready-to-assemble furniture manufacturer in terms of domestic sales, a position that we have held for the last ten years. In calendar year 1998, our estimated share of the ready-to-assemble furniture market was approximately 16%. Many of our largest customers, including office superstores and discount mass merchants, have substantial purchasing requirements across the country. We are able to satisfy these requirements because of our large manufacturing capacity and our innovative, high quality products.

    LEADER IN PRODUCT QUALITY, INNOVATION AND DESIGN. We believe that we are recognized as a leader in product quality, innovation and design in the ready-to-assemble furniture industry. Our computer-aided design software and our modern manufacturing processes enable us to develop more than 150 new products per year. Consequently, about one-third of our products are new each year. Our ability to innovate allows us to keep pace with changes in retailer and consumer tastes and demands.

    WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. We have well established relationships with many of the largest retailers of ready-to-assemble furniture in the United States. These include office superstores like OfficeMax, Office Depot and Staples. They also include national discount mass merchants, like Wal-Mart, Target and Kmart. Over the past two years, we have also established relationships with leading electronic superstores like Best Buy and Circuit City. We believe we have a long history as a trusted vendor and have earned a reputation for product quality and innovation, customer responsiveness and manufacturing flexibility.

    RECENT CAPACITY EXPANSION AND SYSTEM UPGRADES POSITION US FOR GROWTH. We recently completed a $20 million capacity expansion program in our Virginia plant. This expansion increased our total manufacturing capacity by approximately 15%. We also recently completed a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we recently completed an upgrade of our management information systems. This upgrade included a corporate-wide conversion to JD Edwards software. We also installed new point-of-sale analytical software that allows our sales force to better analyze sales trends and consumer preferences. In addition, we installed Pro-engineering, a computer-aided design software package. This software enhances our product design capabilities and reduces the time before newly conceived products reach the market.

    LOW COST, GEOGRAPHICALLY DIVERSIFIED MANUFACTURING OPERATIONS. We believe that we are a low-cost ready-to-assemble furniture producer due to our large scale, modern facilities and efficient manufacturing processes. We are the only major ready-to-assemble furniture manufacturer with a plant in each of the eastern, central and western regions of the United States. This allows our plants to receive particleboard and fiberboard from the manufacturers located nearest to them. Our network of manufacturing facilities positions us closer to our customers. It also reduces shipping costs, which represent a significant proportion of product cost. We are the only major ready-to-assemble furniture manufacturer with a manufacturing facility in the western United States, the fastest growing region of the nation for ready-to-assemble furniture sales.

    EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our senior management team has extensive experience in the ready-to-assemble segment of the furniture industry. Our top twelve executives have been with us for an average of over 17 years. In addition, we have broadened our management's expertise by hiring executives from other leading manufacturers. Management participants in the buyout will retain equity in O'Sullivan valued at a total of $13.7 million in connection with the recapitalization and merger. This retained equity includes an interest of approximately 27.1% in the outstanding common stock of the surviving corporation. As a result of its substantial equity interest, we believe the management participants in the buyout will have significant incentive to continue to increase our sales and profitability.

GROWTH STRATEGY

    Sales of ready-to-assemble furniture, although expanding more rapidly than sales of traditional casegood furniture, still represent only about 5.7% of the overall domestic residential furniture market. As the quality of ready-to-assemble furniture continues to improve, and office superstores and discount mass merchants continue to expand, we expect ready-to-assemble furniture to gain additional market share.

    The key elements of our growth strategy are as follows:

    CONTINUE TO DEVELOP A BROAD RANGE OF INNOVATIVE, HIGH QUALITY PRODUCTS. We are dedicated to offering a broad range of high quality products at a variety of retail prices. We believe that by maintaining a broad product line, we can appeal to a greater number of consumers and penetrate a larger number of distribution channels. We seek to drive demand for our products and maintain profitability in an otherwise price-rigid environment by providing a steady supply of high quality product introductions. In fiscal year 1999, we introduced approximately 150 new products.

    FURTHER PENETRATE EXISTING AND NEW, GROWING DISTRIBUTION CHANNELS. Sales to office superstores and discount mass merchants, our core distribution channels, have grown at a compound annual growth rate of 14.6% since fiscal year 1995 to over $250 million in fiscal year 1999. To increase sales to our existing customer base, we have developed several initiatives. These initiatives include dedicated product lines, enhanced customer service and tailored marketing programs. We have also focused on increasing sales to other growing distribution channels. These channels include electronic specialty retailers and home improvement centers. Many of these retailers are increasing the ready-to-assemble furniture component of their product mix.

    LOWER PRODUCTION COSTS. Producing ready-to-assemble furniture cost effectively is vital to our competitive position. This belief was the premise for our recently completed capital expansion and management information systems upgrade. Our capital investments have increased our total manufacturing capacity and we are currently standardizing selected manufacturing processes to further reduce set-up downtime. New equipment and employee training have also improved our inventory management, order fulfillment rates and production efficiency. In addition, our JD Edwards and Pro-engineering software have improved our customer responsiveness and product design capability. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

    REMAIN COMMITTED TO CUSTOMER SERVICE. We are committed to providing superior customer service to maintain strong relationships with our customers. We strive to develop marketing strategies that are consistent with our customers' needs and their position in the marketplace. The recent investments we have made to improve our management information systems and increase our manufacturing capacity should enable us to provide a higher level of customer responsiveness, improve the look and quality of our products and enhance our ability to forecast orders.

INDUSTRY OVERVIEW

    GENERAL

    The $3.3 billion domestic ready-to-assemble segment of the North American retail furniture market is comprised of all sales of prefinished, or unfinished, non-upholstered furniture purchased in component form and then assembled by the consumer. Domestic ready-to-assemble furniture is generally made from particleboard or fiberboard laminated to replicate the appearance of different types of wood or other surfaces. Through improvements in product quality, innovation and assembly, ready-to-assemble furniture manufacturers today can offer a broad array of products ranging from $20 television and video cassette recorder stands to $999 computer workcenters. Although technological advances allow ready-to-assemble furniture manufacturers to imitate the look and durability of casegood furniture, ready-to-assemble furniture manufacturers are generally able to sell at lower prices due to lower raw material, manufacturing and transportation costs.

    The ready-to-assemble segment of the retail furniture market has grown at an 11.6% compound annual growth rate from 1990 to 1998, compared to the compound annual growth rate of the United States gross domestic product of 5.0% over the same period. We believe the growing popularity of ready-to-assemble furniture products is the result of improvements in product quality, basic structural changes in the retail distribution channels and increased demand created by the changes in the needs of consumers.

    IMPROVEMENTS IN PRODUCT QUALITY

    During the past ten years, ready-to-assemble furniture has evolved and improved dramatically. Industry studies and publications indicate that consumers' attitudes regarding ready-to-assemble furniture have followed suit to a large extent. Due to improvements in the ready-to-assemble furniture manufacturing process, the quality of ready-to-assemble furniture, while lower in cost, is now more comparable to that of wood furniture shipped assembled by the manufacturer. Ready-to-assemble furniture manufacturers are able to provide additional competitive advantages relative to assembled wood furniture. These advantages include a broader range of surfaces and colors, enhanced design to support the most recent home office/entertainment equipment and immediate product availability.

    EXPANSION OF KEY CUSTOMERS

    The growth in the office superstore and mass merchant retail channels has fueled the growth of ready-to-assemble furniture in the United States. These channels currently account for over 50% of all ready-to-assemble furniture sales. Some mass merchants and office superstores have announced that they will open new domestic stores in 1999. These include about 105 stores for OfficeMax, 105 stores for Office Depot, 100 stores for Wal-Mart, 60 stores for Target and 150 stores for Staples. We anticipate having our products included in the majority of these new stores.

    GROWTH IN HOME OFFICE FURNITURE

    In 1998, sales of ready-to-assemble home office furniture accounted for a majority of the overall home office furniture sales in the United States. As the number of home office households and households owning one or more personal computers continue to increase, we expect the demand for home office furniture to increase as well. Home office households are projected to grow at a compound annual growth rate of 7.4% from 1997 to 2002. Home office households with personal computers are projected to grow at a compound annual growth rate of 11.0%, reaching 37.8 million by 2002 according to International Data Corporation. Additionally, as the price of lower-end personal computers has steadily declined below $1,000 in the past three years, computer ownership in median and lower income households has increased significantly. Personal computer shipments in 1998 increased to an estimated 12.8 million units, up 16.4% from 11.0 million units in 1997. The penetration rate of personal computers in U.S. households due to declining prices and increased use of the Internet is expected to increase from 43% in 1997 to 51% in 2001.

    CONTINUING GROWTH AND INNOVATION IN THE HOME ENTERTAINMENT MARKET

    The demand for larger television sets and related audio and video equipment has created increased demand for ready-to-assemble furniture. In 1998, an estimated 22.2 million televisions were sold in the United States. In 1998, television sales increased 1.6%, to $6.1 billion from $6.0 billion in 1997. During this period, the market for large screen televisions, defined as 32" or larger, increased 57.1%, from $2.1 billion in 1997 to $3.3 billion in 1998. Sales of large screen televisions for the first four months of 1999 were 30% greater than the same period in 1998. The surge in overall sales and sales of large screen televisions has occurred in part due to a general price decline. For example, prices for 32" screen televisions have dropped 40% since 1996. Many entertainment centers sold over the past decade accommodate televisions with a maximum screen size of 27". These entertainment centers need to be replaced by new furniture products to accommodate larger screen televisions.

PRODUCT OVERVIEW

    We group our product offerings into three distinct categories:

    - furniture for the home office, including desks, computer work centers, bookcases, filing cabinets and computer storage racks;

    - electronics display furniture, including home entertainment centers, home theater systems, television and stereo tables and cabinets, and audio and video storage racks; and

    - home decor furniture, including microwave oven carts, pantries, living room and recreation room furniture and bedroom pieces, including dressers, night stands and wardrobes.

    The following is a description of some of our products.

        PRODUCT LINE                    DESCRIPTION                   KEY CUSTOMERS
        ------------                    -----------                   -------------
Living Dimensions............  Contemporary small             OfficeMax, Office Depot, Best
                               office/home office and         Buy, Office World, Circuit
                               entertainment furniture.       City, Service Merchandise
                               Upscale features include
                               Armortop-Registered Trademark-
                               laminates and Quikfit-TM-
                               fastener system.

Ovations.....................  Transition style               Best Buy, Circuit City,
                               entertainment furniture        Montgomery Ward
                               collection in both medium
                               Mystique Maple and light Snow
                               Maple finish.

Scandinavian.................  Contemporary small             Office Depot, OfficeMax,
                               office/home office and         Ames, Target, Best Buy
                               entertainment furniture
                               collection in medium Alder
                               finish.

Xpressions-TM-...............  Generation X targeted home     Wal-Mart, Circuit City,
                               office and entertainment       Meijer, Ames, Staples,
                               furniture collection.          Montgomery Ward
                               Features include mini-stereo
                               system compatibility, lavish
                               media storage and youthful
                               high contrast, two-tone
                               finish.

French Gardens...............  Country French style           OfficeMax, Shopko, Montgomery
                               collection with antique        Ward
                               Odessa Pine finish. Both home
                               office and entertainment
                               products.

Carmel                         Transitional styled home       Ames, Montgomery Ward,
Valley-Registered Trademark-... office and entertainment      Service Merchandise, Best Buy
                               furniture collection in a
                               medium oak finish.

PRODUCT DESIGN AND DEVELOPMENT

    We believe we are an industry leader in product quality and innovation. We are committed to the continuing development of unique furniture that meets consumer needs. With over 50% of our sales to the home office market, we believe we are recognized as one of the industry's premier producers of contemporary home office ready-to-assemble furniture. As evidence of our commitment to quality and innovation, in the past year we introduced approximately 150 products, or approximately one third of our product line. In the ready-to-assemble furniture industry, a new product can be a variation in color or styling of an existing product. By providing a continuous supply of new product introductions, we are able to drive demand for our products, which we believe will allow us to maintain our profit margins in an otherwise price-rigid environment.

    We maintain an in-house product design staff that collaborates with our marketing personnel and customers to develop new products based on demographic and consumer information. The product design professionals then work with our engineering division to produce full-scale prototypes. The engineering staff uses computer-aided design Pro-engineering software, which provides the latest three-dimensional graphics capabilities. Pro-engineering software allows a design engineer to accelerate the time-to-completion for a new product design. This allows us to reduce the time before newly conceived products reach the market. We then show our prototypes to our customers to gauge interest. If initial indications of product appeal are favorable, we usually can commence production within twelve weeks. In fiscal year 1999, we spent approximately $800,000 on product design and development.

CUSTOMERS

    Ready-to-assemble furniture is sold through a broad array of distribution channels, including discount mass merchants, office superstores, electronic superstores, national department stores and home centers. While the ready-to-assemble segment historically has been dominated by discount mass merchants like Wal-Mart, Target and Kmart, office superstores have quickly become the second largest distribution channel. The office superstores are the fastest growing channel with 21% of total 1997 ready-to-assemble furniture sales. We have a leading market share position in both of the two major distribution channels and longstanding relationships with key customers.

    During fiscal 1999, our two largest customers accounted for approximately 34.0% of our net sales. OfficeMax accounted for 20.1% and Office Depot accounted for 13.9% of these sales. See "Risk Factors."

SALES AND MARKETING

    We manage our customer relationships both through our in-house sales force and a network of independent sales representatives. Key accounts like OfficeMax and Office Depot are called on jointly by our sales force and independent sales representatives. Smaller customers are serviced mainly by independent sales representatives, whose activities are reviewed by our in-house sales force. As of June 30, 1999, we employed 15 people in our sales department and 14 people in our marketing department.

    We work extensively with our customers to meet their specific merchandising needs. Through customer presentations and other direct feedback from the customer and consumers, we identify the consumer tastes and profiles of a particular retailer. With this information, we make product recommendations to our customers. We maintain a close dialogue with customers to ensure that the design and functional requirements of our products are fulfilled.

    Our products are promoted by our customers to the public under cooperative and other advertising agreements. Under these agreements, our products are advertised in newspaper inserts and catalogs, among other publications. We generally cover a portion of the customer's advertising expenses if the customer places approved advertisements mentioning us and our products by name. We may also provide support to some customers' advertising programs. We generally do not advertise directly to consumers. We do, however, advertise in trade publications to promote O'Sullivan as a producer of high quality ready-to-assemble furniture.

    We provide extensive service support needed by our customers. This support includes designing and installing in-store displays, educating retailers' sales forces and maintaining floor displays. We have been recognized for our commitment to our retail partners and have earned several awards in recent years. These awards include the 1998 Vendor of the Year award in the ready-to-assemble furniture category from both Kmart and Shopko.

    We participate in the eight-day furniture markets held in High Point, North Carolina in April and October of each year. High Point is the principal international market in the furniture industry. It attracts buyers from the United States and abroad. We maintain over 16,000 square feet of leased showroom space at High Point. We also maintain two other showrooms to market our product lines. In addition, we participate in other trade shows, including the international furniture show in Cologne, Germany.

MANUFACTURING

    We operate three modern manufacturing facilities, which are described more fully below. They are located in Lamar, Missouri, South Boston, Virginia and Cedar City, Utah. In total, our facilities have over 2.1 million square feet.

    - LAMAR, MISSOURI: Opened in 1965, this facility has about 1.1 million square feet. It is the largest of our three facilities and has the capability to produce our entire product offering. This facility also serves as our corporate headquarters.

    - SOUTH BOSTON, VIRGINIA: Opened in 1989, our South Boston facility has been expanded to approximately 480,000 square feet. This includes a 100,000 square foot expansion in 1993 and an additional 30,000 square foot expansion in 1998. The South Boston facility has the capability to manufacture substantially all of our products. As a part of our expansion in 1998, we added a strip line, a laminator, a combi-former machine and a new wrap line to the facility.

    - CEDAR CITY, UTAH: This facility was opened in the spring of 1995. Our newest plant encompasses about 530,000 square feet. It has about 25% of the production capacity of our Lamar facility. We opened this facility in Utah to be closer to western customers and particleboard suppliers in order to reduce transportation costs. The building in Cedar City is now utilizing approximately 50% of its available manufacturing space. Consequently, it could accommodate substantial capacity expansion.

    We have invested approximately $60 million in capital improvements to expand production capacity, increase manufacturing efficiency and install a new corporate-wide JD Edward management information system since the beginning of fiscal year 1997. These efforts have provided significant production improvements, including:

    - IMPROVED PRODUCT STYLING AND EFFICIENCY: We were one of the first ready-to-assemble furniture manufacturers to utilize combi-former machines. This fall, we expect to install our fourth combi-former machine. These machines provide a significant advantage in product styling by creating rounded and other curved edges on furniture parts.

    - IMPROVED MANUFACTURING EFFICIENCY: Our new equipment is highly automated and efficient. However, it is also complex and requires extensive training. As our employees have become more familiar with the new equipment, their productivity has improved. We expect these improvements to continue.

    - INCREASED MANUFACTURING FLEXIBILITY: The new equipment installed at our South Boston, Virginia plant has provided expanded capacity and manufacturing flexibility. As a result, the South Boston facility is now capable of manufacturing a broader spectrum of parts. Some of these parts were formerly manufactured only in our Lamar plant. We believe that our expanded manufacturing capacity will increase manufacturing flexibility, reduce freight costs and allow us to better serve East Coast markets.

RAW MATERIALS

    The materials used in our manufacturing operations include particleboard, fiberboard, coated paper laminates, glass, furniture hardware and packaging materials. Our largest raw material cost is particle board. We purchase all of our raw material needs from outside suppliers. We buy our particle board and fiberboard at market-based prices from several independent wood product suppliers. We purchase other raw materials from a limited number of vendors. These raw materials are generally available from other suppliers, although the cost from alternate suppliers might be higher.

    As is customary in the ready-to-assemble furniture industry, we do not maintain long-term supply contracts with our suppliers. We do, however, have long standing relationships with all of our key suppliers and encourage supplier partnerships. Our supplier base is sufficiently diversified so that the loss of any one supplier in any given commodity should not have a material adverse effect on our operations. We have never been unable to secure needed raw materials. However, there could be adverse effects on our operations and financial condition if we are unable to secure necessary raw materials like particle board and fiberboard.

    Because we purchase all of our raw materials from outside suppliers, we are subject to fluctuations in prices of raw materials. For example, our results of operations were significantly affected in fiscal year 1995 by higher particle board and fiberboard prices. Future increases in the price of raw materials could again affect our results of operations. See "Risk Factors".

COMPETITION

    The residential furniture market is very competitive and includes a large number of both domestic and foreign manufacturers. Our competitors include manufacturers of both ready-to-assemble and assembled furniture. Although a large number of companies manufacture ready-to-assemble furniture, the top five ready-to-assemble furniture manufacturers accounted for an estimated 76% of the domestic ready-to-assemble furniture market in 1998. Our top five competitors in terms of market share of the ready-to-assemble segment are Sauder
Woodworking, Inc., Bush Industries, Inc., Dorel Industries, Inc., Mills Pride, and Creative Interiors. Some of our competitors have greater sales volume and financial resources.

    We, along with some of our competitors, have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. The current increases in production capacity could again cause excess capacity and increased competition if anticipated sales increases do not materialize. This could adversely affect our margins and results of operations. See "Risk Factors".

PATENTS AND TRADEMARKS

    We have a United States trademark registration and international trademark registrations or applications for the use of the O'Sullivan-Registered Trademark- name on furniture. We believe that the O'Sullivan name and trademark are well-recognized and associated with high quality by both our customers and consumers and are important to the success of our business. Our products are sold under a variety of trademarks in addition to O'Sullivan. Some of these names are registered trademarks. We do not believe that the other trademarks we own enjoy the same level of recognition as the O'Sullivan trademark. We also do not believe that the loss of the right to use any one of these other trademarks would be material to our business. We hold a number of patents and licenses. None of these patents and licenses are individually considered by us to be material to our business.

SHIPPING

    We offer customers the choice of paying their own freight costs or having us absorb freight costs. If we absorb the freight costs, our product prices are adjusted accordingly. When we pay freight costs, we use independent trucking companies with whom we have negotiated competitive transportation rates.

BACKLOG

    Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

SEASONALITY

    We generally experience a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling seasons.

PROPERTIES

    We own three manufacturing facilities. We also lease distribution warehouses in Lamar, Missouri and South Boston, Virginia. We utilize space in bonded warehouses in Markham, Ontario for our Canadian operations and Oxfordshire, United Kingdom for our European customers.

INSURANCE

    We maintain liability insurance at levels that we believe are adequate for our needs. We believe these levels are comparable to the level of insurance maintained by other companies in the furniture manufacturing business.

EMPLOYEES

    As of June 30, 1999, we had approximately 2,500 employees. 64% of these employees are located in Lamar. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

ENVIRONMENTAL AND SAFETY REGULATIONS

    Our operations are subject to extensive federal, state and local environmental laws, regulations and ordinances. Some of our operations require permits. These permits are subject to revocation, modification and renewal by governmental authorities.

    Governmental authorities have the power to enforce compliance with their regulations. Violators may be subject to fines, injunction or both. Compliance with these regulations has not in the past had a significant effect on our earnings, capital expenditures or competitive position. We anticipate increased federal and state environmental regulations affecting us as a manufacturer, particularly regarding emissions and the use of various materials in our production process. In particular, regulations to be issued under the Clean Air Act Amendments of 1990 could subject us to new standards regulating emissions of some air pollutants from our wood furniture manufacturing operations. We cannot at this time estimate the impact of these new standards on our operations, future capital expenditure requirements or the cost of compliance. We have applied for air emission permits under Title V of the Clean Air Act Amendments of 1990.

    Our manufacturing process creates by-products, including sawdust and particle board flats. At the South Boston facility, this material is given to a recycler or disposed of in landfills. At the Lamar facility, the material has been sent to a recycler and off-site disposal sites. Wood by-products generated at the Cedar City facility are shipped to a local landfill. Our by-product disposal costs were approximately $1.2 million for fiscal 1998, $1.0 million for fiscal 1997, and $0.9 million for fiscal 1996.

    Our manufacturing facilities ship waste products to various disposal sites. If our waste products include hazardous substances and are discharged into the environment, we are potentially liable under various laws. These laws may impose liability for releases of hazardous substances into the environment. These laws may also provide for liability for damage to natural resources. One example of these laws is the federal Comprehensive Environmental Response, Compensation and Liability Act. Generally, liability under this act is joint and several and is determined without regard to fault. In addition to the Comprehensive Environmental Response, Compensation and Liability Act, similar state or other laws and regulations may impose the same or even broader liability for releases of hazardous substances.

    We have been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act for the cost of cleaning up a disposal site in Diaz, Arkansas. We entered into a DE MINIMIS buyout agreement with some of the other potentially responsible parties. We have contributed $2,000 to date toward cleanup costs under this agreement. The agreement subjects potentially responsible parties to an equitable share of any additional contributions if cleanup costs exceed $9 million. In this event, we would be liable for our share of the excess. Cleanup expenses have approached $9 million. The state has approved a plan providing that groundwater at the site be monitored. No further remediation activity is necessary unless further problems are discovered. The monitoring activities should not require the potentially responsible parties to make additional payments. We believe that the amounts we may be required to pay in the future, if any, relating to this site will be immaterial.

    Our operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and related regulations. Additionally, some of our products must comply with the requirements and standards of the United States Consumer Products Safety Commission. We believe that we are in substantial compliance with all of these laws and regulations.

OSI ACQUISITION, INC.

    OSI is a newly formed Delaware corporation formed by principals of BRS for the purpose of completing the merger. The address of OSI's principal executive offices is c/o Bruckmann, Rosser, Sherrill & Co., L.L.C., 126 East 56th Street, New York, NY 10022. OSI will not have any significant assets or liabilities, except as described in this document. OSI will not engage in any activities other than those related to completing the merger.

    All of the outstanding capital stock of OSI is owned by BRS. Information about the directors and executive officers of OSI is set forth in Appendix E to this document.

BRS

    BRS is a private equity firm formed in 1995 that specializes in leveraged acquisitions. BRS seeks to acquire quality businesses in alliance with proven operating management. BRS professionals currently manage two funds with total committed capital of more than $1.2 billion. Since its formation, BRS has completed 15 acquisitions, including acquisitions in the manufacturing and retailing industries. From the mid-1980's until BRS's formation, the principals of BRS worked together as senior officers of Citicorp Venture Capital. While at Citicorp Venture Capital, the principals of BRS completed 25 acquisitions, including furniture companies Chromcraft Revington, Inc. and Cort Business Services Corporation.


    Bruckmann, Rosser, Sherrill & Co. II, L.P., its affiliates and the management participants in the buyout will own 100% of OSI immediately prior to the completion of the merger. BRSE, LLC is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. BRS is the manager of Bruckmann, Rosser, Sherrill & Co. II, L.P. Information about the members of BRS and BRSE, LLC is set forth in Appendix E to this document. The services of BRS and its affiliates include forming OSI, planning the capital structure of OSI and the surviving corporation, obtaining commitments for debt financing and negotiating definitive agreements with respect to the financing and negotiation of the merger agreement. O'Sullivan has agreed to pay BRS a fee of $4.0 million for its services upon completion of the merger.

                              THE MERGER AGREEMENT


    This is a summary of the material provisions of the amended and restated merger agreement, a copy of which is attached as Appendix A to this document. You should refer to the full text of that agreement for details of the merger and the terms and conditions of the merger agreement.


THE MERGER

    When the merger is completed, OSI will be merged with and into O'Sullivan. The separate corporate existence of OSI will cease and O'Sullivan will be the surviving corporation in the merger. The merger will have the effects specified in the Delaware General Corporation Law.

EFFECTIVE TIME OF THE MERGER


    The merger will be completed when we file a certificate of merger with the Secretary of State of the State of Delaware. However, we may agree to a later time, and specify that time in the certificate of merger. We expect to complete the merger by the end of November 1999. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived. See "THE MERGER--Conditions".


EXCHANGE PROCEDURES

    Citibank, N.A. will be the paying agent and exchange agent. After the merger is completed, Citibank, N.A. will mail a letter of transmittal to each person who held shares of O'Sullivan common stock at the time of the completion of the merger. You should use that letter of transmittal in forwarding and exchanging O'Sullivan stock certificates. Instructions for doing so will be included in the letter of transmittal. After an O'Sullivan stock certificate and a letter of transmittal is received by Citibank, N.A., you will be entitled to receive $16.75 in cash plus one share of senior preferred stock of O'Sullivan for each share of O'Sullivan common stock surrendered. Citibank, N.A. will cancel the surrendered certificates. DO NOT SEND IN YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

    No interest will be paid on the cash payable upon surrender of any certificate. In the event of a transfer of ownership of O'Sullivan common stock that is not registered in the transfer records of O'Sullivan, documentary evidence of the transfer and prior payment of applicable taxes will be required by Citibank, N.A. before payment is made to the stockholder.

    Any O'Sullivan stockholder who has not complied with the exchange procedures within nine months after the completion of the merger may look only to O'Sullivan for payment in exchange for his shares. Neither O'Sullivan, BRS, Citibank, N.A. nor any other person will be liable to you for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    If your O'Sullivan stock certificate has been lost, stolen or destroyed, you will only be entitled to receive payment for your common stock by making an affidavit and, if required by O'Sullivan, posting a bond in an amount sufficient to protect us against claims related to your stock certificate.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains representations and warranties made by us to OSI, including representations and warranties relating to:

    (1) due organization, power and standing and other corporate matters;

    (2) authorization, execution, delivery and enforceability of the merger agreement;

    (3) compliance with applicable laws;

    (4) capital structure and securities;

    (5) subsidiaries;

    (6) conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

    (7) documents filed with the SEC and the accuracy of the information in those documents;

    (8) litigation and liabilities;

    (9) conduct of business in the ordinary course and the absence of adverse changes and material adverse effects;

    (10) tax matters;

    (11) retirement and other employee benefit plans;

    (12) labor matters;

    (13) brokers' and finders' fees with respect to the merger;

    (14) intellectual property and compliance with year 2000 computer issues;

    (15) permits;

    (16) environmental matters;

    (17) title to assets;

    (18) insurance;

    (19) material contracts;

    (20) receipt of a fairness opinion from Salomon Smith Barney;

    (21) amendment of the shareholder rights agreement;

    (22) undisclosed liabilities;

    (23) real property;

    (24) debt instruments;

    (25) authorization of a trust for employee benefits and its inapplicability to the merger;

    (26) authority of the special committee;

    (27) recommendation of the board of directors; and

    (28) vote of the stockholders.

    The merger agreement also contains representations and warranties made by OSI to us, including representations and warranties relating to:

    (1) due organization, power and standing, and other corporate matters;

    (2) authorization, execution, delivery and enforceability of the merger agreement;

    (3) compliance with applicable laws;

    (4) interim operations of OSI;

    (5) financing of the merger;

    (6) litigation; and

    (7) capitalization.

COVENANTS

    O'Sullivan and its subsidiaries have agreed to conduct their operations in the ordinary course of business consistent with past practice pending completion of the merger. We have also agreed to use our commercially reasonable efforts to:

    - keep intact our business organization and goodwill;

    - keep available the services of our officers and employees; and

    - maintain satisfactory relationships with persons having existing business relations with us.

    In addition, we have agreed that before the completion of the merger, unless OSI agrees in writing or as otherwise permitted by the merger agreement, neither O'Sullivan nor any of its subsidiaries will:

    (1) amend its certificate of incorporation or bylaws;

    (2) issue, sell or pledge any shares of its capital stock or other ownership interest;

    (3) effect any stock split or otherwise change its capitalization;

    (4) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock;

    (5) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock;

    (6) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of its subsidiaries;

    (7) sell, lease, license, abandon, transfer, mortgage pledge or otherwise encumber or subject to any lien or otherwise dispose of any of its assets, other than in the ordinary course of business consistent with past practice and which would not be material to O'Sullivan and its subsidiaries taken as a whole;

    (8) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire or make commitments to acquire any assets which would be material, except for purchases of inventory, supplies, equipment parts or capital equipment;

    (9) incur or assume any long-term or short-term debt, except for working capital purposes;

    (10) assume, guarantee or otherwise become liable or responsible for the obligations of any other person;

    (11) make or forgive any loans, advances or capital continuations to, or investments in, in an amount more than $10,000 for any one transaction or $50,000 in total;

    (12) grant any stock-related or performance awards, other than performance awards in the ordinary course of business consistent with past practice and, in the case of stock related awards, other than in a total amount not to exceed 210,000 shares of common stock;

    (13) enter into, amend or renew any employment, severance, consulting or salary continuation agreements, grant any severance or termination pay or grant any increases in compensation or benefits to employees other than in the ordinary course of business consistent with past practice;

    (14) adopt or amend in any respect or make any new grants or awards under any employee benefit plan or arrangement;

    (15) amend, change or waive the shareholders rights agreement;

    (16) amend, modify or waive any material term of any outstanding security of O'Sullivan;

    (17) fail to (A) maintain in all material respects any real property owed by O'Sullivan or its subsidiaries, (B) timely pay in all material respects all taxes, water and sewer rents, assessments and insurance premiums affecting real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to or affecting real property;

    (18) enter into any labor or collective bargaining agreement, or any other agreement or commitment to or relating to any labor union;

    (19) adopt a plan of complete or partial liquidation;

    (20) settle or compromise any material claims or litigation;

    (21) take any action with respect to accounting policies or procedures, except as may be required by law or generally accepted accounting principles;

    (22) make any material tax election or amend any material tax return or any material insurance policy without notice to OSI;

    (23) take, or agree or commit to take, any action that would, or is reasonably likely to, make inaccurate any representation or warranty of O'Sullivan under the merger agreement; or

    (24) agree in writing or otherwise to take any of the foregoing actions.

    O'Sullivan and OSI have also agreed to cooperate in the: (1) prompt preparation and filing of documents under federal and state securities laws and with applicable government authorities, (2) issuing of press releases and
(3) the delisting of O'Sullivan common stock from the NYSE.

NO SOLICITATION OF TRANSACTIONS

    We are not permitted to solicit any offers, inquiries or proposals regarding, or engage in, a merger, acquisition or similar transaction that involves more than 10% of our capital stock or a material portion of our assets. However, our special committee may engage in discussions about an unsolicited proposal for a merger, asset sale or similar transaction with a third party under limited circumstances. The conditions to engaging in these discussions include:

    - a confidentiality agreement being signed that is no less favorable to us than the confidentiality agreement we have with BRS;

    - outside legal counsel advising us that failure to engage in substantive discussions with the third party carries a material risk that our board of directors will breach its fiduciary duties; and

    - the special committee determining after consulting with its financial and legal advisors that the third party's proposal is:

       - more favorable to our stockholders than the merger agreement;

       - not subject to any material contingency which the third party is not likely to overcome;

       - reasonably likely to be consummated; and

       - in the best interests of our stockholders.

    The special committee has agreed to:

    - advise OSI in writing of the receipt of any inquiries or proposals by a third party made after May 17, 1999;

    - furnish to OSI a copy of any written proposals; and

    - notify OSI of its intention to enter into any agreement with a third party to acquire O'Sullivan.

BOARD'S COVENANT TO RECOMMEND

    The board of directors agreed to recommend the approval and adoption of the merger agreement to O'Sullivan stockholders.

    The board of directors also agreed that, subject to its fiduciary duties under applicable law, it will not withdraw or modify its approval or recommendation of the merger agreement and the merger.

BENEFIT PLANS

    After the completion of the merger, the surviving corporation has agreed to honor all of the existing obligations under the O'Sullivan benefits plans and employment agreements. For a period of one year following the completion of the merger, we will provide employee benefits no less favorable in the aggregate than those provided by O'Sullivan at the time the merger agreement was signed.

INDEMNIFICATION AND INSURANCE

    Each present and former director and officer of O'Sullivan or any of its subsidiaries, when acting in that capacity, will be indemnified by O'Sullivan against all costs or expenses, judgments, fines, losses, claims, damages, or liabilities related to any claim, action, suit, proceeding or investigation for acts or omissions, existing or occurring before the merger, to the fullest extent permitted under the Delaware General Corporation Law or other applicable law. In addition, for a period of at least six years after the completion of the merger, O'Sullivan will maintain a policy of directors' and officers' liability insurance for acts and omissions occurring before the completion of the merger with coverage in amount and scope at least as favorable as O'Sullivan's existing directors' and officers' liability insurance coverage. If the existing directors' and officers' liability insurance expires or terminates, or if the annual premium is more than 300% of the last annualized premium paid before the date on which the merger agreement was signed, O'Sullivan must obtain directors' and officers' liability insurance in an amount and scope as it can obtain for the remainder of that period for a premium not in excess of 300% per annum of the last annualized premium paid before the date on which the merger agreement was signed.

    O'Sullivan will maintain all provisions in its certificate of incorporation and bylaws that relate to indemnification of or liability insurance for all past and present officers and directors of O'Sullivan, including provisions that relate to the right to have expenses paid by O'Sullivan before a claim is resolved. These provisions will be maintained for at least six years after completion of the merger. In addition, if a claim arises within six years of completion of the merger, these provisions will continue in effect with respect to that matter until it is resolved. O'Sullivan will not change these provisions except as required to do so by law or to enhance the indemnification rights of past or present officers and directors, including the right to have expenses paid by O'Sullivan before a claim is resolved.

CONDITIONS

    Both O'Sullivan and OSI are required to complete the merger only if each of the following conditions is met:

    (1) the holders of a majority of the outstanding shares of O'Sullivan common stock entitled to vote have approved and adopted the merger agreement and approved the merger;

    (2) the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expires or terminates;

    (3) there is no order, decree or injunction making the merger illegal or otherwise prohibiting the completion of the merger;

    (4) the registration statement on Form S-4, of which this document is a part, is effective under the Securities Act;

    (5) we have satisfied all state securities or "blue sky" laws;

    (6) the representations and warranties of the other party in the merger agreement are true and correct as of the closing date, except for those representations made as of an earlier date, with the same force and effect as if made on and as of the date of the completion of the merger, except that representations and warranties which are not qualified as to materiality or material adverse effect will be true and correct in all material respects;

    (7) the other party has materially complied with all agreements and covenants required by the merger agreement; and

    (8) the other party has furnished on the date of the completion of the merger a certificate from its chairman, president or any vice president stating that its representations and warranties are true and correct in all material respects and that it has performed and complied in all material respects with all of its obligations, covenants and agreements under the merger agreement.

    Additionally, the merger agreement obligates OSI to complete the merger only if each of the following conditions are met:

    (1) the holders of no more than 5% of the outstanding shares demand appraisal rights;

    (2) there has not been any material adverse change since the merger agreement was signed in the business, results of operations, or financial condition of O'Sullivan or on the ability of O'Sullivan to consummate the merger or to conduct O'Sullivan's business consistent with past practice, except for material adverse changes resulting from or relating to:

       - the merger agreement;

       - changes or conditions affecting the furniture industry or the ready-to-assemble segment of the furniture industry;

       - changes in economic, financial market, regulatory or political conditions; or

       - any matters disclosed by us at the time the merger agreement was signed;

    (3) OSI has received the cash proceeds of financings necessary to complete the merger and to pay all related fees and expenses;

    (4) OSI has entered into financing arrangements to provide adequate working capital for O'Sullivan after the completion of the merger;

    (5) O'Sullivan has terminated all agreements with its directors and affiliates, except for agreements between us and our subsidiaries, agreements disclosed by us at the time the merger agreement was signed and agreements with BRS; and

    (6) O'Sullivan has received necessary consents under our loan agreements.

    O'Sullivan is not obligated to complete the merger unless OSI has deposited the merger consideration with Citibank, N.A. the paying agent and exchange agent.

TERMINATION

    We may terminate the merger agreement and abandon the merger at any time before we complete the merger with the written consent of OSI.

    Either O'Sullivan or OSI may terminate the merger agreement if:

    (1) the merger does not occur by November 30, 1999;

    (2) the O'Sullivan stockholders fail to approve the merger agreement and the merger at the special meeting;

    (3) any governmental entity issues a final and nonappealable order making the merger illegal or permanently prohibiting the merger, as long as the party seeking to terminate the merger agreement has used its reasonable best efforts to have this order lifted or vacated; or

    (4) any of the representations, warranties or obligations under the merger agreement is materially breached, and the breach is not cured within five days after written notice is received by the party alleged to be in breach.

    We may also terminate the merger agreement if we receive an unsolicited proposal which the special committee believes would be more favorable to and in the best interests of the O'Sullivan stockholders. However, before terminating the merger agreement as a result of a more favorable proposal, the special committee has to:

    (1) receive a written opinion from a financial advisor that the unsolicited proposal is fair from a financial point of view to the stockholders;

    (2) receive outside legal advice that there is a material risk that failure to approve the unsolicited proposal would constitute a material breach of fiduciary duties under applicable law; and

    (3) give written notice to OSI of our intention to terminate the merger agreement at least two full business days prior to termination.

    OSI may terminate the merger agreement if our board of directors withdraws or modifies its favorable recommendation of the merger or if our board of directors recommends any proposal for a merger, asset sale or similar transaction with a third party.

TERMINATION FEES

    We agreed to pay up to $11.5 million to OSI as a termination fee and for reimbursement of OSI's expenses relating to the merger agreement in a limited number of circumstances.

    Specifically, we agreed to pay a termination fee and/or to reimburse OSI for its out-of-pocket expenses if:

    (1) OSI terminates the merger agreement because our board of directors withdrew or modified its favorable recommendation of the merger or because we materially breached our obligations under the merger agreement.

       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI at the time an agreement with a third party for a merger, asset sale or similar transaction is completed, if the third party agreement is:

             - signed within 180 days of the termination of the merger
               agreement, and

             - completed within 360 days of the termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    (2) We receive a third party proposal for a merger, asset sale or similar transaction offering higher value for our stockholders and the merger agreement is terminated after that time for any reason.

       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI at the same time an agreement for a merger, asset sale or similar transaction with the third party who had made the higher proposal is completed, if the third party agreement is:

        - signed within 180 days of the termination of the merger agreement, and

        - completed within 360 days of the termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses at the same time as the execution of the agreement with the third party.

    (3) We receive an unsolicited third party proposal for a merger, asset sale or similar transaction and, after complying with our obligations under the merger agreement, we decide to accept the third party proposal.

       - The amount of the termination fee will be between $4.75 million and $9.5 million.

       - $4.75 million of the termination fee will be paid prior to our termination of the merger agreement.

       - We will pay to OSI an additional termination fee of $4.75 million at the time of completion of an agreement for a merger, asset sale or similar transaction with the same third party if completion occurs within 360 days of our termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses prior to our termination of the merger agreement.

    (4) OSI terminates the merger agreement because, after complying with our obligations under the merger agreement, we recommended to our stockholders a third party proposal for a merger, asset sale or similar transaction.

       - The amount of the termination fee will be between $4.75 million and $9.5 million.

       - $4.75 million of the termination fee will be paid within two business days of termination of the merger agreement.

       - We will pay to OSI an additional termination fee of $4.75 million at the time of the completion of an agreement with the same third party if completion occurs within 360 days of our termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    (5) OSI terminates the merger agreement because we initiated, solicited, facilitated or encouraged the submission of a third party proposal for a merger, asset sale or similar transaction.

       - The amount of the termination fee will be $9.5 million.

       - The termination fee will be paid to OSI within two business days after termination of the merger agreement.

       - We will reimburse OSI for up to $2.0 million in expenses within two business days of termination of the merger agreement.

    We will only be required to pay to OSI its expenses and/or the termination fee under these limited circumstances. In the event that these amounts are payable under more than one of those circumstances, OSI may elect to be paid pursuant to any one, but only one, of these provisions.

OTHER EXPENSES

    The merger agreement provides that the following expenses will be shared equally by O'Sullivan and OSI:

    - the filing fee for the filing of the registration statement with the SEC covering the senior preferred stock, and

    - the expenses incurred for printing and mailing this document.

    All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense.

                  APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

    We describe here the steps which you must take if you are an O'Sullivan stockholder and you wish to exercise appraisal rights with respect to the merger. The description is not complete. You should read Section 262 of the Delaware General Corporate Law which is attached to this document as Appendix C. FAILURE TO TAKE ANY ONE OF THE REQUIRED STEPS MAY RESULT IN TERMINATION OF YOUR DISSENTER RIGHTS UNDER THE DELAWARE GENERAL CORPORATE LAW. If you are considering dissenting, you should consult your own legal advisor.

    To exercise rights of appraisal, you must satisfy five conditions:

    - you must be a stockholder of record on the date of your demand and you must continue to be the record owner until the merger is completed;

    - you must not vote in favor of the merger;

    - you must deliver a written demand for appraisal of your shares before the vote on the merger;

    - within four months after the completion of the merger, you must file a petition in court for a determination of the fair value of your common stock; and

    - if the court requests, you must send the court your certificates of common stock so it can be noted on the certificate that demand for appraisal has been made.

    The following is a more detailed description of the conditions you must satisfy to perfect your appraisal rights:

    1. MUST BE A STOCKHOLDER OF RECORD. To be entitled to appraisal rights, you must at the time of your appraisal demand be the record owner of the shares of O'Sullivan common stock for which you are making the demand. You must continue to be the record owner until the merger is completed. If you have a beneficial interest in O'Sullivan common stock which is held of record in the name of another person, you must act promptly to cause the stockholder of record to follow the steps described below.

    2. NO VOTE IN FAVOR OF THE MERGER. You must not vote your shares in favor of the approval and adoption of the merger agreement and approval of the merger. This requirement will be satisfied:

       - if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote;

       - if no proxy is returned and no vote is cast at the special meeting in favor of the merger; or

       - if you revoke a proxy and later vote "against" the merger or "abstain" from this vote.

    A VOTE FOR THE MERGER IS A WAIVER OF YOUR APPRAISAL RIGHTS. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger agreement and will constitute a waiver of your appraisal rights. Failure to vote does not constitute a waiver of your appraisal rights.

    3. FILING A WRITTEN DEMAND. You must serve a written demand for appraisal upon O'Sullivan before the time of the special meeting. The demand must specify your name and address. The demand must be sent to our Corporate Secretary, Rowland H. Geddie, III. It must clearly inform us that you intend to demand the appraisal of your shares. VOTING AGAINST THE MERGER IS NOT A WRITTEN DEMAND AS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW. You must submit a separate written demand for appraisal.

    4. PETITIONS TO BE FILED IN COURT. Within four months after the completion of the merger, you must file a petition in the Delaware Court of Chancery, demanding appraisal of your shares. No later than 10 days after the completion of the merger, we are required to notify each stockholder who filed a written demand for appraisal that the merger has been completed. Although O'Sullivan is also permitted to file a petition, we have no intention to do so. The court will conduct a hearing to determine the stockholders entitled to appraisal rights and to determine the fair value of those shares. The court will then direct us to pay you the fair value of your shares, together with interest, if any. The costs of the proceeding will be paid as the court determines. This means that dissenting stockholders may have to pay all or part of the court costs. THE FAIR VALUE OF YOUR SHARES MAY BE HIGHER, THE SAME OR LOWER THAN THE MARKET VALUE OF OUR COMMON STOCK ON THE DATE OF THE COMPLETION OF THE MERGER OR THE MERGER CONSIDERATION. In determining fair value, the court will not consider any value related to the fact that the merger is completed or expected to be completed.

    5. DELIVERY OF CERTIFICATES TO THE COURT FOR NOTATION. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares to submit their stock certificates to the Register of Chancery for notation upon the certificate of the pendency of appraisal proceedings. You must submit your certificates if the court so requests.

    You have the right to withdraw your demand for appraisal within 60 days after the completion of the merger. After this 60 day period has ended, you may only withdraw your demand for appraisal with O'Sullivan's approval.

    The right to appraisal of your common stock will terminate if:

    - for any reason the merger is not completed;

    - you fail to make a timely written demand on O'Sullivan;

    - you fail to file a timely petition with the Delaware Court of Chancery;

    - you do not, upon request of the court, timely surrender certificates for notation that demand for appraisal has been made; or

    - you withdraw your demand in writing within 60 days after the completion of the merger or with our written approval.

    If you have properly demanded appraisal of your common stock, your rights as a stockholder will be suspended at the time of the completion of the merger. After that time, you will not be entitled to vote your shares for any purpose or be entitled to receive dividends or other distributions on your shares. If the right to appraisal is terminated, you will receive the payments that had been made to non-dissenting stockholders.

    If holders of 5% or more of the total amount of outstanding O'Sullivan common stock exercise appraisal rights, OSI will have the right to terminate the merger agreement.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables show selected financial data reflecting the merger that we refer to as "pro forma" information. They are based on adjustments to the historical consolidated financial statements to give effect to the merger using recapitalization accounting and to the financing of the merger. The pro forma information, while helpful in illustrating the financial characteristics of O'Sullivan after the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how we would actually have performed had the merger been effective throughout these periods.

    Pro forma balance sheet data is provided as of June 30, 1999, as if the merger was completed on that date. The pro forma statement of operations data for the fiscal year ended on June 30, 1999 gives effect to the merger as if it was completed on July 1, 1998. The pro forma financial information is based on assumptions which we believe are reasonable.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1999

                             (DOLLARS IN THOUSANDS)


                                                                       PRO FORMA
                                                         HISTORICAL   ADJUSTMENTS         PRO FORMA
                                                         ----------   -----------         ---------
Assets
  Cash and cash equivalents............................   $  3,740     $  (1,325)(b)      $   2,415
  Trade receivables, net...............................     63,268                           63,268
  Inventory............................................     56,134                           56,134
  Prepaid expenses and other current assets............      3,810                            3,810
                                                          --------     ---------          ---------
    Total current assets...............................    126,952        (1,325)           125,627

  Property, plant and equipment, net...................     96,684                           96,684
  Other non-current assets, net........................      1,909        11,000 (a)         12,909
  Goodwill, net........................................     41,422                           41,422
                                                          --------     ---------          ---------
    Total assets.......................................   $266,967     $   9,675          $ 276,642
                                                          ========     =========          =========
Liabilities
  Accounts payable.....................................   $ 11,416     $                  $  11,416
  Current portion of long-term debt....................      4,000        (4,000)(c)             --
  Accrued liabilities..................................     24,695        (2,355)(i)         22,340
  Income taxes payable.................................      1,579                            1,579
                                                          --------     ---------          ---------
    Total current liabilities..........................     41,690        (6,355)            35,335

  Existing long-term debt..............................     22,000       (12,000)(c)         10,000
  Senior secured credit facility.......................         --       125,000            125,000
  Senior subordinated notes............................         --       110,000 (d)        110,000
  Senior discount notes................................         --        25,000 (d)         25,000
  Other non-current liabilities........................      1,909                            1,909
  Deferred income taxes................................     16,232            --             16,232
                                                          --------     ---------          ---------
    Total liabilities..................................     81,831       241,645            323,476

Mandatorily Redeemable Preferred Stock
  Senior preferred (h).................................         --         9,857 (e)          9,857

Stockholders' Equity (Deficit)
  Series A junior preferred stock (h)..................         --            -- (e)             --
  Series B junior preferred stock (h)..................         --             5 (e)              5
  Common stock (h).....................................     16,820       (16,820)(f)             --
                                                                              14 (e)             14
  Additional paid-in capital...........................     87,549       (28,600)(f)         58,949
  Accumulated other comprehensive loss.................        (43)           --                (43)
  Retained earnings (deficit)..........................     89,470      (179,359)(f)(i)
                                                                         (25,727)(g)       (115,616)
  Treasury stock at cost...............................     (8,660)        8,660 (f)             --
                                                          --------     ---------          ---------
  Total stockholders' equity (deficit).................    185,136      (231,970)           (56,691)
                                                          --------     ---------          ---------
    Total liabilities and stockholders' equity
      (deficit)........................................   $266,967     $   9,675          $ 276,642
                                                          ========     =========          =========


   See Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

     NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

    (a) Reflects the payment of deferred financing fees related to the new credit facility and senior subordinated notes. O'Sullivan has no significant deferred financing fees in its historical balance sheet.

    (b) Reflects non-recurring charges for the prepayment of the long-term New York Life debt and the termination of the interest swap with NationsBank. We recorded these amounts as a reduction of cash, with excess amounts recorded as accounts payable liabilities.

                                                              JUNE 30, 1999
(IN THOUSANDS)                                               ---------------
Prepayment penalty.........................................      $  800
NationsBank swap...........................................         525
                                                                 ------
    Total..................................................      $1,325
                                                                 ======

        THESE AMOUNTS WILL BE DIFFERENT AT THE TIME OF THE MERGER. CURRENTLY, WE DO NOT BELIEVE THAT THESE AMOUNTS WILL MATERIALLY DIFFER. HOWEVER, ACTUAL DIFFERENCES, IF ANY, CANNOT BE CALCULATED AT THIS TIME DUE TO A NUMBER OF VARIABLES WHICH CANNOT BE DETERMINED. THESE VARIABLES INCLUDE FUTURE INTEREST RATES.

    (c) Reflects the repayment of borrowings outstanding under the existing credit facility with a portion of the proceeds from the new senior secured credit facility.

    (d) Reflects the borrowings under the new senior secured credit facility and senior subordinated notes, and senior discount notes.

    (e) Reflects the new shares of O'Sullivan securities issued to BRS and the management participants in the buyout as well as shares of senior preferred stock, valued at estimated fair value, to be issued in the merger to the existing O'Sullivan stockholders, as follows:


                                                                 MANAGEMENT
                                                               PARTICIPANTS IN     EXISTING
                                                      BRS        THE BUYOUT      STOCKHOLDERS    TOTAL
        (IN THOUSANDS)                              --------   ---------------   ------------   --------
        Mandatorily Redeemable Preferred Stock
          Senior preferred........................       --             --         $ 9,857      $ 9,857
        Stockholders' Equity:
          Series A junior preferred...............       --             --              --           --
          Series B junior preferred...............  $     4        $     1                      $     5
          Common stock............................  $    10        $     4                      $    14
          Additional paid-in capital (in excess of
            par value)............................  $45,276        $13,673              --      $58,949
                                                    -------        -------         -------      -------
                                                    $45,290        $13,678         $ 9,857      $68,825
                                                    =======        =======         =======      =======



    (f) Reflects the cancellation of shares of O'Sullivan common stock in the merger, assuming that no stockholders exercise appraisal rights. At the time of the merger, these shares will be purchased using debt proceeds of $260 million, the issuance of the senior preferred stock and an equity infusion of $58.9 million from BRS and the management participants in the buyout. See "Special Factors--Financing of the Merger".

    (g) Reflects the fees and expenses anticipated to be paid to complete the merger. These fees and expenses are excluded from the unaudited pro forma condensed consolidated statement of operations since they are nonrecurring and result directly from the completion of the merger.


                                                              JUNE 30, 1999
                      (IN THOUSANDS)                         ---------------
Prepayment penalty.........................................      $   800
Interest rate swap.........................................          525
Compensation expense--option exercises.....................       12,795
Merger related expenses....................................       11,607
                                                                 -------
    Total..................................................      $25,727
                                                                 =======



       Included in the merger related expenses is $3 million of a $4 million fee payable to BRS for financial advisory services rendered in connection with the arranging of the transaction structure, arranging and negotiation of the financing and other related services. The remaining
       $1 million has been allocated to the debt issuance costs.


    (h) After the merger is completed, senior preferred stock, series A junior preferred stock, series B junior preferred stock and common stock will have the following shares authorized, issued and outstanding:

                                                                  ISSUED AND
                                                  AUTHORIZED     OUTSTANDING
                 (IN THOUSANDS)                   ----------   ----------------
Senior preferred stock..........................    19,000          16,429
Series A junior preferred stock.................       250               0
Series B junior preferred stock.................       750             515
Common stock....................................     2,000           1,368

    (i) Reflects the elimination of accrued compensation expense for options approved by the stockholders after the grant date. The offsetting adjustment is made to paid-in capital.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                            YEAR ENDED JUNE 30, 1999

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                          PRO FORMA
                                                            HISTORICAL   ADJUSTMENTS       PRO FORMA
                                                            ----------   -----------       ---------
Net sales.................................................   $379,632            --        $379,632
Costs and expenses:
  Cost of sales...........................................    267,630            --         267,630
  Selling, marketing and administrative...................     74,962      $    750 (a)      75,712
  Merger related expenses.................................      1,143        (1,143)(b)          --
                                                             --------      --------        --------
Total costs and expenses..................................    343,735          (393)        343,342

Operating income..........................................     35,897           393          36,290
Interest expense, net.....................................      2,844        28,606 (c)      31,450
                                                             --------      --------        --------
Income (loss) before income taxes.........................     33,053       (28,213)          4,840
Income tax provision (benefit)............................     11,900       (10,439)(d)       1,461
                                                             --------      --------        --------
Net income (loss).........................................     21,153       (17,774)          3,379
Preferred stock dividends.................................         --       (11,738)(e)     (11,738)
                                                             --------      --------        --------
Net Income (loss) attributable to common stockholders.....   $ 21,153      $(29,512)(f)    $ (8,359)
                                                             ========      ========        ========
Earnings (loss) attributable per common share
  Basic...................................................   $   1.32                      $  (6.11)
  Diluted.................................................   $   1.30                      $  (6.11)

Weighted average shares outstanding
  Basic...................................................     15,973                         1,368
  Diluted.................................................     16,330                         1,368

Other Data:
  EBITDA (g)..............................................   $ 49,859      $    393 (b)    $ 50,252
  Depreciation and amortization...........................     13,962                        13,962
  Capital expenditures....................................     15,779                        15,779

Selected Ratios:
  Ratio of earnings to combined fixed charges and
    preferred stock dividends.............................      10.87                           (h)
  Ratio of earnings to fixed charges......................      10.87                          1.15
  Ratio of EBITDA to interest expense.....................      17.53                          1.60
  Ratio of senior debt to EBITDA..........................       0.32                          2.98
  Ratio of total debt to EBITDA...........................       0.52                          5.37


     See notes to the unaudited pro forma condensed statement of operations

      NOTES TO THE UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS


(a) After completion of the merger, O'Sullivan will enter into a management services agreement with BRS. In exchange for specified services, BRS will receive an annual fee equal to the greater of (1) 1.5% of O'Sullivan's annual consolidated earnings before interest, taxes, depreciation and amortization or (2) $750,000. See "Special Factors--Conflicts of Interest; Arrangements with Management".


(b) In June 1999, we recognized certain merger related expenses incurred for legal, accounting, printing and investment banking fees.

(c) Reflects the interest expense related to the existing variable rate industrial revenue bonds, the new senior secured credit facility and the senior subordinated notes after taking into account repayment of O'Sullivan's existing long-term debt, as follows:


                                                                 ASSUMED
                                                              INTEREST RATE   ANNUAL COST
                                                              -------------   -----------
                                                                    (IN THOUSANDS)
Existing variable rate industrial revenue bonds.............       8.50%        $   850
Senior Secured Credit Facility
  Term loan A of $35 million................................       9.25%          3,238
  Term loan B of $90 million................................       9.50%          8,550
  Commitment fee............................................                        200
Senior subordinated notes...................................      12.50%         13,750
Senior discount notes.......................................      13.50%          3,375
Amortization of debt issue costs............................                      1,487
                                                                                -------
Total pro forma interest expense............................                     31,450
Historical interest expense.................................                     (2,844)
                                                                                -------
  Pro forma adjustment......................................                    $28,606
                                                                                =======


(d) Reflects the statutory tax rate of 37% for the periods ended June 30, 1999.

   We believe that interest expense associated with merger-related debt is deductible for federal and state income tax purposes. We also believe that merger-related interest expense is deductible in determining the benefit payment payable to Tandy under the tax sharing and tax benefit reimbursement agreement. Whether the merger-related interest expense is or is not deductible in determining the benefit payment to Tandy has no impact on our tax provision, it merely impacts the timing of when payments will be made to Tandy under the tax sharing agreement. O'Sullivan's cash flow after completion of the merger will be unfavorably impacted if Tandy prevails in its position that merger-related interest expense is not deductible in determining the amount payable to Tandy under the tax sharing agreement. See "Risk Factors" and "Special Factors--Tax Sharing and Tax Benefit Reimbursement Agreement with Tandy".

(e) Senior preferred stock dividends accumulate and compound at a rate of 12%. $1,232,000 has been included to provide for the annual addition to the value of senior preferred stock from its estimated fair value of $0.60 per share at the time of the completion of the merger to its liquidation value of $1.50 per share in the year 2011. Junior preferred stock dividends accumulate and compound at a rate of 14%. See "Special Factors--Description of O'Sullivan Capital Stock After the Merger".

(f) Excluded from "net income (loss) available for common stockholders" are one-time, non-recurring charges which do not affect future results of operations. The charges reflect the prepayment penalty associated with the existing New York Life debt, the termination of the interest rate swap with NationsBank, compensation charges associated with the exercise of stock options and fees and expenses associated with the merger which do not effect future periods.


                                                                YEAR ENDED
                                                               JUNE 30, 1999
(IN THOUSANDS)                                                ---------------
Prepayment penalty..........................................      $   800
Interest rate swap..........................................          525
Compensation expense-option exercises.......................       12,795
Merger related expenses.....................................       12,750
                                                                  -------
    Total...................................................      $26,870
                                                                  =======


(g) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA is presented here to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies.


(h) Fixed charges and preferred stock dividend requirements exceed earnings by $6,898,000 for the year ending June 30, 1999.

                  SOURCES AND USES OF CASH PROCEEDS AND EQUITY

    According to BRS, the total sources and uses of the financing proceeds related to the merger are estimated at this time to be as follows:


                                                              ($ IN MILLIONS)
SOURCES OF FUNDS
Revolving Credit Facility...................................      $   0.0
Tranche A Term Loan.........................................         35.0
Tranche B Term Loan.........................................         90.0
                                                                  -------
    Total Senior Credit Facility............................        125.0

Senior Subordinated Notes...................................        110.0
Senior Discount Notes.......................................         25.0
Assume Existing Debt........................................         10.0
Senior Preferred Stock(b)...................................         24.6
Rollover Equity(a)..........................................         13.7
BRS Equity Investment(c)....................................         45.2
Excess Cash.................................................          3.9
                                                                  -------
Total Sources...............................................      $ 358.1
                                                                  =======

USES OF FUNDS
Purchase Equity.............................................      $ 292.6
Rollover Equity(a)..........................................         13.7
                                                                  -------
    Total Equity............................................        306.3

Assume Existing Debt........................................         10.0
Refinance Existing Debt.....................................         18.3
Transaction Expenses........................................         23.8
                                                                  -------
Total Uses..................................................      $ 357.4
                                                                  =======


------------------------

(a) Includes $7.2 million Series B Jr. Preferred Stock, $6.1 million options to purchase Series A Jr. Preferred Stock and $0.4 million of common stock. Included in rollover equity is cash invested of $0.7 million.

(b) At initial liquidation value of $1.50 per share. Senior preferred stock is recorded at estimated fair value of $9.9 million on the proforma balance sheet. The senior preferred stock is a non-cash transaction.

(c) Includes cash investment of $44.3 million Series B Jr. Preferred Stock and $1.0 million of common stock.

                                 LEGAL MATTERS

    The validity of the issuance of the senior preferred stock being offered by this document will be passed upon by Kirkland & Ellis, New York, New York, counsel for BRS.

                                    EXPERTS

    The consolidated financial statements as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30, 1999 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Our 1999 annual meeting of O'Sullivan stockholders is presently scheduled to be held on November 12, 1999. If the merger has been completed before that time, the annual meeting will not be held. In the event that the meeting is held, any proposals of O'Sullivan stockholders intended to be presented at the 1999 annual meeting must have been received by the Corporate Secretary by May 28, 1999 in order to be considered for inclusion in 1999 annual meeting proxy materials. Any stockholder proposal included in the proxy solicitation materials for our 1999 annual meeting or otherwise to be considered at the annual meeting will be subject to the requirements of our bylaws and the proxy rules promulgated under the Exchange Act.

    Stockholders who wish to nominate persons for election as directors at the 1999 annual meeting must have given written notice of their intention to do so to the Corporate Secretary on or before August 13, 1999. Each notice must set forth:

    (1) the name and address of the stockholder who intends to make the nomination and of the persons to be nominated;

    (2) a representation that the stockholder is a holder of record of stock entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting;

    (3) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nominations are to be made by the stockholder;

    (4) other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

    (5) the consent of each nominee to serve as a director of O'Sullivan if so elected.

    If a stockholder desires to present a proposal to the 1999 annual meeting, but does not desire the proposal to be included in the proxy statement for the annual meeting, notice of the proposal must have been delivered to and received by the Corporate Secretary by September 12, 1999. If the meeting date is changed, the notice is due at least 60 days before the meeting date. If the changed date is publicly disclosed less than 70 days before the meeting, the notice of a stockholder proposal is due within ten days after notice of the meeting is mailed or publicly disclosed. Notice of a stockholder proposal must include:

    (1) a brief description of the proposal and the reasons for conducting the business at the annual meeting;

    (2) the name and address of the proposing stockholder and any other stockholders known to be supporting the proposal;

    (3) the number of shares of common stock beneficially owned by the proponent and his supporters as of the date of the stockholder's notice; and

    (4) any financial interest of the proponent in the proposal.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the senior preferred stock to be issued in the merger. In addition, BRS, OSI, O'Sullivan Properties, Inc. and the directors and officers who are management participants in the buyout have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act. The registration statement and the Schedule 13E-3 contain additional relevant. The rules and regulations of the SEC allow us to omit some information included in the registration statement or the Schedule 13E-3 from this document.

    In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

Public Reference Room          New York Regional Office       Chicago Regional Office
450 Fifth Street, N.W.         7 World Trade Center           Citicorp Center
Room 1024                      Suite 1300                     500 West Madison Street,
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including O'Sullivan, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We have not authorized anyone to give any information or make any representation about the merger or our companies that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the senior preferred stock or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. Information in this document about O'Sullivan after the completion of the merger has been supplied by BRS or the management participants in the buyout, information about O'Sullivan before the completion of the merger has been supplied by O'Sullivan and information about BRS and OSI has been supplied by BRS.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                             OSI ACQUISITION, INC.

                                      AND

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                          DATED AS OF OCTOBER 18, 1999

----------------------------------------------------------------------
----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                --------
ARTICLE 1.....................................................................     A-1
      1. Intentionally Omitted................................................     A-1
ARTICLE 2.....................................................................     A-1
      2. The Merger...........................................................     A-1
           2.1.   The Merger..................................................     A-1
           2.2.   The Closing.................................................     A-1
           2.3.   Effective Time..............................................     A-2
           2.4.   Certificate of Incorporation, Bylaws, Directors and Officers
                  of the Surviving Corporation................................     A-2
           2.5.   Additional Actions..........................................     A-2
ARTICLE 3.....................................................................     A-2
      3. Effect of the Merger on Securities of Purchaser and the Company......     A-2
           3.1.   Purchaser Stock.............................................     A-2
           3.2.   Company Securities..........................................     A-3
           3.3.   Exchange of Certificates Representing Common Stock..........     A-4
           3.4.   Adjustment of Merger Consideration..........................     A-5
           3.5.   Dissenting Company Stockholders.............................     A-5
           3.6.   Adjustment of Merger Consideration, the Retained Share
                  Merger Consideration and Option Consideration...............     A-6
           3.7.   Withholding Taxes...........................................     A-6
ARTICLE 4.....................................................................     A-6
      4. Representations and Warranties of the Company........................     A-6
           4.1.   Existence; Good Standing; Corporate Authority...............     A-6
           4.2.   Authorization, Validity and Effect of Agreements............     A-7
           4.3.   Compliance with Laws........................................     A-7
           4.4.   Capitalization..............................................     A-7
           4.5.   Subsidiaries................................................     A-8
           4.6.   No Violation................................................     A-8
           4.7.   Company Reports.............................................     A-9
           4.8.   Litigation..................................................     A-9
           4.9.   Absence of Certain Changes..................................     A-9
           4.10.  Taxes.......................................................     A-9
           4.11.  Employee Benefit Plans......................................    A-10
           4.12.  Labor and Employment Matters................................    A-11
           4.13.  Brokers.....................................................    A-11
           4.14.  Intellectual Property Rights; Year 2000 Compliance..........    A-11
           4.15.  Permits.....................................................    A-12
           4.16.  Environmental Compliance....................................    A-12
           4.17.  Title to Assets.............................................    A-13
           4.18.  Insurance Policies..........................................    A-13
           4.19.  Material Contracts..........................................    A-13
           4.20.  Opinion of Financial Advisor................................    A-14
           4.21.  Rights Agreement............................................    A-14
           4.22.  No Undisclosed Liabilities..................................    A-14
           4.23.  Real Property...............................................    A-14
           4.24.  Debt Instruments............................................    A-15
           4.25.  Rabbi Trust.................................................    A-15
           4.26.  Special Committee...........................................    A-15

                                                                                  PAGE
                                                                                --------
           4.27.  Board Recommendation........................................    A-15
           4.28.  Required Company Vote.......................................    A-15
ARTICLE 5.....................................................................    A-15
      5. Representations and Warranties of Purchaser..........................    A-15
           5.1.   Existence; Good Standing; Corporate Authority...............    A-15
           5.2.   Authorization, Validity and Effect of Agreements............    A-16
           5.3.   No Violation................................................    A-16
           5.4.   Interim Operations of Purchaser.............................    A-16
           5.5.   Financing...................................................    A-16
           5.6.   Litigation..................................................    A-16
           5.7    Capitalization..............................................    A-16
ARTICLE 6.....................................................................    A-17
      6. Covenants............................................................    A-17
           6.1.   Alternative Proposals.......................................    A-17
           6.2.   Interim Operations..........................................    A-18
           6.3.   Company Stockholder Approval; Proxy Statement...............    A-20
           6.4.   Filings; Other Action.......................................    A-21
           6.5.   Access to Information.......................................    A-21
           6.6.   Publicity...................................................    A-22
           6.7.   Further Action..............................................    A-22
           6.8.   Insurance; Indemnity........................................    A-22
           6.9.   Employee Benefit Plans......................................    A-23
           6.10.  State Takeover Laws.........................................    A-24
           6.11.  Delisting...................................................    A-24
           6.12.  Litigation..................................................    A-24
           6.13.  Rights Agreement............................................    A-24
           6.14.  Substitute Financing Commitments............................    A-24
ARTICLE 7.....................................................................    A-24
      7. Conditions...........................................................    A-24
           7.1.   Conditions to Each Party's Obligation to Effect the
                  Merger......................................................    A-24
           7.2.   Conditions to Obligation of Purchaser to Effect the
                  Merger......................................................    A-25
           7.3.   Conditions to the Obligation of the Company.................    A-26
ARTICLE 8.....................................................................    A-26
      8. Termination..........................................................    A-26
           8.1.   Termination.................................................    A-26
           8.2.   Effect of Termination and Abandonment.......................    A-27
           8.3.   Fees and Expenses...........................................    A-28
           8.4.   Extension; Waiver...........................................    A-29
ARTICLE 9.....................................................................    A-29
      9. General Provisions...................................................    A-29
           9.1.   Nonsurvival of Representations and Warranties...............    A-29
           9.2.   Notices.....................................................    A-29
           9.3.   Assignment; Binding Effect..................................    A-29
           9.4.   Entire Agreement............................................    A-30
           9.5.   Governing Law...............................................    A-30
           9.6.   Fee and Expenses............................................    A-30
           9.7.   Certain Definitions.........................................    A-30
           9.8.   Headings....................................................    A-31
           9.9.   Interpretation..............................................    A-31
           9.10.  Waivers.....................................................    A-31

                                                                                  PAGE
                                                                                --------
           9.11.  Severability................................................    A-31
           9.12.  Enforcement of Agreement....................................    A-31
           9.13.  Counterparts................................................    A-32
           9.14.  Specific Performance........................................    A-32
           9.15.  Time Is of the Essence......................................    A-32
           9.16.  Waiver of Jury Trial........................................    A-32
           9.17.  Amendment...................................................    A-32

Exhibits:

Exhibit 2.4(a)    Amended and Restated Certificate of Incorporation of the
                  Surviving Corporation
Exhibit 3.2       Holders of Retained Shares

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 18, 1999, between OSI Acquisition, Inc., a Delaware corporation ("Purchaser"), and O'Sullivan Industries Holdings, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the Company and Purchaser entered into this Agreement as of May 17, 1999 (the "Original Agreement") and the Company and Purchaser hereby desire to amend and restate the Original Agreement in its entirety;

    WHEREAS, the Board of Directors of the Company (the "Company Board" or the "Board") has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), are advisable and are fair to and in the best interests of the stockholders of the Company,
(ii) determined that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of the Company, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger,
(iv) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by such stockholders and
(v) received a written opinion of the Financial Advisor (as defined in Section 4.13) as set forth in Section 4.20 herein;

    WHEREAS, the Company Board and the Board of Directors of Purchaser have approved the merger of Purchaser with and into the Company with the Company as the surviving corporation as set forth below (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), whereby (i) each issued and outstanding share of the common stock, par value $1.00 per share ("Common Stock"), of the Company (other than shares held as treasury stock by the Company, other than Retained Shares (as defined below) and other than Dissenting Common Stock (as defined herein) (the "Shares") shall be converted into the right to receive the Merger Consideration (as defined herein) and (ii) each Retained Share shall be converted into the right to receive Retained Share Merger Consideration (as defined herein);

    WHEREAS, it is intended that the Merger be a recapitalization for financial accounting purposes; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the merger.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

    1. [Intentionally Omitted]

                                   ARTICLE 2

    2. THE MERGER

        2.1. THE MERGER. At the Effective Time (as defined in Section 2.3), subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

        2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 10:00 a.m., local time, on the second business day following the satisfaction (or waiver if permissible) of the conditions set forth in
Article 7, unless another place, date or time is agreed to in writing by the Company and Purchaser. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        2.3. EFFECTIVE TIME. Simultaneously with the Closing, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

        2.4. CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. Unless otherwise agreed by the Company and Purchaser prior to the Closing, at the Effective Time:

        (a) The Amended and Restated Certificate of Incorporation of the Company in the form attached as Exhibit 2.4(a) hereto (the "Certificate of Incorporation") shall be at and after the Effective Time (until amended as provided by law and by such Certificate of Incorporation) the certificate of incorporation of the Surviving Corporation.

        (b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, its Certificate of Incorporation and its Bylaws, as applicable) the Bylaws of the Surviving Corporation;

        (c) The officers of the Company immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

        (d) The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

        2.5. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or the Subsidiaries (as defined in Section 4.1 hereof), or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

                                   ARTICLE 3

    3. EFFECT OF THE MERGER ON SECURITIES OF PURCHASER AND THE COMPANY.


        3.1. PURCHASER STOCK. At the Effective Time, (a) each share of common stock, $.01 par value per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), (b) each share of senior preferred stock, $.01 par value per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Senior Preferred Stock (as hereinafter defined) of the Surviving Corporation, and (c) each share of junior preferred stock, $.01 par value per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of series B junior preferred stock, $.01 par value per share, of the Surviving Corporation (the "Series B Junior Preferred Stock").

        3.2. COMPANY SECURITIES. (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) $16.75 in cash, without interest thereon (the "Per Share Cash Amount"), and (ii) one (1) share of Senior Preferred Stock (together with the Per Share Cash Amount, the "Merger Consideration"). Each of the shares of Common Stock beneficially owned by those persons whose names are set forth on
Exhibit 3.2 hereto (each a "Retained Share" and collectively the "Retained Shares") shall be converted into the right to receive at the Effective Time, in lieu of the Merger Consideration, (1) 0.1785 shares of Series B Junior Preferred Stock and (2) 0.4016 shares of Surviving Corporation Common Stock (collectively, the "Retained Share Merger Consideration") by delivery to the Company of a written election, signed by such person, to receive the Retained Share Merger Consideration in lieu of the Merger Consideration at least one business day prior to the Effective Time. Any shares of Common Stock beneficially owned by the persons listed on Exhibit 3.2 hereto for which a written election to receive Retained Share Merger Consideration is not so delivered shall be converted into the right to receive the Merger Consideration at the Effective Time.

        (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Common Stock (other than Retained Shares) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Purchaser and holders of Retained Shares) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 3.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

        (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.


        (d) For purposes of this Agreement, the term "Option" means each unexercised option, warrant or other security (other than Retained Options, as defined below, but otherwise including any Company Stock Option, as hereafter defined) pursuant to which the holder thereof has the right to purchase Common Stock from the Company (whether or not such option is vested or exercisable) that is outstanding at the Effective Time. The term "Company Stock Options" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company Stock Option Plan (as defined in
Section 9.7 hereof), as amended from time to time. The Company shall use its commercially reasonable efforts to modify or amend each Company Stock Option Plan or take such other action as may be reasonably necessary or appropriate in order that as of the Effective Time, each Option that by its terms is exercisable from and after the Effective Time and has an exercise price which is less than $18.25 per share, (each, an "In the Money Option") shall be extinguished and represent at the Effective Time the right to receive one (1.0) share of Senior Preferred Stock for each share of Common Stock issuable upon exercise of such In the Money Option, and a cash amount equal to the product of
(w) the excess, if any, of the Per Share Cash Amount over the exercise price of such Option (the "Cash Option Amount") multiplied by (x) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided, however, that each In the Money Option with an exercise price in excess of the Per Share Cash Amount shall entitle the holder thereof to receive only a number of shares of Senior Preferred Stock equal to the product of (y) a fraction, the numerator of which is equal to $18.25 minus the exercise price and the denominator of which is $1.50 (the initial liquidation preference of the Senior Preferred Stock), multiplied by (z) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided further, that each holder of any In the Money Options shall be entitled to receive cash in lieu of any fractional shares of Senior Preferred Stock held thereby. The Company shall (i) use its commercially reasonable best efforts to obtain any necessary consents from holders of Options to terminate the Company Stock Option Plan; (ii) terminate the Company Stock Option Plan as of the Effective Time;
(iii) terminate the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary as of the Effective Time, and
(iv) use its commercially reasonable best efforts to ensure that following the Effective Time no participant in the Company Stock Option Plan or other plans, programs or arrangements of the Company or any of the Subsidiaries shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, or any of the Subsidiaries. The Company Stock Options beneficially owned by each of those persons whose names are set forth on Exhibit 3.2 hereto (each a "Retained Option" and collectively the "Retained Options") shall be converted into the right to receive at the Effective Time, in lieu of the consideration paid to other holders of Company Stock Options described above (the "Option Consideration") an option to acquire shares of Series A Junior Preferred Stock, $.01 par value per share, of the Surviving Corporation (the "Retained Option Consideration") by delivery to the Company of a written election, signed by such person, to receive Retained Option Consideration in lieu of the Option Consideration at least one business day prior to the Effective Time. Any Company Stock Options beneficially owned by the persons listed on Exhibit 3.2 hereto for which a written election to receive Retained Option Consideration is not so delivered shall be converted into the right to receive Option Consideration at the Effective Time.


        3.3. EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK. (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, subject to the reasonable satisfaction of both Purchaser and the Company, to act as paying agent, registrar and transfer agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall take all steps necessary to cause the Surviving Corporation at the Closing to provide the Paying Agent with (i) cash in amounts necessary to pay (the "Exchange Fund") (A) the Per Share Cash Amount for all the shares of Common Stock pursuant to Section 3.2(a) and (B) the Options, pursuant to
Section 3.2(d), and (ii) a stock certificate issued in the name of the Paying Agent (or its nominee) representing the number of shares of Senior Preferred Stock deliverable pursuant to Section 3.2. The Paying Agent shall act as the registrar and the transfer agent for the Senior Preferred Stock and shall be authorized to issue to each holder of a Certificate a new certificate representing that number of shares of Senior Preferred Stock to which such holder is entitled as set forth in Section 3.3(b).

        (b) As promptly as possible after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (other than the holders of record of Dissenting Common Stock, as defined in Section 3.5) (i) a notice of the effectiveness of the Merger; (ii) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as are customary for letters of this nature and
(iii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Purchaser shall cause the Paying Agent to issue to such holder, the amount of cash and the number of shares of Senior Preferred Stock into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to
Section 3.2, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrender as contemplated by this Article 3, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon surrender the Merger Consideration applicable to the shares of Common Stock evidenced by such Certificate.

        (c) The Merger Consideration issued upon surrender of Certificates in accordance with this Section 3.3 shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock formerly represented thereby. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 3.

        (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains undistributed to the former stockholders of the Company nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall, subject to Section 3.3(e), thereafter look only to the Surviving Corporation for payment of any Merger Consideration, without any interest thereon, that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement. All income earned in connection with the Exchange Fund shall be for the benefit of the Surviving Corporation and, at the same time, all risks and losses incurred by the Exchange Fund shall be borne by the Surviving Corporation. Accordingly, Purchaser and the Surviving Corporation hereby guarantee or will otherwise ensure that the Paying Agent has sufficient funds to pay the Merger Consideration pursuant to this Section 3.3.

        (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim which may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        3.4. ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

        3.5. DISSENTING COMPANY STOCKHOLDERS. Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will receive a notice of the effectiveness of the Merger and will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the

Merger Consideration, if any, to which such holder is entitled without any interest thereon. The Company will give Purchaser prompt notice of any demands received by the Company for appraisals of shares of Common Stock prior to the Effective Time and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

        3.6. ADJUSTMENT OF MERGER CONSIDERATION, THE RETAINED SHARE MERGER CONSIDERATION AND OPTION CONSIDERATION. The Merger Consideration, the Retained Share Merger Consideration and the Option Consideration, each payable pursuant to Section 3.2, have been calculated based upon the representations and warranties made by the Company in Section 4.4. In the event that, at the Effective Time, the actual number of shares of Common Stock outstanding and/or the actual number of shares of Common Stock issuable upon the exercise of outstanding options, warrants or similar agreements or upon conversion of securities (including without limitation, as a result of any stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, or a recapitalization) is more than as described in Section 4.4 (plus any such issuances permitted pursuant to Section 6.2(b)(xii) hereof), the Merger Consideration, the Retained Share Merger Consideration and the Option Consideration shall be appropriately adjusted downward; provided that, no adjustment shall be made pursuant to this Section 3.6 unless, at the Effective Time, the actual number of shares of Common Stock outstanding plus the actual number of shares of Common Stock issuable upon the exercise of all such options, warrants or similar agreements or upon the conversion of securities is more than 1,000 (without giving effect to any securities issued pursuant to Section 6.2(b)(xii) hereof) more than as described pursuant to Section 4.4. The provisions of this Section 3.6 shall not, in any event, derogate from the representation and warranty set forth in Section 4.4.

        3.7. WITHHOLDING TAXES. Purchaser or the Company shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of shares of Common Stock pursuant to the Merger (i) any amounts required to be withheld as a result of a change in the Internal Revenue Code of 1986, as amended (the "Code"), in any applicable provision of state, local or foreign tax law, or in any regulatory or judicial interpretation thereof, between the date of this Agreement and the date of payment; and (ii) any amounts required to be withheld in connection with payments made with respect to employee or director stock options. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction or withholding was made.

                                   ARTICLE 4

    4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure letter (and subject to the terms thereof), dated this date, delivered by the Company to Purchaser (the "Company Disclosure Letter"), the Company hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

        4.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its subsidiaries, O'Sullivan Industries, Inc., a Delaware corporation, O'Sullivan Industries - Virginia, Inc., a Virginia corporation, and O'Sullivan Industries International, Inc., a Barbados company (each, a "Subsidiary" and, collectively, the "Subsidiaries") is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions hereunder or on the ability of the Company and the Subsidiaries, taken as a whole, to conduct its business after the Closing consistent with the manner conducted in the past (a "Material Adverse Effect"), except any such effect resulting from or arising in connection with (A) any of the Agreement, the transactions contemplated by the Agreement or the announcement thereof, (B) changes or conditions (including changes in generally accepted accounting principles ("GAAP"), law, regulation or judicial or other interpretation) affecting the furniture industry generally or the ready-to-assemble segment of the furniture industry generally, (C) changes in economic, financial market, regulatory or political conditions generally or (D) any matters specifically disclosed in the Company Disclosure Letter. Each of the Company and the Subsidiaries has all requisite corporate power and authority to own or lease and operate its properties in all material respects and carry on its business as now conducted in all material respects. The Company has heretofore delivered to Purchaser true and correct copies of the Company's Certificate of Incorporation and Bylaws as currently in effect.

        4.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby (the "Ancillary Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other approvals or corporate proceedings are necessary to authorize the Company's execution and delivery of this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby other than the approval of this Agreement by the holders of a majority of the shares of Common Stock. This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.3. COMPLIANCE WITH LAWS. Neither the Company nor any of the Subsidiaries is in violation of any order of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any arbitration board or tribunal ("Governmental Entity"), or any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree ("Laws") applicable to the Company or the Subsidiaries or any of their respective properties or assets, the effect of which would, individually or in the aggregate, be material to the Company and the Subsidiaries taken as a whole.

        4.4. CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, $1.00 par value, of which 100,000 shares have been designated as Series A Junior Participating Preferred Stock ("Preferred Stock") in connection with the Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Company's Rights Agreement, dated as of February 1, 1994, between the Company and The First National Bank of Boston, as amended (the "Rights Agreement"). As of May 12, 1999, (a) 16,048,988 shares of Common Stock were issued and outstanding, (b) no shares of Preferred Stock were outstanding and no other shares of preferred stock are issued and outstanding,
(c) 1,592,881 options for shares of Common Stock were outstanding and 1,927,264 shares of Common Stock were reserved for issuance upon the exercise of stock options and (d) 770,962 shares of Common Stock were held by the Company in its treasury. Except for the Rights and the aforementioned stock options, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights and the aforementioned stock options and other than pursuant to the Company Benefit Plans (as defined in Section 4.11), there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or the Subsidiaries to (i) issue, transfer or sell any shares of capital stock of the Company or the Subsidiaries or any other securities convertible into, or exercisable for, or evidencing the right to subscribe for, any such shares of Common Stock or any other capital stock of the Company or any of the Subsidiaries or (ii) purchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock of the Company. Set forth in Section 4.4 of the Company Disclosure Letter is a list of all outstanding options, warrants and rights to purchase shares of Common Stock and the exercise prices relating thereto. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 6.11). There are no voting trusts or shareholder agreements to which the Company is a party with respect to the voting of the capital stock of the Company and, to the Company's knowledge, there are no such agreements among its stockholders that individually cover more than 5% of the Company's outstanding capital stock other than those listed on
Schedule 4.4 of the Disclosure Letter. To the Company's knowledge, there are no irrevocable proxies with respect to shares of capital stock of the Company or any Subsidiary that cover more than 5% of the Company's outstanding capital stock.

        4.5. SUBSIDIARIES. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity interests in, each of the Subsidiaries. Each of the outstanding shares of capital stock of the Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Schedule 4.5 in the Company Disclosure Letter sets forth for each Subsidiary: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and
(iii) the holder or holders of such shares. Except for the Company's interests in the Subsidiaries or as set forth in Schedule 4.5, neither the Company nor any of the Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

        4.6. NO VIOLATION. Neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company or the Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or the Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any of the foregoing matters which, individually or in the aggregate, would not have a Material Adverse Effect; or
(iii) other than the filings provided for in Section 2.3 and the filings required under the Securities Exchange Act of 1934, as amended ("Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act") and the Hart-Scott-Rodino Act of 1976, as amended (the "HSR Act"), require any material consent, approval or authorization of, or material declaration, filing or registration with, any Governmental Entity, the lack of which could prevent the consummation of the transactions contemplated hereby.

        4.7. COMPANY REPORTS. Since July 1, 1995, the Company has filed with the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act, the Securities Act and the SEC's rules and regulations thereunder (collectively, including, without limitation, all exhibits, financial statements and schedules included with such documents, the "Company Reports"). The Company has delivered or made available to Purchaser each Company Report, each in the form (including exhibits and any amendments thereto) filed with the SEC. At the time filed (or, if amended, at the time of such amended filing), or in the case of registration statements, on their respective effective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in the Company Reports fairly presents in all material respects the consolidated financial position of the Company and the Subsidiaries as of its date, and each of the consolidated statements of operations, changes in stockholders' equity and cash flows of the Company included in the Company Reports fairly presents in all material respects the results of operations, changes in stockholders' equity or cash flows of the Company and the Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

        4.8. LITIGATION. Except as set forth in the Company Reports, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries, at law or in equity, (a) other than those in the ordinary course of business that, individually or in the aggregate, would not have a Material Adverse Effect or
(b) that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and (ii) there are no claims, actions, suits, proceedings or arbitrations by a non-Governmental Entity third party pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries, at law or at equity, (a) other than those in the ordinary course of business that individually or in the aggregate, would not have a Material Adverse Effect, or
(b) that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

        4.9. ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Reports, since July 1, 1998, the Company and the Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (i) any event or state of fact that, individually or in the aggregate, would have a Material Adverse Effect other than such effect resulting or arising from any of the conditions set forth in clauses (A), (B), (C) and (D) in Section 4.1 hereof; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any repurchase, redemption or any other acquisition by the Company or the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or the Subsidiaries; or (iii) any material change in accounting principles, practices or methods.

        4.10. TAXES. (a) The Company and the Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by each of them. Except as would not have a Material Adverse Effect and except for those Taxes (as defined below) being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with GAAP, the Company and the Subsidiaries have paid all Taxes required to be paid by each of them. There is no action, suit, claim or assessment pending with respect to Taxes which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. The Company and the

Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and
(B) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

        (b) No claim has been made since July 1, 1994 by an authority in a jurisdiction where any of the Company or the Subsidiaries does not file Tax Returns asserting or alleging that the Company so not filing is or may be subject to taxation by that jurisdiction.

        (c) There is no dispute or claim concerning any Tax liability of any of the Company or the Subsidiaries claimed or raised by any authority in writing.
Section 4.10 of the Disclosure Letter lists those Tax Returns which, to the Company's knowledge, are currently the subject of audit.

        (d) None of the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

        (e) None of the Company nor any of the Subsidiaries has filed a consent under Code Section341(f) concerning collapsible corporations.

        (f) None of the Company nor any of the Subsidiaries has any liability for the Taxes of any Person other than itself and the liability for Taxes of Tandy Corporation, TE Electronics Inc. and their affiliates (collectively, "Tandy") pursuant to the Tax Sharing Agreement (1) under Treas. Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), or
(2) by contract.

        (g) None of the Company nor any of the Subsidiaries owns an interest in an entity which is treated as a partnership or whose separate existence is ignored for federal income tax purposes.

        4.11. EMPLOYEE BENEFIT PLANS. (a) All material employee benefit plans, compensation arrangements and other benefit arrangements of the Company or any of the Subsidiaries covering employees or former employees of the Company or the Subsidiaries (the "Company Benefit Plans") and all employee agreements (excluding offer letters establishing the terms of at will employment and non-U.S. employment agreements involving an annual salary of less than $100,000) providing compensation, severance or other benefits to any employee or former employee of the Company or the Subsidiaries are listed in the Company Reports or are set forth in Schedule 4.11 of the Company Disclosure Letter. True and complete copies of the Company Benefit Plans have been made available to Purchaser. Any Company Benefit Plan intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a determination letter and, to the knowledge of the Company, continues to satisfy the requirements for such qualification except for the absence of which, individually or in the aggregate would not have a Material Adverse Effect. Neither the Company nor any ERISA Affiliate of the Company maintains, contributes to, or has since July 1, 1994 maintained or contributed to, any benefit plan which is covered by Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability or potential liability under Title IV of ERISA. No Company Benefit Plan nor the Company nor any of the Subsidiaries has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA or, to the knowledge of the Company, engaged in any transaction which is reasonably likely to result in any such liability or penalty. Each Company Benefit Plan has been maintained and administered in compliance with its terms and with ERISA and the Code to the extent applicable thereto, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, anticipated Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect. Except as described in the Company Reports or as required by Law, neither the Company nor any of the Subsidiaries maintains or contributes to any plan or arrangement which provides, or has any liability to provide, life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment. All material contributions or premium payments required to be made under or pursuant to any employee benefit plan have been made or properly accrued.

        (b) For purposes of this Agreement "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or a member of an "affiliated service group" with an entity within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the entity under Section 414(o) of the Code, or is under "common control" with the entity, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

        (c) All obligations and agreements of the Company or any of its Subsidiaries that could obligate any such entity to make any payments that will not be deductible under Code Section280G or Code Section162(m) have been disclosed to Purchaser, its parent corporation or their advisers.

        4.12. LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization. Except for such matters which, individually or in the aggregate, would not have a Material Adverse Effect and, as of the date hereof, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Subsidiaries relating to their business,
(ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or the Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

        4.13. BROKERS. Except for Salomon Smith Barney Inc. (the "Financial Advisor"), no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement that is based upon any arrangement made by or on behalf of the Company. The Company's fee arrangements with the Financial Advisor have been disclosed to the Purchaser.

        4.14. INTELLECTUAL PROPERTY RIGHTS; YEAR 2000 COMPLIANCE. (a) Other than as set forth in the Disclosure Letter, (i) the Company and the Subsidiaries own free and clear of any encumbrances or have a valid and enforceable right to use pursuant to license, sub-license, agreement or permission, all Intellectual Property used in the business of the Company as currently conducted (as defined below), except where the lack thereof, individually or in the aggregate, would not have a Material Adverse Effect, (ii) to the knowledge of the Company, neither the Company nor any of the Subsidiaries has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties in any way, (iii) to the knowledge of the Company, no third party has infringed, misappropriated or otherwise conflicted with any of the Intellectual Property of the Company or the Subsidiaries, and (iv) all Intellectual Property owned or used by the Company or the Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Company or the Subsidiaries on substantially identical terms and conditions immediately subsequent to the Effective Time. "Intellectual

Property" means patents, patent applications, trademarks, service marks, logos, trade names, domain names, corporate names, copyrights, computer software, management information systems, inventions, know-how and trade secrets.
Schedule 4.14 of the Company Disclosure Letter sets forth a list of (i) all material patents and registered Intellectual Property owned by the Company or the Subsidiaries, and all pending patent applications and applications for the registration of other Intellectual Property owned by the Company or the Subsidiaries; (ii) all material trade or corporate names used by the Company and the Subsidiaries; and (iii) all material licenses and rights granted by or to the Company or the Subsidiaries with respect to Intellectual Property.

        (b) The Company and the Subsidiaries have conducted a commercially reasonable inventory and assessment of the hardware, software and computerized machinery and equipment (the "Computer Systems") used by the Company and the Subsidiaries in its businesses, in order to determine which parts of the Computer Systems are not yet Year 2000 Compliant. Based on the above assessment, the estimated aggregate cost of making the Computer Systems Year 2000 Compliant will not be material. The Company and the Subsidiaries have made and are making commercially reasonable efforts to ensure that all Computer Systems used or relied on by the Company or the Subsidiaries in the conduct of their respective businesses are Year 2000 Compliant, except where the lack of such compliance would not have a Material Adverse Effect. For the purposes of this Agreement, Year 2000 Compliant means that all Computer Systems recognize and shall recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 and the operation and functionality of all Computer Systems will not be affected by the advent of the year 2000 or any manipulation of data featuring date information relating to dates before, on or after January 1, 2000.

        4.15. PERMITS. The Company and the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any court, governmental or regulatory authority necessary for the Company and the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Material Adverse Effect. As of the date hereof, all of the Company's Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Material Adverse Effect.

        4.16. ENVIRONMENTAL COMPLIANCE. (a)(i) The Company and the Subsidiaries are in material compliance with all applicable Laws relating to Environmental Matters (as defined below) and have been in material compliance with such laws since July 1, 1994; (ii) to the Company's knowledge, the Company and the Subsidiaries have obtained, and are in material compliance with, all material permits, licenses, authorizations, registrations and other governmental consents required by applicable Laws relating to Environmental Matters; and (iii) to the Company's knowledge, there are no past or present events, conditions, or activities by the Company or the Subsidiaries that would prevent material compliance or continued material compliance with any Law or give rise to any material Environmental Liability (as defined below).

        (b) As used in this Agreement, the term "Environmental Matters" means any matter arising out of or relating to pollution or protection of the environment, human safety or health, or sanitation, including matters relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. "Environmental Liability" shall mean any liability or obligation arising under any Law or any applicable theory of law or equity (including any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

        (c) The Company and the Subsidiaries have made available to Purchaser all of the following to the extent in the Company's possession or control:
(i) environmental audits, compliance reports, "Phase I" and "Phase II" studies, data and analysis of soil, air, water or groundwater sampling, and reports of environmental cleanups relating to the Company and the Subsidiaries and their respective facilities and operations, except for any such materials prepared in the ordinary course of business; (ii) material notices of violations, complaints, information requests and responses, compliance orders, consent decrees relating to Environmental Matters that are either unresolved as of the date of this Agreement or have arisen since July 1, 1994 and (iii) material correspondence from persons alleging nuisance, injury, property damage or environmental damage arising from odors, noise, releases of hazardous materials, or pollutants or contaminants relating to the Company or the Subsidiaries or their respective facilities or operations.

        (d) Notwithstanding any other provisions in this Agreement, the Company's representations and warranties with respect to Environmental Matters shall be limited to this Section 4.16, and the Company makes no other representations or warranties with respect to Environmental Matters.

        4.17. TITLE TO ASSETS. The Company and the Subsidiaries have good and marketable title to all of their real and material personal properties and assets reflected in the audited consolidated balance sheet of the Company as of June 30, 1998 (the "1998 Balance Sheet") (other than assets disposed of since June 30, 1998 in the ordinary course of business, and properties and assets acquired since June 30, 1998), in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness reflected in the Company Reports; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1998 Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not be likely to have a Material Adverse Effect. The Company and the Subsidiaries own, or have valid leasehold or license interests in, all properties and assets used in the conduct of their business except where the absence of such ownership, leasehold or license interest would not, individually or in the aggregate, have a Material Adverse Effect.

        4.18. INSURANCE POLICIES. The Company and the Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have a Material Adverse Effect.

        4.19. MATERIAL CONTRACTS. Schedule 4.19 of the Company Disclosure Letter sets forth a list of all (i) Contracts for borrowed money or guarantees thereof involving a current availability of principal amount in excess of $1,000,000,
(ii) Contracts containing non-compete covenants by the Company or any of the Subsidiaries, and (iii) other Contracts requiring the payment or receipt of $5,000,000 or more per year (the items listed in clauses (i), (ii) and (iii), collectively, the "Material Contracts"). Neither the Company nor any of the Subsidiaries is, or has received any written notice or has any knowledge that any other party is, in default in any material respect under any such Material Contract. All Contracts to which the Company or any of the Subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or such Subsidiary, as the case may be, and to the Company's knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws relating to creditors' rights and general principles of equity, except where the failure to be so valid and binding, in full force and effect or enforceable, individually or in the aggregate, would not have a Material Adverse Effect.

        4.20. OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of the Financial Advisor to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement).

        4.21. RIGHTS AGREEMENT. Subject to the execution of the amendment to the Rights Agreement by the Rights Agent, the Company has taken all actions necessary to cause the Rights Agreement to be inapplicable to this Agreement and any other action contemplated hereby (the "Disabling Actions"). The Board resolution for the Disabling Actions is attached hereto as Schedule 4.21 of the Company Disclosure Letter, is in full force on the date hereof, and shall be effective as of the Closing. Other than the Disabling Actions and execution thereof by the Rights Agent, no other actions, approvals or corporate proceeding are necessary to cause the Rights Agreement to be inapplicable to this Agreement and other actions contemplated hereby.

        4.22. NO UNDISCLOSED LIABILITIES. Except (a) for liabilities incurred in the ordinary course of business, (b) liabilities incurred in connection with the transactions contemplated by this Agreement and (c) as disclosed in the Company Reports or as set forth in the Company Disclosure Letter, since July 1, 1998, the Company and the Subsidiaries have not incurred any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect and that would be required to be reflected in or reserved against a consolidated balance sheet of the Company prepared in accordance with GAAP.

        4.23. REAL PROPERTY. (a) Attached as Schedule 4.23(a) of the Company Disclosure Letter is a legal description of each parcel of real property owned by the Company or any of the Subsidiaries as of the date hereof (the "Owned Property"). The Company or the Subsidiaries have good and marketable title in and to all of the Owned Property, subject to no Encumbrances, encroachments, leases, rights of possession or other defects in title (collectively, "Liens"), except as described on Schedule 4.23(a) of the Company Disclosure Letter and except for Liens which would not, individually or in the aggregate, materially interfere with the use, value or marketability of such property.

        (b) Attached as Schedule 4.23(b) of the Company Disclosure Letter is a list of all written leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "Leases") for real property to which the Company or any Subsidiary is a party (the "Leased Property"; the "Owned Property" and the "Leased Property" collectively, the "Real Property"). The Company or the Subsidiaries have a good and valid leasehold interest in and to all of the Leased Property. To the Company's knowledge, each Lease is in full force and effect and is enforceable in accordance with its terms. As of the date hereof there exists no default or condition which, with the giving of notice, the passage of time or both could become a default under any Lease, except where such default or condition would not, individually or in the aggregate, have a Material Adverse Effect. The Company has previously delivered or made available to Purchaser true and complete copies of all the Leases. Except as described on Schedule 4.23(b) of the Company Disclosure Letter, no consent, waiver, approval or authorization is required from the landlord under any material Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        (c) As of the date hereof, the Real Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Company and the Subsidiaries. The Real Property is in all material respects sufficient and appropriate for the conduct of the business of the Company and the Subsidiaries as of the date hereof. Other than the Company, the Subsidiaries and the landlords under the Leases, there are no parties in possession or parties having any current or future right to occupy any of the Real Property. Except for any non-compliance or violation which, individually or in the aggregate, would not have a Material Adverse Effect, (i) the Owned Property and all plants, buildings and improvements located thereon conform to all applicable building, zoning and other laws, ordinances, rules and regulations; (ii) there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Owned Property. All improvements located on the Owned Property have direct access to a public road adjoining such Owned Property. No such improvements or accessways encroach on land not included in the Owned Property and no such improvement is dependent for its access, operation or utility on any land, building or other improvement not included in the Owned Property, except as would not have a Material Adverse Effect. There is no pending or, to the knowledge of the Company or the Subsidiaries, any threatened condemnation proceeding affecting any portion of the Owned Property.

        4.24. DEBT INSTRUMENTS. (a) The Disclosure Letter contains a list of
(i) all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness (as hereinafter defined) of the Company or any of the Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder as of the date hereof.

        (b) As of May 15, 1999, the total outstanding amount of Indebtedness (including any interest and all prepayment penalties, fees or expenses which would be due if such Indebtedness was paid on May 15, 1999) was not more than $40,000,000.

        4.25. RABBI TRUST. The Company has taken all actions necessary to terminate the authorization of the Rabbi Trust adopted by the Company Board at the January 22, 1994 special meeting of the Company Board (the "Rabbi Trust Authorization"). The Board resolution for such actions is attached as
Schedule 4.25 of the Company Disclosure Letter, is in effect on the date hereof and will remain effective as of the Closing. No other actions, approvals or corporate proceedings are necessary to terminate the Rabbi Trust Authorization.

        4.26. SPECIAL COMMITTEE. The Special Committee has all requisite authority pursuant to resolutions of the Board (the "Special Committee Authorization") to act on behalf of the Company with respect to this Agreement and the transactions contemplated hereby, subject to applicable law. A copy of the Special Committee Authorization has been provided to Purchaser and the Special Committee Authorization has not been modified or revoked as of the date hereof and shall be effective as of the Closing.

        4.27. BOARD RECOMMENDATION. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger.

        4.28. REQUIRED COMPANY VOTE. The affirmative vote of a majority of the votes cast by the shares of Common Stock entitled to vote, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Ancillary Documents, the Merger and the other transactions contemplated hereby and thereby.

                                   ARTICLE 5

    5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to the Company as of the date of this Agreement as follows:

        5.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not materially adversely affect Purchaser.

        5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by the Purchaser, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) violate, conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Purchaser; (ii) other than the filings provided for in Section 2.3 and the filings required under the Exchange Act, the Securities Act and the HSR Act, require any material consent, approval or authorization of, or material declaration, filing or registration with, any Governmental Entity, the lack of which, individually or in the aggregate, could prevent the Purchaser from consummating the transactions contemplated hereby,
(iii) violate any Laws applicable to the Purchaser or any of its respective assets, except for violations which, individually or in the aggregate, would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby, and (iv) violate, conflict with or result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the creation of any Encumbrance upon any of the properties of the Purchaser under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Purchaser is bound, except for any of the foregoing matters which, individually or in the aggregate, would not have a material adverse effect on the Purchaser.

        5.4. INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations as contemplated hereby.

        5.5. FINANCING. Attached hereto as the disclosure letter delivered by Purchaser to the Company (the "Purchaser Disclosure Letter") are commitment letters from (i) Lehman Brothers Inc. and Lehman Commercial Paper Inc. with respect to the debt financing (the "Lehman Commitment Letters"), and
(ii) Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") with respect to the purchase of equity of the Surviving Corporation and with respect to the BRS commitment to purchase or cause others to purchase senior discount notes of the Surviving Corporation (together with the Lehman Commitment Letters, the "Commitment Letters"), all with respect to the funds necessary for the consummation of the transactions contemplated hereby.

        5.6. LITIGATION. There are no claims, actions, suits, proceedings or arbitrations pending against Purchaser or, to the knowledge of Purchaser, threatened against Purchaser, BRS or any of their affiliates, at law or at equity, that seek to, or are reasonably likely to, prevent or delay the consummation of the Merger or otherwise prevent Purchaser from performing its obligations under this Agreement.

        5.7. CAPITALIZATION. Immediately prior to the Effective Time, the authorized capital stock of the Purchaser shall consist of (i) 2,000,000 shares of common stock, $1.00 par value per share, (ii) 1,000,000 shares of senior preferred stock, par value $1.00 per share, and (iii) 1,000,000 shares of junior preferred stock, par value $1.00 per share.

                                   ARTICLE 6

    6. COVENANTS.

        6.1. ALTERNATIVE PROPOSALS. (a) Except as contemplated hereby, the Company agrees that, prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.1, it shall not, and shall not authorize or permit any of the Subsidiaries to, and shall use its reasonable best efforts to cause its and the Subsidiaries' directors, officers, employees, agents, representatives or affiliates, directly or indirectly, not to, solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation, share exchange, business combination or similar event involving the Company or any of the Subsidiaries, or the acquisition of more than 10% of the capital stock of the Company or any of the Subsidiaries or rights with respect thereto, or any material portion of the assets (except for sales of inventory in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries (an "Alternative Transaction") or negotiate, explore or otherwise engage in substantive discussions with any Person (other than Purchaser or its respective directors, officers, employees, agents, representatives and affiliates), or enter into any agreement, with respect to any Alternative Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that the Company may, prior to the date of the Stockholders Meeting, in response to a bona fide unsolicited written proposal with respect to an Alternative Transaction received from a third party after the date of this Agreement (an "Acquisition Proposal"), if, and to the extent that such person first enters into a confidentiality agreement with the Special Committee (as hereinafter defined) on terms no less favorable to the Company than the terms contained in the Confidentiality Agreement (the "Confidentiality Agreement"), dated February 26, 1999, between the Financial Advisor on behalf of the Special Committee and BRS, furnish or disclose non-public information to, and negotiate, explore or otherwise engage in substantive discussions with, or enter into any such agreement, arrangement or understanding with, such third party, if and so long as (i) the Special Committee determines in good faith by a majority vote, after consultation with the Financial Advisor (or other nationally reputable financial advisor) and legal advisors that such proposal (A) is more favorable to the stockholders of the Company (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Purchaser in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interests of the Stockholders of the Company (provided that, only for purposes of clauses (B) and (C) above, the Special Committee or its advisors shall be permitted to contact such third party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation) and (ii) the Company has received advice from its outside legal counsel that there is a material risk that failure to negotiate, explore or otherwise engage in substantive discussions with, or enter into an agreement with such third party will constitute a breach of the Board's fiduciary duties under applicable law; provided that, immediately prior to entering into an agreement for an Alternative Transaction, the Company shall have complied with the provisions of Section 8.1(c) hereof, and the Company shall comply with Section 8.3 hereof. Nothing in this Section 6.1 shall prohibit the Company or the Special Committee from making such disclosures to the Company's stockholders which, in the judgment of the Special Committee based upon the advice of outside counsel, is required under applicable law.

        (b) The Special Committee shall as promptly as practicable advise Purchaser in writing of the receipt by the Special Committee or its representatives, agents or advisors of any inquiries or proposals

(including any modifications or resubmissions of any proposals made prior to the date hereof) made after the date hereof, and of its intention to enter into any agreement, relating to an Alternative Transaction and any actions taken pursuant to Section 6.1(a) hereof and furnish to Purchaser a copy of such written proposals, if any.

        (c) Neither the Company nor any of the Subsidiaries shall cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to the Company by any other party prior to or after the date of this Agreement.

        6.2. INTERIM OPERATIONS. (a) From the date of this Agreement until the Effective Time, except as set forth in Schedule 6.2(a) of the Company Disclosure Letter, unless Purchaser has consented in writing thereto, the Company shall, and shall cause the Subsidiaries to, (i) conduct its operations according to its ordinary course of business consistent with past practice; (ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with them; (iii) upon the discovery thereof, promptly notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

        (b) From and after the date of this Agreement until the Effective Time, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit the Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws; (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of stock options outstanding on the date hereof and disclosed in the Company Disclosure Letter) or the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities (except as permitted under clause (xii) of this Section 6.2(b));
(iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or securities convertible into or exchangeable for any shares of its capital stock or any stock appreciation rights, phantom stock plans or profit sharing plans (except as permitted under clause (xii) of this Section 6.2(b)) or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise required by the terms of such unexercisable options); (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by the Subsidiaries to the Company); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of the Subsidiaries; (vii) sell, lease, license, abandon, transfer, mortgage pledge or otherwise encumber or subject to any lien or otherwise dispose of any of its assets (including capital stock of the Subsidiaries), other than the sale or disposition of inventory in the ordinary course of business, the disposition of damaged, non-saleable or defective inventory consistent with past practice, or the sale, lease or other disposition of assets consistent with past practice which, individually or in the aggregate, are not material to the Company and the Subsidiaries taken as a whole; (viii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire or make commitments to acquire any assets which would be material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, except for purchases of inventory, supplies, equipment parts or capital equipment in the ordinary course of business consistent with past practice; (ix) incur or assume any long-term or short-term debt, except for working capital purposes in the ordinary course of business consistent with past practice under the Company's existing credit agreements set forth in Schedule 4.19 of the Company Disclosure Letter in accordance with the terms thereof; (x) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for the obligations of the Subsidiaries permitted under this Agreement; (xi) make or forgive any loans, advances or capital continuations to, or investments in, any other person other than loans and advances to officers or employees in the ordinary course of business consistent with past practice, but in no event in an amount more than $10,000 for any one transaction or $50,000 in the aggregate; (xii) grant any stock-related or performance awards, other than performance awards in the ordinary course of business consistent with past practice pursuant to the terms and conditions of the Company Benefits Plans and, in the case of stock related awards, other than in an aggregate amount not to exceed 210,000 shares of Common Stock (including any options, warrants, convertible securities or other rights to acquire Common Stock); (xiii) other than in the ordinary course of business consistent with past practice, enter into, amend or renew any employment, severance, consulting or salary continuation agreements with any officers, directors or employees, grant any severance or termination pay to any director, officer or employee or grant any increases in compensation or benefits to employees other than in the ordinary course of business consistent with past practice or as set forth in the Disclosure Letter; (xiv) except to the extent required by this Agreement, law or in the ordinary course of business consistent with past practice, adopt or amend in any respect or make any new grants or awards under any employee benefit plan or arrangement; (xv) amend, change or waive (or exempt any person or entity, other than the Purchaser, from the effect of) the Rights Agreement, except in connection with the exercise of fiduciary duties by the Board as set forth in Section 6.1 of this Agreement or as contemplated by Section 4.21; (xvi) amend, modify or waive any material term of any outstanding security of the Company and the Subsidiaries, except as required by this Agreement; (xvii) fail to (A) maintain in all material respects any real property to which the Company and the Subsidiaries have ownership (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (B) timely pay in all material respects all taxes, water and sewer rents, assessments and insurance premiums affecting such real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to or affecting such real property and the use and operation thereof; (xviii) enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment to or relating to any labor union; (xix) adopt a plan of complete or partial liquidation or adopt resolutions providing for complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization, other than the Merger;
(xx) settle or compromise any material claims or litigation, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms; (xxi) take any action, other than in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by law or GAAP; (xxii) make any material tax election or amend any material Tax Return or any material insurance policy naming it as beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser; (xxiii) take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company hereunder inaccurate at, or as of any time prior to, the Effective Time or in any of the conditions to the Merger set forth in Article VIII not being satisfied, or omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such conditions from not being satisfied; or (xxiv) agree in writing or otherwise to take any of the foregoing actions.

        6.3. COMPANY STOCKHOLDER APPROVAL; PROXY STATEMENT. (a) The Company, acting through the Board, shall, in accordance with the DGCL, its Certificate of Incorporation and its Bylaws (i) call a meeting of its stockholders (the "Stockholders Meeting") as soon as reasonably practicable after the registration statement on Form S-4 with respect to the Senior Preferred Stock (the
"Form S-4") becomes effective for the purpose of voting upon the Merger and this Agreement, in accordance with the DGCL, its Certificate of Incorporation and its Bylaws, and (ii) subject to its fiduciary duties under applicable law, recommend to its stockholders the approval of the Merger and this Agreement and the Company shall not withdraw or modify such recommendation.

        (b) Purchaser will prepare and file after consultation with the Company, and the Company will cooperate with Purchaser in the preparation and filing of, the Schedule 13E-3 and the Form S-4 with the SEC with respect to the transactions contemplated by this Agreement. Purchaser shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "blue sky" permits or approvals required to carry out the Merger (provided that Purchaser should not be required to qualify to do business in any jurisdiction in which it is not now so qualified.) In connection with the Stockholders' Meeting contemplated by Section 6.3(a) above, the Company shall prepare and file a preliminary proxy statement (the "Preliminary Proxy") relating to the transactions contemplated by this Agreement which shall be included as part of the registration statement on Form S-4 to be filed by Purchaser with the SEC. Purchaser and the Company shall use their reasonable best efforts, as applicable, to respond to the comments of the SEC thereon so as to cause the Form S-4 to be declared effective by the SEC. The Company shall use its reasonable best efforts to cause a final proxy statement (together with the Preliminary Proxy, the "Definitive Proxy Statement") to be mailed to the Company's stockholders as soon as reasonably practicable. Each party to this Agreement will notify the other party promptly of the receipt of the comments of the SEC, if any. Each party hereto will supply the other party (as appropriate) with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement. If at any time prior to the Stockholders' Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement, or (ii) any event should occur relating to Purchaser, BRS or any of its Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3, the Form S-4 or the Definitive Proxy Statement, then the Company or Purchaser (as applicable), will, upon learning of such event, promptly inform the other party of such event, and Purchaser or the Company, as the case may be, will prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to the filing or mailing of any such amendment or supplement, each party shall be afforded the opportunity to comment thereon. Purchaser will furnish to the Company the information relating to Purchaser, BRS and their Affiliates, and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, that is required to be set forth in the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder, or as may be reasonably requested in connection with any of the forgoing. The Company will furnish to Purchaser the information relating to the Company and the Subsidiaries that is required to be set forth in the Schedule 13E-3 or the Form S-4 under the Exchange Act and the rules and regulations of the SEC thereunder, or as may be reasonably requested in connection with any of the foregoing.

        (c) Purchaser represents and warrants that the Schedule 13E-3 and the Form S-4 will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Purchaser makes no representation or warranty as to any information included in the Schedule 13E-3 and the Form S-4 (or any amendment or supplement thereto) that was provided by the Company. The Company represents and warrants that none of the information supplied by the Company in writing for inclusion in the Form S-4 and the
Schedule 13E-3 (or any amendment or supplement thereto) will, at the respective times provided to Purchaser for filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (d) The Company represents and warrants that the Definitive Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the time filed with the SEC and distributed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty as to any information included in the Definitive Proxy Statement (or any amendment or supplement thereto) that was provided by Purchaser. Purchaser represents and warrants that none of the information supplied by Purchaser in writing for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will, at the respective times provided to the Company for filing with the SEC or distributing to the stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        6.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and any other Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers; and (b) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Purchaser and the Company shall (and shall cause their respective subsidiaries, and use all reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide assistance to each other in (i) seeking early termination of any waiting period under the HSR Act and (ii) in general, consummating and making effective the transactions contemplated by this Agreement. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

        6.5. ACCESS TO INFORMATION. (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Subsidiaries to,
(i) give Purchaser and its lenders and authorized representatives full access to all books, records, personnel, offices and other facilities and properties of the Company and the Subsidiaries and their accountants and accountants' work papers, (ii) permit Purchaser and its authorized representatives and lenders to make such copies and inspections thereof as Purchaser may reasonably request and
(iii) furnish Purchaser and its authorized representatives and lenders with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Purchaser and its authorized representatives and lenders may from time to time reasonably request; provided that the lenders shall subject to the exceptions contained in Section 6.5(b) below have agreed in writing to be bound by the terms contained in the Confidentiality Agreement; and provided, further, that no investigation or information furnished pursuant to this Section 6.5 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement. The Company agrees to use its reasonable best efforts to cause its and the Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with Purchaser and its lenders and authorized representatives in connection with such review of the Company and the Financing, including the preparation by Purchaser and its financing sources of any offering memorandum or other documents related to such Financing.

        (b) All confidential information obtained by or provided to Purchaser and its authorized representatives and lenders pursuant to this Section 6.5 or otherwise shall be subject to the terms and conditions of the Confidentiality Agreement, other than such information which would customarily be (i) contained in any offering memorandum prepared in connection with the registration, offering, placement, or syndication of financing, (ii) disclosed in the process of marketing the financing or (iii) contained in any filing with the SEC, the New York Stock Exchange ("NYSE") or any other national securities exchange.

        6.6. PUBLICITY. Except as otherwise required by applicable law or by any rule or regulation of the NYSE on the advice of counsel, each party hereto shall not, and shall cause its affiliates not to, issue any press release, make any public statement or make any filing with any Governmental Entity or national securities exchange with respect to this Agreement or the transactions contemplated hereby without providing, and using commercially reasonable efforts to provide, the other party hereto the opportunity to review and comment thereon (subject to time restraints imposed by applicable law); provided that, except as required by applicable law, the Company shall not use the name of BRS or any Affiliate thereof without BRS's prior written consent (which consent will not be unreasonably withheld).

        6.7. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger and the transactions contemplated hereby. Each of the parties hereto agrees to use its reasonable best efforts to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger.

        6.8. INSURANCE; INDEMNITY. (a) Purchaser will cause the Surviving Corporation to maintain in effect for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time; provided, however, that in order to maintain or procure such coverage, the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than three times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

        (b) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, reasonable costs or reasonable expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and Purchaser shall cause the Surviving Corporation to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the full extent permitted by applicable law; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that the Surviving Corporation and any Indemnified Party have conflicting interests in the outcome of such Action.

        (c) The Surviving Corporation shall keep in effect for a period of not less than six years from the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) all provisions in the Surviving Corporation's Certificate of Incorporation and By-Laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the DGCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

        (d) If Purchaser or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

        (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        6.9. EMPLOYEE BENEFIT PLANS. (a) For a period of one year following the Effective Time, Purchaser shall cause the Surviving Corporation to provide employees of the Company and any of the Subsidiaries employee benefits no less favorable in the aggregate to such employees than those provided by the Company and the Subsidiaries on the date hereof.

        (b) From and after the Effective Time, the Surviving Corporation and the Subsidiaries shall honor, pay and perform all of their respective covenants and obligations under all employment, stock plan, severance, termination protection, consulting and other employee agreements between the Company or any of the Subsidiaries and any officer, director or employee of the Company or any of the Subsidiaries, in accordance with the terms thereof as in effect immediately prior to the date hereof, and (ii) the Company Benefit Plans or, subject to clause (a) immediately above, any replacements or substitutes thereof.

        (c) For purposes of determining eligibility and vesting (but not for benefit accrual) under any Purchaser benefit plans, employees of the Company or any of the Subsidiaries (each a "Company Employee" and collectively "Company Employees") shall be credited with their years of service with the Company or the Subsidiaries. To the extent that any Purchaser benefit plan in which a Company Employee participates after the Effective Time provides medical, dental, vision or other welfare benefits, Purchaser shall cause all pre-existing condition exclusions and actively at work requirements of such plan to be waived for such employee and his or her covered dependents except to the extent such employee and his or her covered dependents were subject to such requirements under the applicable Company Benefit Plans, and Purchaser shall cause any eligible expenses incurred by such employee on or before the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

        6.10. STATE TAKEOVER LAWS. The Company shall take all reasonable steps to exempt the transactions contemplated by this Agreement, including the Merger, from the requirements of any applicable state takeover law and to assist in any challenge by Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

        6.11. DELISTING. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company's securities from the NYSE and to terminate registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

        6.12. LITIGATION. The Company shall give Purchaser, at its own cost and expense, the opportunity to participate in the defense or settlement of any litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Purchaser's consent, which consent shall not be unreasonably withheld.

        6.13. RIGHTS AGREEMENT. As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to cause the Rights Agent to execute the amendment to the Rights Agreement as set forth in Section 4.21 hereof.

        6.14. SUBSTITUTE FINANCING COMMITMENTS. If for any reason any portion of the Financing shall not be available, Purchaser shall use its reasonable best efforts to secure one or more substitute financing commitments on terms no less favorable to Purchaser than those contained in the Commitment Letters until the earlier of the termination of this Agreement and November 30, 1999. The terms of any such substitute financing commitments shall not require the issuance of any equity, shall not contain any incremental fees and if provided as a senior subordinated note offering, shall be on terms and conditions satisfactory to Purchaser in its sole discretion.

                                   ARTICLE 7

    7. CONDITIONS.

        7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

        (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

        (b) There shall not have been issued any injunction, or issued or enacted any Law, which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal.

        (c) Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

        (d) The Form S-4 shall have become effective prior to the mailing of the Definitive Proxy Statement to the Company's stockholders and no stop order suspending the effectiveness of the Form S-4 shall then be in effect.

        (e) All consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses or permits as may be required under state securities or "blue sky" laws in connection with the shares of Senior Preferred Stock to be issued pursuant to the Merger shall have been obtained.

        7.2. CONDITIONS TO OBLIGATION OF PURCHASER TO EFFECT THE MERGER. The obligation of Purchaser to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions (unless expressly waived in writing by Purchaser prior to the Closing):

        (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any amendments to the Company Disclosure Letter made without the prior written consent of Purchaser), except for representations and warranties which are not qualified as to Material Adverse Effect, which shall be true and correct in all material respects; provided that representations and warranties made as of a specified date need be true and correct only as of such specified date;

        (b) The Company and the Subsidiaries shall have performed in all material respects each obligation and agreement, and shall have complied in all material respects with each covenant to be performed and complied with by it or them hereunder, at or prior to the Effective Time;

        (c) The Company shall have furnished Purchaser with a certificate, dated as of the Closing Date, signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied;

        (d) The Dissenting Common Stock, if any, shall not include greater than 5% of the issued and outstanding Shares;

        (e) There shall have been no material adverse change from the date hereof in the business, results of operations, or financial condition of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company and the Subsidiaries taken as a whole to consummate the transactions hereunder or to conduct its business consistent with the manner conducted in the past other than such effect resulting or arising from any of the conditions set forth in clauses (A), (B), (C) and (D) in Section 4.1 hereof;

        (f) Purchaser shall have received the cash proceeds of financings in an amount necessary to consummate the Merger and the other transactions contemplated hereby and to pay all fees and expenses in connection therewith and to provide adequate working capital for the Surviving Corporation, all on terms and conditions satisfactory to Purchaser (it being understood that the terms and conditions specifically set forth in the Commitment Letters are satisfactory to Purchaser);

        (g) The Company shall have terminated all agreements and transactions (other than intra-Company agreements and transactions) with any of its directors or affiliates, except as set forth in Schedule 7.2(g) of the Company Disclosure Letter or in the Company Reports, or entered into with Purchaser, BRS or any of their affiliates; and

        (h) The Company shall have obtained consents or waivers in form and substance reasonably satisfactory to Purchaser with respect to the agreements set forth in Schedule 7.2(h) of the Company Disclosure Letter.

        7.3. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Effective Time, to each of the following conditions (unless expressly waived in writing prior to the Closing):

        (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (without giving effect to any amendments to the Purchaser Disclosure Letter made without the prior written consent of the Company), except for representations and warranties which are not qualified as to materiality or material adverse effect, which shall be true and correct in all material respects; provided that representations and warranties made as of a specified date need be true and correct only as of such specified date;

        (b) Purchaser shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it or them hereunder, at or prior to the Effective Time;

        (c) Purchaser shall have furnished the Company with a certificate, dated as of the Closing Date, signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied; and

        (d) Purchaser shall have deposited the Merger Consideration with the Paying Agent simultaneously with the Closing.

                                   ARTICLE 8

    8. TERMINATION.

        8.1. TERMINATION. This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time (each a "Termination"):

        (a) by mutual written consent of the Company and the Purchaser;

        (b) by the Purchaser or the Company:

           (i) if the Effective Time shall not have occurred on or before November 30, 1999;

           (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause
       (ii) shall have used all reasonable best efforts to remove such judgment, injunction, order, decree or ruling); or

           (iii) upon a vote at a duly held meeting, or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law.

        (c) by the Company at any time prior to the Stockholder's Meeting, by action of the Special Committee, if the Company shall have received after the date hereof an Acquisition Proposal from a third party for an Alternative Transaction that was not initiated, solicited or encouraged by the Company or any of the Subsidiaries in violation of this Agreement and that does not materially violate or breach any confidentiality or standstill agreement executed by such party with respect to the

Company and (i) the Special Committee determines in good faith by a majority vote, after consultation with its financial and legal advisors, that such Acquisition Proposal is (A) more favorable to the stockholders of the Company (other than any stockholders participating in the buying group with Purchaser as contemplated by this Agreement) from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed in writing by Purchaser in response to such Acquisition Proposal), (B) not subject to any material contingency, to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) reasonably likely to be consummated and in the best interests of the stockholders of the Company, (ii) the Special Committee has received both (W) advice from its outside legal counsel that there is a material risk that failure to approve such an Acquisition Proposal will constitute a breach of the Company's fiduciary duties under applicable law and (X) a written opinion (a copy of which has been delivered to Purchaser) from the Financial Advisor that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company (other than any stockholders participating in the buying group in such transaction); provided that, any such termination shall not be effective unless: (Y) the Special Committee has provided Purchaser with written notice that it intends to terminate this Agreement pursuant to this
Section 8.1(c), identifying the Alternative Transaction (and the parties thereto) then determined to be more favorable, and delivering to Purchaser a copy of the written agreement for such Alternative Transaction in the form to be entered into, and (Z) at least two full business days after the Company has provided the notice referred to in clause (Y) above, the Special Committee delivers to Purchaser a written notice of termination of this Agreement pursuant to this Section 8.1(c), and (iii) upon delivery of the termination notice referred to in clause (ii) above, the Company has delivered to Purchaser a check or wire transfer of same day funds in the amount of Purchaser's Transaction Expenses and one half (i.e., 50%) of the Termination Fee (as defined in Section
8.3 hereof) and written acknowledgment from the Company and such other parties to the Alternative Transaction that the Company and such other parties have irrevocably waived any right to contest or object to such payment;

        (d) by the Purchaser if the Board (i) withdraws or modifies in a manner adverse to Purchaser the Board's favorable recommendation of the Merger or (ii) shall have recommended any Acquisition Proposal with a party other than Purchaser or any of its Affiliates;

        (e) by the Purchaser at any time prior to the Effective Time, if the Company shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five days after notice thereof is received by the Company (provided that the Company shall not be entitled to a cure period for a material breach of
Section 6.1 hereof); or

        (f) by the Company at any time prior to the Effective Time, if Purchaser shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five days after notice thereof is received by Purchaser.

        8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.2 and Sections 6.5(b), 6.6, 8.3, 9.5 and
9.6. Nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. Specifically, and without limiting the generality of the foregoing, Purchaser agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Purchaser of its representations, warranties and covenants under this Agreement; provided, that, no such termination shall relieve the Company or

Purchaser from liability for damages arising from (a) any willful or intentional breach of this Agreement, or (b) their obligations under this Section 8.2,
Section 8.3 and Article 9.

        8.3. FEES AND EXPENSES. (a) In the event that this Agreement shall have been terminated by Purchaser pursuant to Section 8.1(d)(i) or Section 8.1(e),
(i) the Company shall pay to Purchaser the Purchaser's Transaction Expenses (as defined below) within two business days after termination of this Agreement and
(ii) if the Company enters into a definitive agreement for an Alternative Transaction with a third party with a purchase price per share for the Shares having a value greater than the per share Merger Consideration (a "Superior Agreement") within 180 days after such termination of this Agreement and such Alternative Transaction is consummated within 360 days after that termination of the Agreement, then the Company shall make a payment to Purchaser of $9,500,000 (the "Termination Fee") contemporaneously with the consummation of the Alternative Transaction. "Purchaser's Transaction Expenses" shall mean an amount, not to exceed $2,000,000, equal to Purchaser's actual out-of-pocket expenses (as the same may be estimated in writing signed by the chairman or president of Purchaser in good faith prior to the date of such payment, subject to an adjustment payment between the parties upon definitive determination of such costs) directly attributable to the proposed acquisition of the Company (including negotiation and execution of this Agreement and reasonable attorneys' fees and expenses) and the attempted financing and completion of the Merger.

        (b) In the event that (i) the Company receives an Acquisition Proposal from a third party (the "Third Party Bidder") subsequent to the date hereof and prior to termination of this Agreement, (ii) this Agreement is thereafter terminated, and (iii) a Superior Agreement is entered into with that same Third Party Bidder within 180 days after such termination of this Agreement, then the Company shall pay to Purchaser the Purchaser's Transaction Expenses contemporaneously with the execution of such Superior Agreement. If the Superior Agreement with that same Third Party Bidder is consummated within 360 days after the termination of this Agreement, then the Company shall pay to Purchaser the Termination Fee contemporaneously with such consummation.

        (c) In the event that this Agreement shall have been terminated (1) by the Company pursuant to Section 8.1(c) hereof (in which case the Company shall have paid to Purchaser the Purchaser's Transaction Expenses plus 50% of the Termination Fee as a condition precedent to such termination), and the Company consummates the Alternative Transaction contemplated by that Superior Agreement within 360 days after the termination of this Agreement pursuant to Section 8.1(c) hereof, then the Company shall pay to Purchaser the balance of the Termination Fee (i.e., the remaining 50%) contemporaneously with such consummation or (2) by Purchaser pursuant to Section 8.1(d)(ii) hereof, (A) the Company shall pay to Purchaser the Purchaser's Transaction Expenses plus 50% of the Termination Fee within two business days following such termination and, (B) if the Company then enters into a Superior Agreement within 180 days after a termination by Purchaser pursuant to Section 8.1(d)(ii) and consummates the Alternative Transaction contemplated by that Superior Agreement within 360 days after such termination, then the Company shall pay to Purchaser the balance of the Termination Fee (i.e., the remaining 50%) contemporaneously with such consummation.

        (d) In the event that this Agreement shall have been terminated by the Purchaser pursuant to Section 8.1(e) hereof as a result of the Company's material breach of Section 6.1 hereof, the Company shall pay to Purchaser the Purchaser's Transaction Expenses and the entire Termination Fee within two business days after such termination.

        (e) The Company shall only be required to pay to Purchaser the Purchaser's Transaction Expenses and the Termination Fee under the limited circumstances set forth in paragraphs (a), (b), (c) and (d) of this Section 8.3. In the event that the Purchaser's Transaction Expenses and/or the Termination Fee are payable under more than one such circumstance, Purchaser may elect to be paid pursuant to any one, but only one, of these provisions. Any payments to be made to Purchaser shall be made by check or wire transfer of same day funds.

        (f) Purchaser agrees that in the event that Purchaser has received both the Purchaser's Transaction Expenses and the Termination Fee in cash when required to be received pursuant to this Article 8, it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Alternative Transaction or the Company's exercise of its right to terminate this Agreement; provided that, the Company and any third parties to a Superior Agreement irrevocably waive in writing their right, if any, to contest or object to payment of the Termination Fee or any portion thereof which shall have been paid or be due to Purchaser in accordance with this Article 8.

        8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto, by action taken by its board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 9

    9. GENERAL PROVISIONS.

        9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time.

        9.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile, to the applicable party at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

IF TO PURCHASER:                               IF TO THE COMPANY:
OSI Acquisition, Inc.                          O'Sullivan Industries Holdings, Inc.
  c/o Bruckmann, Rosser, Sherill & Co., Inc.   1900 Gulf Street
  126 E. 56th Street, 29th Floor               Lamar, Missouri 64759
  New York, New York                           Attention: Rowland H. Geddie, III, Esq.
  Attention: Stephen F. Edwards                Facsimile: (417) 682-8113
  Facsimile: (212) 521-3799

With a copy to:                                With a copy to:
  Kirkland & Ellis                             Fried, Frank, Harris, Shriver & Jacobson
  153 East 53rd Street                         One New York Plaza
  New York, New York 10022                     New York, New York 10004
  Attention: Kirk A. Radke, Esq.               Attention: Jeffrey Bagner, Esq.
  Facsimile: (212) 446-4900                    Facsimile: (212) 859-4000

        9.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Purchaser may assign its rights hereunder (i) to a wholly owned subsidiary of Purchaser or
(ii) for collateral security purposes to any source of financing to BRS, Purchaser or the Surviving Corporation; and, further provided that nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.8 and 6.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Schedules, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        9.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

        9.6. FEE AND EXPENSES. Except as provided in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the party incurring such costs and expenses (it being expressly understood that all costs and expenses related to HSR filings shall be borne by Purchaser) and the filing fees with respect to the Form S-4 and expenses of printing and mailing the Proxy Statement shall be borne equally by the Company and Purchaser. All transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Surviving Corporation other than as provided in Section 3.3(b) hereof.

        9.7. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

        (i) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

        (ii) "Company Stock Option Plan" means the Company's Amended and Restated 1994 Incentive Stock Plan, as amended.

        (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        (iv) "Equity Letters" means the equity commitment letter dated April 30, 1999 from BRS to Purchaser.

        (v) "Financing" means the financing pursuant to the terms of the Equity Letters and the Financing Letters.

        (vi) "Financing Letters" means each of the engagement letters dated April 30, 1999 from Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc. to BRS and Purchaser and the commitment letter dated April 30, 1999 from Lehman Brothers Inc. to BRS and Purchaser.

        (vii) "Indebtedness" means all indebtedness of the Company and the Subsidiaries, including, without limitation, (i) all obligations of any of the Company and the Subsidiaries for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar instruments, (ii) obligations as lessee under capital leases, (iii) obligations to pay the deferred purchase price of property or services, except amounts payable arising in the ordinary course of business and amounts owed pursuant to the Tandy Tax Sharing Agreement, (iv) all debts of others guaranteed or otherwise supported by any of the Company and the Subsidiaries or secured by a lien on any of the assets of any of the Company and the Subsidiaries, (v) all amounts owed by any of the Company and the Subsidiaries or obligations of any of the Company and the Subsidiaries to any Affiliate of the Company and the Subsidiaries, (vi) unfunded liabilities under the Company's Deferred Compensation Plan and (vii) any interest, principal, prepayment penalty, fees, or expenses in respect of those items listed in clauses (i) through (v) of this defined term.

        (viii) "knowledge" of any party hereto shall mean the actual knowledge of any of the executive officers of that party without further inquiry by such officers.

        (ix) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).


        (x) "Senior Preferred Stock" means the senior preferred stock, par value $.01 per share, of the Surviving Corporation, the terms of which are set forth in the Certificate of Incorporation attached as Exhibit 2.4(a) hereto.


        (xi) "Special Committee" means the Special Committee of the Board of Directors of the Company.

        (xii) "Tax Sharing Agreement" means the Amended and Restated Tax Sharing and Tax Benefit Reimbursement Agreement dated as of June 19, 1997 among Tandy Corporation, a Delaware corporation, TE Electronics Inc., a Delaware corporation, and the Company.

        9.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. The table of contents contained in this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

        9.10. WAIVERS. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement or in any of the Ancillary Documents. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        9.11. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.12. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.13. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

        9.14. SPECIFIC PERFORMANCE. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

        9.15. TIME IS OF THE ESSENCE. The parties hereto acknowledge that time is of the essence in the performance of this Agreement.

        9.16. WAIVER OF JURY TRIAL. Each of the parties hereto waives any right to a trial by jury in any litigation or proceeding to enforce or defend any right under this Agreement or any other document required in connection with the transactions contemplated hereby. Each of the parties hereto further agree that any such litigation or proceeding shall be tried before a court and not before a jury.

        9.17. AMENDMENT. Subject to applicable law, at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law would require the further approval of such stockholders, without such further approval.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                                       O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                                                       By:           /s/ RICHARD D. DAVIDSON
                                                            -----------------------------------------

                                                       OSI ACQUISITION, INC.

                                                       By:            /s/ STEPHEN F. EDWARDS
                                                            -----------------------------------------

                                                                  EXHIBIT 2.4(A)
                                                                   TO APPENDIX A


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                                   ARTICLE I

    The name of the corporation is O'Sullivan Industries Holdings, Inc. (hereinafter called the "CORPORATION").

                                   ARTICLE II

    The address of the Corporation's registered office in the state of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

                             A. AUTHORIZED SHARES.

    The total number of shares of capital stock which the Corporation has authority to issue is 20,000,000 shares, consisting of:


        (1) 2,000,000 shares of Common Stock, par value $.01 per share (the "COMMON STOCK");



        (2) 19,000,000 shares of Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), of which 17,000,000 shares are further designated as Senior Preferred Stock (the "SENIOR PREFERRED STOCK"), 100,000 shares are further designated Series A Junior Preferred Stock (the "SERIES A JUNIOR PREFERRED STOCK") and 1,000,000 shares are further designated Series B Junior Preferred Stock (the "SERIES B JUNIOR PREFERRED STOCK"). The Series A Junior Preferred Stock and the Series B Junior Preferred Stock are sometimes referred to herein collectively as the "Junior Preferred Stock" and each share of Series A Junior Preferred Stock and Series B Junior Preferred Stock as a "Junior Preferred Share."


    In addition to any other consent or approval which may be required pursuant to this Certificate of Incorporation, no amendment or waiver of any provision of this Section A shall be effective without the prior approval of the holders of a majority of the then outstanding Common Stock.

                              B. PREFERRED STOCK.

    1. ISSUE IN SERIES. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and, if applicable, in the resolution of the Board of Directors of the Corporation (the "BOARD OF DIRECTORS") providing for its creation under paragraph 2 below. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

    2. CREATION OF SERIES. The Board of Directors shall have the authority by resolution to cause to be created one or more series Preferred Stock and, prior to the issuance of any shares of any such series, to determine and fix the powers, designations, preferences, qualifications privileges, options and other relative, participating, optional, or special rights and limitations of each such series.

                           C. SENIOR PREFERRED STOCK.

    Except as otherwise provided in this Section C or as otherwise required by applicable law, all shares of Senior Preferred Stock (each such share, a "SENIOR SHARE") shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

    1.  DIVIDENDS.

        1A. GENERAL OBLIGATION. When and as declared by Board of Directors and to the extent permitted under the General Corporation Law of Delaware (the "DGCL"), the Corporation shall pay preferential dividends to the holders of the Senior Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each Senior Share shall accrue on a daily basis at the rate of 12% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Senior Share to and including the date on which the Liquidation Value of such Senior Share (plus all accrued, accumulated and unpaid dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Senior Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Senior Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Senior Share.

        1B. DIVIDEND REFERENCE DATES. To the extent not paid on June 30 and December 31 of each year, beginning on December 31, 1999 (the "DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Senior Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and remain accumulated dividends with respect to such Senior Share until paid.

        1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Senior Preferred Stock, such payment shall be distributed ratably among the holders of Senior Shares based upon the number of Shares held by each such holder.

    2. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, each holder of Senior Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all Senior Shares held by such holder and the holders of Senior Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Senior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Senior Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

    3.  REDEMPTIONS.

        3A. REDEMPTION PAYMENT. For each Senior Share which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof upon surrender by such holder at the Corporation's principal office of the certificate representing such Senior Share (the "REDEMPTION DATE") an amount in immediately available funds equal to the Liquidation Value of such Senior Share (plus all accrued, accumulated and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Senior Shares on any Redemption Date are insufficient to redeem the total number of Senior Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Senior Shares ratably among the holders of the Senior Shares to be redeemed based upon the aggregate Liquidation Value of such Senior Shares (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Senior Shares, such funds shall immediately be used to redeem the balance of the Senior Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

        3B. NOTICE OF REDEMPTION. The Corporation shall mail written notice of each redemption of any Senior Preferred Stock to each record holder of Senior Preferred Stock not more than 30 nor less than three days prior to the date on which such redemption is to be made. In case fewer than the total number of Senior Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Senior Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Senior Shares.

        3C. DETERMINATION OF THE NUMBER OF EACH HOLDER'S SENIOR SHARES TO BE REDEEMED. The number of Senior Shares to be redeemed from each holder thereof in redemptions hereunder shall be the number of Senior Shares determined by multiplying the total number of Senior Shares to be redeemed times a fraction, the numerator of which shall be the total number of Senior Shares then held by such holder and the denominator of which shall be the total number of Senior Shares then outstanding.

        3D. DIVIDENDS AFTER REDEMPTION DATE. No Senior Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Senior Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full to the holder thereof. On such date all rights of the holder of such Senior Share shall cease, and such Senior Share shall not be deemed to be outstanding.

        3E. REDEEMED OR OTHERWISE ACQUIRED SENIOR SHARES. Any Senior Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

        3F. OTHER REDEMPTIONS OR ACQUISITIONS. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Senior Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of the Senior Preferred Stock on the basis of the number of Senior Shares owned by each such holder. So long as any shares of Senior Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Junior Securities; PROVIDED, that the Corporation may purchase Junior Securities from present or former employees pursuant to written contracts with such employees.

        3G. OPTIONAL REDEMPTIONS. The Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, the Senior Preferred Stock.

        3H. SCHEDULED REDEMPTION. The Corporation shall redeem all outstanding shares of Senior Preferred Stock on the 12th anniversary of the date of issuance of such Senior Shares at a price per share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

        3I. MANDATORY REDEMPTION. The Corporation shall redeem all outstanding shares of Senior Preferred Stock upon the consummation of a Change in Control at a price per share equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon).

    4. VOTING RIGHTS. Except as otherwise required by law, the Senior Preferred Stock shall have no voting rights.

    5. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Senior Preferred Stock. Upon the surrender of any certificate representing Senior Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Senior Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Senior Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Senior Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Senior Preferred Stock represented by the surrendered certificate.

    6. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Senior Shares of Senior Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Senior Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Senior Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

    7.  DEFINITIONS.  The following definitions apply only to this Section C.

        "CHANGE IN CONTROL" means any transaction or series of related transactions as a result of which any Unaffiliated Third Party acquires more than 50% of the Common Stock outstanding on a fully diluted basis at the time of such transaction.

        "COMMON STOCK" means the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

        "JUNIOR SECURITIES" means any of the Corporation's equity securities, other than the Senior Preferred Stock.

        "LIQUIDATION VALUE" of any Senior Share as of any particular date shall be equal to $1.50 per Senior Share.

        "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "REDEMPTION DATE" is defined in paragraph 3A.

        "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of Senior Shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.

        "UNAFFILIATED THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Corporation's Common Stock on a fully diluted basis (a "5% Owner"), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust of the benefit of such 5% Owner and/or such other Persons.

    8. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Section C without the prior written consent of the holders of at least 51% of the Senior Preferred Stock outstanding at the time.

    9.  NOTICES

    Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any holder of Senior Preferred Stock at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

    10.  ISSUANCE OF ADDITIONAL SHARES OF SENIOR PREFERRED STOCK.

    The Corporation shall not increase the authorized number of shares of Senior Preferred Stock above 17,000,000 shares.

                           D. JUNIOR PREFERRED STOCK.

    Except as otherwise provided in this Section D or as otherwise required by applicable law, all shares of any one series Junior Preferred Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

    1.  DIVIDENDS.

        1A. GENERAL OBLIGATION. When and as declared by the Board of Directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends to the holders of the Junior Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of Junior Preferred Stock shall accrue on a daily basis at the rate of 14% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon, from and including the date of issuance of such Junior Preferred Share to and including the date on which the Liquidation Value of such Junior Preferred Share (plus all accrued, accumulated and unpaid dividends thereon) is paid in full. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Junior Preferred Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Junior Preferred Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Junior Preferred Share.

        1B. JUNIOR PREFERRED DIVIDEND REFERENCE DATES. To the extent not paid on each June 30 and December 31 of each year beginning June 30, 2000 (the "JUNIOR PREFERRED DIVIDEND REFERENCE DATES"), all dividends which have accrued on each Junior Preferred Share outstanding during the six-month period (or other period in the case of the initial Junior Preferred Dividend Reference Date) ending upon each such Junior Preferred Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Junior Preferred Share until paid.

        1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Junior Preferred Stock, such payment shall be distributed ratably among the holders of the Junior Preferred Stock based upon the number of Junior Preferred Shares held by each such holder.

        1D. PRIORITY OF JUNIOR PREFERRED STOCK. Subject to the terms of the Senior Preferred Stock, so long as any Junior Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall declare or pay any cash dividends or make any cash distributions with respect to or redeem, purchase or otherwise acquire for cash, directly or indirectly, any Series A and B Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Junior Preferred Stock or the Corporation has failed to make any redemption of the Junior Preferred Stock required hereunder.

    2. LIQUIDATION. Subject to the terms of the Senior Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the holders of the Junior Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Series A and B Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of all such Junior Preferred Shares held by such holder, and the holders of Junior Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Junior Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued, accumulated and unpaid dividends) of the Junior Preferred Stock held by each such holder. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

    3.  REDEMPTIONS.

        3A. OPTIONAL REDEMPTIONS. Subject to the terms and conditions of the Senior Preferred Stock, the Corporation may at any time redeem all or any portion of the Junior Preferred Stock then outstanding at a price per Junior Preferred Share equal to the Liquidation Value thereof (plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon); provided, that all optional redemptions pursuant to this Section 3A are made PRO RATA among the holders of Junior Preferred Stock based upon the aggregate Liquidation Value of such Junior Preferred Stock (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder.

        3B. REDEMPTION PRICE. For each Junior Preferred Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Junior Preferred Share) an amount in immediately available funds equal to the Liquidation Value thereof (plus all accrued, accumulated and unpaid dividends thereon). If the Corporation's funds which are legally available for redemption of Junior Preferred Shares on any Redemption Date are insufficient to redeem the total number of Junior Preferred Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Junior Preferred Shares PRO RATA among the holders of the Junior Preferred Shares to be redeemed based upon the aggregate Liquidation Value of such Junior Preferred Shares (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder, and other Junior Preferred Shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Junior Preferred Shares, such funds shall immediately be used to redeem the balance of the Junior Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

        3C. NOTICE OF REDEMPTION. The Corporation shall mail written notice of each redemption of Junior Preferred Stock to each record holder not more than thirty (30) nor less than ten days prior to the date on which such redemption is to be made. Upon mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation shall become obligated to redeem the total number of Junior Preferred Shares specified in such notice at the time of redemption specified therein. In case fewer than the total number of Junior Preferred Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Junior Preferred Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Junior Preferred Shares.

        3D. DETERMINATION OF THE NUMBER OF EACH HOLDER'S JUNIOR PREFERRED SHARES TO BE REDEEMED. Except as otherwise provided herein, the number of Junior Preferred Shares of Junior Preferred Stock to be redeemed from each holder thereof in redemptions hereunder shall be the number of Junior Preferred Shares determined by multiplying the total number of Junior Preferred Shares to be redeemed times a fraction, the numerator of which shall be the total number of Junior Preferred Shares then held by such holder and the denominator of which shall be the total number of shares of Junior Preferred Stock then outstanding.

        3E. DIVIDENDS AFTER REDEMPTION DATE. No Junior Preferred Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Junior Preferred Share (plus all accrued, accumulated and unpaid dividends thereon)is paid in full to the holder thereof. On such date all rights of the holder of such Junior Preferred Share shall cease, and such Junior Preferred Share shall not be deemed to be outstanding.

        3F. REDEEMED OR OTHERWISE ACQUIRED JUNIOR PREFERRED SHARES. Any Junior Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and shall not be reissued, sold or transferred.

        3G. OTHER REDEMPTIONS OR ACQUISITIONS. So long as any shares of Junior Preferred Stock remain outstanding, the Corporation shall not redeem, purchase or otherwise acquire any Series A and B Junior Securities; PROVIDED, that the Corporation may purchase Series A and B Junior Securities from present or former employees pursuant to written contracts with such employees.

    4. VOTING RIGHTS. The shares of Junior Preferred Stock shall not have any voting rights attaching to them, except as required by applicable law.

    5. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office a register for the registration of Junior Preferred Stock. Upon the surrender of any certificate representing Junior Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Junior Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Junior Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Junior Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Junior Preferred Stock represented by the surrendered certificate.

    6. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Junior Preferred Shares of any class of Junior Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is an institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Junior Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Junior Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

    7.  DEFINITIONS.  The following definitions apply to this Section D only.

        "LIQUIDATION VALUE" of any share of (i) Series A Junior Preferred Stock shall be an amount equal to $150.00 per share and (ii) Series B Junior Preferred Stock shall be an amount equal to $100.00 per share.

        "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

        "REDEMPTION DATE" as to any Junior Preferred Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; PROVIDED, that no such date shall be a Redemption Date unless the applicable Liquidation Value (plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon) is actually paid, or set aside for payment in full on such date, and if not so paid or set aside for payment in full, the Redemption Date shall be the date on which such Liquidation Value (plus all accrued and unpaid dividends thereon) is fully paid.

        "SERIES A AND B JUNIOR SECURITIES" means any of the Corporation's equity securities other than the Senior Preferred Stock and the Junior Preferred Stock.

        "SUBSIDIARY" means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled directly or indirectly, by any person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a

Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

    8. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Section D without the prior written consent of the holders of Junior Preferred Stock representing more than fifty percent (50%) of the aggregate Liquidation Value (plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon) of such Junior Preferred Stock then outstanding.

    9. NOTICES. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                E. COMMON STOCK.

    Except as otherwise provided in this Section E or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

    1. VOTING RIGHTS. The holders of Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation.

    2. DIVIDENDS. Subject to the provisions of the Preferred Stock, as and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis.

    3. LIQUIDATION. Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

    4. STOCK SPLITS. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of each other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

    5. REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

    6. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (provided that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

    7. NOTICES. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

    8. ACTION BY WRITTEN CONSENT. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    9. AMENDMENT AND WAIVER. No amendment or waiver of any provision of this Section E shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock.

                                   ARTICLE V

    The name and mailing address of the Corporation is as follows:

                      O'Sullivan Industries Holdings, Inc.
                                1900 Gulf Street
                             Lamar, Missouri 64759

                                   ARTICLE VI

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation, except as may be otherwise be provided in such bylaws.

                                  ARTICLE VII

    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

                                  ARTICLE VIII
                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                                   A. GENERAL

    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                             B. DERIVATIVE ACTIONS.

    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                      C. INDEMNIFICATION IN CERTAIN CASES.

    To the extent that a present or former director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A and B of this
Article VIII, or in defense of any claim, issue or matter therein, he shall he indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                                 D. PROCEDURE.

    Any indemnification under Sections A and B of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections A and B. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

                           E. ADVANCES FOR EXPENSES.

    Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the present or former director, officer, employee or agent to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

                            F. RIGHTS NOT EXCLUSIVE.

    The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                                 G. INSURANCE.

    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

                             H. SURVIVAL OF RIGHTS.

    The indemnification and advancement of expenses provided by, or granted pursuant to this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                             I. DEEMED A CONTRACT.

    The foregoing provisions of this Article VIII shall be deemed to be a contract between the Corporation and each person who serves in any capacity specified in this Article VIII at any time while this Article VIII, as amended, is in effect, and any repeal or modification of this Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, prosecution, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

                          J. MERGER OR CONSOLIDATION.

    For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, fiduciaries or agents, so that any person who is or was a director, officer, employee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

                                   ARTICLE IX

    The Corporation reserves the right, subject to any provision set forth herein or in the Merger Agreement dated as of May 17, 1999 between the Corporation and OSI Acquisition, Inc. (as amended from time to time), to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

                                   ARTICLE X

    A director (including former directors) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereinafter amended to permit further elimination or limitation of the personal liability of directors (including former directors), then the liability of such director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director (including former directors) of the Corporation existing at the time of such repeal or modification.

                                                              EXHIBIT 3.2
                                                              TO APPENDIX A


                           HOLDERS OF RETAINED SHARES


Bruckmann, Rosser, Sherrill & Co. II,   Thomas J. Tirdil
L.P.                                    Robert G. Gillespie
Richard D. Davidson                     David E. Pittman
Daniel F. O'Sullivan                    David S. Thiesse
Michael P. O'Sullivan                   Wade A. Maple
Phillip J. Pacey                        Gary R. Blankenship
Tyrone E. Riegel                        Jason Stansberry
Thomas M. O'Sullivan, Jr.               Joe J. Whyman
James C. Hillman                        John R. Cox
Rowland H. Geddie, III                  Larry G. Edge
Stuart Schotte                          Leonard R. Saldana
E. Thomas Riegel                        Maureen M. Wood
Tommy W. Thieman                        Max W. Simmons
Clifford Bickel, Jr.                    Michael L. Franks
David R. Turney                         Ronald E. Wegener
John D. Blevins                         Kenneth S. Ladd
Neil C. Ruggeberg                       Terry J. Braden
D. Patrick O'Sullivan                   O'Sullivan Properties, Inc.
Randall Day
Timothy E. Riegel

                                                                      APPENDIX B

                   [LETTERHEAD OF SALOMON SMITH BARNEY INC.]

October 18, 1999

The Special Committee of the Board of Directors
O'Sullivan Industries Holdings, Inc.
1900 Gulf Street
Lamar, Missouri 64759

Members of the Special Committee:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of O'Sullivan Industries
Holdings, Inc. ("O'Sullivan"), other than Rollover Holders (defined below), of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Amended and Restated Agreement and Plan of Merger, dated as of October 18, 1999 (the "Merger Agreement"), between OSI Acquisition, Inc. ("OSI"), an entity formed solely for the purposes of engaging in the transactions contemplated by the Merger Agreement by Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS"), and O'Sullivan. As more fully described in the Merger Agreement, (i) OSI will be merged with and into O'Sullivan (the "Merger") and (ii) each outstanding share of the common stock, par value $1.00 per share, of O'Sullivan (the "O'Sullivan Common Stock") will be converted into the right to receive (i) $16.75 in cash (the "Cash Consideration") and (ii) one share of newly issued senior preferred stock, par value $1.00 per share, of the surviving corporation in the Merger (the "Surviving Corporation"), with a liquidation preference of $1.50 per share (the "Senior Preferred Stock" and, together with the Cash Consideration, the "Merger Consideration"). We have been advised by representatives of O'Sullivan that certain stockholders and option holders will, in connection with the transactions contemplated by the Merger, have the right to exchange a portion of their shares of O'Sullivan Common Stock or options to purchase such shares, as the case may be, for newly issued securities of the Surviving Corporation or options to purchase such securities (such stockholders and option holders, the "Rollover Holders"); provided that, the Rollover Holders will be entitled to receive approximately 27% of the common equity securities of the Surviving Corporation.

    In arriving at our opinion, we reviewed the Merger Agreement and the terms of the Senior Preferred Stock attached as an exhibit thereto, and held discussions with certain senior officers, directors and other representatives and advisors of O'Sullivan and certain senior officers and other representatives of BRS concerning the business, operations and prospects of O'Sullivan. We examined certain publicly available business and financial information relating to O'Sullivan as well as certain financial forecasts and other information and data for O'Sullivan which were provided to or otherwise discussed with us by the management of O'Sullivan. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of O'Sullivan Common Stock; the financial condition, historical and projected earnings and other operating data of O'Sullivan; and the capitalization of O'Sullivan and the Surviving Corporation. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of O'Sullivan. In connection with our engagement, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of O'Sullivan. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Special Committee of the Board of Directors
O'Sullivan Industries Holdings, Inc.
October 18, 1999
Page 2

    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of O'Sullivan that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of O'Sullivan as to the future financial performance of O'Sullivan. We have assumed, with your consent, that the Merger will be recorded as a recapitalization for financial reporting purposes. We are not expressing any opinion as to what the value of the Senior Preferred Stock or other securities of the Surviving Corporation actually will be when issued pursuant to the Merger or the price at which the Senior Preferred Stock or other securities of the Surviving Corporation will trade or otherwise be transferable subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of O'Sullivan nor have we made any physical inspection of the properties or assets of O'Sullivan. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for O'Sullivan or the effect of any other transaction in which O'Sullivan might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

    Salomon Smith Barney Inc. has acted as financial advisor to O'Sullivan in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided investment banking services to BRS and its affiliates unrelated to the proposed Merger. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of O'Sullivan for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with O'Sullivan, BRS and their respective affiliates.

    Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of O'Sullivan in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

    Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of O'Sullivan Common Stock (other than the Rollover Holders).

Very truly yours,

/s/ Salomon Smith Barney Inc.
SALOMON SMITH BARNEY INC.

                                                                      APPENDIX C

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                        DELAWARE GENERAL CORPORATION LAW

    262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX D

   TRANSACTIONS INVOLVING O'SULLIVAN COMMON STOCK BY BRS, BRUCKMANN, ROSSER,
     SHERRILL & CO. II, L.P., BRSE, LLC, O'SULLIVAN AND EXECUTIVE OFFICERS
                          AND DIRECTORS OF O'SULLIVAN


PURCHASES OF O'SULLIVAN COMMON STOCK BY THE EXECUTIVE OFFICERS AND DIRECTORS OF
  O'SULLIVAN SINCE JULY 1, 1996



                                                           SHARES                           AVERAGE
               NAME                    QUARTER ENDED      PURCHASED       PRICE RANGE        PRICE
               ----                  ------------------   ---------   -------------------   --------
Daniel F. O'Sullivan...............  June 30, 1998         10,700                   $7.50    $ 7.50
Richard D. Davidson................  September 30, 1996    40,000         $7.50 to $8.375    $ 7.97
                                     March 31, 1997        30,000        $12.75 to $13.00    $12.83
                                     September 30, 1997    10,000       $12.375 to $12.50    $12.48
                                     December 31, 1997     30,000                   $9.50    $ 9.50
                                     September 30, 1998     5,000      $13.50 to $13.9375    $13.68
Terry L. Crump.....................  September 30, 1996     2,000                  $8.625    $ 8.63
                                     March 31, 1997         2,000                 $10.875    $10.88
                                     September 30, 1997     8,080                 $6.1875    $ 6.19
Thomas M. O'Sullivan, Jr...........  March 31, 1997         2,300       $10.75 to $10.875    $10.82
Michael P. O'Sullivan..............  September 30, 1998     3,000                 $8.3125    $ 8.31
Rowland H. Geddie, III.............  March 31, 1997           500                  $11.00    $11.00
                                     September 30, 1998       500                   $9.00    $ 9.00
Phillip J. Pacey...................  September 30, 1997     2,000        $12.31 to $12.63    $12.46
                                     December 31, 1997      2,000         $9.38 to $13.38    $11.38
                                     June 30, 1998          1,400          $9.63 to $9.75    $ 9.69
Tommy W. Thieman...................  September 30, 1997     2,300                  $12.73    $12.73


The information set forth in this table does not include shares purchased through the Stock Purchase Program and the Savings & Profit Sharing Plan, stock option grants or units purchased under the Deferred Compensation Plan. Some of these units may be paid in the form of O'Sullivan common stock.

    The following table sets forth purchases of O'Sullivan common stock by O'Sullivan's executive officers and directors since August 20, 1999. All of the shares were purchased under O'Sullivan's employee benefit plans, the Stock Purchase Program and the Savings and Profit Sharing Plan. Under these plans, each participant may adjust the level of contribution from the participant's salary and bonus from month to month. No executive officer or director of O'Sullivan has adjusted his contribution level since May 1, 1998. The monthly contributions to the plans are matched by O'Sullivan and paid to the trustee or custodian for each plan. The trustee or custodian then purchases shares of O'Sullivan common stock on behalf of each participant. These shares are purchased from O'Sullivan or through private or public transactions. These purchases are made at fair market value at the time of each purchase.



                                                                                       STOCK PURCHASE
                                                                 SAVINGS PLAN             PROGRAM
                                                                  PURCHASES              PURCHASES
                                                             --------------------   --------------------
                                                             PRICE PER              PRICE PER
NAME                                                           SHARE      SHARES      SHARE      SHARES
----                                                         ---------   --------   ---------   --------
Daniel F. O'Sullivan
    September 1999.........................................   $ 16.24       61       $15.47      1,213
    October 1999...........................................                          $15.00        159
Richard D. Davidson
    September 1999.........................................   $ 16.24      205       $15.47        873
    October 1999...........................................                          $15.00        132
Tyrone E. Riegel
    September 1999.........................................   $ 16.24      203       $15.47        636
    October 1999...........................................   $ 15.23       13       $15.00        118
Terry L. Crump
    September 1999.........................................   $ 16.24       61       $15.47        488
    October 1999...........................................   $ 15.23       35       $15.00        108
Thomas M. O'Sullivan, Jr.
    September 1999.........................................   $ 16.24      351       $15.47        317
    October 1999...........................................   $ 15.23       49       $15.00         84
Rowland H. Geddie, III
    September 1999.........................................   $ 16.24      710       $15.47        308
    October 1999...........................................   $ 15.23       77       $15.00         78
E. Thomas Riegel
    September 1999.........................................   $ 16.24      281       $15.47        309
    October 1999...........................................   $ 15.23       45       $15.00         78
James C. Hillman
    September 1999.........................................   $ 16.24      604       $15.47        263
    October 1999...........................................   $ 15.23       68       $15.00         69
Michael P. O'Sullivan
    September 1999.........................................   $ 16.24      666       $15.47        293
    October 1999...........................................   $ 15.23       77       $15.00         78
Phillip J. Pacey
    September 1999.........................................   $ 16.24      445       $15.47        178
    October 1999                                              $ 15.23       65       $15.00         66
Tommy W. Thieman...........................................
    September 1999.........................................   $ 16.24      476       $15.47        179
    October 1999...........................................   $ 15.23       60       $15.00         61
Stuart D. Schotte..........................................
    September 1999.........................................   $ 16.24      121       $15.47         57
    October 1999...........................................   $ 15.23       13       $15.00         20

PURCHASES OF O'SULLIVAN COMMON STOCK BY O'SULLIVAN INDUSTRIES HOLDINGS INC.
  SINCE JULY 1, 1996



                                                              WEIGHTED
                         SHARES                           AVERAGE PURCHASE
    QUARTER ENDED       PURCHASED     LOW        HIGH     PRICE PER SHARE
    -------------       ---------   --------   --------   ----------------
 September 30, 1996       90,000      7.13       8.66          $ 8.08
  December 31, 1996       63,900     11.00      12.63           11.90
     March 31, 1997       48,500     12.13      13.00           12.46
      June 30, 1997       94,800     14.75      15.50           15.02
 September 30, 1997      295,100     12.08      13.56           12.51
  December 31, 1997      349,700      9.55      13.94           10.24
     March 31, 1998      182,500      9.50      12.63           10.67
      June 30, 1998      171,600     12.44      15.94           13.55
 September 30, 1998      132,100      8.88      13.69           12.21
  December 31, 1998      125,000      9.50       9.50            9.50
     March 31, 1999           --
      June 30, 1999           --
 September 30, 1999           --


PURCHASES OF O'SULLIVAN COMMON STOCK BY BRS, BRUCKMANN, ROSSER, SHERRILL & CO.
  II, L.P. AND BRSE, LLC

    None

                                                                      APPENDIX E

    INFORMATION RELATING TO BRS, BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.,
                 BRSE, LLC AND THEIR RESPECTIVE PRINCIPALS AND
                    THE EXECUTIVE OFFICERS AND DIRECTORS OF
                OSI, O'SULLIVAN, AND O'SULLIVAN PROPERTIES, INC.

 (I) The name, business address, present principal occupation or employment and five-year employment history of each member of BRSE, LLC, a Delaware limited liability company, are set forth below. BRSE, LLC is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. Bruckmann, Rosser, Sherrill & Co. II, L.P is an affiliate of BRS. The business address of each member of BRSE, LLC is 126 East 56(th) Street, 29(th) Floor, New York, New York.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND BUSINESS ADDRESS                               AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                   --------------------------------------------------------

Bruce C. Bruckmann........................  Mr. Bruckmann was an officer of Citicorp Venture
                                            Capital Ltd. from 1983 through 1994. Prior to joining
                                            Citicorp Venture Capital Ltd., Mr. Bruckmann was an
                                            associate at the New York law firm of Patterson,
                                            Belknap, Webb & Tyler. He received his A.B. from Harvard
                                            College and his J.D. from Harvard Law School.
                                            Mr. Bruckmann is a director of Mohawk Industries, Inc.,
                                            AmeriSource Health Corporation, Chromcraft Revington
                                            Corporation, Cort Business Services Corporation,
                                            Jitney-Jungle Stores of America, Inc., Town Sports
                                            International, Inc., Anvil Knitwear, Inc., California
                                            Pizza Kitchen, Inc., Mediq Incorporated, Acapulco
                                            Restaurants, Inc. and Penhall International, Inc.

Harold O. Rosser..........................  Mr. Rosser was an officer of Citicorp Venture Capital
                                            Ltd. from 1987 through 1994. Previously, he spent 12
                                            years with Citicorp/Citibank in various management and
                                            corporate finance positions. Mr. Rosser earned his B.S.
                                            from Clarkson University and attended Management
                                            Development Programs at Carnegie-Mellon University and
                                            the Stanford University Business School. He is a
                                            director of Jitney-Jungle Stores of America, Inc., B&G
                                            Foods, Inc., California Pizza Kitchen, Inc., American
                                            Paper Group, Inc., Acapulco Restaurants, Inc. and
                                            Penhall International, Inc. Mr. Rosser is also Chairman
                                            of the Board of Trustees of Hope Church in Wilton,
                                            Connecticut.

Stephen C. Sherrill.......................  Mr. Sherrill was an officer of Citicorp Venture Capital
                                            Ltd. from 1983 through 1994. Previously, he was an
                                            associate at the New York law firm of Paul, Weiss,
                                            Rifkind, Wharton & Garrison. He earned his B.A. at Yale
                                            University and his J.D. at Columbia Law School.
                                            Mr. Sherrill is a director of Galey & Lord, Inc.,
                                            Jitney-Jungle Stores of America, Inc., Doane Pet Care
                                            Enterprises, Inc., B&G Foods, Inc., HealthPlus
                                            Corporation, Alliance Laundry Systems LLC and Mediq
                                            Incorporated. He is also a member of the Board of
                                            Trustees of Philips Academy and the Board of Overseers
                                            of Memorial Sloan-Kettering Cancer Center.

                                                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
NAME AND BUSINESS ADDRESS                               AND FIVE-YEAR EMPLOYMENT HISTORY
-------------------------                   --------------------------------------------------------
Stephen F. Edwards........................  Mr. Edwards was an officer of Citicorp Venture Capital
                                            Ltd. from 1993 through 1994. From 1988 through 1991, he
                                            was an associate at Citicorp Venture Capital Ltd. Prior
                                            to joining Citicorp Venture Capital Ltd., Mr. Edwards
                                            worked with Citicorp/Citibank in various corporate
                                            finance positions. He received his B.A. from Yale
                                            University and his M.B.A. from the Harvard Business
                                            School. Mr. Edwards is a director of Town Sports
                                            International, Inc., Anvil Knitwear, Inc., and American
                                            Paper Group, Inc.

Paul D. Kaminski..........................  Mr. Kaminski joined Bruckmann, Rosser, Sherrill & Co.
                                            II, L.P. at its inception in 1995. From 1984 to 1995,
                                            Mr. Kaminski worked in Coopers & Lybrand's Acquisition
                                            Advisory Services practice in the Detroit, London and
                                            New York Offices. At Coopers & Lybrand, he was
                                            responsible for providing due diligence and acquisition
                                            structuring services to a variety of merchant banks and
                                            corporations. Mr. Kaminski received his degree from the
                                            University of Michigan and is a Certified Public
                                            Accountant.

(II) The name and position of each director and executive officer of OSI Acquisition Inc. are set forth below. The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of each director and executive officer of OSI Acquisition Inc. is set forth in part I above.

NAME                                                   POSITION WITH OSI ACQUISITION INC.
----                                        --------------------------------------------------------

Stephen F. Edwards........................  President, Secretary, Director

Harold O. Rosser..........................  Vice President, Secretary, Director

(III) The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years of each director and executive officer of O'Sullivan Industries
      Holdings, Inc. who is a management participant in the buyout is set forth below. The business address of each such person is 1900 Gulf Street, Lamar, Missouri 64759-1899.

NAME                                           POSITION WITH O'SULLIVAN INDUSTRIES HOLDINGS, INC.
----                                        --------------------------------------------------------

Daniel F. O'Sullivan......................  Mr. O'Sullivan was named President, Chief Executive
                                            Officer and a Director of O'Sullivan in November 1993
                                            and became Chairman of the Board in December 1993. He
                                            relinquished the position of President of O'Sullivan in
                                            July 1996. He resigned as Chief Executive Officer in
                                            October 1998. He served as President of O'Sullivan
                                            Industries, Inc. from 1986 until July 1996, and was
                                            appointed Chairman of the Board and Chief Executive
                                            Officer in 1994. He also serves as Chairman of the Board
                                            of O'Sullivan Industries--Virginia, Inc. Mr. O'Sullivan
                                            has been employed by O'Sullivan since September 1962.

NAME                                           POSITION WITH O'SULLIVAN INDUSTRIES HOLDINGS, INC.
----                                        --------------------------------------------------------
Richard D. Davidson.......................  Mr. Davidson was named President and Chief Operating
                                            Officer of O'Sullivan and its subsidiaries in July 1996.
                                            He was named a Director of O'Sullivan Industries and
                                            O'Sullivan--Virginia in July 1996 and of O'Sullivan in
                                            August 1996. For more than five years prior to October
                                            1995, he served as a Senior Vice President of Sunbeam
                                            Corporation and as President of Sunbeam's Outdoor
                                            Products Division.

Tyrone E. Riegel..........................  Mr. Riegel has been Executive Vice President of
                                            O'Sullivan Industries since July 1986 and a Director
                                            since March 1994. He was appointed as Executive Vice
                                            President and a Director of O'Sullivan in November 1993.
                                            Mr. Riegel also serves as Executive Vice President and a
                                            Director of O'Sullivan--Virginia. Mr. Riegel has been
                                            employed by O'Sullivan since January 1964.

Thomas M. O'Sullivan, Jr..................  Mr. O'Sullivan has been Vice President-Sales of
                                            O'Sullivan and its subsidiaries since 1993. Prior to his
                                            appointment as Vice President-Sales, Mr. O'Sullivan was
                                            the National Sales Manager for O'Sullivan Industries and
                                            O'Sullivan--Virginia. Mr. O'Sullivan has been employed
                                            by O'Sullivan since June 1979.

Rowland H. Geddie, III....................  Mr. Geddie has been Vice President, General Counsel and
                                            Secretary of O'Sullivan and its subsidiaries since
                                            December 1993. He was appointed a Director of O'Sullivan
                                            Industries and O'Sullivan--Virginia in March 1994.

E. Thomas Riegel..........................  Mr. Riegel has been Vice President--Strategic Operations of O'Sullivan and its subsidiaries since November 1995.
                                            From 1993 until November 1995, he was Vice
                                            President--Marketing of O'Sullivan and its subsidiaries.
                                            Mr. Riegel has been employed by O'Sullivan since May
                                            1971.

James C. Hillman..........................  Mr. Hillman has been Vice President--Human Resources of
                                            O'Sullivan since November 1993 and of O'Sullivan
                                            Industries since 1980. He also serves as Vice
                                            President--Human Resources of O'Sullivan--Virginia. Mr.
                                            Hillman has been employed by O'Sullivan since May 1971.

Michael P. O'Sullivan.....................  Mr. O'Sullivan has been Vice President--Marketing of
                                            O'Sullivan and its subsidiaries since November 1995. He
                                            served as National Sales Manager of O'Sullivan and
                                            O'Sullivan Industries from 1993 until November 1995.
                                            Mr. O'Sullivan has been employed by O'Sullivan since
                                            1985.

Phillip J. Pacey..........................  Mr. Pacey was appointed Vice President-Finance of
                                            O'Sullivan and its subsidiaries in July 1999. From
                                            November 1995 until July 1999, he served as Treasurer of
                                            O'Sullivan and its subsidiaries. From 1994 until
                                            November 1995, Mr. Pacey served as Corporate Tax
                                            Manager of Savannah Foods & Industries, Inc., a sugar
                                            refiner and marketer.

Tommy W. Thieman..........................  Mr. Thiemann was appointed Vice President-Manufacturing-
                                            Lamar in July 1999 for O'Sullivan and its subsidiaries.
                                            Since

NAME                                           POSITION WITH O'SULLIVAN INDUSTRIES HOLDINGS, INC.
----                                        --------------------------------------------------------
                                            1987, he has served as the Plant Manager in Lamar.
                                            Mr. Thieman has been employed by O'Sullivan since 1972.

Stuart D. Schotte.........................  Mr. Schotte was appointed Vice President-Supply Chain
                                            Management in July 1999 for O'Sullivan and its
                                            subsidiaries. From February 1998 until July 1999, he
                                            served as Controller of O'Sullivan and its subsidiaries.
                                            From July 1996 until February 1998, Mr. Schotte served
                                            as Director of Financial Analysis and Planning for Fast
                                            Food Merchandisers, Inc. From October 1994 to July 1996,
                                            he was in public practice as a certified public
                                            accountant. From March 1993 to October 1994, he served
                                            as Corporate Controller for Savannah Foods & Industries,
                                            Inc.

(IV) The name and position of each director and executive officer of O'Sullivan Properties, Inc. is set forth below. The business address of O'Sullivan Properties, Inc. is 1011 Gulf Street, Lamar, Missouri, 64759-1899. O'Sullivan Properties, Inc. is a Missouri corporation. The sole director is indicated by an asterisk.

NAME                                               POSITION WITH O'SULLIVAN PROPERTIES, INC.
----                                        --------------------------------------------------------
Thomas M. O'Sullivan, Sr.*................  Chairman and Chief Executive Officer
Jason D. Bartlett.........................  President
Jeffrey Tucker............................  Vice President
Betty L. Kuhn.............................  Secretary and Treasurer

                                                                      APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

  (Mark One)

      /X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended June 30, 1999

                                       OR

      /_/ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to _________________

Commission file number:  1-12754

                      O'SULLIVAN INDUSTRIES HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               43-1659062
-------------------------------                              -------------------
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

   1900 Gulf Street, Lamar, Missouri                              64759-1899
   ---------------------------------                              ----------
(Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:  (417) 682-3322

Securities registered pursuant to Section 12(b) of the Act:

                                                  NAME OF EACH EXCHANGE
          TITLE OF EACH CLASS                     ON WHICH REGISTERED
          -------------------                     -------------------
Common Stock, par value $1.00 per share          New York Stock Exchange
    Preferred Stock Purchase Rights              New York Stock Exchange

        Securities registered pursuant to Section 12(g) of the Act: None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes  X    No
                                             -----    -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

     As of September 15, 1999, 16,086,329 shares of common stock of O'Sullivan Industries Holdings, Inc. were outstanding, and the aggregate market value of the voting stock held by non-affiliates of O'Sullivan Industries Holdings, Inc. was $237,062,571, based on the New York Stock Exchange composite trading closing price and using the definition of beneficial ownership contained in Rule 16a-1(a)(2) promulgated pursuant to the Securities Exchange Act of 1934 and excluding shares held by directors and executive officers, some of whom may not be held to be affiliates upon judicial determination.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    The Index to Exhibits begins on page 57.

                                     PART I

ITEM 1.  BUSINESS.

HISTORY AND OVERVIEW

         O'Sullivan Industries Holdings, Inc., a Delaware corporation, is a leading designer, manufacturer and distributer of ready-to-assemble furniture in the United States. O'Sullivan was incorporated in November 1993 and acquired O'Sullivan Industries, Inc. in February 1994, immediately prior to the sale of its common stock in a public offering by TE Electronics Inc., a subsidiary of Tandy Corporation. Prior to the Offerings, O'Sullivan Industries, Inc. operated as a wholly owned subsidiary of TE. Subsequent to the Offerings, neither Tandy nor TE has had any continuing ownership interest in O'Sullivan.

         O'Sullivan owns manufacturing, warehouse and distribution facilities in Lamar, Missouri, South Boston, Virginia and Cedar City, Utah. O'Sullivan commenced operations at the Lamar, Missouri plant in 1965, and the South Boston, Virginia facility became operational in 1989. We phased in production at the Cedar City, Utah facility in the spring of 1995.

         O'Sullivan Industries Holdings, Inc. is a holding company that owns O'Sullivan Industries, Inc., a Delaware corporation. O'Sullivan Industries, Inc. owns O'Sullivan Industries - Virginia, Inc., a Virginia corporation. Generally, "O'Sullivan" refers to O'Sullivan Industries Holdings, Inc. and its subsidiaries.

         O'Sullivan engages in one industry segment: the design, manufacture and sale of RTA furniture.

MERGER AGREEMENT

         On March 24, 1999, O'Sullivan announced that members of its senior management team, in conjunction with a financial buyer, had made a proposal to O'Sullivan's Board of Directors to acquire O'Sullivan, subject to requisite financing. On May 18, 1999, O'Sullivan announced that it had entered into a definitive merger agreement with an investment group that includes members of O'Sullivan's senior management and Bruckmann, Rosser, Sherrill & Co., LLC.

         Under the merger agreement, O'Sullivan will be the surviving entity after the merger. Certain directors and members of senior management are participating with BRS in the buyout of existing O'Sullivan stockholders. After the completion of the merger, the management participants in the merger will own a total of approximately 28.4% of the common stock of the surviving corporation. BRS and its affiliates will own the balance.

         Upon completion of the merger, each share of O'Sullivan common stock becomes $17.50 in cash and one share of senior preferred stock of O'Sullivan. However, some of the shares of O'Sullivan common stock and options to acquire shares that are held by the management participants in the buyout will be exchanged for equity interests in the surviving corporation. The management participants in the buyout include 32 members of management, three directors and an affiliate of a fourth director. BRS has advised O'Sullivan that affiliates of BRS will own the balance of the equity. BRS has also advised O'Sullivan that O'Sullivan Industries, Inc. will incur all but $25 million of debt borrowed to finance the recapitalization and merger; the remainder will be borrowed by O'Sullivan Industries Holdings, Inc. Under Delaware law, stockholders who do not vote in favor of the merger transaction have the right to dissent from the merger and receive the "fair value" of their shares in cash.

THE RTA FURNITURE SEGMENT

         We are a leading designer, manufacturer and distributer of ready-to-assemble furniture products, with over 45 years of experience. We sell primarily to the rapidly growing home office and home entertainment markets. We manufacture approximately 450 stock keeping units of ready-to-assemble furniture at retail price points from $20 to $999. Our product offerings include ready-to-assemble desks, computer workcenters, home entertainment centers, audio equipment racks, pantries and microwave oven carts. We also manufacture a variety of other ready-to-assemble furniture for home office, home entertainment and other home uses. We design our products to provide high quality, value and ease of assembly by the consumer using straight-forward, diagramed instructions.

         We distribute our products primarily through office superstores, including OfficeMax, Office Depot and Staples, discount mass merchants including Wal-Mart, Target and Kmart, as well as through other retail channels. We own three modern manufacturing facilities totaling over 2.1 million square feet that are strategically located across the United States. This network of manufacturing facilities positions us closer to our customers and reduces freight costs. Freight costs represent a significant portion of total product cost. For the fiscal year ended June 30, 1999, we had sales of $379.6 million, EBITDA of $49.9 million and net income of $21.2 million.

         The $3.1 billion ready-to-assemble segment of the North American furniture market grew at a compound annual growth rate of 11.6% from 1990 through 1998. This was significantly faster than the 5.1% compound annual growth rate of the total $57.9 billion domestic residential furniture market from 1990 to 1998. The market for residential furniture, which includes upholstered furniture and wood furniture shipped fully assembled by the manufacturer, is influenced by a variety of factors, including home sales, housing starts and general economic conditions. We believe the faster growth of ready-to-assemble furniture products is the result of changes in the needs of consumers, changes in retail distribution channels and improvements in product quality.

   - CHANGES IN THE NEEDS OF CONSUMERS. Consumer demand for personal computers, which has been accelerating in part due to the rapid growth of the Internet, and for larger screen televisions and related equipment has driven the demand for more sophisticated ready-to-assemble home office and home entertainment furniture. We expect these trends to continue as the number of households owning personal computers, home theaters and other audio and video equipment expands.

   - CHANGES IN RETAIL DISTRIBUTION CHANNELS. Office superstores and discount mass merchants have altered the way many products are sold in the United States. The ready-to-assemble furniture segment has been positively impacted by the rapid growth and increased market share of these retailers. These distribution channels accounted for over 50% of the domestic sales of ready-to-assemble furniture in 1997.

   - IMPROVEMENTS IN PRODUCT QUALITY. Improvements in equipment, software and manufacturing processes have enabled the ready-to-assemble furniture industry to produce higher quality, more durable products. As a result of these improvements, ready-to-assemble furniture has become more comparable in quality and durability to wood furniture shipped fully assembled by the manufacturer but remains relatively less expensive.

         We believe that these trends will continue to drive the growth of the ready-to-assemble segment of the retail furniture market.

COMPETITIVE STRENGTHS

         We believe that we are able to compete effectively due to the following strengths:

         LEADING MARKET SHARE POSITION. We are the second largest North American ready-to-assemble furniture manufacturer in terms of domestic sales, a position that we have held for the last ten years. In calendar year 1998, our estimated share of the ready-to-assemble furniture market was approximately 16%. Many of our largest customers, including office superstores and discount mass merchants, have substantial purchasing requirements across the country. We are able to satisfy these requirements because of our large manufacturing capacity and our innovative, high quality products.

         LEADER IN PRODUCT QUALITY, INNOVATION AND DESIGN. We believe that we are recognized as a leader in product quality, innovation and design in the ready-to-assemble furniture industry. Our computer-aided design software and our modern manufacturing processes enable us to develop more than 150 new products per year.

Consequently, about one-third of our products are new each year. Our ability to innovate allows us to keep pace with changes in retailer and consumer tastes and demands.

         WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. We have well established relationships with many of the largest retailers of ready-to-assemble furniture in the United States. These include office superstores like OfficeMax, Office Depot and Staples. They also include national discount mass merchants, like Wal-Mart, Target and Kmart. Over the past two years, we have also established relationships with leading electronic superstores like Best Buy and Circuit City. We believe we have a long history as a trusted vendor and have earned a reputation for product quality and innovation, customer responsiveness and manufacturing flexibility.

         RECENT CAPACITY EXPANSION AND SYSTEM UPGRADES POSITION US FOR GROWTH. We recently completed a $20 million capacity expansion program in our Virginia plant. This expansion increased our total manufacturing capacity by approximately 15%. We also recently completed a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we recently completed an upgrade of our management information systems. This upgrade included a corporate-wide conversion to JD Edwards software. We also installed new point-of-sale analytical software that allows our sales force to better analyze sales trends and consumer preferences. In addition, we installed Pro-engineering, a computer-aided design software package. This software enhances our product design capabilities and reduces the time before newly conceived products reach the market.

         LOW COST, GEOGRAPHICALLY DIVERSIFIED MANUFACTURING OPERATIONS. We believe that we are a low-cost ready-to-assemble furniture producer due to our large scale, modern facilities and efficient manufacturing processes. We are the only major ready-to-assemble furniture manufacturer with a plant in each of the eastern, central and western regions of the United States. This allows our plants to receive particleboard and fiberboard from the manufacturers located nearest to them. Our network of manufacturing facilities positions us closer to our customers. It also reduces shipping costs, which represent a significant proportion of product cost. We are the only major ready-to-assemble furniture manufacturer with a manufacturing facility in the western United States, the fastest growing region of the nation for ready-to-assemble furniture sales.

         EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP. Our senior management team has extensive experience in the ready-to-assemble segment of the furniture industry. Our top twelve executives have been with us for an average of over 17 years. In addition, we have broadened our management's expertise by hiring executives from other leading manufacturers. Management participants in the recapitalization and merger will retain equity in O'Sullivan valued at a total of $13.2 million in connection with the recapitalization and merger. This retained equity includes an interest of approximately 28.4% in the outstanding common stock of the surviving corporation. As a result of its substantial equity interest, we believe the management participants in the buyout will have significant incentive to continue to increase our sales and profitability.

         GROWTH STRATEGY. Sales of ready-to-assemble furniture, although expanding more rapidly than sales of traditional casegood furniture, still represent only about 5.7% of the overall domestic residential furniture market. As the quality of ready-to-assemble furniture continues to improve, and office superstores and discount mass merchants continue to expand, we expect ready-to-assemble furniture to gain additional market share. The key elements of our growth strategy are as follows:

         CONTINUE TO DEVELOP A BROAD RANGE OF INNOVATIVE, HIGH QUALITY PRODUCTS. We are dedicated to offering a broad range of high quality products at a variety of retail prices. We believe that by maintaining a broad product line, we can appeal to a greater number of consumers and penetrate a larger number of distribution channels. We seek to drive demand for our products and maintain profitability in an otherwise price-rigid environment by providing a steady supply of high quality product introductions. In fiscal year 1999, we introduced approximately 150 new products.

         FURTHER PENETRATE EXISTING AND NEW, GROWING DISTRIBUTION CHANNELS. Sales to office superstores and discount mass merchants, our core distribution channels, have grown at a compound annual growth rate of 14.6% since fiscal year 1995 to over $250 million in fiscal year 1999. To increase sales to our existing customer base, we have developed several initiatives. These initiatives include dedicated product lines, enhanced customer service and tailored marketing programs. We have also focused on increasing sales to other growing distribution channels. These channels include electronic specialty retailers and home improvement centers. Many of these retailers are increasing the ready-to-assemble furniture component of their product mix.

         LOWER PRODUCTION COSTS. Producing ready-to-assemble furniture cost effectively is vital to our competitive position. This belief was the premise for our recently completed capital expansion and management information systems upgrade. Our capital investments have increased our total manufacturing capacity and we are currently standardizing selected manufacturing processes to further reduce set-up downtime. New equipment and employee training have also improved our inventory management, order fulfillment rates and production efficiency. In addition, our JD Edwards and Pro-engineering software implementations have improved our customer responsiveness and product design capability. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

         REMAIN COMMITTED TO CUSTOMER SERVICE. We are committed to providing superior customer service to maintain strong relationships with our customers. We strive to develop marketing strategies that are consistent with our customers' needs and their position in the marketplace. The recent investments we have made to improve our management information systems and increase our manufacturing capacity should enable us to provide a higher level of customer responsiveness, improve the look and quality of our products and enhance our ability to forecast orders.

INDUSTRY OVERVIEW

         GENERAL. The $3.1 billion domestic ready-to-assemble segment of the retail furniture market is comprised of all sales of prefinished, or unfinished, non-upholstered furniture purchased in component form and then assembled by the consumer. Domestic ready-to-assemble furniture is generally made from particle board or fiberboard laminated to replicate the appearance of different types of wood or other surfaces. Through improvements in product quality, innovation and assembly, ready-to-assemble furniture manufacturers today can offer a broad array of products ranging from $20 television and video cassette recorder stands to $999 computer workcenters. Although technological advances allow ready-to-assemble furniture manufacturers to imitate the look and durability of casegood furniture, ready-to-assemble furniture manufacturers are generally able to sell at lower prices due to lower raw material, manufacturing and transportation costs.

         The ready-to-assemble segment of the retail furniture market has grown at an 11.6% compound annual growth rate from 1990 to 1998, compared to the compound annual growth rate of the United States gross domestic product of 5.0% over the same period. We believe the growing popularity of ready-to-assemble furniture products is the result of improvements in product quality, basic structural changes in the retail distribution channels and increased demand created by the changes in the needs of consumers.

         IMPROVEMENTS IN PRODUCT QUALITY. During the past ten years, ready-to-assemble furniture has evolved and improved dramatically. Industry studies and publications indicate that consumers' attitudes regarding ready-to-assemble furniture have followed suit to a large extent. Due to improvements in the ready-to-assemble furniture manufacturing process, the quality of ready-to-assemble furniture, while lower in cost, is now more comparable to that of wood furniture shipped assembled by the manufacturer. Ready-to-assemble furniture manufacturers are able to provide additional competitive advantages relative to assembled wood furniture. These advantages include a broader range of surfaces and colors, enhanced design to support the most recent home office/entertainment equipment and immediate product availability.

         EXPANSION OF KEY CUSTOMERS. The growth in the office superstore and mass merchant retail channels has fueled the growth of ready-to-assemble furniture in the United States. These channels currently account for over 50% of all ready-to-assemble furniture sales. Some mass merchants and office superstores have announced that they will open new domestic stores in 1999. These include about 105 stores for OfficeMax, 105 stores for Office Depot, 100 stores for Wal-Mart, 60 stores for Target and 150 stores for Staples. We anticipate having our products included in the majority of these new stores.

         GROWTH IN HOME OFFICE FURNITURE. In 1998, sales of ready-to-assemble home office furniture accounted for most of the overall home office furniture sales in the United States. As the number of home office households and households owning one or more personal computers continue to increase, we expect the demand for home office furniture to increase as well. Home office households are projected to grow at a compound annual growth rate of 7.4% from 1997 to 2002. Home office households with personal computers are projected to grow at a compound annual growth rate of 11.0%, reaching 37.8 million by 2002. Additionally, as the price of lower-end personal computers has steadily declined below $1,000 in the past three years, computer ownership in median and lower income households has increased significantly. Personal computer shipments in 1998 increased to an estimated 12.8 million units, up 16.4% from 11.0 million units in 1997. The penetration rate of personal computers in U.S. households due to declining prices and increased use of the Internet is expected to increase from 43% in 1997 to 51% in 2001.

         CONTINUING GROWTH AND INNOVATION IN THE HOME ENTERTAINMENT MARKET. The demand for larger television sets and related audio and video equipment has created increased demand for ready-to-assemble furniture. In 1998, an estimated
22.2 million televisions were sold in the United States. In 1998, television sales increased 1.6%, to $6.1 billion from $6.0 billion in 1997. During this period, the market for large screen televisions, defined as 32" or larger, increased 57.1%, from $2.1 billion in 1997 to $3.3 billion in 1998. Sales of large screen televisions for the first four months of 1999 were 30% higher than during the same period in 1998. The surge in overall sales and sales of large screen televisions has occurred in part due to a general price decline. For example, prices for 32" screen televisions have dropped 40% since 1996. Many entertainment centers sold over the past decade accommodate televisions with a maximum screen size of 27". These entertainment centers need to be replaced by new furniture products to accommodate larger screen televisions.

          PRODUCT OVERVIEW. We group our product offerings into three distinct categories:

     - furniture for the home office, including desks, computer work centers, bookcases, filing cabinets and computer storage racks;

     - electronics display furniture, including home entertainment centers, home theater systems, television and stereo tables and cabinets, and audio and video storage racks; and

     - home decor furniture, including microwave oven carts, pantries, living room and recreation room furniture and bedroom pieces, including dressers, night stands and wardrobes.

The following is a description of some of our products.


       PRODUCT                       DESCRIPTION                            KEY CUSTOMERS
       -------                       -----------                            -------------

Living Dimensions.......    Contemporary small office/home           OfficeMax, Office Depot, Best
                            office and entertainment                 Buy, Office World, Circuit City,
                            furniture.  Upscale features             Service Merchandise
                            include Armortop(R)laminates and
                            Quickfit(TM) fastener system.

Ovations................    Transition style entertainment           Best Buy, Circuit City,
                            furniture collection in both medium      Montgomery Ward
                            Mystique Maple and light Snow Maple
                            finish.

Scandinavian............    Contemporary small office/home           Office Depot, OfficeMax, Ames,
                            office and entertainment furniture       Target, Best Buy
                            collection in medium Alder Finish.



       PRODUCT                       DESCRIPTION                            KEY CUSTOMERS
       -------                       -----------                            -------------

Xpressions(TM)..........    Generation X targeted home office        Wal-Mart, Circuit City, Meijer,
                            and entertainment furniture              Ames, Staples, Montgomery Ward
                            collection.  Features include
                            mini-stereo system compatibility,
                            lavish media storage and youthful
                            high contrast, two-tone finish.

French Gardens..........    Country French style collection          OfficeMax, Shopko, Montgomery Ward
                            with antique Odessa Pine finish.
                            Both home office and entertainment
                            products.

Carmel Valley(R)........    Transitional styled home office and      Ames, Montgomery Ward, Service
                            entertainment furniture collection       Merchandise, Best Buy
                            in a medium oak finish.



PRODUCT DESIGN AND DEVELOPMENT

          We believe we are an industry leader in product quality and innovation. We are committed to the continuing development of unique furniture that meets consumer needs. With over 50% of our sales to the home office market, we believe we are recognized as one of the industry's premier producers of contemporary home office ready-to-assemble furniture. As evidence of our commitment to quality and innovation, in the past three years we introduced an average over 150 products per year. In the ready-to-assemble furniture industry, a new product can be a variation in color or styling of an existing product. By providing a continuous supply of new product introductions, we are able to drive demand for our products, which we believe will allow us to maintain our profit margins in an otherwise price-rigid environment.

         We maintain an in-house product design staff that collaborates with our marketing personnel and customers to develop new products based on demographic and consumer information. The product design professionals then work with our engineering division to produce full-scale prototypes. The engineering staff uses computer-aided design Pro-engineering software, which provides the latest three-dimensional graphics capabilities. Pro-engineering software allows a design engineer to accelerate the time-to-completion for a new product design. This allows us to reduce the time before newly conceived products reach the market. We then show our prototypes to our customers to gauge interest. If initial indications of product appeal are favorable, we usually can commence production within twelve weeks. In fiscal year 1999, we spent approximately $800,000 on product design and development.

CUSTOMERS

           Ready-to-assemble furniture is sold through a broad array of distribution channels, including discount mass merchants, office superstores, electronic superstores, national department stores and home centers. While the ready-to-assemble segment historically has been dominated by discount mass merchants like Wal-Mart, Target and Kmart, office superstores have quickly become the second largest distribution channel. The office superstores are the fastest growing channel with 21% of total 1997 ready-to-assemble furniture sales. We have a leading market share position in both of the two major distribution channels and longstanding relationships with key customers. In fiscal year 1998, over 60% of our sales were made through the office superstore and discount mass merchant channels. In that same period, sales to OfficeMax accounted for 20.1% of our total sales and Office Depot accounted for 11.6% of our total sales. Similar to other large ready-to-assemble furniture manufacturers, our sales are fairly concentrated.

SALES AND MARKETING

         We manage our customer relationships both through our in-house sales force and a network of independent sales representatives. Key accounts like OfficeMax and Office Depot are called on jointly by our sales force and independent sales representatives. Smaller customers are serviced mainly by independent sales representatives, whose activities are reviewed by our in-house sales force. As of June 30, 1999, we employed 15 people in our sales department and 14 people in our marketing department.

         We work extensively with our customers to meet their specific merchandising needs. Through customer presentations and other direct feedback from the customer and consumers, we identify the consumer tastes and profiles of a particular retailer. With this information, we make product recommendations to our customers. We maintain a close dialogue with customers to ensure that the design and functional requirements of our products are fulfilled.

         Our products are promoted by our customers to the public under cooperative and other advertising agreements. Under these agreements, our products are advertised in newspaper inserts and catalogs, among other publications. We generally cover a portion of the customer's advertising expenses if the customer places approved advertisements mentioning us and our products by name. We may also provide support to some customers' advertising programs. We generally do not advertise directly to consumers. We do, however, advertise in trade publications to promote O'Sullivan as a producer of high quality ready-to-assemble furniture.

         We provide extensive service support to our customers. This support includes designing and installing in-store displays, educating retailers' sales forces and maintaining floor displays. We have been recognized for our commitment to our retail partners and have earned several awards in recent years. These awards include the 1998 Vendor of the Year award in the ready-to-assemble furniture category from both Kmart and Shopko.

         We participate in the eight-day furniture markets held in High Point, North Carolina in April and October of each year. High Point is the principal international market in the furniture industry. It attracts buyers from the United States and abroad. We maintain over 16,000 square feet of leased showroom space at High Point. We also maintain two other showrooms to market our product lines. In addition, we participate in other trade shows, including the international furniture show in Cologne, Germany.

MANUFACTURING

         We operate three modern manufacturing facilities, which are described more fully below. They are located in Lamar, Missouri, South Boston, Virginia and Cedar City, Utah. In total, our facilities have over 2.1 million square feet.

     - LAMAR, MISSOURI: Opened in 1965, this facility has about 1.1 million square feet. It is the largest of our three facilities and has the capability to produce our entire product offering. This facility also serves as our corporate headquarters.

     - SOUTH BOSTON, VIRGINIA: Opened in 1989, our South Boston facility has been expanded to approximately 480,000 square feet. This includes a 100,000 square foot expansion in 1993 and an additional 30,000 square foot expansion in 1998. The South Boston facility has the capability to manufacture substantially all of our products. As a part of our expansion in 1998, we added a strip line, a laminator, a combi-former machine and a new wrap line to the facility.

     - CEDAR CITY, UTAH: This facility was opened in the spring of 1995. Our newest plant encompasses about 530,000 square feet. It has about 25% of the production capacity of our Lamar facility. We opened this facility in Utah to be closer to western customers and particleboard suppliers in order to reduce transportation costs. The building in Cedar City is now utilizing approximately 50% of its available manufacturing space. Consequently, it could accommodate substantial capacity expansion.

         We have invested approximately $60 million in capital improvements to expand production capacity, increase manufacturing efficiency and install a new corporate-wide JD Edwards management information system since the beginning of fiscal year 1997. These efforts have provided significant production improvements, including:

   - IMPROVED PRODUCT STYLING AND EFFICIENCY: We were one of the first ready-to-assemble furniture manufacturers to utilize combi-former machines. This fall, we expect to install our fourth combi-former machine. These machines provide a significant advantage in product styling by creating rounded and other curved edges on furniture parts.

   - IMPROVED MANUFACTURING EFFICIENCY: Our new equipment is highly automated and efficient. However, it is also complex and requires extensive training. As our employees have become more familiar with the new equipment, their productivity has improved. We expect these improvements to continue.

   - INCREASED MANUFACTURING FLEXIBILITY: The new equipment installed at our South Boston, Virginia plant has provided expanded capacity and manufacturing flexibility. As a result, the South Boston facility is now capable of manufacturing a broader spectrum of parts. Some of these parts were formerly manufactured only in our Lamar plant. We believe that our expanded manufacturing capacity will increase manufacturing flexibility, reduce freight costs and allow us to better serve East Coast markets.

RAW MATERIALS

         The materials used in our manufacturing operations include particleboard, fiberboard, coated paper laminates, glass, furniture hardware and packaging materials. Our largest raw material cost is particleboard. We purchase all of our raw material needs from outside suppliers. We buy our particleboard and fiberboard at market-based prices from several independent wood product suppliers. We purchase other raw materials from a limited number of vendors. These raw materials are generally available from other suppliers, although the cost from alternate suppliers might be higher.

         As is customary in the ready-to-assemble furniture industry, we do not maintain long-term supply contracts with our suppliers. We do, however, have long standing relationships with all of our key suppliers and encourage supplier partnerships. Our supplier base is sufficiently diversified so that the loss of any one supplier in any given commodity should not have a material adverse effect on our operations. We have never been unable to secure needed raw materials. However, there could be adverse effects on our operations and financial condition if we are unable to secure necessary raw materials like particleboard and fiberboard.

         Because we purchase all of our raw materials from outside suppliers, we are subject to fluctuations in prices of raw materials. For example, our results of operations were significantly affected in fiscal year 1995 by higher particleboard and fiberboard prices. Future increases in the price of raw materials could again affect our results of operations.

COMPETITION

         The residential furniture market is very competitive and includes a large number of both domestic and foreign manufacturers. Our competitors include manufacturers of both ready-to-assemble and assembled furniture. Although a large number of companies manufacture ready-to-assemble furniture, the top five ready-to-assemble furniture manufacturers accounted for an estimated 76% of the domestic ready-to-assemble furniture market in 1998. Our top five competitors in terms of market share of the ready-to-assemble segment are Sauder Woodworking, Inc., Bush Industries, Inc., Dorel Industries, Inc., Mills Pride, and Creative Interiors. Some of our competitors have greater sales volume and financial resources.

         We, along with some of our competitors, have continued to increase production capacity significantly as the market for ready-to-assemble furniture has grown. In fiscal year 1996, these increases in capacity created some surplus in production capacity in the ready-to-assemble furniture industry. The current increases in production capacity could again cause excess capacity and increased competition if anticipated sales increases do not materialize. This could adversely affect our margins and results of operations.

PATENTS AND TRADEMARKS

         We have a United States trademark registration and international trademark registrations or applications for the use of the O'Sullivan(R) name on furniture. We believe that the O'Sullivan name and trademark are well-recognized and associated with high quality by both our customers and consumers and are important to the success of our business. Our products are sold under a variety of trademarks in addition to O'Sullivan. Some of these names are registered trademarks. We do not believe that the other trademarks we own enjoy the same level of recognition as the O'Sullivan trademark. We also do not believe that the loss of the right to use any one of these other trademarks would be material to our business. We hold a number of patents and licenses. None of these patents and licenses are individually considered by us to be material to our business.

SHIPPING

         We offer customers the choice of paying their own freight costs or having us absorb freight costs. If we absorb the freight costs, our product prices are adjusted accordingly. When we pay freight costs, we use independent trucking companies with whom we have negotiated competitive transportation rates.

BACKLOG

         Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

SEASONALITY

         We generally experience a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling seasons.

PROPERTIES

         We own three manufacturing facilities. We also lease distribution warehouses in Lamar, Missouri and South Boston, Virginia. We utilize space in bonded warehouses in Markham, Ontario for our Canadian operations and Oxfordshire, United Kingdom for our European customers.

INSURANCE

         We maintain liability insurance at levels that we believe are adequate for our needs. We believe these levels are comparable to the level of insurance maintained by other companies in the furniture manufacturing business.

EMPLOYEES

         As of June 30, 1999, we had approximately 2,500 employees. 64% of these employees are located in Lamar. None of our employees are represented by a labor union. We believe that we have good relations with our employees.

ENVIRONMENTAL AND SAFETY REGULATIONS

         Our operations are subject to extensive federal, state and local environmental laws, regulations and ordinances. Some of our operations require permits. These permits are subject to revocation, modification and renewal by governmental authorities. Governmental authorities have the power to enforce compliance with their regulations. Violators may be subject to fines, injunction or both. Compliance with these regulations has not in the past had a significant effect on our earnings, capital expenditures or competitive position. We anticipate increased federal and state environmental regulations affecting us as a manufacturer, particularly regarding emissions and the use of various materials in our production process. In particular, regulations to be issued under the Clean Air Act Amendments of 1990 could subject us to new standards regulating emissions of some air pollutants from our wood furniture manufacturing operations. We cannot at this time estimate the impact of these new standards on our operations, future capital expenditure requirements or the cost of compliance. We have applied for air emission permits under Title V of the Clean Air Act Amendments of 1990.

         Our manufacturing process creates by-products, including sawdust and particleboard flats. At the South Boston facility, this material is given to a recycler or disposed of in landfills. At the Lamar facility, the material has been sent to a recycler and off-site disposal sites. Wood by-products generated at the Cedar City facility are shipped to a local landfill. Our by-product disposal costs were approximately $1.8 million for fiscal 1999, $1.2 million for fiscal 1998, and $1.0 million for fiscal 1997.

         Our manufacturing facilities ship waste products to various disposal sites. If our waste products include hazardous substances and are discharged into the environment, we are potentially liable under various laws. These laws may impose liability for releases of hazardous substances into the environment. These laws may also provide for liability for damage to natural resources. One example of these laws is the federal Comprehensive Environmental Response, Compensation and Liability Act. Generally, liability under this act is joint and several and is determined without regard to fault. In addition to the Comprehensive Environmental Response, Compensation and Liability Act, similar state or other laws and regulations may impose the same or even broader liability for releases of hazardous substances.

         We have been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act for the cost of cleaning up a disposal site in Diaz, Arkansas. We entered into a DE MINIMIS buyout agreement with some of the other potentially responsible parties. We have contributed $2,000 to date toward cleanup costs under this agreement. The agreement subjects potentially responsible parties to an equitable share of any additional contributions if cleanup costs exceed $9 million. In this event, we would be liable for our share of the excess. Cleanup expenses have approached $9 million. The state has approved a plan providing that groundwater at the site be monitored. No further remediation activity is necessary unless further problems are discovered. The monitoring activities should not require the potentially responsible parties to make additional payments. We believe that the amounts we may be required to pay in the future, if any, relating to this site will be immaterial.

         Our operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and related regulations. Additionally, some of our products must comply with the requirements and standards of the United States Consumer Products Safety Commission. We believe that we are in substantial compliance with all of these laws and regulations.

ITEM 2.  PROPERTIES.

         O'Sullivan owns three manufacturing, warehouse and distribution facilities. The Lamar, Missouri facility, which also serves as O'Sullivan's headquarters, consists of approximately 1,094,000 square feet. The South Boston, Virginia facility has approximately 480,000 square feet, and the Cedar City, Utah facility has approximately 530,000 square feet.

         O'Sullivan has minimal unused land at Lamar on which it could build new production or warehouse facilities. It does have excess land at South Boston and Cedar City which may be used for expansion.

         O'Sullivan also leases space for showrooms in High Point, North Carolina and Bentonville, Arkansas. It leases warehouse space in Lamar, Missouri and South Boston, Virginia.

         O'Sullivan's Canadian operations are in a leased facility in Markham, Ontario. O'Sullivan's United Kingdom operations are in a leased facility in Oxfordshire.

         O'Sullivan considers its owned and leased facilities to be adequate for the needs of O'Sullivan and believes that all of its owned and leased properties are well maintained and in good condition.

ITEM 3.  LEGAL PROCEEDINGS.

         TANDY LITIGATION. Prior to the initial public offering in 1994 of our common stock, we were owned by Tandy Corporation. As part of the initial public offering, we entered into a tax sharing and tax benefit reimbursement agreement with Tandy. The structure of the public offering increased the basis in our assets for tax purposes. This basis increase reduces the amount of gain we recognize upon sales of our assets and increases our annual tax deductions for depreciation and amortization. This increase in deductions reduces the amount of income tax that we pay. Under the tax sharing agreement, we agreed to pay
Tandy nearly all of the benefit we receive from this reduction in our taxable income, as determined after taking into account all of our other deductible expenses. The payment to Tandy under the tax sharing agreement was $9.7 million for fiscal 1999, $11.7 million for fiscal 1998 and $6.0 million for fiscal 1997. This agreement will remain in effect until 2033. However, under the terms of the tax sharing agreement, O'Sullivan and Tandy are expected to negotiate a final payment and termination date of the agreement in 2009.

         Since the initial public offering, in determining the payment to Tandy under the tax sharing agreement, we have historically deducted our interest expense. We will incur a significant increase in interest expense associated with our higher debt levels in connection with the financing of the merger. On June 29, 1999, Tandy filed a petition in the 352nd District Court of Texas in Tarrant County. The petition alleges that any reduction in our tax benefit payments from our increased interest expense incurred in financing the merger would violate the tax sharing agreement.

         On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit against us. The motion argues that Tandy is entitled to a court order requiring us to commence dispute resolution procedures under the tax sharing agreement. Because we have made all the payments required under the tax sharing agreement and because no merger has occurred, we believe that Tandy's lawsuit is premature since there cannot be a dispute under the tax sharing agreement with respect to the increased interest resulting from the merger until the merger is completed. Alternatively, Tandy argues that it is entitled to a court order preventing us from deducting the interest expense related to the merger from our tax-sharing payments to Tandy. Tandy's argument is based on a letter to that effect, dated June 22, 1999, from PricewaterhouseCoopers LLP to an officer of Tandy. Tandy claims that the June 22, 1999 letter entitles it to the relief it seeks since PricewaterhouseCoopers is our auditing firm. According to Tandy, PricewaterhouseCoopers should necessarily be an acceptable arbiter to O'Sullivan under the tax sharing agreement's dispute resolution provisions. PricewaterhouseCoopers, however, did not issue the letter in its capacity as our auditor or as a neutral arbiter, but rather at the request of Tandy. Moreover, PricewaterhouseCoopers states in the letter that the letter "does not constitute a tax opinion or legal advice."

         We believe the PricewaterhouseCoopers letter does not entitle Tandy to relief because, among other invalid assumptions supplied by Tandy, that letter incorrectly assumes that OSI Acquisition, Inc. will incur the debt used to finance the merger. The PricewaterhouseCoopers letter relies on an opinion provided by Tandy's outside counsel. We have not seen that opinion. In fact, the debt used to finance the merger will be incurred by O'Sullivan Industries Holdings, Inc. and its operating subsidiary, O'Sullivan Industries, Inc. In addition, we have received an opinion from our outside counsel that supports our interpretation of the tax sharing agreement. A hearing on the motion for summary judgment is scheduled for October 1, 1999. We believe Tandy's lawsuit is without merit and intend to defend ourselves vigorously.

         We are and expect to continue to be in full compliance with the tax sharing agreement after the recapitalization transactions. Although we believe that our interpretation of the tax sharing agreement will ultimately prevail over Tandy's interpretation, we cannot assure you of this. If Tandy were to prevail, our increased interest expense following the merger would not be taken into account in determining our annual payments to Tandy. For example, if Tandy were to prevail based on current earnings estimates our payments to Tandy would be approximately $5.0 million greater than we currently anticipate over the next two fiscal years combined. However, if our earnings are significantly less than current estimates, then the difference between the amount we believe we would owe to Tandy and the amount Tandy believes we would owe would be significantly greater. If necessary, we would fund these increased payment obligations from cash flow from operations, borrowings under the revolving credit agreement or other sources of capital.

         LITIGATION CHALLENGING THE MERGER. On May 18, 1999, five lawsuits were filed as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative, to rescind the merger and recover monetary damages. The complaints name as defendants O'Sullivan, all of its directors and, in some cases, BRS. The complaints allege that our directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger are inadequate and unfair to O'Sullivan's stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan's stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of the O'Sullivan's stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted the alleged breaches of fiduciary duties. The defendants do not have to respond to the lawsuits until after the plaintiffs have combined their complaints into one complaint. The court issued an order on July 22, 1999 requiring the plaintiffs to combine their complaints into one complaint. However, no date has been set by which the defendants must move or answer in response to the combined complaint. We believe that the claims are without merit and intend to defend the lawsuits vigorously.

         In addition, we are a party to various pending legal actions arising in the ordinary operation of our business. These include product liability claims, employment disputes and general business disputes. We believe that these actions will not have a significant negative effect on our operating results and financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         No matters were submitted to a vote of security holders of O'Sullivan during the quarter ended June 30, 1999.

                                     PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
        MATTERS.

         O'Sullivan's common stock is traded on the New York Stock Exchange under the symbol "OSU". The following table sets forth the high and low sale prices of O'Sullivan's common stock, as reported by the New York Stock Exchange, for the periods indicated:

               FISCAL 1999 QUARTER ENDED             High         Low
               -------------------------             ----         ---
               September 30, 1998                  $ 14.06      $  8.69
               December 31, 1998                   $ 11.19      $  8.75
               March 31, 1999                      $ 15.31      $  9.44
               June 30, 1999                       $ 19.25      $ 13.38

               FISCAL 1998 QUARTER ENDED             High         Low
               -------------------------             ----         ---

               September 30, 1997                  $ 16.44      $ 11.75
               December 31, 1997                   $ 14.00      $  9.25
               March 31, 1998                      $ 12.94      $  9.38
               June 30, 1998                       $ 16.44      $ 12.44

         As of September 15, 1999, there were approximately 838 stockholders of record. No dividends have been paid or declared since our initial public offering in 1994.

         We currently intend to retain all earnings to finance the development of our operations and to repay the indebtedness we expect to incur in connection with the merger. We do not anticipate paying cash dividends on our shares of common stock in the near future. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including but not limited to our results of operations, financial condition, business opportunities and capital requirements. The payment of dividends is subject to the requirements of Delaware law, as well as restrictive financial covenants in our debt agreements.

ITEM 6.  SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION.

         The selected historical consolidated results of operations and balance sheet data for the five years ended June 30, 1999 are derived from O'Sullivan's audited financial statements. This selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Consolidated Financial Statements and Related Notes" included on the following pages.

                                                                     For the year ended June 30,
                                                    -------------------------------------------------------------
                                                      1999         1998         1997         1996         1995
                                                    ---------    ---------    ---------    ---------    ---------
                                                                  (in thousands, except per share data)
EARNINGS DATA:
Net sales                                           $ 379,632    $ 339,407    $ 321,490    $ 291,766    $ 269,306
Cost of sales                                         267,630      244,086      230,578      229,262      208,176
                                                    ---------    ---------    ---------    ---------    ---------
Gross profit                                          112,002       95,321       90,912       62,504       61,130
Selling, marketing and administrative                  74,962       69,212       62,137       52,691       45,489
Merger related expenses                                 1,143         --           --           --           --
Restructuring charge                                     --           --           --          5,212         --
                                                    ---------    ---------    ---------    ---------    ---------
Operating income                                       35,897       26,109       28,775        4,601       15,641
Interest expense, net                                   2,844        2,468        2,327        3,831        2,382
                                                    ---------    ---------    ---------    ---------    ---------
Income before income tax provision                     33,053       23,641       26,448          770       13,259
Income tax provision                                   11,900        8,742       10,050          433        5,038
                                                    ---------    ---------    ---------    ---------    ---------
Net income                                          $  21,153    $  14,899    $  16,398    $     337    $   8,221
                                                    ---------    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------    ---------

Earnings per common share
     Basic                                          $    1.32    $    0.91    $    0.98    $    0.02    $    0.49
     Diluted                                        $    1.30    $    0.89    $    0.96    $    0.02    $    0.49
Weighted Average Shares Outstanding
     Basic                                             15,973       16,339       16,786       16,820       16,820
     Diluted                                           16,330       16,715       17,056       16,822       16,820

Cash flow provided by operating activities          $  25,441    $  27,209    $  23,512    $  25,345    $  13,188
Cash flow used for investing activities               (15,779)     (28,359)     (15,825)      (4,403)     (30,355)
Cash flow provided (used by) financing activities      (7,732)      (4,015)      (1,218)     (21,000)      17,334

EBITDA (1)                                          $  49,859    $  37,669    $  38,735    $  13,836    $  23,106
Depreciation and amortization                          13,962       11,560        9,960        9,235        7,465
Capital expenditures                                   15,779       28,359       15,825        4,403       30,355

                                                                              June 30,
                                                    -------------------------------------------------------------
                                                      1999         1998         1997         1996         1995
                                                    ---------    ---------    ---------    ---------    ---------
                                                                            (in thousands)
Balance Sheet Data:
Working capital                                     $  85,262    $  72,893    $  82,045    $  71,136    $  86,058
Total assets                                          266,967      250,314      232,607      212,317      228,477
Long-term debt                                         22,000       30,000       30,000       30,000       51,000
Stockholders' equity                                  185,136      163,670      156,790      141,615      140,624


(1) EBITDA means earnings before interest expense and interest income, income taxes, depreciation and amortization. EBITDA is presented here to provide additional information about our operations. This item should be considered in addition to, but not as a substitute for or superior to, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION IN THE HISTORICAL FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS REPORT.

OVERVIEW.

         The domestic ready-to-assemble furniture market has experienced significant growth over the past several years and has emerged as a key component of the overall U.S. home and office furnishings industry. Our company is the second largest ready-to-assemble furniture manufacturer in the United States in terms of domestic sales with over 45 years of experience. We design, manufacture and distribute a broad range of RTA furniture products--bookcases, cabinets, computer workcenters, desks, entertainment centers and stereo racks--with retail prices ranging from $20 to $999. In recent years, we have committed substantial resources to the development and implementation of a diversified sales, marketing and product strategy in order to capitalize on growth opportunities presented by emerging retail channels of distribution and changes in consumer demographics and preferences. We have structured our business to offer a wide variety of RTA furniture products through increasingly popular retail distribution channels, including office superstores, discount mass merchants, electronic superstores, department stores, home improvement centers and home furnishings retailers. We continue to strive towards building long-term relationships with quality retailers in existing and emerging high growth distribution channels to develop and sustain our future growth.

         In order to provide superior products and service to our demanding customer base and maintain margin integrity, we have adopted the following three pronged strategy:

    - We introduce innovative products that redefine categories such as entertainment centers and computer workcenters, thereby allowing us to replace our existing retail footprint with new products that enable us to maintain or improve gross margins. Examples of such innovative products include our Cockpit(R) computer workcenters and Xpressions(TM) Mini-Audio Stand.

    - We have developed an upscale brand, Intelligent Designs(R), that has allowed us to penetrate the upper end of the ready-to-assemble furniture market. Intelligent Designs products generally capture higher price points and generate better gross margins.

    - We strive continuously to improve our manufacturing systems and generate higher productivity in order to lower costs and maintain or improve margins.

         In fiscal 1998, we implemented several strategic business initiatives including a $20 million capacity expansion program in our Virginia plant, which increased our total manufacturing capacity by approximately 15%, and a $13 million manufacturing equipment upgrade in our Missouri plant. In addition, we completed an upgrade of our management information systems, which included a corporate-wide conversion to JD Edwards software, the installation of a new point-of-sale analytical software that allows our sales force to analyze sales trends and consumer preferences more accurately and the installation of Pro-engineering, a computer-aided design software package which enhances our product design capabilities and reduces the time before newly conceived products reach the market. We believe that we have not yet fully realized the benefits of our capital expansion and management information systems upgrade.

         We purchase large quantities of raw materials including particleboard and fiberboard. We are dependent on our outside suppliers for all of these raw materials. Therefore, we are subject to changes in the prices charged by our suppliers. In the past, our profits have been reduced by price increases of these commodities.

         In the fourth quarter of fiscal 1999, some of our particleboard suppliers announced that they intended to pass price increases of approximately 3% on to their customers, including us. In fiscal 1999, we spent about $85.0 million on particleboard and fiberboard. Also, in fiscal 1999, the price we paid for corrugated cartons decreased around 8% from July 1998 to March 1999. In March 1999, some of our corrugated carton suppliers announced that they intend to implement a price increase of approximately 8%. In fiscal 1999, we purchased around $15.0 million of corrugated cartons.

         We expect that these price increases, some of which were implemented in the second calendar quarter of 1999, may be partially offset by other factors. These factors include price decreases in other raw materials, our value engineering program designed to reduce costs without compromising product quality or appearance, increased productivity in our manufacturing operations and higher selling prices. There can be no assurance, however, that these efforts will reduce the effect of the price increases already implemented or any future price increases.

RESULTS OF OPERATIONS.

         The following table sets forth the approximate percentage of items included in the Consolidated Statement of Operations and EBITDA relative to net sales for the three-year period ended June 30, 1999:


                                                        YEAR ENDED JUNE 30,
                                                    -------------------------
                                                    1999      1998      1997
                                                    -----     -----     -----
Net sales                                           100.0%    100.0%    100.0%
                                                    =====     =====     =====
Cost of sales                                        70.5%     71.9%     71.7%
Gross margin                                         29.5%     28.1%     28.3%
Selling, marketing and administrative expenses       19.7%     20.4%     19.3%
Merger related expenses                               0.3%      --        --
Operating income                                      9.5%      7.7%      9.0%
Interest expense, net                                 0.7%      0.7%      0.7%
Income tax expense                                    3.1%      2.6%      3.2%
Net income                                            5.6%      4.4%      5.1%
Depreciation and amortization                         3.7%      3.4%      3.1%
EBITDA  (1)                                          13.1%     11.1%     12.1%


(1)  Excludes merger related expenses recognized in June 1999.

YEAR ENDED JUNE 30, 1999 COMPARED TO THE YEAR ENDED JUNE 30, 1998.

         NET SALES. Net sales increased by $40.2 million, or 11.9%, to $379.6 million in fiscal 1999, up from $339.4 million in fiscal 1998. The increase in net sales was primarily driven by a 10.9% increase in the number of units sold and, to a lesser extent, a 1.0% increase in the average selling price. Strong increases in net sales to the national discount mass merchant, electronic specialty retailer and office superstore channels accounted for approximately $44.3 million of the sales increase, offset by a $4.1 million decline in sales to the regional mass merchant, department store/catalog showroom, home improvement, original equipment manufacturer and export channels. Consumer demand for our products was driven by market growth fueled by the robust growth of the sub-$1,000 computer market, sales efforts targeted toward specific rapidly growing customers, the success of new product introductions, additional floor space and resources provided by retailers for ready-to-assemble furniture and new store openings by certain retailers.

          In March 1999, Service Merchandise Co., one of our largest customers, filed for bankruptcy protection under Chapter 11. In addition, Montgomery Ward & Co. recently exited Chapter 11 on August 2, 1999. If Service Merchandise, Montgomery Ward or another major customer liquidates or ceases or substantially reduces its purchases of products from us, we cannot assure you that we will be able to replace these sales.

         GROSS PROFIT. Our gross profit for fiscal year 1999 was $112.0 million, an increase of $16.7 million, or 17.5%, from $95.3 million in fiscal 1998. This increase was attributable to higher net sales and an improvement in the gross profit margin, which increased by 140 basis points to 29.5% in fiscal 1999 from 28.1% in fiscal 1998. The increase in gross margin was primarily attributable to increased unit sales and, to some extent, lower material costs due to our on-going value-engineering program and improved manufacturing productivity. These increases were somewhat offset by the increase in net sales to discount mass merchants which normally has lower gross profit margins.

         SELLING, MARKETING AND ADMINISTRATIVE EXPENSES. Selling, marketing and administrative expenses increased by $5.8 million, or 8.3%, to $75.0 million in fiscal 1999, from $69.2 million in fiscal 1998. The increase in selling, marketing and administrative expenses was due primarily to $3.2 million of higher advertising and out-bound freight expense directly associated with higher net sales levels and customer mix and $2.3 million in higher profit sharing and incentive compensation costs resulting from our improved financial results. These increases were partially offset by lower commission expense resulting from management's emphasis on reducing costs, and to some extent lower bad debt expense related to the purchase and initiation of credit insurance during fiscal 1999. As a percentage of sales, selling, marketing and administrative expenses decreased by 70 basis points to 19.7% of sales in fiscal 1999 from 20.4% of sales in fiscal 1998 primarily from improved economies of scale.

         MERGER RELATED EXPENSES. In June 1999, we recorded merger related expenses of $1.1 million pre-tax for accounting, legal, printing and investment banking services associated with the pending merger. Additional merger related expenses will be incurred during fiscal year 2000.

         DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses increased $2.4 million, or 20.7%, to $14.0 million in fiscal 1999 from $11.6 million in fiscal 1998. The increase in depreciation and amortization expense was due to capital additions of $15.8 million in fiscal 1999 and $28.4 million in fiscal 1998. The expenditures were primarily for capacity expansion in our Virginia plant and upgrading manufacturing equipment in our Missouri plant.

         OPERATING INCOME. Operating income, including merger related expenses, increased by $9.8 million in fiscal 1999 compared to fiscal 1998. Excluding merger related expenses, our operating income increased by $10.9 million, or 41.9%, to $37.0 million in fiscal 1999 from $26.1 million in fiscal 1998.

         NET INTEREST EXPENSE. Net interest expense increased by $0.4 million to $2.8 million in fiscal 1999. The increase was due largely to the refinancing of our $10.0 million of industrial revenue bonds in the second quarter of this fiscal year, which triggered a one-time charge of $0.3 million to pay the call premium.

          INCOME TAX EXPENSE. Income tax expense increased by $3.2 million, or 36.8%, to $11.9 million in fiscal 1999 from $8.7 million in fiscal 1998. Our effective tax rate for fiscal 1999 was 36.0%, down slightly from 37.0% in fiscal 1998.

         NET INCOME. As a result of the above factors, net income increased by $6.3 million, or 42.3%, to $21.2 million in fiscal 1999 from $14.9 million in fiscal 1998. Excluding merger related expenses, net income increased by $7.0 million to $21.9 million for fiscal 1999.

         EBITDA. EBITDA, which we define as earnings before interest income and interest expense, income taxes and depreciation and amortization, increased by $12.2 million, or 32.3%, to $49.9 million in fiscal 1999. The increase in EBITDA for fiscal 1999 was driven by increased sales volumes, productivity gains in our three manufacturing plants, improved absorption of overhead costs associated with increased net sales and increased year end finished inventory and the success of our value analysis program. These gains were somewhat offset by increased profit sharing and incentive compensation costs as well as higher outbound freight and advertising expenses associated with sales volume increases and customer mix.

YEAR ENDED JUNE 30, 1998 COMPARED TO THE YEAR ENDED JUNE 30, 1997.

         NET SALES. Net sales increased $17.9 million, or 5.6%, to $339.4 million in fiscal year 1998, up from $321.5 million in fiscal 1997. The average selling price per unit increased 13.1% in fiscal 1998, while the number of units sold decreased by 5.9%, reflecting the growth in the office superstore channel, which sells products with higher average price points. Sales decreases in the national discount mass merchant, department store/catalog showroom, home improvement, and original equipment manufacturer channels were more than offset by increased sales through the office superstore, regional mass merchant, electronic specialty retailer and export channels. These sales increases were the result of targeted sales efforts toward the regional retail chains, the addition of new customers in the electronics channel, and the continued success of products in the office superstore channels.

         The decrease in the national discount mass merchant channel was due to the volatile order pattern of one major mass merchant in the fourth quarter of fiscal 1997 and the first half of fiscal 1998. The decrease in the department store/catalog showroom channel reflected the bankruptcy and subsequent liquidation of Best Products Co., Inc. in September 1996. Lower sales through the home improvement channel were a result of the largest home improvement company's discontinuance of ready-to-assemble furniture products other than storage products for the home. Original equipment manufacturer sales continued a decline that began in fiscal 1995 because of a decreased emphasis on this lower margin business.

         In September 1996, one of our then-largest customers, Best Products Co., Inc., filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. Best Products Co., Inc. subsequently liquidated its assets and ceased doing business. Sales to Best Products were zero in fiscal 1998 and $6.0 million in fiscal 1997.

         In July 1997, another of our large customers, Montgomery Ward & Co., filed for bankruptcy protection under Chapter 11. Sales to Montgomery Ward were down slightly overall in fiscal 1998 compared to fiscal 1997.

Montgomery Ward exited bankruptcy protection on August 2, 1999.

         GROSS PROFIT. Our gross profit increased to $95.3 million in fiscal 1998 from $90.9 million in fiscal 1997 but decreased slightly as a percentage of sales, to 28.1% from 28.3%. A change in customer mix favoring the office superstore market over the national discount mass merchant channel provided higher margins, which were offset by lost efficiencies from the installation of new manufacturing software systems and the installation of new equipment, including the related training of employees and adaptation of manufacturing processes.

         SELLING, MARKETING AND ADMINISTRATIVE EXPENSES. Selling, marketing and administrative expenses were $69.2 million, or 20.4% of sales, in fiscal 1998, compared with $62.1 million, or 19.3% of sales, in fiscal 1997. The increase was due primarily to the higher advertising costs associated with our promotional efforts with certain customers and higher outbound freight costs resulting from a change in the freight program of a large customer. Fiscal 1997 expenses also included bad debt expenses for the bankruptcies of Montgomery Ward & Co. and Best Products Co., Inc.

         DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses increased to $11.6 million in fiscal 1998 from $10.0 million in fiscal 1997. The increased expense resulted from capital additions of $28.4 million in fiscal 1998 and $11.2 million during the second half of fiscal 1997. The expenditures were primarily for manufacturing capacity expansion and increased capabilities, as well as a major software system implementation.

         OPERATING INCOME. Operating income decreased by $2.7 million to $26.1 million in fiscal 1998. The decrease was due primarily to manufacturing inefficiencies associated with the installation of new manufacturing equipment, training of employees on the new equipment, software systems installation, and the related adaptation of manufacturing processes. Additionally, operating income was reduced by higher advertising costs from promotional efforts with certain customers and higher outbound freight costs due to a change in the freight program of a large customer.

         NET INTEREST EXPENSE. Net interest expense increased by $0.2 million to $2.5 million in fiscal 1998. The increase was due primarily to lower cash balances from increased capital expenditures and our stock repurchase program.

         INCOME TAX EXPENSE. Our effective tax rate for fiscal 1998 was 37.0%, down slightly from 38.0% in fiscal 1997.

         NET INCOME. Net income decreased by $1.5 million to $14.9 million in fiscal 1998. The decrease was due primarily to lost manufacturing efficiencies discussed above with respect to cost of sales and gross margin, as well as higher promotional costs and increased outbound freight costs.

         EBITDA. EBITDA decreased $1.1 million to $37.7 million in fiscal 1998. Earnings were less in fiscal 1998 because of manufacturing inefficiencies associated with the installation of new manufacturing software systems and equipment and the related training of employees and adaptation of manufacturing processes, as well as higher promotional costs with certain customers and outbound freight costs.

BACKLOG.

         Our business is characterized by short-term order and shipment schedules of generally less than two weeks. Accordingly, we do not consider backlog at any given date to be indicative of future sales.

LIQUIDITY AND CAPITAL RESOURCES.

         HISTORICAL. As of June 30, 1999, we had cash and cash equivalents amounting to $3.7 million. Net working capital was $85.8 million at June 30, 1999 compared to $72.9 million at June 30, 1998. The $12.9 million increase in net working capital resulted primarily from increased investment in inventories of $9.4 million. Forecasted fourth quarter sales to certain customers did not materialize because these customers delayed purchases to decrease their inventory. We believe this adjustment will be short term and that order patterns should return to normal during the first quarter of fiscal 2000.

         Cash provided by operating activities for fiscal 1999 amounted to $25.5 million, compared with $27.2 million in fiscal 1998. Net income increased $6.3 million compared with the prior year. Also, we incurred increased non-cash charges for depreciation and amortization of $2.4 million over the prior year. These increases were offset by the higher investment in inventories of $9.4 million compared to $2.6 million in fiscal 1998 and a decrease in accounts payable of $0.2 million compared to an increase of $5.4 million in fiscal 1998. We used the cash flow provided by operating activities primarily to fund capital expenditures and to make our first annual payment of $4.0 million for long-term debt.

         As of June 30, 1999, we had total debt of $26.0 million. We issued $20.0 million of 8.01% notes in a 1995 private placement to insurance companies. These notes are payable in $4.0 million increments from fiscal 1999 to fiscal 2003, and we made our first $4.0 million payment in May 1999. Of the $16.0 million remaining on these notes, $12.0 million is classified as long-term and $4.0 million is classified as the current portion of long-term debt. One of our subsidiaries was the obligor on $10.0 million of 8.25% industrial revenue bonds that were to mature on October 1, 2008. On October 1, 1998, we refinanced these bonds with new, 10-year variable interest rate industrial revenue bonds. We recognized the $0.3 million premium on the early retirement of the bonds as a loss in our second quarter of fiscal 1999.

         As of June 30, 1999, we had an unsecured $25.0 million revolving credit facility with a bank that expires on February 28, 2001. As of June 30, 1999, we had no borrowings outstanding under this facility.

         On May 6, 1997, our Board of Directors authorized the purchase of up to five percent of the outstanding shares of our common stock over a 24-month period. We completed the purchases under the program in October 1998. Funding for the purchases came from available working capital and existing borrowing facilities.

         We also purchase common stock for our employee benefit programs. During fiscal 1999, we purchased approximately $2.8 million in common stock and transferred $3.0 million to our employee benefit plans.

         We use derivative financial instruments to reduce interest rate risks. We do not hold or issue derivative financial instruments for trading purposes. Effective October 1, 1998, we have a forward starting interest rate swap agreement with a notional principal amount of $10.0 million. The effective date of the agreement was October 1, 1998, and the termination date is October 1, 2008. We have contracted to pay a fixed rate of 7.13% and receive a floating interest rate during the duration of the swap agreement. The swap has the effect of hedging our exposure to an increase in interest rates under our refinanced industrial revenue bonds. We have designated this swap as a hedge against future cash flow exposure.

         The fair value of the forward starting swap agreement was approximately $0.5 million at June 30, 1999. This amount represents the amount that we would have to pay to terminate the swap. We have not recognized this amount in our consolidated financial statements, because it is accounted for as a hedge.

         RETIREMENT CHARGE. In October 1998, Mr. Daniel F. O'Sullivan, Chairman of the Board of Directors and Chief Executive Officer, completed negotiations of a retirement and consulting agreement with us contingent upon our hiring his successor. In May 1999, the original retirement agreement was amended, removing a contingency relating to the hiring of his successor. The retirement agreement contains standard noncompetition provisions. The present value of all future payments under this agreement have been capitalized and recorded as an intangible asset. The noncompetition asset will be recognized on a straight line basis over the term of the agreement with Mr. O'Sullivan commencing on the earlier of his retirement or March 31, 2000. Based on a retirement date of March 31, 2000, the amortization period would be approximately 6.3 years. Payments under this agreement will total approximately $2.2 million over the next seven years.

FOLLOWING THE RECAPITALIZATION AND MERGER.

         Following the recapitalization and merger, our primary liquidity requirements will be to pay our debt, including our interest expense under the senior credit facilities and our senior subordinated notes, to provide working capital to make payments to Tandy under the tax sharing and tax benefit reimbursement agreement and to make capital expenditures and possibly acquisitions. BRS has advised us that, at June 30, 1999, on a pro forma basis after giving effect to the transactions, our consolidated indebtedness would have been $285.0 million, consisting of $125.0 million under the senior credit facilities, $125 million in the senior subordinated notes issued by O'Sullivan Industries, Inc., and $25.0 million in senior discount notes issued by O'Sullivan and $10.0 million of variable rate industrial revenue bonds.

         Capital expenditures for fiscal year 1999 were $15.8 million compared to $28.4 million for fiscal year 1998. We have budgeted total capital expenditures for fiscal 2000 of approximately $17.0 million. Our ability to make capital expenditures is subject to certain restrictions under the senior credit facilities.

         Our principal source of cash to fund our liquidity needs will be net cash from operating activities and borrowings under the senior credit facilities. BRS has advised us that, the senior credit facilities are comprised of a $40.0 million six-year revolving credit facility and a $125.0 million term loan facility consisting of a $35 million six-year term loan and a seven and one-half year $90.0 million term loan. The senior credit facilities are subject to certain financial and operational covenants and other restrictions, including among others, a requirement to maintain certain financial ratios and limitations on our ability to incur additional indebtedness.

         Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and to make payments to Tandy under the tax sharing and tax benefit reimbursement agreement will depend on our ability to generate cash in the future. This ability, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations and anticipated cost savings and operating improvements, we believe that our cash flow from operations, available cash and available borrowings under our senior credit facilities will be adequate to meet our liquidity needs for the foreseeable future.

         We cannot assure you, however, that our business will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to service our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We might not be able to refinance any of our indebtedness, including our senior credit facilities and these notes, on commercially reasonable terms or at all.

MANAGEMENT INFORMATION SYSTEMS AND THE IMPACT OF THE YEAR 2000.

         Almost all companies must address whether their computer systems and applications will recognize and process dates after December 31, 1999. In prior years, many computer programs were written using two digits rather than four to define the applicable year. These programs were written without considering the impact of the upcoming change of the century and may experience problems handling dates beyond the year 1999. This could cause computer applications to fail, manufacturing operations to be disrupted, a temporary inability to process transactions and create other erroneous results unless corrective measures are taken.

         We have established and developed a multi-step Year 2000 readiness plan for our internal systems including computer hardware (mainframe and personal computers), computer software, application programs, manufacturing equipment and office equipment (phone and fax systems). The plan includes development of corporate awareness, assessment of internal systems, assessment of customer and vendor readiness, project planning, project implementation (including remediation, upgrading and replacement), validation testing and contingency planning. The readiness plan is reviewed approximately every two to three weeks to determine progress and completion of various milestones.

         In fiscal 1998, we completed the final rollout of an enterprise software package to support our expanded sales and multiple plant, multiple warehouse locations and replace an older non-compliant year 2000 system. The vendor of the software package states that the software is Year 2000 compliant except for minor issues for which remedial programming has been provided. We are testing and implementing the remedial programming. We are continuing our testing efforts to verify the vendor's statement of compliance and expect to complete this testing about October 31, 1999. We are utilizing internal resources to complete testing of the systems.

         We have implemented electronic communications capabilities to ensure that order, shipping and invoicing data for dates after December 31, 1999 can be processed. This testing and verification is complete. We have successfully tested Year 2000 data with the National Retail Federation and have received its Year 2000 compliance certification. We are also processing Year 2000 compliant order, shipping and invoicing data with certain of our electronic data interchange customers. We will continue to test and implement Year 2000 compliant electronic communications with other customers as they update their systems to Year 2000 capabilities.

         We have reviewed critical business systems and have completed a review of our computerized machinery and equipment for Year 2000 compliance issues. We have reviewed about 1,900 pieces of equipment, and we have installed modified software in the equipment we determined needed modifications to be Year 2000 compliant.

         In addition, our ability to produce our products is dependent upon timely receipt of raw materials. Accordingly, we have requested our suppliers to provide information regarding their efforts to address Year 2000 compliance issues. Every major supplier responded that it has evaluated and addressed its Year 2000 compliance issues or is in the process of doing so. If a major supplier does not resolve its Year 2000 compliance issues and is unable to provide us with timely deliveries of quality materials after December 31, 1999, we expect to locate and use alternative suppliers, although it is possible that we may be unable to do so, or may be able to do so only at increased cost. For example, if it is apparent that certain material vendors or transportation companies may not achieve Year 2000 compliance, we intend to increase our raw materials inventory for strategic materials necessary to continue production of product for our customers.

         Based upon current information, we estimate that aggregate amounts expended to resolve Year 2000 issues should not exceed $500,000. These costs are made up of approximately $225,000 for modification of information systems software, which represents approximately 5% of the total information services budget for fiscal 1999, and approximately $275,000 represents costs of upgrading electronics for manufacturing and communication equipment. We expect to fund these expenditures through available cash from operations or through use of the bank revolver. All of these amounts will be deducted from income at the time the liability is incurred. As of June 30, 1999, we have spent approximately $93,000 in connection with our compliance plan.

         We have developed the basics of a contingency plan to address situations that may result if O'Sullivan or its vendors or customers are unable to achieve Year 2000 readiness of critical operations. We are vulnerable to external forces that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. This is most likely the worse case scenario for O'Sullivan involving the Year 2000. For example, if the electrical grid failed for any of our manufacturing facilities, we would not be able to manufacture product for our customers. If natural gas for winter heating failed or was severely restricted, we would not be able to heat our buildings for our employees and could affect the functioning of certain laminating equipment. Anticipating the possibility of such failure or restriction, we plan to increase our finished goods inventory for our customers. If some automated processes fail in spite of our remediation efforts, we will resort to manual processes using regular and, if necessary, temporary staffing in order to perform the additional workload resulting from Year 2000 related malfunctions.

         The costs of the project and the dates on which we believe we will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources. However, these expectations are subject to uncertainties. If we do not identify and fix all Year 2000 problems in critical operations, our results of operations and our financial condition could be materially impacted. There can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated.

MARKET RISK.

         Our market risk is affected by changes in interest rates, foreign currency exchange rates, and certain commodity prices. Under our policies, we may use natural hedging techniques and derivative financial instruments to reduce the impact of adverse changes in market prices. We do not hold or issue derivative instruments for trading purposes, and we have no material sensitivity to changes in market rates and prices on our derivative financial instrument positions.

         We have market risk in interest rate exposure, primarily in the United States. We manage interest rate exposure through our mix of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate based on market conditions. For qualifying hedges, the interest differential of swaps is included in interest expense. We believe our foreign exchange risk is not material.

         Due to the nature of our product lines, we have material sensitivity to some commodities. We manage commodity price exposures primarily through the duration and terms of our vendor contracts. A 1.0% change in these commodity prices would affect our earnings by approximately $0.7 million.

SEASONALITY.

         Historically, we have generally experienced a somewhat higher level of sales in the second and third quarters of our fiscal year in anticipation of and following the holiday selling season.

INFLATION.

         We do not believe that inflation has had a material effect on the results of operations presented in these financials.

INCOME TAXES.

         Prior to our initial public offering in 1994, we were owned by Tandy Corporation. As part of the initial public offering, we entered into a tax sharing and tax reimbursement agreement with Tandy. The structure of the public offering increased our basis in our assets for tax purposes. This basis increase raises our tax deductions for depreciation and amortization each year. This reduces the amount of income taxes we pay to the IRS. Under the tax sharing and tax benefit reimbursement agreement, we agreed to pay Tandy nearly all of any benefit we receive from the increased depreciation and amortization which reduces our taxable income, as determined after taking into account all of our other deductible expenses, by the increase in these deductions. This agreement will remain in effect after the merger.

          Since the initial public offering, in determining the benefit payment to Tandy under the tax sharing and tax benefit reimbursement agreement, we have deducted our interest expense. We will incur a significant increase in interest expense associated with our higher debt levels in connection with the financing of the merger. We believe that our increased interest expense should be taken into account in determining the payments that we are required to make to Tandy.

LITIGATION.

          On June 29, 1999, Tandy filed suit in a Texas court against us. The suit relates to a potential reduction in our tax benefit payments to Tandy that would result from our increased interest expense after the completion of the merger. Tandy claims that this reduction would violate the tax sharing and tax reimbursement agreement. Although we believe that our interpretation of the tax sharing agreement will ultimately prevail over Tandy's interpretation, we cannot assure you of this. If Tandy were to prevail, our increased interest expense following the merger would not be taken into account in determining our annual payments to Tandy. For example, based on current earnings estimates, our payments to Tandy would be approximately $5.0 million greater than we currently anticipated over the next two fiscal years combined. However, if our earnings are significantly less than current estimates, then the difference between the amount we believe we would owe to Tandy and the amount Tandy believes we would owe would be significantly greater. If necessary, we would fund the increased payment obligations from cash flow from operations, borrowing under the revolving credit agreement, or other sources of capital.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION.

          Certain portions of this Report, and particularly the Management's Discussion and Analysis of Financial Condition and Results of Operation and the Notes to the Consolidated Financial Statements in Part II of this report, the portions of Item 1 in Part I captioned "Raw Materials," "Competition," "Working Capital--Business and Credit Risk Concentrations" and "Environmental and Safety Regulations" and Item 2 in Part I contain forward-looking statements. These include information relating to cost savings, benefits, revenues and earnings estimated to result from the merger. These statements can be identified by the use of future tense or dates or terms such as "believe,""would," "expect," "anticipate" or "plan." These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements. Factors and possible events which could cause results to differ include:

     - expected significant indebtedness that may limit our financial and operational flexibility;

     -    costs or difficulties related to the merger are greater than expected;

     - changes from anticipated levels of sales, whether due to future national or regional economic and competitive conditions, customer acceptance of existing and new products, or otherwise;

     - pricing pressures due to excess capacity in the ready-to-assemble furniture industry, as occurred in 1995, or customer demand in excess of our ability to supply product;

     - raw material cost increases, particularly in particleboard and fiberboard, as occurred in 1994 and 1995;

     -    transportation cost increases;

     - loss of or reduced sales to significant customers as a result of a merger, acquisition, bankruptcy, liquidation or any other reason, as occurred with the liquidation of Best Products in 1996 and could occur with Service Merchandise Co., Inc. and Montgomery Ward & co., Inc.;

     - actions of current or new competitors that increase competition with our products or prices; o the consolidation of manufacturers in the ready-to-assemble furniture industry;

     -    increased advertising costs associated with promotional efforts;

     - failure by O'Sullivan or a major supplier or vendor to identify and remedy all critical year 2000 compliance issues;

     - pending or new litigation or governmental regulations such as the pending litigation involving Tandy;

     - other uncertainties which are difficult to predict or beyond our control; and

     - the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

          Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

         All subsequent written and oral forward-looking statements attributable to O'Sullivan or any person acting on our behalf are qualified by the cautionary statements in this section. We will have no obligation to revise these forward-looking statements.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         The information required by this item is incorporated herein by reference to the section entitled "Market Risk" in O'Sullivan's Management's Discussion and Analysis of Results of Operations and Financial Condition (Part II, Item 7).

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         Immediately following are the report of independent accountants, the consolidated balance sheets of O'Sullivan Industries Holdings, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1999, and the notes thereto.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of O'Sullivan Industries Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of O'Sullivan Industries Holdings, Inc. and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of O'Sullivan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Fort Worth, Texas

August 4, 1999

              O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except for share data)


                                                             June 30,
                                                        1999          1998
                                                      ---------     ---------
                     ASSETS:
Current assets:
  Cash and cash equivalents                           $   3,740     $   1,810
  Trade receivables, net of allowance for doubtful
   accounts of $2,416 and $2,289, respectively           63,268        61,548
  Inventories, net                                       56,134        46,727
  Prepaid expenses and other current assets               3,810         3,762
                                                      ---------     ---------
      Total current assets                              126,952       113,847

Property, plant and equipment, net                       96,684        93,378
Other assets                                              1,909          --
Goodwill, net of accumulated amortization                41,422        43,089
                                                      ---------     ---------
      Total assets                                    $ 266,967     $ 250,314
                                                      ---------     ---------
                                                      ---------     ---------

      LIABILITIES AND STOCKHOLDERS' EQUITY:
                                                                    ---------
Current liabilities:
  Accounts payable                                    $  11,416     $  14,031
  Current portion of long-term debt                       4,000         4,000
  Accrued liabilities                                    24,695        22,613
  Income taxes payable                                    1,579           310
                                                      ---------     ---------
      Total current liabilities                          41,690        40,954

Long-term debt, less current portion                     22,000        30,000
Other non-current liabilities                             1,909          --
Deferred income taxes                                    16,232        15,690
                                                      ---------     ---------
      Total liabilities                                  81,831        86,644

Commitments and contingent liabilities
  (Notes 3 and 14)
Stockholders' equity:
  Preferred stock; $1.00 par value, 20,000,000
   shares authorized, none issued                          --            --
  Common stock; $1.00 par value, 100,000,000
   shares authorized, 16,819,950 issued                  16,820        16,820
  Additional paid-in capital                             87,549        87,809
  Retained earnings                                      89,470        68,317
  Accumulated other comprehensive loss                      (43)          (36)
  Less common stock in treasury at cost, 770,962
   shares in 1999; 798,231 shares in 1998                (8,660)       (9,240)
                                                      ---------     ---------
      Total stockholders' equity                        185,136       163,670
                                                      ---------     ---------
      Total liabilities and stockholders' equity      $ 266,967     $ 250,314
                                                      ---------     ---------
                                                      ---------     ---------



        The accompanying notes are an integral part of these consolidated financial statements.

              O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (in thousands, except for per share data)


                                                  For the year ended June 30,
                                               --------------------------------
                                                 1999        1998        1997
                                               ---------   ---------  ---------

Net sales                                      $ 379,632   $ 339,407  $ 321,490
Costs and expenses:
   Cost of sales                                 267,630     244,086    230,578
   Selling, marketing and administrative          74,962      69,212     62,137
   Merger related expenses                         1,143        --         --
                                               ---------   ---------  ---------
Total costs and expenses                         343,735     313,298    292,715
                                               ---------   ---------  ---------
   Operating income                               35,897      26,109     28,775
Other income (expense):
   Interest expense                               (3,110)     (2,847)    (2,642)
   Interest income                                   266         379        315
                                               ---------   ---------  ---------
Income before income tax provision                33,053      23,641     26,448
Income tax provision                              11,900       8,742     10,050
                                               ---------   ---------  ---------
Net income                                     $  21,153   $  14,899  $  16,398
                                               ---------   ---------  ---------
                                               ---------   ---------  ---------

Earnings per common share:
   Basic                                       $    1.32   $    0.91  $    0.98
   Diluted                                     $    1.30   $    0.89  $    0.96
Weighted average common shares outstanding:
   Basic                                          15,973      16,339     16,786
   Diluted                                        16,330      16,715     17,056


        The accompanying notes are an integral part of these consolidated financial statements.

              O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                      For the year ended June 30,
                                                                    1999         1998         1997
                                                                  --------     --------     -------
Cash flows from operating activities:
  Net income                                                      $ 21,153     $ 14,899     $ 16,398
  Adjustments to reconcile net income to net cash provided
   by operating activities:
  Depreciation and amortization                                     13,962       11,560        9,960
  Bad debt expense                                                     524        1,581        3,178
  Loss on disposal of assets                                           223           11          599
  Deferred income taxes                                                481          414        1,000
  Employee option amortization                                         749          749          749
  Deferred compensation                                                160         --           --
Changes in current assets and liabilities:
  Trade receivables                                                 (2,244)      (4,468)      (8,269)
  Inventories                                                       (9,407)      (2,569)      (2,677)
  Other assets                                                          13         (335)        (792)
  Accounts payable, income taxes payable and other liabilities        (173)       5,367        3,366
                                                                  --------     --------     -------
    Net cash flows provided by operating activities                 25,441       27,209       23,512
                                                                  --------     --------     -------

Cash flows used for investing activities:
      Capital expenditures                                         (15,779)     (28,359)     (15,825)
                                                                  --------     --------     -------
Cash flows used for financing activities:
  Repayment of long-term debt                                      (14,000)        --           --
  Borrowings on long-term debt                                      10,000         --           --
  Net addition to (repayment of) revolver                           (4,000)       4,000         --
  Purchase of common stock for treasury                             (2,811)     (11,584)      (3,527)
  Exercise of stock options                                            100          274         --
  Sale of common stock to employee benefit plans                     2,979        3,295        2,309
                                                                  --------     --------     -------
    Net cash flows used for financing activities                    (7,732)      (4,015)      (1,218)
                                                                  --------     --------     -------

Net increase (decrease) in cash and cash equivalents                 1,930       (5,165)       6,469
Cash and cash equivalents, beginning of year                         1,810        6,975          506
                                                                  --------     --------     -------
Cash and cash equivalents, end of year                            $  3,740     $  1,810     $  6,975
                                                                  --------     --------     --------
                                                                  --------     --------     -------
Supplemental cash flow information:
  Interest paid                                                   $  3,110     $  2,847     $  2,631
  Income taxes paid                                                 10,150       11,650        5,983


        The accompanying notes are an integral part of these consolidated financial statements.

              O'SULLIVAN INDUSTRIES HOLDINGS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (in thousands)


                                                                                           Accumulated
                                              Additional                                     other         Total
                            Common stock       paid-in     Retained     Treasury stock    comprehensive stockholders' Comprehensive
                          Shares    Dollars    capital     Earnings    Shares    Dollars  income (loss)    equity       income
                          ------   ---------   ---------   ---------   ------    -------- -------------  ---------     --------

Balance, June 30, 1996    16,820   $  16,820   $  87,757    $  37,020      --     $    --     $     18     $ 141,615
  Net income                                                   16,398                                         16,398    $ 16,398
  Other comprehensive
    income                                                                               (5)         (5)         (5)
  Purchase of common
    Stock                                                        (297)   (3,527)                 (3,527)
  Sale of common stock                               198                    203       2,111                   2,309
                          ------   ---------   ---------    ---------      ----    --------    --------    ---------    --------
Balance, June 30, 1997    16,820      16,820      87,955       53,418       (94)     (1,416)         13      156,790      16,393
                                                                                                                        --------
                                                                                                                        --------
  Net income                                                   14,899                                         14,899    $ 14,899
  Other comprehensive
    income                                                                                          (49)        (49)         (49)
  Purchase of common
    stock                                                                  (999)    (11,584)                (11,584)
  Exercise of stock
    options, net of
    tax benefit                                     (263)                    38         582                     319
  Sale of common stock                               117                    257       3,178                   3,295
                          ------   ---------   ---------    ---------      ----    --------    --------    ---------    --------
Balance, June 30, 1998    16,820      16,820      87,809       68,317      (798)     (9,240)       (36)     163,670       14,850
                                                                                                                        --------
                                                                                                                        --------

  Net income                                                   21,153                                        21,153     $  1,153
  Other comprehensive
    income                                                                                           (7)         (7)          (7)
  Purchase of common
    stock                                                                  (258)     (2,811)        555      (2,811)
  Exercise of stock
    options, net of
    tax benefit                                      (53)                    14         205                     152
  Sale of common stock                              (207)                   271       3,186                   2,979
                          ------   ---------   ---------    ---------      ----    --------    --------    ---------    --------
Balance, June 30, 1999    16,820   $  16,820   $  87,549    $  89,470      (771)   $ (8,660)   $    (43)   $ 185,136    $ 21,146
                                                                                                                        --------
                                                                                                                        --------


        The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL INFORMATION.

      O'Sullivan Industries Holdings, Inc. ("O'Sullivan"), a Delaware corporation, is a domestic producer of ready-to-assemble ("RTA") furniture. O'Sullivan's RTA furniture includes desks, computer tables, cabinets, home entertainment centers, audio equipment racks, microwave oven carts and a wide variety of other RTA furniture for use in the home, office and home office. The products are distributed primarily through office superstores, discount mass merchants, mass merchants (department stores and catalog showrooms), home centers, electronics retailers, furniture stores, OEM and internationally.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

      BASIS OF PRESENTATION: The consolidated financial statements include the accounts of O'Sullivan and its wholly owned subsidiaries. All significant intercompany transactions, balances and profits have been eliminated.

      PERVASIVENESS OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

      CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand and all highly liquid investments with original maturities of three months or less.

      BUSINESS AND CREDIT RISK CONCENTRATIONS: The largest five customer accounts receivable balances accounted for approximately 62% and 56% of the trade receivable balance at June 30, 1999 and 1998, respectively. Credit is extended to customers based on evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is dependent on each customer's financial condition. Therefore, O'Sullivan would be exposed to a large loss if one of its major customers were not able to fulfill its financial obligations. O'Sullivan maintains certain limited credit insurance which helps reduce, but not eliminate, exposure to potential credit losses. In addition, O'Sullivan monitors its exposure for credit losses and maintain allowances for anticipated losses.

          REVENUES: Revenue is recognized at the date product is shipped to customers.

          INVENTORIES: Inventories are stated at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

      PROPERTY, PLANT AND EQUIPMENT: Depreciation and amortization of property, plant and equipment is calculated using the straight-line method, which amortizes the cost of the assets over their estimated useful lives. The ranges of estimated useful lives are: buildings--30 to 40 years; machinery and equipment--3 to 10 years; leasehold improvements--the lesser of the life of the lease or asset. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses on disposal are recognized in the statement of operations.

      AMORTIZATION OF EXCESS PURCHASE PRICE OVER NET TANGIBLE ASSETS OF BUSINESSES ACQUIRED: Cost in excess of net assets acquired is amortized over a 40-year period using the straight-line method. Accumulated amortization at June 30, 1999 and 1998 approximated $26,419,000 and $24,752,000, respectively.

      IMPAIRMENT OF LONG-LIVED ASSETS: Long-lived assets (I.E., property, plant and equipment and goodwill) held and used are reviewed for possible impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. O'Sullivan recognizes an impairment loss if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

      FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of financial instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of financial instruments approximates their recorded values due primarily to the short-term nature of their maturities.

      DERIVATIVES: O'Sullivan utilizes derivative financial instruments to reduce interest rate risks. O'Sullivan does not hold or issue derivative financial instruments for trading purposes. Amounts to be paid or received under the agreement are accrued as interest rates change and are recognized over the life of the agreement as adjustments to interest expense.

      ADVERTISING COSTS: Advertising costs are expensed the first time the advertising takes place. Cooperative advertising costs are accrued and expensed when the related revenues are recognized. Advertising expense for fiscal 1999, 1998 and 1997 was $21,147,000, $19,625,000 and $15,248,000, respectively.

      INCOME TAXES: Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      ENVIRONMENTAL REMEDIATION AND COMPLIANCE: Environmental remediation and compliance expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recognized when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or O'Sullivan's commitment to a formal plan of action. To date, environmental expenditures have not been material, and management is not aware of any material environmental related contingencies.

      SIGNIFICANT FOURTH QUARTER ADJUSTMENTS: During the fourth quarter of fiscal 1999, O'Sullivan recorded merger related expenses which are fully described in Note 4. During the fourth quarter of fiscal 1997, bad debt charges approximating $700,000, net of tax, were recorded due to the bankruptcy filing of a major customer.

      EARNINGS PER SHARE: Basic EPS excludes dilution and is computed by dividing net income by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of outstanding options issued by O'Sullivan are reflected in diluted EPS using the treasury stock method. Under the treasury stock method, options will only have a dilutive effect when the average market price of common stock during the period exceeds the exercise price of the options.

      The following is a reconciliation of the numerator and denominator used in the basic and diluted EPS calculation:


                                                                               For the year ended June 30,
                                                                                1999      1998      1997
                                                                               -------   -------   -------
                                                                                     (in thousands)
Income available to common stockholders  (numerator)                           $21,153   $14,899   $16,398
                                                                               -------   -------   -------
                                                                               -------   -------   -------
Weighted average shares outstanding  (basic EPS denominator)                    15,973    16,339    16,786
Effect of dilutive stock options                                                   357       376       270
                                                                               -------   -------   -------
Weighted average shares, plus assumed conversions  (diluted EPS denominator)    16,330    16,715    17,056
                                                                               -------   -------   -------
                                                                               -------   -------   -------


     ACCOUNTING FOR STOCK-BASED COMPENSATION: O'Sullivan accounts for stock based compensation pursuant to the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. O'Sullivan has made pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in FAS 123 had been applied. See Note 10.

     COMPREHENSIVE INCOME: Effective July 1, 1998, O'Sullivan adopted Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME. O'Sullivan has reported the components of comprehensive income in the accompanying consolidated statement of changes in stockholders equity. Comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. For O'Sullivan, other comprehensive income consists of foreign currency translation adjustments. The tax benefit related to other comprehensive loss approximated $4,000, $31,000 and $3,000 for the years ended June 30, 1999, 1998 and 1997, respectively.

     IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS: In June 1999, the FASB issued SFAS No. 138, which delayed the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Accordingly, O'Sullivan will adopts SFAS No. 133 effective July 1, 2000. This new accounting standard will require that derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities, as the case may be. The treatment of changes in the fair value of a derivative (I.E., gains and losses) will depend on its use and designation. O'Sullivan will initially report gains and losses on derivatives designated as hedges against the cash flow effect of a forecasted transaction as a component of other comprehensive income and, subsequently, reclassify the gains and losses into earnings when the forecasted transaction affects earnings. If SFAS 133 had been adopted on July 1, 1998, the net change in the interest swap would reduce other accumulated comprehensive income at June 30, 1999 by $336,000 (a current period increase to comprehensive income of $267,000 offset by an accumulated loss at June 30, 1998 of $603,000). Management has no intention of retiring the swap prior to the retirement of the bonds.

          RECLASSIFICATIONS: Certain items in the prior years' financial statements have been reclassified to conform with the current year's presentation.

NOTE 3 - PENDING MERGER.

     On March 24, 1999, O'Sullivan announced that members of its senior management team, in conjunction with a financial buyer, had made a proposal to O'Sullivan's Board of Directors to acquire O'Sullivan, subject to requisite financing. On May 18, 1999, O'Sullivan announced that it had entered into a definitive merger agreement with an investment group that includes members of O'Sullivan's senior management and Bruckmann, Rosser, Sherrill & Co., LLC ("BRS").

     Under the merger agreement, O'Sullivan will be the surviving entity after the merger. Certain directors and members of senior management are participating with BRS in the buyout of existing O'Sullivan stockholders. After the completion of the merger, the management participants in the buyout will own a total of approximately 28.4% of the common stock of the surviving corporation. BRS and its affiliates will own the balance.

     The merger agreement stipulates that each share of outstanding common stock of O'Sullivan will be exchanged for $17.50 in cash and one share of senior preferred stock with an initial liquidation value of $1.75 per share. Unpaid dividends, accruing at the rate of 12% per annum, will be added to the liquidation value during the period that the senior preferred stock is outstanding. Some of the shares of O'Sullivan common stock and options held by the management participants in the buyout will be exchanged for common stock, junior preferred stock and options to acquire junior preferred stock of the surviving company.

     BRS has advised us that BRS and the management participants in the merger will require approximately $370 million to complete the merger and pay related fees and expenses. BRS has advised us that approximately $285 million will be funded via debt proceeds. The completion of the merger is subject to stockholder approval, requisite regulatory approvals, obtaining suitable financing and the absence of material adverse changes in O'Sullivan's business.

NOTE 4 - MERGER RELATED EXPENSES.

     O'Sullivan is expensing merger related costs as incurred in connection with the pending merger discussed in Note 3. As a result, during the fourth quarter of fiscal year 1999, O'Sullivan recognized certain merger related expenses of approximately $1.1 million incurred for legal, accounting, printing and investment banker fees. The merger related expenses have been included as a separate line item in the accompanying consolidated statement of operations. Additional merger related expenses will be incurred during fiscal year 2000.

NOTE 5 - INVENTORY.

Inventory consists of the following:


                           June 30,
                       1999          1998
                     -------      -------
                         (in thousands)
Finished goods       $39,623      $26,892
Work in process        6,263        6,835
Raw materials         10,248       13,000
                     -------      -------
                     $56,134      $46,727
                     -------      -------
                     -------      -------


NOTE 6 - PROPERTY, PLANT & EQUIPMENT.

Property, plant, and equipment consists of the following:


                                             June 30,
                                       1999            1998
                                    ---------       ---------
                                         (in thousands)
Land                                $   1,034       $   1,034
Buildings and improvements             42,289          41,216
Machinery and equipment               111,505          92,950
Construction in progress                3,068          10,466
                                    ---------       ---------
                                      157,896         145,666
Less: Accumulated depreciation        (61,212)        (52,288)
                                    ---------       ---------
                                    $  96,684       $  93,378
                                    ---------       ---------
                                    ---------       ---------

     Depreciation and amortization expense was $12,295,000, $9,893,000 and $8,293,000 for fiscal 1999, 1998, and 1997, respectively, of which $9,912,000,
$8,200,000, and $7,309,000 respectively, was included in cost of sales.

     In fiscal 1999, equipment with a net book value of $273,000 was disposed of for $50,000. In fiscal 1997, machinery and tooling with a net book value of $743,000 was disposed of for $46,000 and a note receivable of $98,000. The loss is classified as cost of sales in the accompanying consolidated statement of operations.

NOTE 7 - ACCRUED LIABILITIES.

Accrued liabilities consists of the following:


                                         June 30,
                                    1999          1998
                                   -------      -------
                                      (in thousands)

Accrued employee compensation      $14,591      $11,467
Accrued advertising                  9,055        9,402
Other current liabilities            1,049        1,744
                                   -------      -------
                                   $24,695      $22,613
                                   -------      -------
                                   -------      -------


NOTE 8 - LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS.


                                                  June 30,
                                            1999           1998
                                          --------       --------
                                              (in thousands)

Revolving credit agreement                $   --         $  4,000
Senior notes                                16,000         20,000
Industrial revenue bonds                    10,000         10,000
                                          --------       --------
Total debt                                  26,000         34,000
Less current portion of senior notes        (4,000)        (4,000)
                                          --------       --------
Total long-term debt                      $ 22,000       $ 30,000
                                          --------       --------
                                          --------       --------


Aggregate annual principal payments subsequent to June 30, 1999 are summarized as follows (in thousands):


               2000                               $  4,000
               2001                                  4,000
               2002                                  4,000
               2003                                  4,000
               2004                                   --
               Thereafter                           10,000
                                                  --------
                                                  $ 26,000
                                                  --------
                                                  --------


         REVOLVING CREDIT AGREEMENT - O'Sullivan has a variable-rate, unsecured $25.0 million revolving credit facility with a bank that expires on February 28, 2001. As of June 30, 1999 there were no borrowings outstanding under this facility.

         SENIOR NOTES - O'Sullivan issued $20.0 million of 8.01% notes in a 1995 private placement to certain insurance companies. These notes are payable in annual $4 million increments from fiscal 1999 to fiscal 2003. The first $4 million payment on the notes was made in May 1999. Of the $16 million remaining on these notes, $12 million is classified as long-term and $4 million is classified as the current portion of long-term debt.

         Under the terms of the Note Purchase Agreements, O'Sullivan is required to meet certain financial ratios, including a funded debt-to-earnings ratio requirement, a minimum net worth requirement and an earnings to fixed charges ratio requirement. The agreements also contain a prepayment penalty.

         INDUSTRIAL REVENUE BONDS - A subsidiary of O'Sullivan was the obligor on $10 million of 8.25% industrial revenue bonds ("IRB's") that were to mature on October 1, 2008. On October 1, 1998, O'Sullivan refinanced these bonds with new, ten year variable interest rate IRB's. The $300,000 premium on the early retirement of the bonds was recognized as a loss in the second quarter of fiscal 1999 and is included in interest expense in the accompanying consolidated statement of operations. Interest on the IRB's is paid quarterly. The loan is secured by a $10.3 million standby letter of credit under the revolving credit facility.

         Effective October 1, 1998, O'Sullivan entered into a forward starting interest rate swap agreement with a notional principal amount of $10 million which terminates October 1, 2008. Pursuant to the agreement, O'Sullivan pays a fixed rate of 7.13% and receives a floating interest rate for the duration of the swap agreement (5.0% at June 30, 1999). The swap has the effect of hedging O'Sullivan's exposure to an increase in interest rates under the refinanced IRB's discussed above. O'Sullivan has designated the swap as a hedge against future cash flow exposure. The fair value of this interest rate swap at June 30, 1999 was approximately $525,000. This amount represents the amount O'Sullivan would have to pay to terminate the swap. This amount has not been recognized in the accompanying consolidated financial statements since it is accounted for as a hedge.

NOTE 9 - INCOME TAXES.

The income tax provision consists of the following:


                     For the year ended June 30,
                   1999        1998         1997
                --------     --------     --------
                         (in thousands)
Current:
    Federal     $ 10,890     $  7,886     $  9,955
    State            529          442          473
                --------     --------     --------
                  11,419        8,328       10,428
Deferred             481          414         (378)
                --------     --------     --------
                $ 11,900     $  8,742     $ 10,050
                --------     --------     --------
                --------     --------     --------


The following table reconciles O'Sullivan's federal corporate statutory rate and its effective income tax rate:


                                                For the year ended June 30,
                                               1999         1998         1997
                                               ----         ----         ----
Statutory rate                                 35.0%        35.0%        35.0%
State income taxes, net of federal benefit      1.6          1.7          1.7
Goodwill amortization                           1.1          1.3          1.2
Other, net                                     (1.7)        (1.0)         0.1
Effective tax rate                             36.0%        37.0%        38.0%



                                                                     June 30,
                                                                1999          1998
                                                              --------      --------
                                                                   (in thousands)

DEFERRED TAX ASSETS:
ad debt reserve                                              $    895      $    847
Insurance reserves                                                 592           755
Accrued compensation                                             1,184           898
Other                                                              154            93
                                                              --------      --------
   Total deferred tax assets                                     2,825         2,593
                                                              --------      --------

DEFERRED TAX LIABILITIES:
Depreciation and amortization                                  (16,318)      (15,690)
Inventories                                                        (98)          (39)
Other                                                             (372)         (346)
                                                              --------      --------
   Total deferred tax liabilities                              (16,788)      (16,075)
                                                              --------      --------
      Net deferred tax liability                              $(13,963)     $(13,482)
                                                              --------      --------
                                                              --------      --------

REPORTED AS:
Current assets
  (included in prepaid expenses and other current assets)     $  2,269      $  2,208
Noncurrent liabilities-deferred income taxes                   (16,232)      (15,690)
                                                              --------      --------
      Net deferred tax liability                              $(13,963)     $(13,482)
                                                              --------      --------
                                                              --------      --------


         In connection with the 1994 initial public offerings of O'Sullivan's common stock, Tandy Corporation, TE Electronics Inc. and O'Sullivan entered into a Tax Sharing and Tax Benefit Reimbursement Agreement. Pursuant to the tax agreement, Tandy is primarily responsible for all U.S. federal income taxes, state income taxes and foreign income taxes with respect to O'Sullivan for all periods ending on or prior to the date of consummation of the Offerings and for audit adjustments to such federal income and foreign income taxes. O'Sullivan is responsible for all other taxes owing with respect to O'Sullivan, including audit adjustments to state and local income and for franchise taxes.

         O'Sullivan and Tandy made an election under Sections 338(g) and 338(h)(10) of the Internal Revenue Code with the effect that the tax basis of O'Sullivan's assets was increased to the deemed purchase price of the assets. An amount equal to such increase was included in income in the consolidated federal income tax return filed by Tandy. This additional tax basis results in increased income tax deductions and, accordingly, reduced income taxes payable by O'Sullivan. Pursuant to the tax agreement, O'Sullivan pays Tandy nearly all of the federal tax benefit expected to be realized with respect to such additional basis. Amounts payable to Tandy pursuant to the tax agreement are recorded as current federal income tax expense in the accompanying consolidated statements of operations. Income tax expense thus approximates the amount which would be recognized by O'Sullivan in the absence of the tax agreement. Although the amount of the payment required to be made in a particular year under the tax agreement may differ somewhat from the difference in that tax year between O'Sullivan's actual taxes and the taxes that O'Sullivan would have owed had the increase in basis not occurred, the aggregate amount of payments required to be made by O'Sullivan to Tandy over the life of the tax agreement will not differ materially from the difference over the life of the tax agreement between O'Sullivan's actual taxes and the amount of taxes that O'Sullivan would have owed had the increase in basis not occurred. Consequently, such payments should have no effect on O'Sullivan's earnings and should not have a material effect on its cash flow. The tax agreement provides for adjustments to the amount of tax benefit payable in the event of certain material transactions, such as a business combination or significant disposition of assets. During fiscal 1999, 1998 and 1997, $9.7 million, $11.7 million and $6.0 million, respectively, were paid to Tandy pursuant to this agreement. See Note 14.

NOTE 10 - STOCK OPTIONS.

         Under O'Sullivan's Amended and Restated 1994 Incentive Stock Plan, designated officers, employees, employee directors and consultants of O'Sullivan are eligible to receive awards in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock grants or performance awards. Annually, non-employee directors receive options to purchase 2,000 shares of common stock (increased from 1,000 shares beginning in fiscal 1998). The purchase price of common stock subject to an option shall not be less than the market value of the stock on the date of the grant and for a term not to exceed ten years. An aggregate of 2,000,000 shares of common stock have been reserved for issuance under the Plan, no more than 300,000 of which may be awarded as restricted stock or performance awards. In fiscal 1994, O'Sullivan awarded restricted shares of common stock totaling 19,950 shares. The restrictions on these shares lapsed in fiscal 1999.

         In July 1996, the compensation committee granted, subject to stockholder approval, options to purchase 625,250 shares of common stock to O'Sullivan's officers and other key employees. Depending on whether certain performance objectives were met, the options would become exercisable in one-third increments on each of the first three anniversaries of the date of the grant and would expire ten years after the date of the grant. To the extent performance objectives were not met, the options would become exercisable on August 10, 2003 and would expire September 10, 2003. As a result of O'Sullivan's Company's performance in fiscal 1997, the options became exercisable over three years through fiscal 1999 and will expire in July 2006. The stockholders approved the grants in November 1996; accordingly, O'Sullivan recognized compensation expense of approximately $2.2 million over the three year vesting period, which amount was based on the difference between the exercise price and the fair market value of common stock on the date of stockholder approval. O'Sullivan recognized compensation expense of $749,000 in each of fiscal 1999, fiscal 1998 and fiscal 1997 related to the granting of these options.

         Additionally, during fiscal 1997, the Board of Directors granted options to purchase 284,150 shares of common stock that were not based on performance objectives. Full vesting terms ranged from three to five years with the options expiring ten years from the date of the grant. The exercise prices for these options were equal to the fair market value on the respective dates of grant; therefore, no compensation expense was recognized.


                      Summary of Stock Option Transactions
                          (share amounts in thousands)


                                         June 30, 1999          June 30, 1998           June 30, 1997
                                     ---------------------   --------------------   ---------------------
                                                  Weighted              Weighted                Weighted
                                                   Average              Average                  Average
                                                  Exercise              Exercise                Exercise
                                     Shares        Price     Shares       Price     Shares        Price
                                     ------      ---------   ------     ---------   ------      ---------

Outstanding at beginning of year      1,544      $    9.77   1,215      $    7.61     324      $    9.14
Grants                                   91          10.60     378          15.90     909           7.31
Exercised                               (14)          7.23     (38)          7.13      (1)          7.50
Canceled                                (28)         10.00     (11)          9.32     (17)          8.02
                                      -----                  -----                  -----
Outstanding at end of year            1,593           9.84   1,544           9.77   1,215           7.61
                                      -----                  -----                  -----
                                      -----                  -----                  -----
Exercisable at end of year              928           8.82     500           8.45     145          10.04
                                      -----                  -----                  -----
                                      -----                  -----                  -----
Weighted average fair value of
   options granted during the year               $    5.38              $    7.95              $    6.53
                                                 ---------              ---------              ---------
                                                 ---------              ---------              ---------



                                   Options Outstanding               Options Exercisable
                       ------------------------------------------  -------------------------
                           Shares                        Weighted                   Weighted
      Range of         Outstanding at  Weighted Average   Average       Shares      Average
  Exercise Prices         6/30/99         Remaining      Exercise   Exercisable at  Exercise
                          (000's)      Contractual Life   Price    6/30/99 (000's)  Price
-------------------    --------------  ----------------  --------  ---------------  --------

$   6.18  -   $7.59        1,001           6.9 years     $  7.21        704         $  7.24
$   7.60  -   $9.49            9           6.7 years        8.65          7            8.49
$   9.50  -  $11.39           89           9.4 years       10.60          -               -
$  11.40  -  $13.29          138           5.9 years       12.52        123           12.54
$  13.30  -  $15.192          10           8.2 years       13.38          3           13.38
$  15.20  -  $16.10          346           8.0 years       16.09         91           16.09
                       --------------                              ---------------
$   6.18  -  $16.10        1,593           7.2 years     $  9.84        928         $  8.82
                       --------------                              ---------------
                       --------------                              ---------------


         O'Sullivan has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for options granted except as mentioned above. Had compensation cost for O'Sullivan's stock option plans been determined based on the fair value at the grant date for awards in fiscal 1999, 1998 and fiscal 1997 in accordance with the provisions of FAS 123, O'Sullivan's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                      Year Ended June 30,
                                               ------------------------------
                                                 1999       1998        1997
                                               --------   --------   --------
                                                     (in thousands)
Net income                     As reported     $ 21,153   $ 14,899   $ 16,398
                               Pro forma         19,765     13,729     15,521
Basic earnings per share       As reported         1.32       0.91       0.98
                               Pro forma           1.23       0.85       0.92
Diluted earnings per share     As reported         1.30       0.89       0.96
                               Pro forma           1.22       0.84       0.92


         We estimate the fair value of each option grant on the date of grant using the Black-Scholes option-pricing model based upon the following weighted average assumptions:


                                                1999         1998         1997
                                                -----        -----        -----
Risk-free interest rate                          5.10%        6.24%        6.70%
Dividend yield                                   None         None         None
Volatility factor                               42.57%       37.56%       47.84%
Weighted average expected life (years)           6.0          6.6          6.8


         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of the impact on future years as the pro forma amounts above do not include the impact of stock option awards granted prior to fiscal 1996.

NOTE 11 - EMPLOYEE BENEFIT PLANS.

         O'Sullivan maintains a stock purchase program that is available to most employees. The stock purchase program (the "SPP"), as amended, allows a maximum employee contribution of 5%, while O'Sullivan's matching contribution is 25%, 40% or 50% of the employee's contribution, depending on the length of the employee's participation in the program. The matching contributions to the stock purchase program were $700,000, $700,000 and $600,000 in fiscal years 1999, 1998 and 1997, respectively.

         O'Sullivan also has a Savings and Profit Sharing Plan in which most employees are eligible to participate. Under the savings or Section 401(k) portion of the plan, employees may contribute from 1% to 15% of their compensation (subject to certain limitations imposed by the Internal Revenue
Code), and O'Sullivan makes matching contributions equal to 50% of the first 5% of eligible employee contributions. Under the profit sharing portion of the plan, O'Sullivan may contribute annually an amount up to 7.5% of O'Sullivan's pre-tax earnings, subject to Board approval. Employer matching contributions are invested in O'Sullivan common stock. Employer matching contributions vest immediately, while profit sharing contributions vest 100% when the employee has five years of service with O'Sullivan. For fiscal 1999, 1998 and 1997, O'Sullivan accrued approximately $2.5 million, $1.7 million and $2.0 million, respectively, for the profit sharing portion of the plan. The matching contributions to the savings portion of the plan were $800,000, $700,000 and $600,000 in fiscal year 1999, 1998 and 1997 respectively.

         Employees can direct the voting of O'Sullivan common stock attributable to their Stock Purchase Program and Savings and Profit Sharing Plan accounts.

         Effective July 1, 1997, O'Sullivan implemented its Deferred Compensation Plan. This plan is available to employees of O'Sullivan deemed to be "highly compensated employees" pursuant to the Internal Revenue Code. O'Sullivan will make certain matching and profit sharing accruals to the accounts of participants. All amounts deferred or accrued under the terms of the plan represent unsecured obligations of O'Sullivan to the participants. Matching and profit sharing accruals under the this plan were not material in fiscal 1999 or fiscal 1998.

NOTE 12 - TERMINATION PROTECTION AGREEMENTS.

         O'Sullivan has entered into Termination Protection Agreements with most of its officers. These Termination Protection Agreements, all of which are substantially similar, have initial terms of two years which automatically extend to successive one-year periods unless terminated by either party. If the employment of any of these officers is terminated, with certain exceptions, within 24 months following a change in control, the officers are entitled to receive certain cash payments, as well as the continuation of fringe benefits for a period of up to twelve months. Additionally, all benefits under the Savings and Profit Sharing Plan and the Deferred Compensation Plan vest, all restrictions on any outstanding incentive awards or shares of restricted common stock will lapse and such awards or shares will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and O'Sullivan will be required to purchase for cash, on demand made within 60 days following a change in control, any shares of unrestricted common stock and options for shares at the then current per-share fair market value. The agreements as amended in February 1996 also provide one year of outplacement services for the officer and that, if the officer moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan, O'Sullivan will, upon request, repurchase the officer's primary residence at a price determined in accordance with the agreement.

         In March 1999, O'Sullivan entered into 24 Termination Protection Agreements with its director-level managers, three of whom were promoted to officers in July 1999. The Termination Protection Agreements (all of which are substantially similar) have initial terms of two years which automatically extend for successive one-year periods unless terminated by either party. If the employment of any of these employees is terminated (with certain exceptions) within twelve months following a "Change in Control," or in certain other instances in connection with a Change in Control, the employees are entitled to receive a cash payment equal to the total of six months salary and one-half of their respective annual bonus (twelve months salary and an annual bonus amount in certain instances). The employees would also be entitled to the continuation of certain insurance benefits (life insurance, disability, medical, dental and hospitalization benefits) for a period of up to six (or twelve) months. The agreements also provide for outplacement services for the employee.


         Under the Termination Protection Agreements, a "Change in Control" will be deemed to have occurred if either (i) any person or group acquires beneficial ownership of 15% of the voting securities of O'Sullivan, (ii) there is a change in the composition of a majority of the Board of Directors within any two-year period which is not approved by certain of the directors who were directors at the beginning of the two-year period; (iii) the stockholders of O'Sullivan approve a merger, consolidation or reorganization involving O'Sullivan; (iv) there is a complete liquidation or reorganization involving O'Sullivan; or (v) O'Sullivan enters into an agreement for the sale or other disposition of all or substantially all of the assets of O'Sullivan.

NOTE 13 - STOCKHOLDER RIGHTS PLAN.

         O'Sullivan has adopted a Stockholder Rights Plan under which one right (a "Right") was issued with respect to each share of common stock. Each Right entitles the holder to purchase from O'Sullivan a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $110 per Right, subject to adjustment in certain events.

         The Rights are currently attached to all certificates representing outstanding shares of common stock, and separate certificates for the Rights will be distributed only upon the occurrence of certain specified events. The Rights will separate from the common stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or (ii) ten business days (or such later date as may be determined by O'Sullivan's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person becoming an Acquiring Person.

         The Rights Plan was amended in March 1999 to change the Rights Agent and to conform the plan to recent Delaware court decisions.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 1, 2004, unless earlier redeemed or exchanged by O'Sullivan.

         In the merger agreement discussed in Note 3 above, O'Sullivan agreed to amend the stockholder rights plan so that OSI Acquisition, Inc. will not be an Acquiring Person.

NOTE 14 - COMMITMENTS AND CONTINGENCIES.

          O'Sullivan leases warehouse space, computers and certain other equipment under operating leases. As of June 30, 1999, minimum future lease payments for all noncancellable lease agreements were as follows (in thousands):


               2000             $ 1,611
               2001               1,102
               2002                 753
               2003                 515
               2004                 338
               Thereafter            66
                                -------
               Total            $ 4,384
                                -------
                                -------


         Amounts incurred by O'Sullivan under operating leases (including renewable monthly leases) were $1,679,000, $1,367,000 and $936,000 in 1999, 1998 and 1997, respectively.

         On May 18, 1999, five lawsuits were filed as class actions by stockholders in the Delaware Court of Chancery seeking to enjoin the merger or, in the alternative to rescind the merger and recover monetary damages (See Note
3). The complaints name as defendants O'Sullivan, all of its directors and, in some cases, BRS. The complaints allege that O'Sullivan's directors breached their fiduciary duties by approving the merger. The complaints also allege that the price terms of the merger are inadequate and unfair to O'Sullivan's stockholders. In addition, the complaints allege that the management participants in the buyout have conflicts of interest that have prevented them from acting in the best interests of O'Sullivan's stockholders and that make it inherently unfair for BRS and the management participants in the buyout to acquire 100% of the O'Sullivan's stock. In the cases naming BRS as a defendant, BRS is alleged to have aided and abetted breaches of fiduciary duties. The defendants do not have to respond to the lawsuits after the plaintiffs have combined their complaints into one complaint. The court issued an order on July 22, 1999 requiring the plaintiffs to consolidate their complaints into one complaint. However, no date has been set by which the defendants must move or answer in response to the combined complaint. Management believes that the claims are without merit and intends to vigorously defend the lawsuit.

         On June 29, 1999, Tandy filed suit in a Texas court against O'Sullivan. The suit relates to a potential reduction in O'Sullivan's tax benefit payments to Tandy that would result from increased interest expense after the completion of the merger. Tandy claims that this reduction would violate the tax sharing and tax reimbursement agreement.

         On September 9, 1999, Tandy filed a motion for summary judgment in its lawsuit. The motion argues that Tandy is entitled to a court order requiring O'Sullivan to commence dispute resolution procedures under the tax sharing agreement. Because O'Sullivan has made all the payments required to be made under the tax sharing agreement and because no merger has occurred, O'Sullivan believes that Tandy's lawsuit is premature since there cannot be a dispute under the tax sharing agreement with respect to the increased interest resulting from the merger until the merger is completed. Alternatively, Tandy argues that it is entitled to a court order preventing O'Sullivan from deducting the interest expense related to the merger from O'Sullivan's tax-sharing payments to Tandy. Tandy's argument is based on a letter to that effect, dated June 22, 1999, from PricewaterhouseCoopers LLP to an officer of Tandy. The PricewaterhouseCoopers letter relies on an opinion provided by Tandy's outside counsel. O'Sullivan has not seen a copy of that opinion. Tandy claims that the June 22, 1999 letter entitles it to the relief it seeks since PricewaterhouseCoopers is O'Sullivan's auditing firm. According to Tandy, PricewaterhouseCoopers should necessarily be an acceptable arbiter to O'Sullivan under the tax sharing agreement's dispute resolution provisions. PricewaterhouseCoopers, however, did not issue the letter in its capacity as O'Sullivan's auditor or as a neutral arbiter, but rather at the request of Tandy. Moreover, PricewaterhouseCoopers states in the letter that the letter "does not constitute a tax opinion or legal advice." O'Sullivan believes the PricewaterhouseCoopers letter does not entitle Tandy to relief because, among other invalid assumptions supplied by Tandy, that letter incorrectly assumes that OSI Acquisition, Inc. will incur the debt used to finance the merger. In fact, the debt used to finance the merger will be incurred by O'Sullivan Industries Holdings, Inc. and its operating subsidiary, O'Sullivan Industries, Inc. O'Sullivan has received an opinion from its outside counsel that supports O'Sullivan's interpretation of the tax sharing agreement. A hearing on the motion for summary judgment is scheduled for October 1, 1999. O'Sullivan believes Tandy's lawsuit is without merit and intends to defend itself vigorously.

         In addition, O'Sullivan is a party to various legal actions arising in the ordinary course of its business. O'Sullivan does not believe that any such pending actions will have a material adverse effect on its results of operations or financial position. O'Sullivan maintains liability insurance at levels which it believes are adequate for its needs.

         O'Sullivan's operations are subject to extensive federal, state and local laws, regulations and ordinances relating to the generation, storage, handling, emission, transportation and discharge of certain materials, substances and waste into the environment. Permits are required for certain of O'Sullivan's operations and are subject to revocation, modification and renewal by governmental authorities. In general, compliance with air emission regulations is not expected to have a material adverse effect on O'Sullivan's business, results of operations or financial condition.

         O'Sullivan's manufacturing facilities ship waste product to various disposal sites. O'Sullivan has been designated as a potentially responsible party under the Arkansas Remedial Action Trust Fund Act in connection with the cost of cleaning up one site in Diaz, Arkansas and has entered into a DE MINIMIS buyout agreement with certain other potentially responsible parties, pursuant to which it has contributed $2,000 to date toward cleanup costs. O'Sullivan believes that amounts it may be required to pay in the future, if any, will be immaterial.

         In October 1998, Mr. Daniel F. O'Sullivan, Chairman of the Board of Directors and Chief Executive Officer, completed negotiations of a retirement and consulting agreement with O'Sullivan contingent upon the hiring of his successor. In May 1999, the original retirement agreement was amended, removing a contingency relating to the hiring of his successor. The retirement agreement contains standard noncompetition provisions. The present value of all future payments to Mr. O'Sullivan under this agreement have been capitalized and recorded as an intangible asset. The noncompetition asset will be amortized on a straight line basis over the term of the agreement with Mr. O'Sullivan commencing on the earlier of his retirement or March 31, 2000. Based on a retirement date of March 31, 2000, the amortization period would be approximately 6.3 years. The noncompetition asset of $1.9 million, which represents the present value of the future payments to be paid pursuant to the agreement, and the corresponding liability of $1.9 million, are included in the accompanying consolidated balance sheet.

         During fiscal 1999, O'Sullivan also recorded compensation expense equal to the intrinsic value of Mr. O'Sullivan's outstanding options in conjunction with the acceleration of the vesting of Mr. O'Sullivan's unvested options and the extension of the exercise period for all of Mr. O'Sullivan's options. The compensatory charge related to the options, combined with the associated legal and other costs, approximated $235,000.

NOTE 15 - SHARE REPURCHASE PROGRAM.

         On May 2, 1997, the Board of Directors authorized the purchase of up to five percent of the outstanding shares of O'Sullivan's common stock during the next 24 months. Purchases were completed in October 1998, after spending approximately $9.5 million for 840,000 shares.

NOTE 16 - MAJOR CUSTOMERS AND INTERNATIONAL OPERATIONS.

         Sales to three customers exceeded 10% of net sales in at least one of the prior three fiscal years. Sales to such customers as a percentage of net sales were:

                                    YEAR ENDED JUNE 30,
                                 --------------------------
                                 1999       1998       1997
                                 ----       ----       ----
               Customer A        20.9%      20.1%      17.1%
               Customer B        13.1%      11.6%      12.3%
               Customer C         7.6%       9.7%      12.0%

         There are no material foreign operations or export sales.

NOTE 17 - QUARTERLY OPERATING RESULTS - UNAUDITED (in thousands, except per share data).

                                               Fiscal 1998 (By Quarter)
                                      --------------------------------------
                                         1         2         3          4
                                      -------   -------   --------   -------
Net sales                             $87,673   $97,786   $108,529   $85,644
Gross profit                           24,893    28,099     32,809    26,201
Net income                              3,715     4,733      7,732     4,974(a)
Basic earnings per common share          0.23      0.30       0.48      0.31
Diluted earnings per common share        0.23      0.29       0.47      0.30

                                               Fiscal 1999 (By Quarter)
                                      --------------------------------------
                                         1         2         3          4
                                      -------   -------   --------   -------
Net sales                             $77,141   $85,524   $ 92,325   $84,417
Gross profit                           22,738    23,386     24,653    24,544
Net income                              3,603     3,424      3,814     4,058
Basic earnings per common share          0.22      0.21       0.24      0.25
Diluted earnings per common share        0.22      0.20       0.23      0.25

(a)  See Note 2 regarding significant fourth quarter adjustments.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

          None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

         The following sets forth certain information with respect to the business experience of each Director of O'Sullivan during the past five years and certain other directorships held by Director. References to service with O'Sullivan in this section include service with O'Sullivan Industries, Inc. our wholly owned subsidiary.

CLASS III DIRECTORS--TERM EXPIRING 1999.

WILLIAM C. BOUSQUETTE, 62, an independent financial consultant, was appointed a director of O'Sullivan in December 1993. From January 1995 through December 31, 1996, Mr. Bousquette was the Senior Vice President and Chief Financial Officer of Texaco, Inc., an integrated petroleum company. From January 1994 to January 1995 and from November 1990 to January 1993, he was Executive Vice President and Chief Financial Officer of Tandy Corporation, a retailer of consumer electronics products. From January 1993 to January 1994, he was Chief Executive Officer of TE Electronics Inc., a subsidiary of Tandy. From 1983 until O'Sullivan's initial public offerings in February 1994, Tandy and TE owned all of the stock of O'Sullivan. Mr. Bousquette is also a director of Cyprus Amax Minerals Company, a mining company; and InterTAN, Inc., a retailer of consumer electronics products with locations in Canada, Australia and the United Kingdom.

STEWART M. KASEN, 60, was appointed President and Chief Executive Officer of Factory Card Outlet, Inc. in May 1998; he has served as Chairman since 1997. Factory Card Outlet is a retailer of special occasion merchandise which filed for protection under Chapter 11 of the United States Bankruptcy Code in 1999. Mr. Kasen was the Chief Executive Officer of Best Products Co., Inc., a chain of retail stores, from October 1989 to April 1996. Best Products filed a petition for bankruptcy under the United States Bankruptcy Code in September 1996, and Best Products was subsequently liquidated. Mr. Kasen is also a director of Markel Corporation, an underwriter of specialty insurance products; K2 Inc., a manufacturer of sporting goods and recreational products; and The Elder-Beerman Stores Corp., a regional department store. Mr. Kasen joined O'Sullivan's Board of Directors in August 1996.

DANIEL F. O'SULLIVAN, 58, was named President, Chief Executive Officer and a Director of O'Sullivan in November 1993 and became Chairman of the Board in December 1993. He relinquished the position of President of O'Sullivan in July 1996 and resigned as Chief Executive Officer in October 1998. He served as President of O'Sullivan Industries, Inc. from 1986 until July 1996, and was appointed Chairman of the Board and Chief Executive Officer in 1994. He also serves as Chairman of the Board and Chief Executive Officer of O'Sullivan Industries -Virginia, Inc. Mr. O'Sullivan has been employed by O'Sullivan since September 1962. Under the terms of his retirement and consulting agreement with O'Sullivan, Mr. O'Sullivan is to retire as Chairman in March 2000.

CLASS I DIRECTORS--TERM EXPIRING 2000.

RICHARD D. DAVIDSON, 51, was named President and Chief Operating Officer of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries -Virginia, Inc. in July 1996. He was named a Director of O'Sullivan Industries and O'Sullivan Industries - Virginia, Inc. in July 1996 and O'Sullivan Holdings in August 1996. For more than five years prior to October 1995, he served as a Senior Vice President of Sunbeam Corporation and as President of Sunbeam's Outdoor Products Division.

RONALD G. STEGALL, 51, has been President and Chief Executive Officer of Arlington Equity Partners, a venture capital investment firm, since 1992. Mr. Stegall is Chairman of the Board of InterTAN, Inc., a retailer of consumer electronics products with locations in Canada, Australia and the United Kingdom, and is a director of Hastings Entertainment, Inc., a retailer of books, audio and video recordings and software, and Gadzooks, Inc. an apparel and accessory retailer. From 1987 through 1991, he was Chairman and Chief Executive Officer of BizMart, Inc., a chain of office products superstores subsequently sold to OfficeMax, Inc. Mr. Stegall was appointed a director of O'Sullivan in July 1994.

CLASS II DIRECTORS--TERM EXPIRING 2001.

CHARLES G. HANSON, 86, retired on December 31, 1993 from his career as the founder, President and Chief Executive Officer of Stuart Hall Co., a commercial stationery manufacturer, following the sale of Stuart Hall to The Newell Co. He is also a member of the Board of Trustees of the Eisenhower Medical Center and the Barbara Sinatra Children's Center. Mr. Hanson was appointed a director of O'Sullivan in March 1995.

THOMAS M. O'SULLIVAN, SR., 77, was appointed director of O'Sullivan in December 1993. He founded O'Sullivan Industries in 1954 and served as its President until June 1986. He has been President of O'Sullivan Properties, Inc., a real estate investment company, since December 1986.

TYRONE E. RIEGEL, 56, has been Executive Vice President of O'Sullivan Industries, Inc. since July 1986 and a Director since March 1994. He was appointed as Executive Vice President and a Director of O'Sullivan in November 1993. Mr. Riegel also serves as Executive Vice President and a Director of O'Sullivan Industries - Virginia, Inc. Mr. Riegel has been employed by O'Sullivan since January 1964.

EXECUTIVE OFFICERS.

         O'Sullivan's executive officers, and their ages and positions with O'Sullivan as of September 1, 1999, are as follows:


                                   OFFICER
NAME                        AGE    SINCE(1)   POSITION(S)

Daniel F. O'Sullivan         58      1969     Chairman of the Board
Richard D. Davidson          51      1996     President and Chief Operating Officer and Director
Tyrone E. Riegel             56      1969     Executive Vice President and Director
Phillip J. Pacey             34      1999     Vice President-Finance and Treasurer
Thomas M. O'Sullivan, Jr.    44      1993     Vice President-Sales
Rowland H. Geddie, III       45      1993     Vice President, General Counsel and Secretary
E. Thomas Riegel             55      1993     Vice President-Strategic Operations
James C. Hillman             54      1973     Vice President-Human Resources
Michael P. O'Sullivan        40      1995     Vice President-Marketing
Tommy W. Thieman             48      1999     Vice President-Manufacturing-Lamar
Stuart D. Schotte            37      1999     Vice President-Supply Chain Management


----------
(1)  Includes officer positions held with O'Sullivan Industries, Inc.

          PHILLIP J. PACEY was appointed Vice President-Finance and Treasurer of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries -Virginia, Inc. in July 1999. From November 1995 until July 1999, he served as Treasurer of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. From 1994 until November 1995, Mr. Pacey served as Corporate Tax Manager of Savannah Foods and Industries, Inc., a sugar refiner and marketer.

          THOMAS M. O'SULLIVAN, JR. has been Vice President-Sales of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. since 1993. Mr. O'Sullivan has been employed by O'Sullivan since June 1979.

          ROWLAND H. GEDDIE, III has been Vice President, General Counsel and Secretary of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries -Virginia, Inc. since December 1993. He was appointed a Director of O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. in March 1994.

          E. THOMAS RIEGEL has been Vice President-Strategic Operations of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries -Virginia, Inc. since November 1995. From June 1993 until November 1995, he was Vice President-Marketing of O'Sullivan, O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. Mr. Riegel has been employed by O'Sullivan since May 1971.

         JAMES C. HILLMAN has been Vice President-Human Resources of O'Sullivan since November 1993 and of O'Sullivan Industries, Inc. since 1980. He also serves as Vice President-Human Resources of O'Sullivan Industries - Virginia, Inc. Mr. Hillman has been employed by O'Sullivan since May 1971.

          MICHAEL P. O'SULLIVAN has been Vice President-Marketing of O'Sullivan, Industries and O'Sullivan Industries - Virginia, Inc. since November 1995. He served as National Sales Manager of O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. from July 1993 until November 1995. Mr. O'Sullivan has been employed by O'Sullivan since 1984.

         TOMMY W. THIEMAN was appointed Vice President-Manufacturing-Lamar in July 1999 for O'Sullivan and O'Sullivan Industries, Inc. Since 1987, he has served as the Plant Manager in Lamar. Mr. Thieman has been employed by O'Sullivan since 1984.

         STUART D. SCHOTTE was appointed Vice President-Supply Chain Management in July 1999 for O'Sullivan , O'Sullivan Industries, Inc. and O'Sullivan Industries - Virginia, Inc. From February 1998 to July 1999, Mr. Schotte served as Controller for O'Sullivan Holdings, O'Sullivan Industries, Inc. and O'Sullivan Industries -Virginia, Inc. From July 1996 until February 1998, Mr. Schotte served as Director of Financial Analysis and Planning for Fast Food Merchandisers, Inc. From October 1994 to July 1996, he was a certified public accountant. From March 1993 to October 1994, he served as Corporate Controller for Savannah Foods and Industries, Inc.

          CERTAIN RELATIONSHIPS. Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan are brothers. Tommy W. Thieman is the brother-in-law of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan. Tyrone E. Riegel and James C. Hillman were, prior to the deaths of their respective spouses, brothers-in-law of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan. Tyrone E. Riegel and E. Thomas Riegel are brothers. Thomas M. O'Sullivan, Sr., a Director and the founder of O'Sullivan, is the father of Daniel F. O'Sullivan, Thomas M. O'Sullivan, Jr. and Michael P. O'Sullivan, is the father-in-law of Tommy W. Thieman and is the former father-in-law of Tyrone E. Riegel and James C. Hillman.

ITEM 11.  EXECUTIVE COMPENSATION.

                           SUMMARY COMPENSATION TABLE

         The following table reflects the cash and non-cash compensation for the chief executive officer of O'Sullivan and the four next most highly compensated executive officers at June 30, 1998.

                                                                               Long-Term
                                          Annual Compensation(1)              Compensation
                                          ----------------------              ------------

                                                                 Securities        All Other
                                 Fiscal   Salary     Bonus     Underlying Stock   Compensation
Name and Principal Position       Year     ($)        ($)       Options (#)(2)       ($)(3)

Daniel F. O'Sullivan              1999    275,000   229,279              --          44,107
Chairman of the Board             1998    273,269    74,856          80,000          35,939
                                  1997    229,807   210,849         136,000          21,096

Richard D. Davidson               1999    225,000   174,263              --          37,104
President and                     1998    224,423    56,942          65,000          31,760
Chief Operating Officer           1997    205,961   178,809         100,000          18,119

Tyrone E. Riegel                  1999    195,000   116,276              --          35,009
Executive Vice President          1998    194,615    38,062          28,000          35,441
                                  1997    184,856   121,268          84,500          26,503

Terry L. Crump(4)                 1999    160,000    95,460              --          28,576
Executive Vice President and      1998    159,423    31,284          28,000          27,366
Chief Financial Officer           1997    144,904    85,531          61,750          20,710

Thomas M. O'Sullivan, Jr.         1999    130,000    54,422              --          24,222
Vice President-Sales              1998    129,615    17,922          12,000          23,660
                                  1997    119,904    55,226          41,000          20,915


----------

          (1) For the years shown, the named officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named officers are not shown because the aggregate amount of such compensation, if any, for each of the Named Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

          (2) Includes all options granted during fiscal years shown under the O'Sullivan Incentive Stock Plan. No stock appreciation rights were granted with any options.

          (3) In fiscal 1999, other compensation for the named officers consisted of the following:


                                                                      STOCK         DEFERRED
                                                                     PURCHASE     COMPENSATION
                                                   SPSP MATCHING     PROGRAM     PLAN MATCHING
                            GROUP LIFE               AND PROFIT      ("SPP")          AND
                            INSURANCE    AUTO         SHARING        MATCHING    PROFIT SHARING
     NAME                    PREMIUMS   ALLOWANCE  CONTRIBUTIONS  CONTRIBUTIONS  CONTRIBUTIONS
     ----                    --------   ---------  -------------  -------------  -------------

Daniel F. O'Sullivan        $ 3,150     $   -- *     $ 11,474       $ 8,747       $ 20,737
Richard D. Davidson         $ 2,016     $ 8,500      $ 11,474       $ 5,639       $  9,495
Tyrone E. Riegel            $ 3,150     $ 8,154      $ 11,474       $ 5,827       $  6,405
Terry L. Crump              $ 1,218     $ 8,154      $ 11,474       $ 3,826       $  3,904
Thomas M. O'Sullivan, Jr.   $   490     $ 7,827      $ 10,909       $ 3,698       $  1,656


     * Mr. Daniel F. O'Sullivan has the use of a company-owned automobile as a perquisite.

          The table does not include amounts payable in the event of a Change in Control. See "Change in Control Protections".

     (4)  Mr. Crump resigned as an officer of O'Sullivan on August 31, 1999.

SEVERANCE AGREEMENTS.

         In October 1998, O'Sullivan entered into a Retirement and Consulting Agreement, Release and Waiver of Claims with Daniel F. O'Sullivan. Under the retirement agreement, as amended in May 1999, Mr. O'Sullivan resigned as Chief Executive Officer in October 1998 and is to retire as Chairman of the Board in March 2000. Upon his retirement, O'Sullivan has agreed to pay Mr. O'Sullivan $42,160 per month for 36 months and then to pay him $11,458 per month until he reaches age 65. O'Sullivan will also provide Mr. O'Sullivan with health insurance. Upon his retirement, Mr. O'Sullivan's unvested stock options will vest and be exercisable for five years or until their earlier expiration. Mr. O'Sullivan will provide consulting services, if requested, to O'Sullivan until he reaches age 65, and has agreed not to compete with O'Sullivan during the period he is a consultant.

         In August 1999, O'Sullivan entered into a severance agreement with Terry Crump, its Executive Vice President and Chief Financial Officer at the time. Pursuant to the agreement, Mr. Crump resigned as an officer of O'Sullivan effective August 31, 1999, although he remains an employee. In the Agreement, O'Sullivan agreed to pay Mr. Crump the benefits he would receive under his Termination Protection Agreement if the merger closes. If the merger does not close, O'Sullivan will pay Mr. Crump one year's salary, will maintain his medical and life insurance for up to one year and will pay for certain outplacement services.

                         OPTION GRANTS IN THE LAST YEAR

         During the fiscal year ended June 30, 1999, no options were granted to the named officers.

                        OPTION EXERCISES IN THE LAST YEAR
                           AND YEAR-END OPTION VALUES

          The following table summarizes information on outstanding options to purchase common stock held by the named officers as of June 30, 1999. No options were exercised by officers or directors during the fiscal year ended June 30, 1999.


                                                              VALUE OF        VALUE OF
                                SHARES         SHARES        EXERCISABLE   UNEXERCISABLE
      NAME                   EXERCISABLE   UNEXERCISABLE       OPTIONS        OPTIONS
                              @ 6/30/99      @ 6/30/99        @ 6/30/99      @ 6/30/99

Daniel F. O'Sullivan           139,248        124,052      $  1,100,853     $ 601,479
Richard D. Davidson             78,657         86,343           644,122       398,882
Tyrone E. Riegel                94,030         54,470           784,092       341,565
Terry L. Crump                  64,215         42,455           549,398       264,846
Thomas M. O'Sullivan, Jr.       48,563         22,437           351,016       142,046


                          CHANGE IN CONTROL PROTECTIONS

          O'Sullivan has termination agreements with its executive officers. If the employment of a protected employee is terminated by us within a period of up to 24 months after a change in control, the employee will be entitled to receive various benefits. The completion of the merger is a change of control for purposes of these agreements. These benefits include:

     1. a cash payment equal to the current base salary and highest bonus received in the previous years;

     2. a cash payment equal to the bonus earned by the employee in the year of termination, calculated on a pro rated basis on the date of termination;

     3.   a cash payment equal to accrued and unpaid vacation pay;

     4.   a cash payment for an automobile allowance of 12 months;

     5.   continued life and health insurance coverage for up to 12 months;

     6. a lump sum payment, adjusted for taxes, to the employee in an amount equal to the protected employee's unvested profit sharing account in the Savings and Profit Sharing Plan;

     7. a cash payment based on the amount that the protected employee would have received under our Deferred Compensation Plan had he continued to work for O'Sullivan until he attained the age of 65;

     8. all outstanding stock options vest and bonus become immediately exercisable;

     9. O'Sullivan will be required to purchase for cash any shares of unrestricted common stock and options for shares at the fair market value;

     10.  one year of outplacement services;

     11. for certain executive officers, if the protected employee moves more than 20 miles from his primary residence in order to accept permanent employment within 36 months after leaving O'Sullivan, we will repurchase employee's primary residence; and

     12.  if the executive officer is required to pay an excise tax under
          Section 4999 of the Internal Revenue code of 1986, we will pay the employee an additional amount to offset the effect of the tax.

         The agreements for certain executive officers also provide for cash payments in lieu of matching payments under the Stock Purchase Program and the Savings and Profit Sharing Plan. The agreements for certain executive officers also provide that, in some circumstances, they may voluntarily leave the employment of

O'Sullivan after a change in control and receive the benefits under the protection agreements. These circumstances include:

     -    an adverse change in the executive's status, title or duties;

     -    a reduction in the executive's salary or bonus;

     - relocation of the executive's office to a site which is more than 20 miles from its present location;

     -    a reduction in the executive's benefit levels;

     -    the insolvency or bankruptcy of O'Sullivan; or

     - the executive leaves the employment of O'Sullivan for any reason during the 60-day period beginning on the first anniversary of the change in control

         However, for purposes of the merger, each of the executive officers who is a management participant in the buyout has waived his right to receive benefits under the protection agreements in these circumstances, other than a reduction in his salary or bonus.

         The table below sets forth the total payments that may be received by each of the named officers if these persons are terminated following the completion of the merger. The values of non-cash benefits have been included on the basis of their estimated fair value. These amounts do not include any payments to be received for shares of O'Sullivan common stock or options to acquire O'Sullivan common stock. These amounts also do not include payments which we would make to offset the effect of excise taxes or to purchase any executive officer's home. We have assumed for this purpose that the merger was completed on September 30, 1999.


         OFFICER                                                AMOUNT
         -------                                               -------
Richard Davidson...........................................   $ 611,457
      President and Chief Operating Officer

Tyrone E. Riegel...........................................   $ 474,132
      Executive Vice President
Terry L. Crump.............................................   $ 390,983
      Executive Vice President and Chief Financial Officer
Thomas M. O'Sullivan, Jr...................................   $ 298,452
      Vice President-Sales


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         The members of the Compensation Committee are William C. Bousquette, Stewart M. Kasen and Ronald G. Stegall. No member of the Compensation Committee was an officer or employee of O'Sullivan Company or its subsidiaries during the fiscal year ended June 30, 1999. None was formerly an officer of O'Sullivan or any of its subsidiaries, except that Mr. Bousquette was a Vice President of O'Sullivan Industries, Inc. from July 12, 1991 until February 7, 1994. In addition, no executive officer of O'Sullivan serves on the board of directors or the compensation committee of another entity where a committee member is employed.

                             DIRECTORS' COMPENSATION

         Directors of O'Sullivan who are not employees of O'Sullivan or its subsidiaries are paid an annual retainer of $25,000. The chairmen of the compensation committee and the audit committee each receive an additional $1,000 per year. Expenses of attendance at meetings are paid by O'Sullivan. No fees are paid for attendance at Board or compensation or audit committee meetings. Employees of O'Sullivan do not receive additional compensation for their service as a director other than payment of expenses, if any, to attend a meeting.

         Each non-employee director automatically receives nonqualified stock options to purchase 2,000 shares of common stock on the first trading day in September of each year that he or she serves as a director. The option exercise price is set at the fair market value (as defined in the ISP) of a share of common stock on the first trading day immediately preceding the date of grant. The options vest in three equal increments on the first, second and third anniversaries of the date of grant.

         Effective July 1, 1997, O'Sullivan implemented its Stock Plan for Directors, which was approved by the stockholders of O'Sullivan at the 1997 Annual Meeting. Under the plan, directors may elect to receive their fees and retainers in common stock or restricted common stock rather than cash. Common stock is distributed quarterly, and is priced at the average of the closing prices on the last day of each month in a quarter. If a director elects to receive restricted stock, the purchase price is the same as for unrestricted common stock; the shares are issued in his name but are held in escrow by O'Sullivan. Restrictions on restricted stock under the plan lapse upon the death or disability of the director, retirement of the director at age 55 or older, involuntary termination of service as a director, a vote of a majority of the members of the Board other than the participating director or a change in control of O'Sullivan. If a participating director ceases to be a director of O'Sullivan for any other reason, the restricted stock issued to him is forfeited to O'Sullivan.

         During fiscal 1999, the Board established a special search committee and a special committee. These new committees entailed substantial additional responsibilities and time commitments on the directors serving on the committees. Accordingly, the Board approved additional compensation for the directors serving on the committees. Members of the special search committee received one-time retainers of $5,000 each, plus $1,000 for each meeting attended. Members of the special committee received a one-time retainer of $5,000, a fee of $1,000 for each meeting attended in person and $500 for each meeting attended by telephone conference. Additionally, Mr. Bousquette received a $10,000 retainer for his substantial services as chairman of the special committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, Executives and any persons holding 10% or more of Common Stock are required to report their ownership of the Company's securities and any change in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this report any failure to file by these dates during the fiscal year ended June 30, 1999. All of these filing requirements were satisfied by the Company's directors and Executives during fiscal 1999.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

BENEFICIAL OWNERSHIP OF COMMON STOCK.

         To our knowledge, the following are the only persons who own more than 5% of the shares of O'Sullivan's common stock:


                                          AMOUNT AND NATURE
                                            OF BENEFICIAL       PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP          OF CLASS

Tweedy, Browne Company L.L.C. ........        1,485,009            9.3%
TBK Partners, L.P.
Vanderbilt Partners, L.P. ............
   52 Vanderbilt Avenue
   New York, New York 10017

Reich and Tang Asset Management L.P....       1,331,700            8.3%
   600 Fifth Avenue
   New York, New York 10020

Dimensional Fund Advisors, Inc. ......         944,700             5.9%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

ICM Asset Management .................         832,800             5.2%
   601 W. Main Avenue, Suite 97
   Spokane, WA 99201


         We had 16,086,329 shares of common stock outstanding on September 15, 1999. The following table provides information regarding the beneficial ownership of O'Sullivan's common stock as of August 27, 1999 for:

     -    our executive officers;
     -    our directors; and
     -    all of our directors and executive officers as a group.

Except under applicable community property laws, joint ownership and as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to its or his shares.


                                                                            SAVINGS
                                                 SHARES         OPTIONS      AND
                     NAME                     BENEFICIALLY   BENEFICIALLY   PROFIT       TOTAL    PERCENT
                                                  OWNED          OWNED       PLAN       SHARES     OWNED
                                              ------------   ------------   -------    --------   -------
Daniel F. O'Sullivan.......................       46,733        263,300       1,545     311,578     1.9%
Richard D. Davidson........................      119,506        165,000         740     285,246     1.8%
Tyrone E. Riegel...........................       31,861        148,500       1,346     181,707     1.1%
Terry L. Crump.............................       23,460        106,670         834     130,806        *
Thomas M. O'Sullivan, Jr...................       36,211         71,000       2,841     110,052        *
Michael P. O'Sullivan......................       27,946         67,500       4,337      99,783        *
Rowland H. Geddie, III.....................       11,118         71,000       4,634      86,752        *
E. Thomas Riegel...........................       13,152         71,000       2,439      86,591        *
Tommy W. Thieman...........................       18,070         31,500       4,292      53,862        *
Phillip J. Pacey...........................        9,361         24,000       2,757      36,118        *
Stuart D. Schotte..........................          129          7,000          82       7,211        *
James C. Hillman...........................       22,592         71,000       3,959      97,551        *
William C. Bousquette......................       14,224          9,000           0      23,224        *
Charles G. Hanson..........................       25,000          8,000           0      33,000        *
Stewart M. Kasen...........................        8,417          7,000           0      15,417        *
Thomas M. O'Sullivan, Sr...................      167,084          9,000           0     165,084     1.1%
Ronald G. Stegall..........................            0          9,000           0       9,000        *
Directors and executive officers as a group
   (17 persons)............................      574,863      1,129,470      29,829   1,744,140    10.1%


----------
*    Less than 1.0%

          The shares for Mr. Daniel F. O'Sullivan include 500 shares owned by his wife. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

          The shares for Mr. Thomas M. O'Sullivan, Sr. include 154,738 shares owned by O'Sullivan Properties, Inc. and 1,139 shares owned by his wife. Mr. Thomas M. O'Sullivan, Sr. and his wife own all of the voting stock of O'Sullivan Properties, Inc. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his wife.

          The shares for Thomas M. O'Sullivan, Jr. include 4,995 shares he holds as custodian for his minor son and 13,036 shares held by a limited partnership in which he and his wife are general partners. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his son and the partnership.

          The shares for Mr. Michael P. O'Sullivan include 9,567 shares he holds as custodian for his minor children and 405 shares owned by his wife. Mr. O'Sullivan disclaims beneficial ownership of the shares held by his minor children and his wife.

          The shares for Mr. James C. Hillman include 4,880 shares owned by his son. Mr. Hillman disclaims beneficial ownership of the shares held by his son.

         Some of the shares held in the Savings and Profit Plan may not be sold by the plan participants prior to the stockholder's retirement or the termination of his employment.

         Since all options to acquire shares of common stock will become exercisable upon completion of the proposed merger of OSI Acquisition, Inc. into O'Sullivan Holdings, we have treated all options as being beneficially owned. These include options which are not presently exercisable.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         During fiscal 1999, Casey O'Sullivan, a son of Daniel F. O'Sullivan, worked as a salesman successively for companies that provide O'Sullivan corrugated boxes for its products. Sun Container provided O'Sullivan with corrugated boxes with a sales price aggregating $401,000 during fiscal 1999, of which $55,000 was supplied during the time Casey O'Sullivan was employed by Sun. Bennet Packaging has long been one of O'Sullivan's suppliers; O'Sullivan paid Bennett $5,790,000 during fiscal 1999, of which $2,936,000 was paid during the 6 months Casey O'Sullivan was an employee of Bennett. O'Sullivan has followed the practice of awarding purchase orders for cartons for a model to the lowest bidder for the carton.

         O'Sullivan has in the past rented storage and office space from O'Sullivan Properties, Inc. O'Sullivan Properties is controlled by Thomas M. O'Sullivan, Sr. During fiscal 1999, O'Sullivan did not rent any space from O'Sullivan Properties, but it paid O'Sullivan Properties $12,000 during fiscal 1999 in connection with the termination of a lease.

                                     PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

(a)(1)   FINANCIAL STATEMENTS

          The following consolidated statements of O'Sullivan Industries Holdings, Inc. and subsidiaries are filed as part of this report:


           Report of Independent Accountants...........................     24
           Consolidated Balance Sheets as of June 30, 1999 and 1998....     25
           Consolidated  Statements of Operations  for each of the
            three years in the period ended June 30, 1999 .............     26
           Consolidated  Statements  of Cash Flows for each of the
            three years in the period ended June 30, 1999..............     27
           Consolidated  Statements of Changes in  Stockholders'
            Equity for each of the three years in the period ended
            June 30, 1999..............................................     28
           Notes to Consolidated Financial Statements..................     29


(a)(2)   FINANCIAL STATEMENTS SCHEDULES

                  Schedules have been omitted because they are not required or are not applicable or the information required to be set forth therein either is not material or is included in the financial statements or notes thereto.

(a)(3)   EXHIBITS:

                  A list of exhibits required to be filed as part of this report is set forth in the Index to Exhibits, which immediately precedes such exhibits, and is incorporated herein by reference.

(b)      Reports on Form 8-K

               i) Current Report on From 8-K dated May 17, 1999 (Item 5 with respect to information relating to Agreement and Plan of Merger between O'Sullivan and OSI Acquisition, Inc.

               ii) Amendment No. 1 to Current Report on Form 8-K/A dated June 17, 1999 (Item 5 with respect to amendment of Agreement and Plan of Merger between O'Sullivan and OSI Acquisition, Inc.

                                   SIGNATURES

         Pursuant to the requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of September, 1999.

                                        O'SULLIVAN  INDUSTRIES  HOLDINGS, INC.

                                        By       /S/ DANIEL F. O'SULLIVAN
                                            -----------------------------------
                                                     Daniel F. O'Sullivan
                                                     Chairman of the Board

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


  /S/ DANIEL F. O'SULLIVAN             Chairman of the Board       September 28, 1999
-------------------------------
      Daniel F. O'Sullivan


  /S/ RICHARD D. DAVIDSON          President and Chief Operating
-------------------------------         Officer and Director       September 28, 1999
      Richard D. Davidson          (PRINCIPAL EXECUTIVE OFFICER)


  /S/ TYRONE E. RIEGEL                Executive Vice President     September 28, 1999
-------------------------------            and Director
       Tyrone E. Riegel


  /S/ PHILLIP J. PACEY                Vice President-Finance,
-------------------------------            and Treasurer           September 28, 1999
      Phillip J. Pacey               (PRINCIPAL FINANCIAL AND
                                        ACCOUNTING OFFICER)


  /S/ WILLIAM C. BOUSQUETTE                  Director              September 28, 1999
-------------------------------
  William C. Bousquette

  /S/ CHARLES G. HANSON                      Director              September 28, 1999
-------------------------------
      Charles G. Hanson


                                             Director              September 28, 1999
-------------------------------
      Stewart M. Kasen


  /S/ THOMAS M. O'SULLIVAN, SR.              Director              September 28, 1999
-------------------------------
      Thomas M. O'Sullivan, Sr.


  /S/ RONALD G. STEGALL                      Director              September 28, 1999
-------------------------------
      Ronald G. Stegall


                                INDEX TO EXHIBITS


  EXHIBIT
    NO.                           DESCRIPTION                               PAGE
    ---                           -----------                               ----

  2.1 & 4.5   Agreement and Plan of Merger dated as of May 17, 1999
              between OSI Acquisition, Inc. and O'Sullivan Industries,
              Holdings, Inc. (incorporated by reference from Exhibit 2 to
              Current Report on From 8-K dated May 17, 1999 (File No.
              1-12754))

2.1a & 4.5a   Agreement dated as of June 17, 1999 between O'Sullivan and
              OSI Acquisition, Inc. awarding the Agreement and Plan of
              Merger (incorporated by reference from Exhibit 2.2 to
              Amendment No. 1 to Current Report on From 8-K dated June 17,
              1999 (File No. 1-12754))

  3.1 & 4.1   Certificate of Incorporation of O'Sullivan Industries
              Holdings, Inc. (incorporated by reference from Exhibit 3.1 to Registration Statement on Form S-1 (File No. 33-72120))

  3.2 & 4.2   By-laws of O'Sullivan (incorporated by reference from
              Exhibit 3.2 to Registration Statement on Form S-1 (File No.
              33-72120))

        4.3 Specimen Stock Certificate of O'Sullivan (incorporated by reference from Exhibit 4.1 to Amendment No. 3 to
              Registration Statement on Form S-1 (File No. 33-72120))

        4.4   Rights Agreement dated as of February 1, 1994 between
              O'Sullivan and the First National Bank of Boston, as Rights
              Agent (incorporated by reference from Exhibit 4.4 to Quarterly Report on Form 10-Q for the quarter ended March
              31, 1999 (File No. 1-12754))

       4.4a First Amendment to Rights Agreement (incorporated by reference from Exhibit 4.4a to Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999 (File No. 1-12754))

      *10.1   Amended and Restated O'Sullivan Industries Holdings, Inc.
              1994 Incentive Stock Plan (incorporated by reference from
              Exhibit 4.5 to the Registration Statement on Form S-8 (File
              No. 333-21609))

     *10.1a First Amendment to the Incentive Stock Plan (incorporated by reference from Exhibit 4.5(a) to Registration Statement on Form S-8 (File No. 333-21609))

     *10.1b Second Amendment to the Incentive Stock Plan (incorporated by reference from Exhibit 10.1b to Annual Report on Form
              10-K for the year ended June 30, 1997 (File No. 1-12754))

      *10.2   Form of Amended and Restated Termination Protection
              Agreement between O'Sullivan and certain members of management (incorporated by reference from Exhibit 10.2 to Quarterly Report on Form 10-Q for the quarter ended March
              31, 1996 (File No. 1-12754))

      *10.3   Form of Termination Protection Agreement between O'Sullivan
              and certain members of management ..........................   60


       10.4   O'Sullivan Industries Holdings, Inc. Stock Plan for
              Directors (incorporated by reference from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended March
              31, 1997 (File No. 1-12754))



  EXHIBIT
    NO.                           DESCRIPTION                               PAGE
    ---                           -----------                               ----

      *10.5   O'Sullivan Industries Holdings, Inc. Deferred Compensation
              Plan (the "DCP") (incorporated by reference from Exhibit
              10.2 to Quarterly Report on Form 10-Q for the Quarter ended
              March 31, 1997 (File No. 1-12754))

     *10.5a First Amendment to the DCP (incorporated by reference from Exhibit 10.4a to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

       10.6   Amended and Restated Tax Sharing and Tax Reimbursement
              Agreement dated as of June 19, 1997 between O'Sullivan and Tandy Corporation and TE Electronics Inc. (incorporated by reference from Exhibit 10.5 to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

      *10.7 Form of Indemnity Agreement between O'Sullivan and certain directors and officers (incorporated by reference from Exhibit 10.7 to Amendment No. 1 to Registration Statement on
              Form S-1 (File No. 33-72120))

      *10.8   Schedule of Director Fees (incorporated by reference from
              Exhibit 10.8 to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

      *10.9   Retirement and Consulting Agreement, Release and Waiver of
              Claims between O'Sullivan and Daniel F. O'Sullivan dated
              October 16, 1998 (incorporated by reference from Exhibit 10 to Quarterly Report on Form 10-Q for the Quarter ended
              September 30, 1998 (File No. 1-12754))

     *10.9a   Amendment to Retirement Agreement dated as of May 16, 1999 between O'Sullivan and Daniel F.
              O'Sullivan .................................................   73

     *10.10   Severance Agreement between O'Sullivan and Terry L. Crump
              dated August 23, 1999 ......................................   75

      10.11   Composite Form of Note Purchase Agreement dated as of May
              15, 1995 between O'Sullivan and each of New York Life
              Insurance Company and New York Life Insurance and Annuity
              Corporation (incorporated by reference from Exhibit 10.11 to Annual Report on Form 10-K for the year ended June 30, 1995
              (File No. 1-12754))

      10.12   Amended and Restated Credit Agreement dated as of November
              22, 1994, by and among O'Sullivan, O'Sullivan Industries,
              Inc., O'Sullivan Industries - Virginia, Inc., The Boatmen's
              National Bank of St. Louis and Wachovia Bank of Georgia,
              N.A. (incorporated by reference from Exhibit 10.12 to Annual
              Report on Form 10-K for the year ended June 30, 1997 (File
              No. 1-12754))

     10.12a First Amendment to Amended and Restated Credit Agreement dated as of May 15, 1995 (incorporated by reference from Exhibit 10.12a to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

     10.12b Second Amendment to Amended and Restated Credit Agreement dated as of December 29, 1995 (incorporated by reference from Exhibit 10.12b to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))

     10.12c Third Amendment to Amended and Restated Credit Agreement dated as of June 13, 1997 (incorporated by reference from Exhibit 10.12c to Annual Report on Form 10-K for the year ended June 30, 1997 (File No. 1-12754))



  EXHIBIT
    NO.                           DESCRIPTION                               PAGE
    ---                           -----------                               ----


     10.12d Fourth Amendment to Amended and Restated Credit Agreement dated as of March 30, 1999 (incorporated by reference from Exhibit 10.1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (File No. 1-12754))

     *10.13   Description of O'Sullivan's incentive compensation
              plan .......................................................   82

         21 Subsidiaries of the Registrant (incorporated by reference from Exhibit 21 to Annual Report on Form 10-K for the year ended June 30, 1995 (File No. 1-12754))

         23   Consent of Independent Accountants .........................   83

         27   Financial Data Schedule ....................................   84


----------
     * Each of these exhibits is a "management contract or compensatory plan or arrangement."

         Pursuant to item 601 (b) (4) (iii) of Regulation S-K, O'Sullivan has not filed agreements relating to certain long-term debt of O'Sullivan aggregating $10 million. O'Sullivan agrees to furnish the Securities and Exchange Commission a copy of such agreements upon request.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporate Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, or proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by the director, as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Article Tenth of the Certificate of Incorporation of O'Sullivan Industries Holdings, Inc. provides that a director of the corporation shall not be personally liable to O'Sullivan or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of Article Tenth by the stockholders of the corporation or otherwise shall not adversely affect any right or protection of a director of the corporation existing at the time of that repeal or modification.

    Under O'Sullivan's Bylaws the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    Notwithstanding any contrary determination in the specific case and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under O'Sullivan's Bylaws. The basis of such indemnification by a court shall be a determination by the court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct set forth in O'Sullivan's Bylaws.

    O'Sullivan maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers thereof and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers thereof and/or its subsidiaries, as the case may be.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

                                 EXHIBIT INDEX


           2.1          Amended and Restated Agreement and Plan of Merger, dated as of October 18, 1999, between O'Sullivan Industries Holdings,
                        Inc. and OSI Acquisition, Inc. (included in the Proxy
                        Statement/Prospectus as Appendix A).

           3.1          Certificate of Incorporation of O'Sullivan Industries
                        Holdings, Inc. (incorporated by reference to Exhibit 3.1 of
                        Registration Statement on Form S-1, dated November 24, 1993,
                        Commission file number 33-72120).

           3.2          Bylaws of O'Sullivan Industries Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Registration Statement on
                        Form S-1, dated November 24, 1993, Commission file number
                        33-72120).

           4.1          Terms of senior preferred stock (included in Exhibit 2.4(a)
                        to the Amended and Restated Agreement and Plan of Merger
                        attached as Exhibit 2.1).

          *5.1 Opinion of Kirkland & Ellis regarding the legality of the shares being issued in the Merger.

        **12.1          Statements regarding the computation of ratios.

        **23.1          Consent of PricewaterhouseCoopers LLP.

         *23.2          Consent of Kirkland & Ellis (included in Exhibit 5.1).

         *24            Power of Attorney of directors of O'Sullivan Industries
                        Holdings, Inc.

        **99.1          Forms of Proxy Cards of O'Sullivan Industries Holdings, Inc.

         *99.2          Consent of Salomon Smith Barney Inc.

         *99.3          Consent of Stephen F. Edwards.

         *99.4          Consent of Harold O. Rosser.


------------------------

  * Previously filed.

 ** Filed herewith.

ITEM 22. UNDERTAKINGS.

    (A)  The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (B)  The undersigned Registrant hereby undertakes:


       (1) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
       Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



    (D)  The undersigned Registrant hereby undertakes:


       (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 and 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lamar, Missouri on the 21st day of October, 1999.


                                                       O'SULLIVAN INDUSTRIES HOLDINGS, INC.

                                                       By:  /s/ RICHARD D. DAVIDSON
                                                            -----------------------------------------
                                                            Name: Richard D. Davidson
                                                            Title: President, Chief Operating
                                                            Officer and Director


                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Operating
               /s/ RICHARD D. DAVIDSON                   Officer and Director
     -------------------------------------------         (Principal Executive         October 21, 1999
                 Richard D. Davidson                     Officer)

                                                       Vice President--Finance and
                /s/ PHILLIP J. PACEY                     Treasurer (Principal
     -------------------------------------------         Financial and Accounting     October 21, 1999
                  Phillip J. Pacey                       Officer)

              /s/ DANIEL F. O'SULLIVAN
     -------------------------------------------       Chairman of the Board of       October 21, 1999
                Daniel F. O'Sullivan                     Directors

                          *
     -------------------------------------------       Director                       October 21, 1999
                William C. Bousquette

                          *
     -------------------------------------------       Director                       October 21, 1999
                  Charles G. Hanson

                          *
     -------------------------------------------       Director                       October 21, 1999
                  Stewart M. Kasen

                          *
     -------------------------------------------       Director                       October 21, 1999
              Thomas M. O'Sullivan, Sr.

                          *
     -------------------------------------------       Director                       October 21, 1999
                  Tyrone E. Riegel

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *
     -------------------------------------------       Director                       October 21, 1999
                  Ronald G. Stegall



      /s/ ROWLAND H. GEDDIE, III
      -------------------------------------------
      Rowland H. Geddie, III
      October 21, 1999
*By:  Attorney-in-fact

                                 EXHIBIT INDEX


           2.1          Amended and Restated Agreement and Plan of Merger, dated as of October 18, 1999, between O'Sullivan Industries Holdings,
                        Inc. and OSI Acquisition, Inc. (included in the Proxy
                        Statement/Prospectus as Appendix A).

           3.1          Certificate of Incorporation of O'Sullivan Industries
                        Holdings, Inc. (incorporated by reference to Exhibit 3.1 of
                        Registration Statement on Form S-1, dated November 24, 1993,
                        Commission file number 33-72120).

           3.2          Bylaws of O'Sullivan Industries Holdings, Inc. (incorporated by reference to Exhibit 3.2 of Registration Statement on
                        Form S-1, dated November 24, 1993, Commission file number
                        33-72120).

           4.1          Terms of senior preferred stock (included in Exhibit 2.4(a)
                        to the Amended and Restated Agreement and Plan of Merger
                        attached as Exhibit 2.1).

          *5.1 Opinion of Kirkland & Ellis regarding the legality of the shares being issued in the Merger.

        **12.1          Statements regarding the computation of ratios.

        **23.1          Consent of PricewaterhouseCoopers LLP.

         *23.2          Consent of Kirkland & Ellis (included in Exhibit 5.1).

         *24            Power of Attorney of directors of O'Sullivan Industries
                        Holdings, Inc.

        **99.1          Forms of Proxy Cards of O'Sullivan Industries Holdings, Inc.

         *99.2          Consent of Salomon Smith Barney Inc.

         *99.3          Consent of Stephen F. Edwards.

         *99.4          Consent of Harold O. Rosser.


------------------------

  * Previously filed.

 ** Filed herewith.